Filed pursuant to Rule 424(b)(3)
Registration No. 333-148297

PROSPECTUS

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

Offers to Exchange

$325,000,000 aggregate principal amount of their 9 1/4% Senior Notes due 2015 and $199,000,000 aggregate principal amount of their 10 5/8% Senior Subordinated Notes due 2017 (collectively, the “exchange notes”), each of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of their outstanding 9 1/4% Senior Notes due 2015 and 10 5/8% Senior Subordinated Notes due 2017 (collectively, the “outstanding notes”), respectively (such transactions, collectively, the “exchange offers”).

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offers:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offers.

•	The exchange offers expire at 11:59 p.m., New York City time, on February 11, 2008, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offers:

•	The exchange notes may be sold in the over-the-counter-market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indentures. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “ Risk Factors” beginning on page 27 for a discussion of certain risks that you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2008.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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Market and Industry Data

We use a combination of customized (assembled at our request) Information Resources, Inc. (“IRI”) data and IRI syndicated databases. Unless we indicate otherwise, retail sales, market share, category and other industry data used throughout this prospectus for all categories and segments are U.S. IRI data for the 52-week period ended September 23, 2007, with the exception of the frozen pizza for one category, which is as of September 9, 2007, and Nielsen Company of Canada data for the 52-week period ended September 29, 2007. These data include retail sales in supermarkets with at least $2 million in total annual sales but exclude sales in mass merchandiser, club, drug, convenience or dollar stores. Retail sales are dollar sales estimated by IRI and represent the value of units sold through supermarket cash registers for the relevant period.

We view the frozen dinners and entrees category as consisting of single-serve full-calorie dinners and entrees and single-serve healthy dinners and entrees. We view the baking mixes and frostings category as consisting of the following segments: cake mix, brownie mix, ready-to-serve frostings, muffin mix, cookie mix, bar mix, frosting mix, quick bread, dessert kits, all other baking mix and all other frosting. We view the frozen breakfast category as consisting of breakfast entrees, savory breakfast handhelds, sweet breakfast handhelds, waffles, pancakes and French toast. We view the prepared seafood segment as consisting of the prepared fin, prepared non-fin without shrimp and prepared shrimp segments. References to the bagel category are to scannable bagels, consisting of the frozen, refrigerated and shelf-stable segments. We view syrup, canned meat and frozen pizza for one as distinct categories. When we refer to the core market of our Open Pit brand of barbecue sauce, such core market consists of the major metropolitan areas surveyed by IRI in Illinois, Michigan, Ohio, western Pennsylvania and Wisconsin. Unless we indicate otherwise, all references to percentage changes reflect the comparison to the same period in the prior year.

Although we believe that this information is reliable, we cannot guarantee its accuracy and completeness, nor have we independently verified it. Where we so indicate, we obtain certain other market share and industry data from internal company surveys and management estimates based on these surveys and on our management’s knowledge of the industry. While we believe such internal company surveys and management estimates are reliable, no independent sources have verified such surveys and estimates. Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Forward-Looking Statements.”

We own a number of registered trademarks in the United States, Canada and other countries, including All Day Breakfast®, American Recipes®, Appian Way®, Casa Brava®, Casa Regina® , Celeste®, Chocolate Lovers®, Country Kitchen®, Duncan Hines®, Fun Frosters®, Grabwich®, Great Starts®, Grill Classics®, Hawaiian Bowls®, Hearty Bowls®, Hearty Hero®, Hungry-Man®, Hungry-Man Sports Grill®, Hungry-Man Steakhouse®, It’s Good to be Full®, Lender’s®, Log Cabin®, Lunch Bucket®, Magic Mini’s®, Milwaukee’s®, Moist Deluxe®, Mrs. Butterworth’s®, Mrs. Paul’s®, Open Pit®, Oval’s®, Signature Desserts®, Simply Classic®, Snack’mms®, Stackers®, Steakhouse Mix®, Syrup Dunk’ers®, Taste the Juicy Crunch®, The Original TV Dinner®, That’s The Best Tasting Pickle I Ever Heard®, Treet®, Van de Kamp’s® and Vlasic®. We protect our trademarks by obtaining registrations where appropriate and opposing any infringement in key markets. We also own a design trademark in the United States, Canada and other countries on the Vlasic stork. We manufacture and market certain of our frozen food products under the Swanson® brand pursuant to two royalty-free, exclusive and perpetual licenses granted by Campbell Soup Company. We license, for use on frozen breakfast products, the Aunt Jemima® trademark pursuant to a perpetual, royalty-free, license agreement with The Quaker Oats Company. We license in perpetuity the rights to use the trademarks Armour®, Star® and Armour Star® on certain shelf-stable products from Smithfield Foods (as successor to ConAgra, Inc.). Solely for convenience, the trademarks, service marks and tradenames referred to in this prospectus are without the ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

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PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus and may not contain all of the information you should consider before investing in the notes. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors” and the more detailed information in the unaudited pro forma financial statements and the historical financial statements and related notes appearing elsewhere in this prospectus.

On February 10, 2007, Crunch Holding Corp. (“Crunch Holding”), our parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC (“Peak Holdings”), a Delaware limited liability company controlled by affiliates of The Blackstone Group, Peak Acquisition Corp. (“Peak Acquisition”), a wholly owned subsidiary of Peak Holdings, and Peak Finance LLC, an indirect wholly owned subsidiary of Peak Acquisition, providing for the acquisition of Crunch Holding. Immediately prior to the closing, Crunch Holding contributed all the outstanding shares of capital stock of its wholly owned subsidiary, Pinnacle Foods Group Inc., to a newly formed Delaware limited liability company (“Pinnacle Foods Finance LLC”). At the closing, Peak Acquisition merged with and into Crunch Holding, with Crunch Holding as the surviving corporation (the “Merger”), and Peak Finance LLC merged with and into Pinnacle Foods Finance LLC, with Pinnacle Foods Finance LLC as the surviving entity. As a result of the Merger, Crunch Holding became a wholly owned subsidiary of Peak Holdings. In October 2007, Pinnacle Foods Group Inc. was converted into a limited liability company and renamed Pinnacle Foods Group LLC.

Unless the context requires otherwise, in this prospectus, “Pinnacle,” the “Company,” “we,” “us” and “our” refers to Pinnacle Foods Finance LLC, or “PFF”, and the entities that are its consolidated subsidiaries (including Pinnacle Foods Group LLC, or “PFG LLC”), which includes all of Pinnacle’s existing operations, after consummation of the Transactions described herein. References to the “Issuers” refer to Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp., the issuers of the notes. In addition, where the context so requires, we use the term “Predecessor” to refer to the historical financial results and operations of PFG LLC and its subsidiaries prior to the consummation of the Transactions described herein and the term “Successor” to refer to the historical financial results and operations of PFF and its subsidiaries after the consummation of the Transactions described herein.

See “Presentation of Financial Data” on page 41 for important information regarding the presentation of our financial data.

Our Company

We are a leading manufacturer, marketer and distributor of high-quality, branded food products (both dry foods and frozen foods). Our major brands hold leading market positions in their respective retail categories and enjoy high consumer awareness. The vast majority of our brands has been in existence for at least 50 years and penetrates 79% of U.S. households. Targeted consumer marketing, product innovation, experienced management and strategic acquisitions together have helped us create and grow a diverse brand portfolio. Our products are sold through a combination of a national sales broker, regional sales brokers and a direct sales force that reaches supermarkets, grocery wholesalers and distributors, convenience stores, super centers, mass merchandisers, drug stores, warehouse clubs, quick-serve restaurants and other alternative channels in the United States. We also have a growing presence in Canada and Mexico.

Dry Foods

Baking mixes and frostings. Our baking mixes and frostings product line consists primarily of Duncan Hines cake mixes, ready-to-serve frostings, brownie mixes, muffin mixes, baking kits and cookie mixes. Duncan Hines was introduced as a national brand in 1956 and, with a 19.3% share, is the number two brand in the $1.2 billion baking mixes and frostings category. Duncan Hines is positioned to appeal to the consumer who wants a “quality, good as homemade” baking product. During 2004, the Company acquired the rights to distribute the Duncan Hines brand in Canada, and since then we have expanded distribution of the brand in Canada. All Duncan Hines products are produced by contract manufacturers.

Pickles, peppers and relish. We offer a complete line of shelf-stable pickle, pepper and relish products that we market and distribute nationally, primarily under the Vlasic brand, and regionally under the Milwaukee’s and Wiejske Wyroby brands. Our Vlasic brand was introduced over 65 years ago, and we believe that the Vlasic brand, together with our trademark Vlasic stork, enjoy strong consumer awareness. Vlasic, with a 31.7% share, is the leading brand in the $486 million shelf-stable pickle segment of the $901 million shelf-stable pickles, peppers and relish category. We also distribute these products through foodservice and private label channels. In 2004, we launched the Vlasic brand in Canada and have attained a 10.6% share of the shelf-stable pickle segment.

Syrups and pancake mixes. Our syrup and pancake mixes product line consists primarily of products marketed under our Log Cabin and Mrs. Butterworth’s brands. Our syrup line consists of original, lite and sugar-free varieties. Log Cabin was introduced in 1888 and, with its cabin-shaped bottle and distinct maple flavor, appeals to a broad consumer base. Mrs. Butterworth’s was introduced in 1962 and, with its distinctive grandmother-shaped bottle and thick, rich and buttery flavor, appeals to families with children. In the $439 million table-syrup category, Mrs. Butterworth’s and Log Cabin hold the number two (10.3%) and number three (10.1%) market share positions, respectively, among branded syrups. We also distribute these products through the foodservice channel.

Canned meat. Our canned meat product line consists primarily of products marketed under the Armour brand. Armour was introduced in 1868 by Philip Danforth Armour for California gold miners. Armour is the number two branded product, with an 8.1% market share, in the $1.1 billion canned meat category and is the number one brand in the Vienna sausage, potted meat and sliced dried beef segments. We also distribute these products through the foodservice and private label channels.

Barbecue sauce. We market a complete line of barbecue sauce products under the Open Pit brand, which was introduced in 1955. Open Pit is a regional brand that competes primarily in the Midwest markets.

Frozen Foods

Frozen dinners. Our frozen dinners product line consists primarily of products sold in the United States and Canada under the Hungry-Man and Swanson brands. We also distribute these products through foodservice and private label channels. As a complement to these major brands, our frozen dinner offerings include Swanson pot pies. In Canada, we also distribute the Hungry-Man and Swanson brands along with Hungry-Man Express and Swanson Hearty Bowls. The Swanson brand enjoys a strong heritage, dating back over 50 years to its introduction of The Original TV Dinner® in 1953. Swanson dinners have been recently re-launched and re-packaged as Swanson Classics to reinforce Swanson’s value proposition, which combines premium quality with an affordable price. Hungry-Man differentiates itself from the category by positioning towards male consumers who prefer larger, more satisfying portions. Our Hungry-Man and Swanson brands collectively represent the fourth largest player in the $2.1 billion single-serve, full-calorie dinners and entrees segment.

Frozen prepared seafood. Our frozen prepared seafood product line, marketed primarily under the Van de Kamp’s and Mrs. Paul’s brands, includes breaded and battered fish sticks and fish fillets, lightly breaded fish, breaded shrimp and specialty seafood items, such as crab cakes and clam strips. We use a dual-brand strategy to capitalize on the regional strengths of our brands. Both brands differentiate themselves from the category by offering products with enhanced freshness, due to the recently introduced “freshness pouch” that employs a “bag-in-box” strategy to protect against shrinkage and freezer burn. The Van de Kamp’s brand dates back to 1915, and the Mrs. Paul’s franchise began in the mid-1940s. These brands hold the number two (10.5%) and the number five (7.0%) market share positions among branded players, respectively, in the $602 million frozen prepared seafood category. We also distribute these products through foodservice and private label channels.

Frozen breakfast. Our frozen breakfast product line consists of waffles, pancakes, French toast, breakfast entrees, savory breakfast handhelds and sweet breakfast handhelds marketed under the Aunt Jemima brand. Beginning in May 2004, the Swanson Great Starts products were re-branded Aunt Jemima Great Starts, which allows us to leverage the combined size of our grain-based (waffles, pancakes and French toast) and protein-based (entrees and handhelds) frozen breakfast offerings. Aunt Jemima is positioned as a high-quality frozen breakfast brand that appeals to families with children. The Aunt Jemima brand was established over a century ago and, with an 10.6% share, is currently the number four brand in the $1.3 billion frozen breakfast category. We are the number two branded player in the $683 million frozen waffles, pancakes and French toast segment and the number two player in the $476 million frozen breakfast entrees and savory breakfast handhelds segment. We also distribute these products through foodservice and private label channels. In 2006, we launched Aunt Jemima frozen breakfast products in Canada and plan to continue expanding distribution.

Bagels. Our bagel product line consists primarily of Lender’s packaged bagels, which are distributed among all scannable sections of the grocery store (i.e., the frozen, refrigerated and fresh bread aisles). Founded in 1927, Lender’s ranks number three among branded scannable bagels, with a 12.3% share of the $588 million scannable bagel category. Additionally, the brand has the top market share in both refrigerated and frozen bagel sub-categories. We also distribute these products through the foodservice and private label channels.

Pizza. We market frozen pizza under the Celeste brand, which dates back to the 1940s. Celeste, with a 21.4% market share, is the number two brand in the $332 million full calorie pizza-for-one category and is sold primarily throughout the Northeast, Chicago, Florida and California. It is positioned as a homemade, authentic Italian meal at an affordable price.

Competitive Strengths

We believe that our competitive strengths include the following:

Diverse Portfolio of Strong Iconic Brands with Leading Market Positions

We are a strong competitor in the food industry with $1.4 billion in net sales during 2006, a diverse portfolio of brands, and top-ranked products in our categories. We offer a broad mix of well-recognized food products that, we believe, consumers purchase largely independent of economic cycles. Consumer awareness of our brand histories combined with our national retail distribution help ensure that our brands maintain their iconic standing. Our long-standing brands maintain a number one or number two position in nine of the eleven categories in which we compete. We plan to drive further sales growth and pursue market share gains through product innovations and brand adjacencies that have been rolled out in 2007 and will continue into 2008 and beyond.

Diversity of Customers and Distribution Channels

We have strong representation in many U.S. food distribution channels and have a broad customer base. The diversity of our multiple-channel sales and distribution system enhances our financial results by allowing us to capitalize on growth trends within these distribution channels. In addition, this diversity reduces our dependence on any one of these channels. We continue to expand our distribution in alternative channels including dollar stores, club stores and mass merchandisers, as well as expanding our footprint in Canada and Mexico.

Strong Free Cash Flows

We have historically generated consistent cash flows, which we believe are driven by our established and diverse portfolio of brands and extensive distribution system. Additionally, we require both minimal capital expenditures and working capital. We also have significant tax deductible intangibles and federal net operating losses, which we believe will result in minimal cash taxes over the next several years. These characteristics lead to strong free cash flows that we believe will provide us an opportunity to reduce our leverage over time.

Proven Management Team and Board of Directors

Our Company is led by our CEO, Jeffrey Ansell, who spent 25 years at The Procter & Gamble Company (“P&G”), where he was a corporate officer from 2001 to 2006. His last assignment was President of The Iams Company, and prior to his position with The Iams Company, he was Vice President of P&G Baby Care North America and General Manager of Diaper Products Europe. Including his experience in P&G’s pet food business, 18 of Mr. Ansell’s 25 years at P&G were in the food and beverage space. President William Toler has over 20 years of consumer product experience with P&G, Reckitt & Colman, Campbell Soup Company and Nabisco. He was President of Sales at Campbell Soup Company and President North America for ICG Commerce, a procurement services company. Further, our senior management team is highly regarded in the food and beverage industry with significant experience in leadership roles. Collectively, the top six senior executives have an average of over 20 years of professional experience at large food and beverage companies. The team has a track record of delivering strong operating performance through brand-building initiatives and focusing on consistently achieving cost savings. Additionally, our team has been successful at acquiring and integrating companies.

In connection with the Merger, The Blackstone Group assembled an experienced team of industry executives to serve as directors on our Board of Directors. Chairman Roger Deromedi, who has nearly 30 years of experience in the food industry globally, has held the positions of CEO of Kraft Foods Inc. and President and CEO of Kraft Foods International. Joseph Jimenez, who has more than 20 years of industry experience, also sits on the Board. Mr. Jimenez’s experience includes former positions as EVP, President and CEO of Heinz Europe and President and CEO of Heinz North America.

Successful Track Record of Acquisitions and Integration

Since our acquisition of the VFI businesses in 2001 and the merger of Pinnacle and Aurora, we have streamlined our business, consolidated facilities, upgraded our warehousing and transportation network, rationalized SKUs and upgraded product quality. We believe we have the expertise to identify and integrate value-enhancing acquisitions. We acquired Armour in March 2006 and successfully integrated its significant business functions within 120 days. We will continue to evaluate potential opportunities to acquire businesses and products with leading market positions in adjacent categories with identifiable growth opportunities that leverage our existing infrastructure and capabilities.

Strategy

We intend to profitably grow our business through the following strategic initiatives:

Build Brands Through a Better Balanced Business Model

We believe that a business model that more appropriately balances trade support and consumer advertising and marketing will strengthen our brands and enhance sales for us and our customers. Our overall combined trade and consumer marketing spending is planned to increase annually. However, we plan to slowly shift a portion of our funds that we have historically spent on trade support to targeted consumer advertising and marketing. Our strategy is to further drive demand for our brands through developing better consumer insight, which we believe will lead to more effective consumer advertising and will allow us to strategically target our additional consumer advertising and marketing spending. In order to optimize the advertising and consumer spending, we have hired three new advertising agencies to develop enhanced brand positionings, as well as more effective advertising and media placement.

Increase Innovation Capability and Successfully Launch New Items

We believe that our new product innovation will continue to drive incremental sales growth and market share gains. We are enhancing our new product execution through improved consumer testing and a more disciplined product launch model. We are also forming a Multi-Functional Innovation Team focused on creating new ideas to generate incremental sales and earnings through new platforms and expansion into adjacent categories. We expect this team will enhance our capability to develop a pipeline of ideas to drive organic growth.

Strengthen Sales Execution and Expand Channel Penetration

We are continuously upgrading our sales execution by leveraging our national sales broker relationship and our direct sales force representation and by identifying underserved markets. We intend to continue to grow our business with our largest customers through improved in-store promotions, innovative new product offerings and expanded distribution. We are pursuing new opportunities to expand our presence in alternative channels such as dollar stores, club stores and mass merchandisers. We also continue to develop our footprint in the foodservice channel, Canada and Mexico, where we believe there are significant opportunities for growth.

Sustain Focus on Supply Chain Cost Reduction and Operational Excellence

Since January 2005, we have made a sustained effort to close and consolidate facilities while rationalizing our warehouse and transportation network. In connection with these efforts, we have closed two plants and reduced the number of warehouses we utilize. We have been successful in reducing inventories, improving customer service metrics and lowering warehouse and transportation costs. We believe we can continue to drive cost efficiencies through a focus on:

•	reduction in raw materials and packaging costs through yield and purchasing program improvements;

•	continued reduction in manufacturing conversion costs through a reduction in overhead and direct and indirect labor costs through lean initiatives; and

•	continued reduction in warehousing and transportation costs through further warehouse consolidation and in-house transportation management.

Evaluate Targeted Strategic Acquisition Opportunities

In addition to realizing organic revenue and earnings growth in our existing businesses and cost savings that leverage our current infrastructure, we will continue to evaluate targeted, value-enhancing acquisition opportunities that complement our current portfolio. These acquisitions will be evaluated using the following criteria:

•	brands with leading market positions and attractive and sustainable margins;

•	in adjacent or identifiable growth categories; and

•	allowing us to leverage existing capabilities in marketing, sales, manufacturing and/or logistics.

We have demonstrated our ability to identify and successfully integrate value-enhancing acquisitions, and we believe our capabilities are further enhanced with the support of The Blackstone Group and our Board of Directors.

Our History

We have grown both organically and through a series of recent acquisitions:

Date	Event	Selected Brands Acquired
2001

•     Pinnacle Foods Holding Corporation (our predecessor) formed by Hicks, Muse, Tate & Furst Incorporated and CDM Investor Group LLC to acquire the North American business of Vlasic Foods International Inc.

• Hungry-Man and Swanson • Vlasic • Open Pit

2003	• Pinnacle Foods Holding Corporation acquired by the 2003 Sponsors

2004	• Merger of Pinnacle Foods Holding Corporation with Aurora completed and surviving company renamed Pinnacle Foods Group Inc.	• Duncan Hines • Van de Kamp’s and Mrs. Paul’s • Log Cabin and Mrs. Butterworth’s • Lender’s • Celeste
2006	• Acquired Armour Business	• Armour

2007	• Crunch Holding Corp. acquired by The Blackstone Group

Pinnacle Foods Group Inc. was incorporated under Delaware law on June 19, 1998. Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp. were formed under Delaware law on March 5, 2007 and February 28, 2007, respectively, in connection with the Transactions described in this prospectus. Our principal executive offices are located at 1 Old Bloomfield Avenue, Mt. Lakes, New Jersey 07046. Our telephone number is (973) 541-6620.

Recent Developments

Reorganization of Subsidiaries

In order to simplify administrative matters and financial reporting and to place both frozen foods and dry foods under one entity, we consummated a reorganization of our subsidiaries in September 2007 (the “Reorganization”) whereby we formed Pinnacle Foods International Corp., a Delaware corporation (“PF International”) on September 26, 2007, as a subsidiary to Pinnacle Foods Corporation and as the parent of Pinnacle Foods (Canada) Corporation (“PF Canada”). In connection with the Reorganization, Pinnacle Foods Corporation contributed all of PF Canada’s shares to PF International. As a second step to our Reorganization, on September 30, 2007, two of our domestic operating subsidiaries, Pinnacle Foods Management Corporation (“PF Management”) and Pinnacle Foods Corporation, merged with and into Pinnacle Foods Group Inc. As a final step to the Reorganization, Pinnacle Foods Group Inc. was converted from a corporation into a limited liability company under Delaware law and renamed Pinnacle Foods Group LLC on October 1, 2007.

Repurchase of Senior Subordinated Notes

As of December 20, 2007, we had agreed to repurchase $51.0 million in aggregate principal amount of our senior subordinated notes. After all these repurchases are settled, we will have $199.0 million in aggregate principal amount of senior subordinated notes outstanding. As market conditions warrant, the Company and its subsidiaries, affiliates or significant shareholders (including The Blackstone Group L.P. and its affiliates) may from time to time repurchase additional debt securities issued by us, in privately negotiated or open market transactions, by tender offer or otherwise.

The Transactions

On February 10, 2007, Crunch Holding Corp. (“Crunch Holding”), our parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC (“Peak Holdings”), a Delaware limited liability company controlled by affiliates of The Blackstone Group (“Blackstone”), Peak Acquisition Corp. (“Peak Acquisition”), a wholly owned subsidiary of Peak Holdings, and Peak Finance LLC, an indirect wholly owned subsidiary of Peak Acquisition, providing for the acquisition of Crunch Holding. Under the terms of Agreement and Plan of Merger, the purchase price for Crunch Holding was $2,162.5 million in cash plus an amount equal to the aggregate exercise prices of vested options less the amount of indebtedness of Crunch Holding and its subsidiaries outstanding immediately prior to the closing and certain transaction costs, subject to purchase price adjustments based on the balance of our working capital and indebtedness as of the closing. Pursuant to the Agreement and Plan of Merger, immediately prior to the closing, Crunch Holding contributed all of the outstanding shares of capital stock of its wholly owned subsidiary, Pinnacle Foods Group Inc., to a newly-formed Delaware limited liability company, Pinnacle Foods Finance LLC. At the closing, on April 2, 2007, Peak Acquisition merged with and into Crunch Holding, with Crunch Holding as the surviving corporation (the “Merger”), and Peak Finance LLC merged with and into Pinnacle Foods Finance LLC, with Pinnacle Foods Finance LLC as the surviving entity. As a result of the Merger, Crunch Holding became a wholly owned subsidiary of Peak Holdings.

Investment funds associated with Blackstone and certain members of management invested $422.2 million in our business as part of the Transactions (as defined below). As described below and in “Management—Equity Investment by Chairman and Executive Officers,” certain of our executive officers, directors and other members of management also participated in the equity of our business in connection with the Transactions. These executive officers, directors and other members of management are referred to in this prospectus as the “management participants.” Our chairman and our chief executive officer invested $3.0 million and $1.3 million, respectively, to acquire equity interests in Peak Holdings. In addition, each was awarded equity interests in Peak Holdings under our equity incentive plans, subject to future vesting conditions. Other members of our management team invested a total of $4.6 million in Peak Holdings and received equity incentive awards, subject to future vesting conditions. Investment funds and other entities associated with Blackstone and the management participants together are referred to as the “Equity Investors.” These funds were invested by the Equity Investors directly or indirectly in Peak Holdings, which caused these funds to be contributed through its direct and indirect subsidiaries to the Company. Other of our managers participate in the equity of our parent companies through equity ownership or option holdings.

In connection with the Merger, we repaid the indebtedness under our old senior secured credit facilities, repurchased Pinnacle’s outstanding 8.25% senior subordinated notes due 2013 (“8.25% notes”) tendered pursuant to a tender offer and consent solicitation (the “8.25% notes tender offer”), repaid certain other indebtedness and paid related fees and expenses.

The Merger, the repayment of indebtedness and the payment of related fees and expenses were financed with proceeds of $1,250.0 million in term loans under our new senior secured credit facilities, the issuance of the outstanding notes and the equity investment described above.

The Merger, the equity investment, the initial borrowings under our new senior secured credit facilities, the offering of the notes, the repayment of our old senior secured credit facilities, the 8.25% notes tender offer and the payment of related premiums, fees and expenses are collectively referred to in this prospectus as the “Transactions.”

Ownership and Corporate Structure

The following chart shows a summary of our current organizational structure after giving effect to the Transactions. For further information, please see “Sources and Uses,” “Capitalization,” “The Transactions” and “Security Ownership of Certain Beneficial Owners.”

(1)	Consists of $422.2 million of common equity from the Equity Investors.

(2)	The obligations under our new senior secured credit facilities are guaranteed by Peak Finance Holdings LLC and all of Pinnacle Foods Finance LLC’s existing and future direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions. The notes are guaranteed by all of Pinnacle Foods Finance LLC’s domestic subsidiaries, other than the co-issuer, Pinnacle Foods Finance Corp., that guarantee the obligations under our new senior secured credit facilities, subject to certain exceptions. See “Description of Other Indebtedness.”

(3)	Upon the closing of the Transactions, we entered into new senior secured credit facilities, consisting of a (a) $125.0 million revolving credit facility with a six-year maturity, upon which we drew $10.0 million on the closing date of the Transactions to fund working capital adjustments or expenses related to the Transactions and (b) $1,250.0 million term loan facility with a seven-year maturity, which was fully drawn on the closing date. As of September 30, 2007, there were $2.5 million of borrowings outstanding under the revolving credit facility.

(4)	As of December 20, 2007, we had agreed to repurchase $51.0 million in aggregate principal amount of our senior subordinated notes. After all these repurchases are settled, we will have $199.0 million in aggregate principal amount of senior subordinated notes outstanding.

(5)	Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp. are co-issuers of the notes. Pinnacle Foods Finance Corp. was formed solely to act as a co-issuer of the notes, has only nominal assets and does not conduct any operations. See “Description of Senior Notes” and “Description of Senior Subordinated Notes.”

Sources and Uses

The sources and uses of the funds for the Transactions are shown in the table below:

(in millions)
Sources		Uses
Existing cash	$12.3	Purchase price(4)	$1,269.2
Senior secured credit facilities(1):		Repayment of existing indebtedness(5)	889.7
Revolving credit facility	10.0	Fees and expenses(6)	75.1
Term loan B facility	1,250.0	Tender fees for existing senior subordinated notes(7)	35.5
Senior notes	325.0
Senior subordinated notes(2)	250.0
Common equity contribution(3)	422.2

Total Sources	$2,269.5	Total Uses	$2,269.5

(1)	Upon the closing of the Transactions, we entered into new senior secured credit facilities, consisting of a (a) $125.0 million revolving credit facility with a six-year maturity, upon which we drew $10.0 million on the closing date of the Transactions to fund working capital adjustments or expenses related to the Transactions and (b) $1,250.0 million term loan facility with a seven-year maturity, which was fully drawn on the closing date. As of September 30, 2007, there were $2.5 million of borrowings outstanding under the revolving credit facility. See “Description of Other Indebtedness.”

(2)	As of December 20, 2007, we had agreed to repurchase $51.0 million in aggregate principal amount of our senior subordinated notes. After all these repurchases are settled, we will have $199.0 million in aggregate principal amount of senior subordinated notes outstanding.

(3)	Represents equity contributed by the Equity Investors.

(4)	Reflects the amount of total consideration paid to former holders of outstanding shares of Crunch Holding Corp.’s capital stock and holders of vested options to acquire Crunch Holding Corp.’s capital stock less the amount of $1.2 million of indebtedness of Crunch Holding Corp. and its subsidiaries outstanding immediately prior to the closing.

(5)	Reflects the amount of our existing indebtedness repaid and consists of $476.0 million of borrowings under our old senior credit facilities, $394.0 million in aggregate principal amount of the 8.25% notes, and $19.7 million of accrued and unpaid interest relating to indebtedness which was repaid in the Transactions.

(6)	Reflects our fees and expenses associated with the Transactions, including fees paid to affiliates of Blackstone at the closing under the advisory agreement described under “Certain Relationships and Related Person Transactions—Advisory Agreement,” placement and other financing fees, advisory fees and other transaction costs.

(7)	Reflects the tender premium and consent payment, but excludes accrued interest, in connection with the 8.25% notes tender offer. All of the 8.25% notes were validly tendered and accepted for payment in the 8.25% notes tender offer.

The Blackstone Group

The Blackstone Group, or Blackstone, a global investment and advisory firm, was founded in 1985. The firm has raised more than $70 billion for alternative asset investing since its formation, of which over $36 billion has been for private equity investing. The Private Equity Group is currently investing its fifth general private equity fund with commitments of $21.7 billion, and has over 80 experienced professionals with broad sector expertise. Blackstone’s other core businesses include Real Estate Private Equity Investing, Corporate Debt Investing, Corporate Advisory Services, Restructuring and Reorganization Advisory Services, Funds of Hedge Funds, Proprietary Hedge Funds, Mutual Fund Management, and Private Placement Services to Alternative Investment Funds (through its Park Hill affiliates).

The Exchange Offers

On April 2, 2007, we completed the private offering of the outstanding notes. In this prospectus, the term “outstanding notes” refers to the $325.0 million aggregate principal amount of 9 1/4% Senior Notes due 2015 and the $250.0 million aggregate principal amount of 10 5/8% of Senior Subordinated Notes due 2017 that were issued in the private offering as part of the Transactions on April 2, 2007. The term “exchange notes” refers to the 9 1/4% Senior Notes due 2015 and the 10 5/8% Senior Subordinated Notes due 2017, as registered under the Securities Act of 1933, as amended (the “Securities Act”), and the term “notes” refers collectively to the outstanding notes and the exchange notes.

General

In connection with the private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we and the guarantors agreed, among other things, to deliver this prospectus to you and to complete the exchange offers within 360 days after the date of original issuance of the outstanding notes.

You are entitled to exchange in the exchange offers your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	certain additional interest rate provisions are no longer applicable.

The Exchange Offers	We are offering to exchange up to:

•	$325.0 million aggregate principal amount of 9 1/4% Senior Notes due 2015, which have been registered under the Securities Act, for any and all outstanding 9 1/4% Senior Notes due 2015; and

•

$199.0 million aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2017, which have been registered under the Securities Act, for any and all outstanding 10 5/ 8% Senior Subordinated Notes due 2017.

You may only exchange outstanding notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all respective outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offers. We will cause the exchange to be effected promptly after the expiration of the exchange offers.

Upon completion of the exchange offers, there may be no market for the outstanding notes and you may have difficulty selling them.

Resale:	Based on interpretations by the staff of the Securities and Exchange Commission, or the “SEC,” set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are our affiliate, then:

•

you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position of the SEC stated in the first bullet point above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offers. See “Plan of Distribution.”

Expiration Date

The exchange offers will expire at 11:59 p.m., New York City time, on February 11, 2008, which is the 21st business day after the date of this prospectus, unless extended by us. We do not currently intend to extend the expiration date of the exchange offers.

Withdrawal

You may withdraw the tender of your outstanding notes at any time prior to the expiration date of the exchange offers. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offers.

Interest on the Exchange Notes and the Outstanding Notes

Each exchange note will bear interest at the rate per annum set forth on the cover page of this prospectus from the most recent date to which interest has been paid on the outstanding notes. The interest on the senior notes and the senior subordinated notes will be payable on April 1 and October 1 of each year. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offers	The exchange offers are subject to customary conditions, which we may assert or waive. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offers, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or “DTC,” and wish to participate in the exchange offers for the outstanding notes, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must represent to us that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of the Issuers, then you cannot rely on the positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offers, you should contact such person promptly and instruct such person to tender those outstanding notes on your behalf.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal and any other documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, then you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offers—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

In connection with the sale of the outstanding notes, we entered into registration rights agreement with the initial purchasers of the outstanding notes that grants the holders of outstanding notes registration rights. By consummating the exchange offers, we will have fulfilled most of our obligations under the registration rights agreement. Accordingly, upon consummation of the exchange offers, we will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offers, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indentures, except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement and we will not be obligated to pay additional interest as described in the registration rights agreement.

To the extent that outstanding notes are tendered and accepted in the exchange offers, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indentures. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain United States Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offers will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offers. See “Use of Proceeds.”

Exchange Agent

Wilmington Trust Company, whose address and telephone number are set forth in the section captioned “The Exchange Offers—Exchange Agent” of this prospectus, is the exchange agent for the exchange offers.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Senior Notes” and the “Description of Senior Subordinated Notes” sections of this prospectus contain more detailed descriptions of the terms and conditions of the outstanding notes and the exchange notes, respectively. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to fulfill certain of our obligations under the registration rights agreement.

Issuers

Pinnacle Foods Finance LLC which, as a result of the merger with Peak Finance LLC, assumed Peak Finance LLC’s obligations under the outstanding notes and related indentures, and Pinnacle Foods Finance Corp.

Securities	• $325.0 million aggregate principal amount of 9 1/4% senior notes due 2015 (the “senior notes”); and

• $199.0 million aggregate principal amount of 10 5/8% senior subordinated notes due 2017 (the “senior subordinated notes” and, together with the senior notes, the “exchange notes”).

Maturity	The senior notes will mature on April 1, 2015, and the senior subordinated notes will mature on April 1, 2017.

Interest Rate	The senior notes will bear interest at a rate of 9 1/4% per annum. The senior subordinated notes will bear interest at a rate of 10 5 /8% per annum.

Interest Payment Dates

Interest on the senior notes and the senior subordinated notes will be payable on April 1 and October 1 of each year. Interest on the notes began to accrue from the issue date of the outstanding notes.

Ranking	The senior notes will be senior unsecured obligations of the Issuers and will:

•

rank senior in right of payment to all existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes, including the senior subordinated notes;

•	rank equally in right of payment to all existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes; and

•

be effectively subordinated in right of payment to all existing and future secured debt (including obligations under the senior secured credit facilities), to the extent of the value of the assets securing such debt, and be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the senior notes.

The senior subordinated notes will be unsecured senior subordinated obligations of the Issuers and will:

•	be subordinated in right of payment to all existing and future senior debt, including the senior credit facilities and the senior notes;

•	rank equally in right of payment to all future senior subordinated debt;

•	be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the senior subordinated notes; and

•	rank senior in right of payment to all future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated notes.

The exchange notes will be structurally subordinated to all existing and future indebtedness of our subsidiaries who do not guarantee the exchange notes. As of September 30, 2007, (1) the outstanding notes and related guarantees ranked effectively junior to approximately $1,249.4 million of senior secured indebtedness, (2) the outstanding senior notes and related guarantees ranked senior to the $250.0 million of outstanding senior subordinated notes, (3) the outstanding senior subordinated notes and related guarantees ranked junior to approximately $1,574.4 million of senior indebtedness under the senior credit facilities and the outstanding senior notes and (4) we had an additional $110.5 million of unutilized capacity under our revolving credit facility (after giving effect to approximately $12.0 million of outstanding letters of credit and $2.5 million of borrowings under our revolving credit facility), all of which would be secured if borrowed. See “Description of Other Indebtedness.”

Guarantees

Each of our subsidiaries that guarantees the obligations under our senior credit facilities will initially jointly and severally and unconditionally guarantee the senior notes on a senior unsecured basis and the senior subordinated notes on a senior subordinated unsecured basis. The guarantees of the senior notes will rank equally with all other senior indebtedness of the guarantors. The guarantees of the senior subordinated notes will be subordinated to all senior indebtedness of the guarantors. None of our foreign subsidiaries or any future, non-wholly owned subsidiaries or receivables subsidiaries will guarantee the senior notes or the senior subordinated notes offered hereby. The only existing foreign subsidiary is Pinnacle Foods Corporation Canada, which accounted for approximately $67.6 million, or 4.7% of our net sales, and approximately $0.9 million, or less than 1%, of our net earnings, in each case for the year ended December 31, 2006, and $10.2 million, or less than 1%, of our total assets as of December 31, 2006. Pinnacle Foods Corporation Canada accounted for approximately $56.1 million, or 5.1% of our net sales, and approximately $2.0 million, or less than 1% of our net earnings, in each case for the nine months ended September 30, 2007, and $18.6 million, or less than 1% of our total assets as of September 30, 2007. Pinnacle Foods Corporation Canada is generally subject to the covenants in our new senior secured credit facilities and the indentures governing the notes but does not guarantee the senior secured credit facilities and will not guarantee the exchange notes.

Optional Redemption

At any time prior to April 1, 2011, the Issuers may redeem some or all of the senior notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Senior Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. At any time on or after April 1, 2011, the Issuers may redeem some or all of the senior notes at the redemption prices listed under “Description of Senior Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date.

At any time prior to April 1, 2012, the Issuers may redeem some or all of the senior subordinated notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in “Description of Senior Subordinated Notes—Optional Redemption”) plus accrued and unpaid interest to the redemption date. At any time on or after April 1, 2012, the Issuers may redeem some or all of the senior subordinated notes at the redemption prices listed under “Description of Senior Subordinated Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date.

Optional Redemption After Certain Equity Offerings

At any time prior to April 1, 2010, the Issuers may redeem up to 35% of the senior notes and up to 35% of the senior subordinated notes, in each case with proceeds that the Issuers or one of their parent companies raises in one or more equity offerings at redemption prices set forth in this prospectus so long as, in each such case, at least 50% of the aggregate principal amount of the exchange notes originally issued remain outstanding.

See “Description of Senior Notes—Optional Redemption” and “Description of Senior Subordinated Notes—Optional Redemption.”

Change of Control Offer

Upon the occurrence of a change of control, the Issuers will be required to offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. See “Description of Senior Notes—Repurchase at the Option of Holders—Change of Control” and “Description of Senior Subordinated Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Indenture Provisions	The Issuers will issue the senior notes and the senior subordinated notes under separate indentures. The indentures governing the exchange notes contain covenants limiting the Issuers’ ability and the ability of their restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of their capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into certain transactions with their affiliates; and

•	designate their subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. During any period in which a series of exchange notes have Investment Grade Ratings from both Rating Agencies (each as defined) and no default has occurred and is continuing under the indentures, we will not be subject to many of the covenants. See “Description of Senior Notes—Certain Covenants” and “Description of Senior Subordinated Notes—Certain Covenants.”

No Prior Market; Listing

The exchange notes will generally be freely transferable (subject to certain restrictions discussed in “The Exchange Offers”) but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. See “Use of Proceeds.”

Risk Factors

Potential investors should carefully consider the risk factors set forth under “Risk Factors” and the other information contained in this prospectus before deciding to participate in the exchange offers.

Summary Historical and Pro Forma Consolidated Financial and Other Data

The following tables set forth summary historical and pro forma consolidated financial and other data for the following periods: for PFF and its subsidiaries (referred to in the tables as the Successor) as of and for the three and six months ended September 30, 2007 and for PFG LLC and its subsidiaries (referred to in the tables as the Predecessor), for the period from January 1, 2007 to April 2, 2007, immediately prior to the consummation of the Transactions described herein, and for the three and nine months ended September 24, 2006, as of and for the years ended December 31, 2006 and December 25, 2005, the 52 weeks ended December 26, 2004, as of and for the 21 weeks ended December 26, 2004 (the transition year), and as of and for the 36 weeks ended July 31, 2004 and the 5 weeks ended December 28, 2003.

The summary financial data for the six months ended September 30, 2007, for the period from January 1, 2007 to April 2, 2007, immediately prior to the consummation of the Transactions described herein, and for the nine months ended September 24, 2006 have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The summary financial data as of and for the years ended December 31, 2006 and December 25, 2005, the 21 weeks ended December 26, 2004 and the fiscal year ended July 31, 2004 have been derived from our audited consolidated financial statements and are qualified in their entirety by reference to our consolidated financial statements included elsewhere in this prospectus. The statement of operations and other data below for the 52 weeks ended December 26, 2004 is unaudited, and represents the combination of our financial results for the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004, less the financial results for the 5 weeks ended December 28, 2003. Additionally, as the result of the inclusion of results from the Aurora businesses since the March 19, 2004 acquisition, these results are not indicative of what the financial results for the full 52 week year ended December 26, 2004 would have been if the acquisition had occurred as of December 29, 2003. Additionally, the statement of operations data for the 5 weeks ended December 28, 2003 is unaudited. In our opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The summary unaudited pro forma condensed consolidated financial data for the nine months ended September 30, 2007 is based on our unaudited interim consolidated financial statements appearing elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the acquisition of the Armour Business and the Merger (including the preliminary application of purchase accounting) and related financing transactions, including the offering of the notes. The unaudited pro forma statement of operations gives effect to the acquisition of the Armour Business and the Transactions as if they had occurred on December 26, 2005 (the first date of fiscal 2006).

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed combined financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the acquisition of the Armour Business and the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

You should read the information set forth below in conjunction with the information under “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Predecessor								Successor
										Pro forma
	5 weeks ended December 28, 2003(1)	36 weeks ended July 31, 2004	21 weeks ended December 26, 2004	52 weeks ended December 26, 2004(2)	Fiscal year ended December 25, 2005	Nine months ended September 24, 2006(3)	Fiscal year ended December 31, 2006	January 1, 2007 to April 2, 2007(4)	Six months ended September 30, 2007(5)	Nine months ended September 30, 2007
					(in thousands)
Statement of Operations Data:
Net sales	$49,658	$574,352	$511,190	$1,035,884	$1,255,735	$1,024,888	$1,442,256	$376,587	$718,680	$1,095,267
Costs and expenses:
Costs of products sold	45,017	502,967	420,080	878,030	997,198	809,390	1,122,646	293,191	589,184	882,813
Marketing and selling expenses	6,499	57,910	53,588	104,999	101,159	74,278	103,550	34,975	59,556	94,531
Administrative expenses	2,879	32,258	15,216	44,595	40,242	39,090	52,447	17,714	26,121	42,405
Research and development expenses	234	2,436	1,459	3,661	3,625	2,887	4,037	1,437	1,922	3,359
Goodwill impairment charge	—	1,835	4,308	6,143	54,757	—	—	—	—	—
Other expense (income), net	11,870	38,096	5,680	31,906	31,836	9,664	14,186	51,042	11,252	66,037

Total costs and expenses	66,499	635,502	500,331	1,069,334	1,228,817	935,309	1,296,866	398,359	688,035	1,089,145

Earnings (loss) before interest and taxes	(16,841)	(61,150)	10,859	(33,450)	26,918	89,579	145,390	(21,772)	30,645	6,122
Interest expense	2,824	26,240	26,260	49,676	71,104	66,705	86,615	39,079	84,531	122,904
Interest income	2	320	120	438	584	872	1,247	486	791	—

Earnings (loss) before income taxes	(19,663)	(87,070)	(15,281)	(82,688)	(43,602)	23,746	60,022	(60,365)	(53,095)	(116,782)

Provision (benefit) for income taxes	(3,364)	(3,157)	9,425	9,632	(426)	20,136	26,098	6,284	16,751	24,024

Net earnings (loss)	$(16,299)	$(83,913)	$(24,706)	$(92,320)	$(43,176)	$3,610	$33,924	$(66,649)	$(69,846)	$(140,806)

Other Data (for the period):
Capital expenditures	$212	$9,826	$8,073	$17,687	$30,931	$15,633	$26,202	$5,027	$12,544	$17,571
Depreciation and amortization	1,496	24,570	17,068	40,142	39,088	31,647	42,187	10,163	29,930	44,190
EBITDA(6)	(15,345)	(36,580)	27,927	6,692	66,006	121,226	187,577	(11,609)	60,575	50,312

Cash Flow:
Net cash provided by (used in) operating activities	$12,351	$31,070	$(2,488)	$16,231	$64,747	$94,015	$161,563	$55,684	$(17,084)
Net cash provided by (used in) investing activities	(368,440)	(1,058,781)	(12,455)	(702,796)	(28,775)	(202,612)	(213,657)	(5,027)	(1,329,624)
Net cash provided by (used in) financing activities	314,385	1,018,534	(20,639)	683,510	(37,688)	113,051	63,912	(46,293)	1,348,053

	Predecessor					Successor
	July 31, 2004	December 26, 2004	December 26, 2005	December 31, 2006	September 24, 2006	September 30, 2007
			(in thousands)
Balance Sheet Data:
Working capital(7)	$81,524	$77,302	$84,517	$105,569	$112,407	$110,680
Total assets	1,784,610	1,765,625	1,636,494	1,792,081	1,822,733	2,779,088
Total debt	944,328	943,080	888,648	920,963	971,770	1,826,021

Successor Pro Forma
Nine Months Ended September 30, 2007
(in thousands)
Pro Forma Credit Statistics:
Cash interest expense(8)	$119,344

(1)	Represents the unaudited 5 weeks ended December 28, 2003.

(2)	Represents the unaudited 52 weeks ended December 26, 2004.

(3)	Represents the unaudited nine months ended September 24, 2006.

(4)	Represents the unaudited period from January 1, 2007 to April 2, 2007.

(5)	Represents the unaudited six months ended September 30, 2007.

(6)	EBITDA, a measure used by management to measure operating performance, is defined as net earnings (loss) plus net interest expense, provision (benefit) for income taxes, and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, income tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of EBITDA to “Net earnings (loss),” the most directly comparable GAAP financial measure, for each of the periods indicated.

	Predecessor					Successor
							Pro Forma
	52 weeks ended December 26, 2004	Fiscal year ended December 25, 2005	Nine months ended September 24, 2006	Fiscal year ended December 31, 2006	January 1, 2007 to April 2, 2007	Six months ended September 30, 2007	Nine months ended September 30, 2007
				(in thousands)
Net earnings (loss)	$(92,320)	$(43,176)	$3,610	$33,924	$(66,649)	$(69,846)	$(140,806)
Provision (benefit) for income taxes	9,632	(426)	20,136	26,098	6,284	16,751	24,024
Interest expense (net)	49,238	70,520	65,833	85,368	38,593	83,740	122,904
Depreciation and amortization	40,142	39,088	31,647	42,187	10,163	29,930	44,190

EBITDA	6,692	66,006	121,226	187,577	(11,609)	60,575	50,312

(7)	Working capital is current assets less current liabilities, excluding notes payable, revolving credit facility borrowings and the current portion of long-term debt.

(8)	Cash interest expense represents total interest expense less amortization of deferred financing costs.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as other information contained in this prospectus, before participating in the exchange offers. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be materially and adversely affected. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

Risks Related to the Exchange Offers

If you choose not to exchange your outstanding notes in the exchange offers, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offers, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offers” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in April 2007 to institutional investors and are eligible for trading in the PORTAL market.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchanges notes, and they may discontinue their market making activities at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offers or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Certain persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

We are highly leveraged. As of September 30, 2007, our total indebtedness was approximately $1,824.4 million, including the outstanding notes. We also had an additional $110.5 million available for borrowing under our revolving credit facility (after giving effect to approximately $12.0 million of outstanding letters of credit and $2.5 million in borrowings under our revolving credit facility). The following chart shows our level of indebtedness as of September 30, 2007:

(in millions)
Senior secured credit facilities(1)
Revolving credit facility	$2.5
Term loan B facility	1,246.9
Senior notes	325.0
Senior subordinated notes	250.0

Total(2)	$1,824.4

(1)	Upon the closing of the Transactions, we entered into new senior secured credit facilities, consisting of a (a) $125.0 million revolving credit facility with a six-year maturity, upon which we drew $10.0 million on the closing date of the Transactions to fund working capital adjustments or expenses related to the Transactions and (b) $1,250.0 million term loan facility with a seven-year maturity, which was fully drawn on the closing date. As of September 30, 2007, there were $2.5 million in borrowings outstanding under the revolving credit facility. See “Description of Other Indebtedness.”

(2)	Excludes capital lease obligations and notes payable of $1.6 million.

Our high degree of leverage could have important consequences for you, including:

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•

exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities. As of September 30, 2007, our total variable rate indebtedness was $1,249.4 million. An increase of 1.0% in the interest rates payable on our variable rate indebtedness would increase annual debt-service requirements by approximately $12.5 million;

•	making it more difficult for us to make payments on the notes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

Our pro forma cash interest expense for the nine months ended September 30, 2007 would have been $119.3 million.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our new senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

A breach of any of these covenants could result in a default under our new senior secured credit facilities. Upon the occurrence of an event of default under our new senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our new senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our new senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. If the lenders under our new senior secured credit facilities accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our new senior secured credit facilities as well as our unsecured indebtedness, including the notes. See “Description of Other Indebtedness.”

Despite our high indebtedness level, we and our subsidiaries may still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and the credit agreement governing our new senior secured credit facilities do not fully prohibit us or our subsidiaries from doing so. In addition, $110.5 million are available for borrowing under our revolving credit facility (after giving effect to approximately $12.0 million of outstanding letters of credit and $2.5 million in borrowings under our revolving credit facility). These borrowings and any other secured indebtedness permitted under our new senior secured credit facilities are effectively senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we now face would increase.

Risks Related to Our Business

We face significant competition in our industry.

The food products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines, substantially greater financial and other resources available to them and may have lower fixed costs and be substantially less leveraged than we are. We cannot assure you that we will be able to compete successfully with these companies. Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing and advertising expenditures or increase the use of discounting or promotional campaigns, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability. See “Business—Competition.”

We are vulnerable to fluctuations in the price and supply of food ingredients, packaging materials and freight.

The prices of the food ingredients, packaging materials and freight we use are subject to fluctuations in price attributable to, among other things, changes in crop size and government-sponsored agricultural and livestock programs. The sales prices to our customers are a delivered price. Therefore, changes in these prices could impact our gross margins. Our ability to pass along cost increases to customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which we compete.

We use significant quantities of sugar, cucumbers, flour, poultry, seafood, vegetable oils, shortening, meat, corn syrup and other agricultural products as well as corrugated fiberboard, glass and plastic packaging materials provided by third-party suppliers. We buy from a variety of producers and manufacturers, and alternate sources of supply are readily available. However, the supply and price are subject to market conditions and are influenced by other factors beyond our control, such as general economic conditions, unanticipated demand, problems in production or distribution, natural disasters, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi.

We generally do not have long-term contracts with our suppliers, and as a result they could increase prices significantly or fail to deliver. The occurrence of any of the foregoing could increase our costs and disrupt our operations.

If we lose one or more of our major customers, or if any of our major customers experience significant business interruption, our results of operations and our ability to service our indebtedness could be adversely affected.

We are dependent upon a limited number of large customers with substantial purchasing power for a significant percentage of our sales. Sales to Wal-Mart Stores, Inc. represented 22%, 21%, 18%, and 18% of our consolidated net sales in fiscal 2006, fiscal 2005, the transition year and fiscal 2004, respectively. We do not have a long-term supply contract with any of our major customers. Our top ten customers accounted for approximately 57%, 56%, 53% and 50% of our net sales in fiscal 2006, fiscal 2005, the transition year and fiscal 2004, respectively. The loss of one or more major customers, a material reduction in sales to these customers as a result of competition from other food manufacturers or the occurrence of a significant business interruption of our customers’ operations would result in a decrease in our revenues, operating results and earnings and adversely affect our ability to service our indebtedness.

Termination of our material licenses would have a material adverse effect on our business.

We manufacture and market certain of our frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell Soup Company. The licenses give us the right to use certain Swanson trademarks both inside and outside of the United States in connection with the manufacture, distribution, marketing, advertising and promotion of frozen foods and beverages of any type except for frozen soup or broth. The licenses require us to obtain the prior written approval of Campbell Soup Company for the visual appearance and labeling of all packaging, advertising materials and promotions bearing the Swanson trademark. The licenses contain standard provisions, including those dealing with quality control and termination by Campbell Soup Company as well as assignment and consent. If we were to breach any material term of the licenses and not timely cure such breach, Campbell Soup Company could terminate the licenses.

We manufacture and market certain of our frozen breakfast products under the Aunt Jemima brand pursuant to a royalty-free, exclusive (as to frozen breakfast products only) and perpetual license granted by The Quaker Oats Company. The license gives us the right to use certain Aunt Jemima trademarks both inside and outside the United States in connection with the manufacture and sale of waffles, pancakes, French toast, pancake batter, biscuits, muffins, strudel, croissants and all other frozen breakfast products, excluding frozen cereal. The license requires us to obtain the approval of The Quaker Oats Company for any labels, packaging, advertising and promotional materials bearing the Aunt Jemima trademark. The license contains standard provisions, including those dealing with quality control and termination by The Quaker Oats Company as well as assignment and consent. If we were to breach any material term of the license and not timely cure such breach, The Quaker Oats Company could terminate the license.

In addition, as part of our acquisition of the Armour Business from The Dial Corporation, we received the assignment of a license agreement granting us an exclusive, royalty-bearing, perpetual license to use certain Armour trademarks. Under the license agreement, Smithfield Foods, as successor to ConAgra, Inc., the licensor, grants a license for the use of various Armour-related trademarks in conjunction with shelf-stable products within the United States. The shelf-stable products must be manufactured according to approved formulas and specifications, and new specifications must be approved by the licensor, with such approval not to be unreasonably withheld or delayed. Proposed labels, packaging, advertising and promotional materials must first be submitted to the licensor for approval, with such approval not to be unreasonably withheld or delayed. We are required to make annual royalty payments to the licensor equal to the greater of $250,000 or a percentage royalty based upon our annual net sales of the approved shelf-stable products. If we were to materially breach the license agreement, Smithfield Foods could terminate the license.

The loss of any of these licenses would have a material adverse effect on our business.

We may not be able to achieve all of our expected cost savings.

We have identified significant potential annual cost savings that are reflected in the financial ratio calculations set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt—Covenant Compliance.” We cannot assure you, however, that we will continue to realize cost savings relating to efficiency measures we have already implemented, that we will be able to achieve our other expected cost savings opportunities, that any identified savings will be achieved in a timely manner or that other unexpected costs will not offset any savings we do achieve.

We may not achieve the cost savings we anticipate, and we may not continue to receive the benefits of the production and distribution efficiencies we implemented before the consummation of the Transactions. In addition, our cost savings and production and distribution efficiencies may be adversely affected by lower sales volumes.

Our failure to achieve our expected annual cost savings could have a material adverse effect on our financial condition and results of operations.

Loss of any of our current co-packing arrangements could decrease our sales and earnings and put us at a competitive disadvantage.

We rely upon co-packers for our Duncan Hines cake mixes, brownie mixes, specialty mixes and frosting products and a limited portion of our other manufacturing needs. We believe that there are a limited number of competent, high-quality co-packers in the industry, and if we were required to obtain additional or alternative co-packing agreements or arrangements in the future, we cannot assure you we will be able to do so on satisfactory terms or in a timely manner.

We may be subject to product liability claims should the consumption of any of our products cause injury, illness or death.

We sell food products for human consumption, which involves risks such as product contamination or spoilage, misbranding, product tampering and other adulteration of food products. Consumption of a misbranded, adulterated, contaminated or spoiled product may result in personal illness or injury. We could be subject to claims or lawsuits relating to an actual or alleged illness or injury, and we could incur liabilities that are not insured or exceed our insurance coverages. Even if product liability claims against us are not successful or fully pursued, these claims could be costly and time consuming and may require our management to spend time defending the claims rather than operating our business.

A product that has been actually or allegedly misbranded or becomes adulterated could result in product withdrawals or recalls, destruction of product inventory, negative publicity, temporary plant closings and substantial costs of compliance or remediation. Any of these events, including a significant product liability judgment against us, could result in a loss of demand for our food products, which could have an adverse effect on our financial condition, results of operations or cash flows.

Due to the seasonality of the business, our revenue and operating results may vary quarter to quarter.

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including seafood, tend to be marginally higher during the winter months, whereas sales of pickles, relishes and barbecue sauces tend to be higher in the spring and summer months and demand for Duncan Hines products tends to be higher around the Easter, Thanksgiving and Christmas holidays. We pack the majority of our pickles during a season extending from May through September and also increase our Duncan Hines inventories at that time in advance of the selling season. As a result, our inventory levels tend to be higher during August, September and October, and thus we require more working capital during these months. If we are unable to obtain this working capital or if these seasonal fluctuations are greater than anticipated, there could be an adverse effect on our financial condition, results of operations or cash flows.

Our strategy of evaluating targeted acquisition opportunities may not be successful.

We may not be able to identify and complete acquisitions in the future, and our failure to identify and complete acquisitions could limit our ability to grow our business beyond our existing brands. In addition, we may require additional debt or equity financing for future acquisitions. Our strategy of evaluating targeted acquisition opportunities involves a number of risks, including the following:

•	we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms;

•	our acquisition of suitable businesses could be prohibited by U.S. or foreign antitrust laws; and

•	we may have to incur additional debt to finance future acquisitions, and no assurance can be given as to whether, and on what terms, such additional debt will be available.

If we fail to successfully integrate any future acquisitions into our operations, our operating costs could increase and our operating margins, operating results and profitability may decrease.

If we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings, which would reduce our anticipated operating margins, operating results and profitability. The integration of companies involves a number of risks, including:

•	demands on management related to the increase in our size after an acquisition;

•	the diversion of management’s attention from existing operations to the integration of acquired companies; and

•	difficulty in the hiring or the retention of key management personnel.

We may not be able to maintain the levels of operating efficiency that the acquired companies achieved separately. Successful integration of acquired operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. We may not be able to achieve the cost savings and other benefits that we would hope to achieve from acquisitions, which could cause our financial condition to deteriorate or result in an increase in our expenses or a reduction in our operating margins, thereby reducing our operating results and profitability.

Sales of our products are subject to changing consumer preferences, and our success depends upon our ability to predict, identify and interpret changes in consumer preferences and develop and offer new products rapidly enough to meet those changes.

Our success depends on our ability to predict, identify and interpret the tastes and dietary habits of consumers and to offer products that appeal to those preferences. There are inherent marketplace risks associated with new product or packaging introductions, including uncertainties about trade and consumer acceptance. If we do not succeed in offering products that consumers want to buy, our sales and market share will decrease, resulting in reduced profitability. A significant challenge for us is distinguishing among fads, mid-term trends and lasting changes in our consumer environment. If we are unable to accurately predict which shifts in consumer preferences will be long-lasting, or to introduce new and improved products to satisfy those preferences, our sales will decline. In addition, given the variety of backgrounds and identities of consumers in our consumer base, we must offer a sufficient array of products to satisfy the broad spectrum of consumer preferences. As such, we must be successful in developing innovative products across a multitude of product categories. Finally, if we fail to rapidly develop products in faster growing and more profitable categories, we could experience reduced demand for our products.

Our financial well-being could be jeopardized by unforeseen changes in our employees’ collective bargaining agreements or shifts in union policy.

We employ approximately 3,100 people, with approximately 55% of our employees unionized. We are a party to four collective bargaining agreements with the United Food and Commercial Workers Union. Although we consider our employee relations to generally be good, failure to extend or renew our collective bargaining agreements or a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure you that upon the expiration of our existing collective bargaining agreements, new agreements will be reached without union action or that any such new agreements will be on terms wholly satisfactory to us.

We are subject to laws and regulations relating to protection of the environment, worker health and workplace safety. Costs to comply with these laws and regulations, or claims with respect to environmental, health and safety matters, could have a significant negative impact on our business.

Our operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of solid and hazardous materials and wastes, employee exposure to hazards in the workplace and the cleanup of contaminated sites. We are required to obtain and comply with environmental permits for many of our operations, and sometimes we are required to install pollution control equipment or to implement operational changes to limit air emissions or wastewater discharges and/or decrease the likelihood of accidental releases of hazardous materials. We could incur substantial costs, including cleanup costs, civil or criminal fines or penalties and third-party claims for property damage or personal injury as a result of any violations of environmental laws and regulations, noncompliance with environmental permit conditions or contamination for which we may be responsible that is identified or that may occur in the future. Such costs may be material.

We cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with such environmental or health and safety laws or regulations or to respond to environmental claims. See “Business—Governmental, Legal and Regulatory Matters.”

Our operations are subject to FDA and USDA governmental regulation, and there is no assurance that we will be in compliance with all regulations.

Our operations are subject to extensive regulation by the U.S. Food and Drug Administration, the U.S. Department of Agriculture and other national, state and local authorities. Specifically, we are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, packaging and safety of food. Under this program, the FDA regulates manufacturing practices for foods through its current “good manufacturing practices” regulations and specifies the recipes for certain foods. Our processing facilities and products are subject to periodic inspection by federal, state and local authorities. In addition, we must comply with similar laws in Canada. We seek to comply with applicable regulations through a combination of employing internal personnel to ensure quality-assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analyses of products for the nutritional-labeling requirements.

Failure by us to comply with applicable laws and regulations or maintain permits and licenses relating to our operations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material adverse effect on our operating results and business. See “Business—Governmental, Legal and Regulatory Matters.”

Higher energy costs and other factors affecting the cost of producing, transporting and distributing our products could adversely affect our financial results.

Rising fuel and energy costs may have a significant impact on our costs of operations, including the manufacture, transport and distribution of our products. Fuel costs may fluctuate due to a number of factors outside our control, including government policy and regulation and weather conditions. Additionally, we may be unable to maintain favorable arrangements with respect to the costs of procuring raw materials, packaging, services and transporting products, which could result in increased expenses and adversely affect operations. If we are unable to hedge against such increases or raise the prices of our products to offset the changes, our results of operations could be adversely affected.

The consolidation trend among our customer base could adversely affect our profitability.

The consolidation trend is continuing in the retail grocery and foodservice industries, and mass merchandisers are gaining market share. As this trend among grocery retailers continues and our retail customers, including mass merchandisers, grow larger and become more sophisticated, these retailers may demand lower pricing and increased promotional programs from product suppliers. If our products are not selected by the retailers or if we fail to effectively respond to their demands, our sales and profitability could be adversely affected.

Litigation regarding our trademarks and any other proprietary rights may have a significant, negative impact on our business.

We consider our trademarks to be of significant importance in our business. Although we devote resources to the establishment and protection of our trademarks, we cannot assure you that the actions we have taken or will take in the future will be adequate to prevent violation of our trademark and proprietary rights by others or prevent others from seeking to block sales of our products as an alleged violation of their trademarks and proprietary rights. There can be no assurance that future litigation by or against us will not be necessary to enforce our trademark or proprietary rights or to defend ourselves against claimed infringement of the rights of others. Any future litigation of this type could result in adverse determinations that could have a material adverse effect on our business, financial condition or results of operations. Our inability to use our trademarks and other proprietary rights could also harm our business and sales through reduced demand for our products and reduced revenues.

If we are unable to retain our key management personnel, our future performance may be impaired and our financial condition could suffer as a result.

Our success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. On June 13, 2006, our Board of Directors appointed Jeffrey P. Ansell to succeed C. Dean Metropoulos as Chief Executive Officer of Pinnacle. Mr. Ansell’s employment commenced on July 5, 2006. Upon the completion of the Transactions, Mr. Metropoulos was succeeded as Chairman by Roger Deromedi, former Chief Executive Officer of Kraft Foods Inc. Departure by certain of our executive officers could have a material adverse effect on our business, financial condition or results of operations. We do not maintain key-man life insurance on any of our executive officers. We cannot assure you that the services of such personnel will continue to be available to us.

We may not be able to utilize all of our net operating loss carryforwards.

If there is an unfavorable adjustment from an IRS examination (whether as a result of a change in law or IRS policy or otherwise) that reduces any of our net operating loss carryforwards (“NOLs”), our cash taxes payable may increase, which could significantly reduce our future cash flow and impact our ability to make interest payments on our indebtedness, including the notes. As of September 30, 2007, we had NOLs for U.S. federal income tax purposes of $859 million. These NOLs are subject to annual limitations under Section 382 of the Internal Revenue Code of 1986. These limitations and/or our failure to generate sufficient taxable income may result in the expiration of the net operating loss carryforwards before they may be utilized.

Blackstone controls us and may have conflicts of interest with us or you in the future.

Investment funds associated with or designated by Blackstone own substantially all of our capital stock, on a fully-diluted basis, as a result of the Transactions. Blackstone has control over our decisions to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of shareholders regardless of whether noteholders believe that any such transactions are in their own best interests. For example, Blackstone could collectively cause us to make acquisitions that increase the amount of indebtedness that is secured or that is senior to the senior subordinated notes or to sell assets, which may impair our ability to make payments under the notes.

Additionally, Blackstone is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Blackstone may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as investment funds associated with or designated by Blackstone collectively continue to indirectly own a significant amount of our capital stock, even if such amount is less than 50%, Blackstone will continue to be able to strongly influence or effectively control our decisions.

Risks Related to the Notes

The following risks apply to the outstanding notes and will apply equally to the exchange notes.

The Issuers have no operations of their own, and PFG LLC may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

The Issuers have no operations of their own and derive substantially all of their revenue and cash flows from PFG LLC and its subsidiaries. The Issuers’ principal assets are the equity interests they hold in PFG LLC and its operating subsidiaries. As a result, the Issuers are dependent upon dividends and other payments from PFG LLC and its subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our new senior secured credit facilities and the indentures governing the notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Your right to receive payments on each issue of notes is effectively junior to those lenders who have a security interest in our and our subsidiaries’ assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facilities and each guarantor’s obligations under their respective guarantees of the senior secured credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets, including the stock of our wholly owned U.S. subsidiaries and the assets and a portion of the stock of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our new senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indentures governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of September 30, 2007, as a result of the completion of the Transactions, we had $1,249.4 million of senior secured indebtedness, all of which was indebtedness under our senior secured credit facilities and which does not include availability of approximately $110.5 million under our revolving credit facility (after giving effect to approximately $12.0 million of outstanding letters of credit and $2.5 million in borrowings under our revolving credit facility), all of which would be secured if borrowed. The indentures governing the notes permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including senior secured indebtedness.

Your right to receive payments on the senior subordinated notes is junior to the rights of the lenders under our senior secured credit facilities and all of our other senior debt and any of our future senior indebtedness.

The senior subordinated notes are general unsecured obligations that are junior in right of payment to all of our existing and future senior indebtedness. As a result of the completion of the Transactions, as of September 30, 2007, we had approximately $1,574.4 million of senior indebtedness. An additional $110.5 million is available to be drawn under our revolving credit facility (after giving effect to approximately $12.0 million of outstanding letters of credit and $2.5 million in borrowings under our revolving credit facility), all of which would be secured if borrowed.

We may not pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we may not be permitted to pay any amount on account of the senior subordinated notes for a designated period of time.

Because of the subordination provisions in the senior subordinated notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the senior subordinated notes until we have made all payments in cash on our senior indebtedness. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the senior subordinated notes, including payments of principal or interest when due.

Claims of noteholders will be structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries because they will not guarantee the notes.

The notes are not guaranteed by our non-U.S. subsidiaries. Accordingly, claims of holders of the notes are structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise to us or a guarantor of the notes.

On a pro forma basis after giving effect to the Transactions, the only existing foreign subsidiary will be Pinnacle Foods Corporation Canada, which accounted for approximately $67.6 million, or 4.7% of our net sales, and approximately $0.9 million, or less than 1%, of our net earnings, in each case for the year ended December 31, 2006, and $10.2 million, or less than 1%, of our total assets as of December 31, 2006. Pinnacle Foods Corporation Canada accounted for approximately $56.1 million, or 5.1% of our net sales, and approximately $2.0 million, or less than 1% of our net earnings, in each case for the nine months ended September 30, 2007, and $18.6 million, or less than 1% of our total assets as of September 30, 2007.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the new senior secured credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our new senior secured credit facilities and our indentures), we could be in default under the terms of the agreements governing such indebtedness, including our new senior secured credit facilities and the indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our new senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we are required to offer to repurchase all notes outstanding at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we are contractually restricted under the terms of our new senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our new senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indentures and a cross default under the new senior secured credit facilities. The new senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The lenders under the senior secured credit facility have the discretion to release the guarantors under the new senior secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under the senior secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indentures, at the discretion of lenders under the senior secured credit facilities, if the guarantor is no longer a guarantor of obligations under the senior secured credit facilities or any other indebtedness. See “Description of Senior Notes” and “Description of Senior Subordinated Notes.” The lenders under the senior secured credit facilities have the discretion to release the guarantees under the senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate (or in the case of the senior subordinated notes, further subordinate) the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated (or in the case of the senior subordinated notes, further subordinate) to our or any of our guarantors’ other debt. Generally, however, an entity would be considered solvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The trading price of the notes may be volatile.

The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations regarding our securities.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking” statements that involve risks and uncertainties. Many of the statements appear, in particular, in the sections entitled “Prospectus Summary,” “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those in the forward-looking statements. In some cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “should,” “will” and “would” or other similar words. You should read statements that contain these words carefully because they discuss our future priorities, goals, strategies, actions to improve business performance, market growth assumptions and expectations, future business opportunities, capital expenditures, financing needs, financial position and other information that is not historical information or state other “forward-looking” information.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

•	our substantial indebtedness;

•	competition;

•	fluctuations in price and supply of raw materials;

•	the loss of any of our major customers or suppliers;

•	loss or litigation of our intellectual property rights;

•	our ability to achieve cost savings;

•	our reliance on co-packers to meet our manufacturing needs;

•	product liability claims;

•	seasonality;

•	our ability to identify and integrate potential future acquisitions;

•	changes in demand for our products;

•	changes in our collective bargaining agreements or shifts in union policy;

•	changes in the cost of compliance with laws and regulations, including environmental laws and regulations;

•	difficulty in the hiring or the retention of key management personnel;

•	restrictions imposed on our business by the terms of our indebtedness; and

•	conflicts between the interests of our financial sponsor and the holders of the notes.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. The factors listed in the section captioned “Risk Factors,” as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before participating in the exchange offers, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

PRESENTATION OF FINANCIAL DATA

Unless the context requires otherwise, in this prospectus, “Pinnacle,” the “Company,” “we,” “us” and “our” refers to Pinnacle Foods Finance LLC, or “PFF”, and the entities that are its consolidated subsidiaries (including Pinnacle Foods Group LLC, or “PFG LLC”, formerly known as Pinnacle Foods Group Inc. or “PFGI”). References to the “Issuers” refer to Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp., the issuers of the outstanding notes. “Predecessor” refers to PFG LLC and its subsidiaries for the period prior to the consummation of the Transactions described herein and “Successor” refers to PFF and its subsidiaries subsequent to the consummation of the Transactions described herein.

On May 22, 2001, we acquired certain assets and assumed certain liabilities of the North American business of Vlasic Foods International Inc. (“VFI”). The North American business consisted of the Hungry-Man and Swanson frozen dinners, Vlasic pickles, peppers and relish and Open Pit barbecue sauce businesses. Pinnacle Foods Holding Corporation (“PFHC”) and Pinnacle Foods Corporation, a wholly-owned subsidiary of PFHC, were each incorporated on March 29, 2001, but had no operations until the acquisition of the North American business of VFI.

On November 25, 2003, J.P. Morgan Partners, LLC, J.W. Childs Associates, L.P. and CDM Investor Group LLC (together with J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P., the “2003 Sponsors”), together with certain of their affiliates, acquired our company (the “2003 Acquisition”). “2003 Predecessor” refers to PFHC and its subsidiaries on a consolidated basis prior to the consummation of the 2003 Acquisition and “2003 Successor” refers to PFHC and its subsidiaries on a consolidated basis subsequent to the 2003 Acquisition.

In March 2004, PFHC was merged with and into Aurora Foods Inc., and the surviving company was renamed Pinnacle Foods Group Inc.

In December 2004, we changed PFG LLC’s, (formerly known as Pinnacle Foods Group Inc. or “PFGI”) fiscal year end from July 31 to the last Sunday in December. In view of this change, this prospectus includes financial information for the years ended December 31, 2006 and December 25, 2005, the 21 weeks ended December 26, 2004, which we refer to as the “transition year” throughout this report, and for the fiscal years ended July 31, 2004, 2003, and 2002. Information presented for the transition year is based on the information for the 21-week period ended December 26, 2004. Information for the corresponding 21 week period ended December 28, 2003 represents the combination of the 2003 Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and 2003 Successor’s consolidated financial statements for the 5 week period ended December 28, 2003. Information presented for the fiscal year 2004 is based on the information for the 52-week period ended July 31, 2004 and is the combination of the 2003 Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and 2003 Successor’s consolidated financial statements for the 36-week period ended July 31, 2004. We identify each fiscal year for PFG LLC in this prospectus according to the calendar year in which such fiscal year ends. For example, we refer to the fiscal year ended December 31, 2006 as “fiscal 2006,” the fiscal year ended December 25, 2005, as “fiscal 2005,” and the fiscal years ended July 31, 2004 and 2003 as “fiscal 2004” and “fiscal 2003,” respectively.

On March 1, 2006, the Company acquired certain assets and assumed certain liabilities of the food products business (the “Armour Business”) of The Dial Corporation. This prospectus includes separate, stand-alone historical financial statements for the Armour Business, which present the assets acquired and liabilities assumed as of December 31, 2006 and 2005, and direct revenues and direct operating expenses for the years ended December 31, 2006 and 2005, the nine-month period ended December 31, 2004 and the three-month period ended March 27, 2004. The SEC staff previously granted us relief from certain reporting requirements under Rule 3-05 of Regulation S-X and permission to instead file with the Securities and Exchange Commission an audited Statement of Assets Acquired and Liabilities Assumed as of December 31, 2006 and 2005 and an audited Statement of Direct Revenues and Direct Operating Expenses of the Armour Business for each of the three years ended December 31, 2006 with related footnotes.

In view of the Transactions described herein, this prospectus includes financial information as of and for the Successor’s six months ended September 30, 2007, for the Predecessor’s period from January 1, 2007 to April 2, 2007, immediately prior to the consummation of the Transactions described herein, and for Predecessor’s nine months ended September 24, 2006.

The following is a graphic representation of the financial information of our company included in this prospectus.

2002
Fiscal year ended July 31, 2002 (audited)
2003
Fiscal year ended July 31, 2003 (audited)
16 weeks ended November 24, 2003 (audited)
5 weeks ended December 28, 2003 (unaudited)
2004
36 weeks ended July 31, 2004 (audited) *minus* 5 weeks ended December 28, 2003 (unaudited)
21 weeks ended December 26, 2004 (audited)
52 weeks ended December 26, 2004 (unaudited)
2005
Fiscal year ended December 25, 2005 (52 weeks) (audited)
2006
Nine months ended September 24, 2006 (unaudited)
2006
Fiscal year ended December 31, 2006 (53 weeks) (audited)
2007
January 1, 2007 to April 2, 2007 (unaudited)
Six months ended September 30, 2007 (unaudited)

THE TRANSACTIONS

The Merger and Related Financings

On February 10, 2007, Crunch Holding Corp., our parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC, a Delaware limited liability company controlled by affiliates of The Blackstone Group, Peak Acquisition Corp., a wholly owned subsidiary of Peak Holdings, and Peak Finance LLC, an indirect wholly owned subsidiary of Peak Acquisition, providing for the acquisition of Crunch Holding. Under the terms of the Agreement and Plan of Merger, the purchase price for Crunch Holding was $2,162.5 million in cash plus an amount equal to the aggregate exercise prices of vested options less the amount of indebtedness of Crunch Holding and its subsidiaries outstanding immediately prior to the closing and certain transaction costs, subject to purchase price adjustments based on the balance of our working capital and indebtedness as of the closing. Pursuant to the Agreement and Plan of Merger, immediately prior to the closing, Crunch Holding contributed all of the outstanding shares of capital stock of its wholly owned subsidiary, Pinnacle Foods Group LLC, to a newly-formed Delaware limited liability company, Pinnacle Foods Finance LLC. At the closing, on April 2, 2007, Peak Acquisition merged with and into Crunch Holding, with Crunch Holding as the surviving corporation, and Peak Finance LLC merged with and into Pinnacle Foods Finance LLC, with Pinnacle Foods Finance LLC as the surviving entity. As a result of the Merger, Crunch Holding became a wholly owned subsidiary of Peak Holdings.

Investment funds associated with Blackstone and certain members of management invested $422.2 million in our business as part of the Transactions. As described below and in “Management—Equity Investment by Chairman and Executive Officers,” certain of our executive officers, directors and other members of management also participated in the equity of our business in connection with the Transactions. These executive officers, directors and other members of management are referred to in this prospectus as the “management participants.” Our chairman and our chief executive officer invested $3.0 million and $1.3 million, respectively, to acquire equity interests in Peak Holdings. In addition, each was awarded equity interests in Peak Holdings under our equity incentive plans, subject to future vesting conditions. Other members of our management team invested a total of $4.6 million in Peak Holdings and received equity incentive awards, subject to future vesting conditions. These funds will be invested by the Equity Investors directly or indirectly in Peak Holdings, which caused these funds to be contributed through its direct and indirect subsidiaries to the Company. Other of our managers participate in the equity of our parent companies through equity ownership or option holdings.

In connection with the Merger, we repaid the indebtedness under our old senior secured credit facilities, repurchased our outstanding 8.25% notes pursuant to the 8.25% notes tender offer, repaid certain other indebtedness and paid related fees and expenses.

The Merger, the repayment of indebtedness and the payment of related fees and expenses were financed with proceeds of $1,250.0 million in term loans under our new senior secured credit facilities, the issuance of the outstanding notes and the equity investment described above.

Ownership and Corporate Structure

The following chart shows a summary of our current organizational structure after giving effect to the Transactions. For further information, please see “Sources and Uses,” “Capitalization,” “The Transactions” and “Security Ownership of Certain Beneficial Owners.”

(1)	Consists of $422.2 million of common equity from the Equity Investors.

(2)	The obligations under our new senior secured credit facilities are guaranteed by Peak Finance Holdings LLC and all of Pinnacle Foods Finance LLC’s existing and future direct and indirect wholly owned domestic subsidiaries, subject to certain exceptions. The notes are guaranteed by all of Pinnacle Foods Finance LLC’s domestic subsidiaries, other than the co-issuer, Pinnacle Foods Finance Corp., that guarantee the obligations under our new senior secured credit facilities, subject to certain exceptions. See “Description of Other Indebtedness.”

(3)	Upon the closing of the Transactions, we entered into new senior secured credit facilities, consisting of a (a) $125.0 million revolving credit facility with a six-year maturity, upon which we drew $10.0 million on the closing date of the Transactions to fund working capital adjustments or expenses related to the Transactions and (b) $1,250.0 million term loan facility with a seven-year maturity, which was fully drawn on the closing date. As of September 30, 2007, there were $2.5 million of borrowings outstanding under the revolving credit facility.

(4)	As of December 20, 2007, we had agreed to repurchase $51.0 million in aggregate principal amount of our senior subordinated notes. After all these repurchases are settled, we will have $199.0 million in aggregate principal amount of senior subordinated notes outstanding.

(5)	Pinnacle Foods Finance LLC and Pinnacle Foods Finance Corp. are co-issuers of the notes. Pinnacle Foods Finance Corp. was formed solely to act as a co-issuer of the notes, has only nominal assets and does not conduct any operations. See “Description of Senior Notes” and “Description of Senior Subordinated Notes.”

USE OF PROCEEDS

The exchange offers are intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offers. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our capitalization.

CAPITALIZATION

The following table summarizes our cash position and capitalization as of September 30, 2007. This table should be read in conjunction with the information included under the headings “The Transactions,” “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of September 30, 2007
(in millions)
Cash and cash equivalents	$1.5

Debt:
New senior secured credit facilities(1):
Revolving credit facility	2.5
Term loan B facility	1,246.9
Senior notes	325.0
Senior subordinated notes(2)	250.0
Other	1.6

Total debt	1,826.0

Shareholders’ equity	348.1

Total capitalization	$2,174.1

(1)	Upon the closing of the Transactions, we entered into new senior secured credit facilities, consisting of a (a) $125.0 million revolving credit facility with a six-year maturity, upon which we drew $10.0 million on the closing date of the Transactions to fund working capital adjustments or expenses related to the Transactions and (b) $1,250.0 million term loan facility with a seven-year maturity, which was fully drawn on the closing date. As of September 30, 2007, there were $2.5 million of borrowings outstanding under the revolving credit facility. See “Description of Other Indebtedness.”

(2)	As of December 20, 2007, we had agreed to repurchase $51.0 million in aggregate principal amount of our senior subordinated notes. After all these repurchases are settled, we will have $199.0 million in aggregate principal amount of senior subordinated notes outstanding.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed consolidated statement of operations of Pinnacle Foods Finance LLC for the year ended December 31, 2006 is based on the audited consolidated financial statements of Pinnacle Foods Group LLC appearing elsewhere in this prospectus, as adjusted to illustrate the estimated pro forma effects of the acquisition of the Armour Business and the Merger and related financing transactions, including the offering of the notes. The following unaudited pro forma condensed consolidated statement of operations of Pinnacle Foods Finance LLC for the nine months ended September 30, 2007 is based on the Predecessor’s unaudited financial statements for the period from January 1, 2007 to April 1, 2007 and the Successor’s unaudited financial statements for the period from April 2, 2007 to September 30, 2007 appearing elsewhere in this prospectus, as adjusted to combine these financial statements of the Predecessor and the Successor on a historical basis and to illustrate the estimated pro forma effects of the Merger and related financing transactions, including the offering of the notes.

The unaudited pro forma condensed consolidated statement of operations of Pinnacle Foods Finance LLC should be read in conjunction with the consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited condensed consolidated pro forma statement of operations gives effect to the acquisition of the Armour Business and the Transactions as if they had occurred on December 26, 2005 (the first date of fiscal 2006).

The Merger will be accounted for and is presented in the unaudited pro forma condensed consolidated statement of operations using the purchase method of accounting prescribed in Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Under these standards, the excess of the purchase price over net assets acquired and liabilities assumed is recorded as goodwill. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The preliminary allocation of the purchase price was based upon preliminary valuation and other data and the estimates and assumptions are subject to change, based on the finalization of the asset and liability valuation analyses.

The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that we would have reported had the acquisition of the Armour Business and the Transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations.

Pinnacle Foods Finance LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2006

(in thousands)

	As Reported Year Ended December 31, 2006	Adjustments for the Armour Acquisition(a)	Pro Forma for the Armour Acquisition	Adjustments for the Transaction(b)		Pro Forma for the Armour Acquisition and the Transaction(j)
Net sales	$1,442,256	$29,794	$1,472,050	$—		$1,472,050

Costs and expenses
Cost of products sold	1,122,646	25,090	1,147,736	642	(c),(d)	1,148,378
Marketing and selling expenses	103,550	1,273	104,823	—		104,823
Administrative expenses	52,447	84	52,531	(3,805	)(e)	48,726
Research and development expenses	4,037	70	4,107	—		4,107
Other expense (income), net	14,186	668	14,854	14,533	(f)	29,387

Total costs and expenses	1,296,866	27,185	1,324,051	11,370		1,335,421

Earnings before interest and taxes	145,390	2,609	147,999	(11,370)		136,629
Interest expense	86,615	2,071	88,686	75,187	(g)	163,873
Interest income	1,247	—	1,247	(1,247	)(h)	—

Earnings before income taxes	60,022	538	60,560	(87,804)		(27,244)
Provision for income taxes	26,098	82	26,180	5,053	(i)	31,233

Net earnings (loss)	$33,924	$456	$34,380	$(92,857)		$(58,477)

Pinnacle Foods Finance LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2007

(in thousands)

	As Reported Predecessor As Reported January 1 to April 2, 2007	As Reported Successor As reported April 2 to September 30, 2007	Combined for the Nine Months Ended September 30, 2007	Adjustments for the Transaction(b)		Pro Forma for the Transactions
Net sales	$376,587	$718,680	$1,095,267	$—		$1,095,267

Costs and expenses
Cost of products sold	293,191	589,184	882,375	438	(c),(d)	882,813
Marketing and selling expenses	34,975	59,556	94,531	—		94,531
Administrative expenses	17,714	26,121	43,835	(1,430	)(e)	42,405
Research and development expenses	1,437	1,922	3,359	—		3,359
Other expense (income), net	51,042	11,252	62,294	3,743	(f)	66,037

Total costs and expenses	398,359	688,035	1,086,394	2,751		1,089,145

Earnings (loss) before interest and taxes	(21,772)	30,645	8,873	(2,751)		6,122
Interest expense	39,079	84,531	123,610	(706	)(g)	122,904
Interest income	486	791	1,277	(1,277	)(h)	—

(Loss) earnings before income taxes	(60,365)	(53,095)	(113,460)	(3,322)		(116,782)
(Benefit) provision for income taxes	6,284	16,751	23,035	989	(i)	24,024

Net (loss) earnings	$(66,649)	$(69,846)	$(136,495)	$(4,311)		$(140,806)

Pinnacle Foods Finance LLC

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in thousands)

(a)	Reflects the results of operations for the Armour Business from the beginning of fiscal 2006 through the date of merger, March 1, 2006, including pro forma adjustments related to the allocation of the purchase price and related financing of the acquisition of the Armour Business.

(b)	The pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to the Merger. The preliminary allocation of the purchase price was based upon preliminary valuation and other data and the estimates and assumptions are subject to change, based upon the finalization of the asset and liability valuation analyses.

The pro forma statement of operations data do not reflect the effects of all anticipated cost-savings and any related one-time costs to achieve those cost savings.

(c)	Reflects the elimination of the amortization of the unrecognized actuarial gains of our postretirement benefit plan, offset by the elimination of the amortization of the unrecognized actuarial losses of our defined benefit pension plan as a result of the application of purchase accounting. The adjustment for fiscal 2006 and the nine months ended September 30, 2007 were as follows:

	Fiscal 2006	Nine Months Ended September 30, 2007
Post retirement benefit plan	$338	$84
Defined benefit pension plan	(122)	—

Total	$216	$84

(d)	Reflects the impact of increased depreciation expense of property, plant and equipment assets which were written up to fair value during the purchase price allocation to record the Transactions. The adjustments for fiscal 2006 and the nine months ended September 30, 2007 were $426 and $354, respectively.

(e)	Reflects the net reduction in administrative expenses as a result of the termination of certain contracts with the 2003 Sponsors and other parties pursuant to the Merger and entering into a new advisory contract with Blackstone and an employment agreement with our new Chairman.

	Fiscal 2006	Nine Months Ended September 30, 2007
Termination of employment contract with our former chairman upon the closing of the Transactions	$3,226	$807
Termination of agreement with Fairmont Aviation(1)	2,750	687
Termination of operating lease agreement with Barrington Properties(2)	104	26
Termination of management agreement with the 2003 Sponsors	750	250

Subtotal reductions	6,830	1,770
New advisory services contract with Blackstone	(2,500)	(209)
Employment contact with new Chairman upon the closing of the Transactions	(525)	(131)

Net reductions in administrative expenses	$3,805	$1,430

(1)	Represents the termination of an agreement pursuant to which we use an aircraft owned by a company indirectly owned by our chairman upon closing of the Transactions. See note 14 of our audited consolidated financial statements.

(2)	Represents the termination of a lease agreement pursuant to which we lease office space owned by a party related to our chairman upon the closing of the Transactions. See note 14 of our audited consolidated financial statements.

(f)	Reflects the impact of increased amortization expense of intangible assets which were written up to fair value during the purchase price allocation to record the Transactions. The adjustments for fiscal 2006 and the nine months ended September 30, 2007 were $14,533 and $3,743, respectively.

(g)	Reflects pro forma interest expense resulting from our new debt structure using the applicable LIBOR rates as follows:

	Fiscal 2006	Nine Months Ended September 30, 2007
Term loan facilities(1)	$101,875	$76,406
Senior notes(2)	30,063	22,547
Senior subordinated notes(3)	26,563	19,922
Commitment fees(4)	625	469

Total pro forma cash interest	159,126	119,344
Amortization of capitalized debt issuance costs(5)	4,747	3,560

Total pro forma interest	163,873	122,904
Less: historical interest expense	(86,615)	(123,610)
Less: pro forma interest expense related to the financing of the Armour transaction(6)	(2,071)	—

Total pro forma interest expense adjustment	$75,187	$(706)

(1)	Reflects pro forma interest expense based on the $1,250,000 term loan facility at an assumed interest rate of LIBOR of 5.40% plus a margin of 2.75%. A 0.125% increase or decrease in the interest rate on the term loan facilities would increase or decrease our annual interest expense by $1,563.

(2)	Reflects pro forma interest expense at an interest rate of 9.25% per annum.

(3)	Reflects pro forma interest expense at an interest rate of 10.625% per annum.

(4)	Reflects pro forma commitment fees of 0.50% on an estimated $125 average available balance under the revolving credit facility.

(5)	Reflects non-cash amortization of capitalized debt issuance costs. These costs are expected to be amortized over the term of the related facilities.

(6)	Reflects pro forma interest expense on the debt used to finance the Armour transaction from the first day of fiscal 2006 through the date of merger (March 1, 2006).

(h)	Reflects the elimination of historical interest income of $1,247 and $1,277 for fiscal 2006 and the nine months ended September 30, 2007, respectively.

(i)	Reflects additional deferred income tax expense related to the amortization of goodwill for tax purposes in accordance with SFAS No. 141 “Business Combinations” and SFAS No. 109 “Accounting for Income Taxes.” The adjustments for fiscal 2006 and the nine months ended September 30, 2007 were $5,053 and $989, respectively.

(j)	Pro forma depreciation and amortization for fiscal 2006 and the nine months ended September 30, 2007 was $58,677 and $44,190, respectively. Depending upon our final purchase price allocation to plant assets, tradenames, customer contracts and relationships, or other identifiable intangible assets, depreciation and amortization expense could increase.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

In December 2004, the Board of Directors approved a change to PFG LLC’s fiscal year end from July 31 to the last Sunday in December. Accordingly, data for December 2004 presented in this prospectus relates to the period from August 1, 2004 to December 26, 2004, otherwise known as the transition year, and is referred to as the 21 weeks ended December 26, 2004.

On November 25, 2003, J.P. Morgan Partners, LLC, J.W. Childs Associates, L.P. and CDM Investor Group LLC, together with certain of their affiliates, acquired our company (the “2003 Acquisition”). For purposes of identification and description, the Company is referred to as “2003 Predecessor” for the period prior to the 2003 Acquisition and “2003 Successor” for the period subsequent to the 2003 Acquisition.

PFG LLC is referred to as the “Predecessor” for the period prior to the consummation of the Transactions described herein and PFF is referred to as the “Successor” subsequent to the consummation of the Transactions described herein.

The following table sets forth selected historical consolidated financial and other operating data for the following periods:

•	for Successor and its subsidiaries as of and for the six months ended September 30, 2007;

•

for Predecessor and its subsidiaries for the period from January 1, 2007 to April 2, 2007, immediately prior to the consummation of the Transactions described herein, and for the nine months ended September 24, 2006, as of and for the years ended December 31, 2006 and December 25, 2005, as of and for the 52 weeks ended December 26, 2004, as of and for the 21 weeks ended December 26, 2004, as of and for the 36 weeks ended July 31, 2004, and for the 5 weeks ended December 28, 2003; and

•	for the 2003 Predecessor, for the 16 weeks ended November 24, 2003 and as of and for the years ended July 31, 2003 and 2002.

The summary financial data as of and for the six months ended September 30, 2007, for the period from January 1, 2007 to April 2, 2007, immediately prior to the consummation of the Transactions described herein, and for the six and nine months ended September 24, 2006 have been derived from our unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus. The summary financial data as of and for the years ended December 31, 2006 and December 25, 2005, the 21 weeks ended December 26, 2004 and the fiscal years ended July 31, 2004 and 2003 have been derived from PFG LLC’s audited consolidated financial statements included elsewhere in this prospectus. The summary financial data for the 52 weeks ended December 26, 2004 is unaudited, and represents the combination of our financial results for the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004, other than the financial results for the 5 weeks ended December 28, 2003. Additionally, as the result of the inclusion of results from the Aurora Business since the March 19, 2004 acquisition, these results are not indicative of what the financial results for the full 52 week year ended December 26, 2004 would have been if the acquisition had occurred as of December 29, 2003. The summary financial data for the five weeks ended December 28, 2003 are unaudited. The summary financial data is presented for the 16 weeks ended November 24, 2003. In our opinion, our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The selected financial data as of July 31, 2002 and for the fiscal year then ended have been derived from audited financial statements of the 2003 Predecessor.

The selected financial data presented below should be read in conjunction with our consolidated financial statements and the notes to those statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	2003 Predecessor			2003 Successor/Predecessor								Successor
	Fiscal year ended July 31, 2002	Fiscal year ended July 31, 2003	16 weeks ended November 24, 2003	5 weeks ended December 28, 2003(1)	36 weeks ended July 31, 2004	21 weeks ended December 26, 2004	52 weeks ended December 26, 2004(2)	Fiscal year ended December 25, 2005	Nine months ended September 24, 2006(3)	Fiscal year ended December 31, 2006	January 1, 2007 through April 2, 2007(4)	Six months ended September 30, 2007(5)	Pro forma Nine months ended September 30, 2007
	(in thousands)
Statement of Operations Data:
Net sales	$574,456	$574,482	$181,379	$49,658	$574,352	$511,190	$1,035,884	$1,255,735	$1,024,888	$1,442,256	$376,587	$718,680	$1,095,267
Costs and expenses:
Cost of products sold	452,145	447,527	134,233	45,017	502,967	420,080	878,030	997,198	809,390	1,122,646	293,191	589,184	882,813
Marketing and selling expenses	51,458	57,915	24,335	6,499	57,910	53,588	104,999	101,159	74,278	103,550	34,975	59,556	94,531
Administrative expenses	32,346	32,878	9,454	2,879	32,258	15,216	44,595	40,242	39,090	52,447	17,714	26,121	42,405
Research and development expenses	3,552	3,040	814	234	2,436	1,459	3,661	3,625	2,887	4,037	1,437	1,922	3,359
Goodwill impairment charge	—	1,550	—	—	1,835	4,308	6,143	54,757	—	—	—	—	—
Other expense (income), net	5,137	6,492	7,956	11,870	38,096	5,680	31,906	31,836	9,664	14,186	51,042	11,252	66,037

Total costs and expenses	544,638	549,402	176,792	66,499	635,502	500,331	1,069,334	1,228,817	935,309	1,296,866	398,359	688,035	1,089,143
Earnings (loss) before interest and taxes	29,818	25,080	4,587	(16,841)	(61,150)	10,859	(33,450)	26,918	89,579	145,390	(21,772)	30,645	6,122
Interest expense	14,513	11,592	9,310	2,824	26,240	26,260	49,676	71,104	66,705	86,615	39,079	84,531	122,904
Interest income	807	476	143	2	320	120	438	584	872	1,247	486	791	—

Earnings (loss) before income taxes	16,112	13,964	(4,580)	(19,663)	(87,070)	(15,281)	(82,688)	(43,602)	23,746	60,022	(60,365)	(53,095)	(116,782)

Provision (benefit) for income taxes	4,190	5,516	(1,506)	(3,364)	(3,157)	9,425	9,632	(426)	20,136	26,098	6,284	16,751	24,024

Net earnings (loss)	$11,922	$8,448	$(3,074)	$(16,299)	$(83,913)	$(24,706)	$(92,320)	$(43,176)	$3,610	$33,924	$(66,649)	$(69,846)	$(140,870)

Other Data (for the period):
Capital expenditures	$19,452	$8,787	$1,511	$212	$9,826	$8,073	$17,687	$30,931	$15,633	$26,202	$5,027	$12,544	17,571
Depreciation and amortization	21,231	22,948	6,136	1,496	24,570	17,068	40,142	39,088	31,647	42,187	10,163	29,930	44,190

EBITDA(6)					(36,580)	27,927	6,692	66,006	121,226	187,577	(11,609)	60,575	50,312
Ratio of earnings to fixed charges(7)	2.01	2.10	NM	NM	NM	NM	NM	NM	1.35	1.68	NM	0.39

Cash Flow:
Net cash provided by (used in) operating activities	$64,495	$32,951	$(23,439)	$12,351	$31,070	$(2,488)	$16,231	$64,747	$94,015	$161,563	$55,684	$(17,084)
Net cash provided by (used in) investing activities	(26,812)	(8,795)	(1,511)	(368,440)	(1,058,781)	(12,455)	(702,796)	(28,775)	(202,612)	(213,657)	(5,027)	(1,329,624)
Net cash provided by (used in) financing activities	9,885	(17,016)	(262)	314,385	1,018,534	(20,639)	683,510	(37,688)	113,051	63,912	(46,293)	1,348,053

	2003 Predecessor		2003 Successor/Predecessor					Successor
	July 31, 2002	July 31, 2003	July 31, 2004	December 26, 2004	December 26, 2005	December 31, 2006	September 24, 2006	September 30, 2007
	(in thousands)
Balance Sheet Data:
Working capital(8)	$109,264	$125,755	$81,524	$77,302	$84,517	$105,569	$112,407	$110,680
Total assets	477,988	466,121	1,784,610	1,765,625	1,636,494	1,792,081	1,822,733	2,779,088
Total debt	190,009	175,000	944,328	943,080	888,648	920,963	971,770	1,826,021

(1)	Represents the unaudited 5 weeks ended December 28, 2005.

(2)	Represents the unaudited 52 weeks ended December 26, 2004.

(3)	Represents the unaudited nine months ended September 24, 2006.

(4)	Represents the unaudited period from January 1, 2007 to April 2, 2007.

(5)	Represents the unaudited six months ended September 30, 2007.

(6)	EBITDA, a measure used by management to measure operating performance, is defined as net earnings (loss) plus net interest expense, provision (benefit) for income taxes, and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, income tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of EBITDA to “Net earnings (loss),” the most directly comparable GAAP financial measure, for each of the periods indicated.

	Predecessor					Successor
	52 weeks ended December 26, 2004	Fiscal year ended December 25, 2005	Nine months ended September 24, 2006	Fiscal year ended December 31, 2006	January 1, 2007 to April 2, 2007	Six months ended September 30, 2007	Nine months ended September 30, 2007
	(in thousands)
Net earnings (loss)	$(92,320)	$(43,176)	$3,610	$33,924	$(66,649)	$(69,846)	$(140,806)
Provision (benefit) for income taxes	9,632	(426)	20,136	26,098	6,284	16,751	24,024
Interest expense (net)	49,238	70,520	65,833	85,368	38,593	83,740	122,904
Depreciation and amortization	40,142	39,088	31,647	42,187	10,163	29,930	44,190

EBITDA	6,692	66,006	121,226	187,577	(11,609)	60,575	50,312

(7)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes plus fixed charges. Fixed charges consist of (i) interest expense, including amortization of debt acquisition costs and (ii) one-third of rent expense, which management believes to be representative of the interest factor thereon.

“NM” means “not meaningful.” The 2003 Predecessor’s earnings for the 16 weeks ended November 24, 2003 were insufficient to cover fixed charges by $4.6 million. The 2003 Successor/Predecessor’s earnings for the period January 1 to April 2, 2007, fiscal 2005, the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004 were insufficient to cover fixed charges by $60.4 million, $43.6 million, $15.3 million and $87.1 million, respectively.

(8)	Working capital is current assets less current liabilities, excluding notes payable, revolving credit facility borrowings and the current portion of long-term debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Transactions and periods subsequent to the consummation of the Transactions. The discussion and analysis of historical periods prior to the consummation of the Transactions does not reflect the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements, new costs, as well as cost savings initiatives (and related costs) to be implemented in connection with the Transactions. You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Condensed Consolidated Statement of Operations,” “Selected Consolidated Financial Information” and the audited consolidated financial statements appearing elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

Information presented as of and for the six and nine months ended September 30, 2007, for the period from January 1, 2007 to April 2, 2007, immediately prior to the consummation of the Transactions described herein, and for the nine months ended September 24, 2006 is based on our unaudited consolidated financial statements for those periods. Information presented for the fiscal years ended December 31, 2006 and December 25, 2005 is based on our audited consolidated financial statements for those periods. Information presented for the 52-week period ended December 26, 2004 is based on our unaudited consolidated financial statements for that period. Information presented for the transition year is based on the information for the audited 21-week period ended December 26, 2004, and information for the corresponding 21-week period ended December 28, 2003 represents the combination of the 2003 Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and 2003 Successor’s consolidated financial statements for the 5-week period ended December 28, 2003. Information presented for the fiscal year 2004 is for the 52-week period ended July 31, 2004 and is the combination of the 2003 Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and the consolidated financial statements for the 36-week period ended July 31, 2004. These combinations represent what we believe is the most meaningful basis for comparison of the 52 weeks ended December 31, 2006, December 25, 2005 and December 26, 2004, and the 21 weeks ended December 26, 2004 and December 28, 2003, although the presentation of the 52-week period ended December 26, 2004 is not in accordance with GAAP. We believe that these are the most meaningful bases for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under the 2003 Predecessor as they are under the 2003 Successor. Also, the results for the 36 weeks ended July 31, 2004 and the 52 weeks ended December 26, 2004 include the results of operations of the Aurora Business from the date of acquisition, March 19, 2004. As a result of the change in ownership resulting from the 2003 Acquisition and the inclusion of results from the Aurora Business since the March 19, 2004 acquisition, these results are not indicative of what a full 52-week year would have been had the change in ownership or the acquisition of the Armour Business not occurred.

Where the context so requires, we use the term “Predecessor” to refer to the historical financial results and operations of PFG LLC and its subsidiaries prior to the consummation of the Transactions described herein and the term “Successor” to refer to the historical financial results and operations of PFF and its subsidiaries after the consummation of the Transactions described herein.

Overview

We are a leading producer, marketer and distributor of high quality, branded food products, the results of which are managed and reported in two operating segments: dry foods and frozen foods. The dry foods segment consists of the following product lines (brands): condiments (Vlasic, Open Pit), baking (Duncan Hines), syrup (Mrs. Butterworth’s and Log Cabin) and canned meat (Armour). The frozen foods segment consists of the following product lines (brands): frozen dinners (Swanson, Hungry-Man), frozen prepared seafood (Van de Kamp’s, Mrs. Paul’s), frozen breakfast (Aunt Jemima), bagels (Lenders), and other frozen products (Celeste, Chef’s Choice).

Business Drivers and Measures

In operating our business and monitoring its performance, we pay attention to trends in the food manufacturing industry and a number of performance measures and operational factors. This discussion includes forward-looking statements that are based on our current expectations. See “Risk Factors” and “Forward- Looking Statements.”

Industry Factors

Our industry is characterized by the following general trends, as described in more detail in “Industry”:

•

Industry Growth. Growth in our industry is driven primarily by population and modest product sale price increases. Incremental growth is principally driven by product, packaging and process innovation.

•

Competition. The food products business is competitive. Numerous brands and products compete for shelf space and sales, with competition based primarily on product quality, convenience, price, trade promotion, consumer promotion, brand recognition and loyalty, customer service and the ability to identify and satisfy emerging consumer preferences. In order to maintain and grow our business, we must be able to react to these competitive pressures.

•

Consumer Tastes and Trends. Consumer trends, such as changing health trends and focus on convenience and products tailored for busy lifestyles, present both opportunities and challenges for our business. In order to maintain and grow our business, we must react to these trends by offering products that respond to evolving consumer needs.

•

Customer Consolidation. In recent years, our industry had been characterized by consolidation in the retail grocery and food service industries, with mass merchandisers gaining market share. This trend could increase customer concentration within the industry.

Revenue Factors

Our net sales are driven principally by the following factors:

•	Shipments, which change as a function of changes in volume and, to a lesser degree, changes in price; and

•	the costs that we deduct from shipments to reach net sales, which consist of:

•	Consumer coupon redemption expenses, are costs from the redemption of coupons we circulate as part of our marketing efforts.

•	Trade marketing expenses, which include the cost of temporary price reductions (“on sale” prices), promotional displays and advertising space in store circulars.

•

Slotting expenses, which are the costs of having certain retailers stock a new product, including amounts retailers charge for updating their warehousing systems, allocating shelf space and in-store systems set-up, among other things.

We give detailed information on these factors below under “—Results of Operations.”

Cost Factors

Our important costs include the following:

•

Raw materials, such as sugar, cucumbers, flour, poultry and seafood, among others, are available from numerous independent suppliers but are subject to price fluctuations due to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions and insects, among others. Overall, we have experienced general inflationary pressure in

2007 consistent with the food industry, particularly in grains and the resulting protein feed and dairy costs. See “Raw Materials, Ingredients, Packaging and Production Costs.”

•	Packaging costs. Our broad array of products entails significant costs for packaging and is subject to fluctuations in the price of corrugated fiberboard, aluminum, glass and resin.

•

Freight and distribution. We use a combination of common carriers and inter-modal rail to transport our products from our manufacturing facilities to distribution centers and to deliver products to retailers from those centers. Our freight and distribution costs are influenced by fuel costs. See “Business—Marketing, Sales and Distribution.”

•

Advertising and other marketing expenses. We record expenses related to advertising and other consumer and trade-oriented marketing programs under “Marketing and selling expenses” in our consolidated financial statements. Our consumer advertising and marketing expenses have increased significantly in 2007 compared to 2006 as we implement our strategy of slowly shifting a portion of trade support spending to consumer advertising and marketing.

Working Capital

Our working capital is primarily driven by accounts receivable and inventories, which fluctuate throughout the year due to seasonality in both sales and production, as described in “—Seasonality.” We will continue to focus on reducing our working capital requirements while simultaneously maintaining our customer service levels and production needs. We have historically relied on internally generated cash flows to satisfy our working capital requirements.

Other Factors

Other factors that have influenced our results of operations and may do so in the future include:

•

Interest Expense. As a result of the Transactions, we have significant indebtedness. Although we expect to reduce our leverage over time, we expect interest expense to continue to be a significant component of our expenses. See “Liquidity and Capital Resources—Liquidity After the Transactions.”

•

Cash Taxes. We have significant tax-deductible intangibles and federal and state net operating losses, which we believe will result in minimal cash taxes in the next several years. We expect to continue to record non-cash provisions for deferred income taxes in the future. See “Risk Factors—Risks Related to our Business—We may not be able to utilize all of our net operating loss carryforwards.”

•

Acquisitions and consolidations. We believe we have the expertise to identify and integrate value-enhancing acquisitions to further grow our business. In recent years we have successfully integrated acquisitions. We have, however, incurred significant costs in connection with integrating these businesses and streamlining our operations. See “—Recent Transactions” and “—Plant Consolidation.”

•

Impairment of Goodwill and Long-Lived Assets. We test our goodwill and intangible assets annually for impairment and have recorded impairment charges in recent years. The value of goodwill and intangibles from the preliminary allocation of purchase price from the Transactions is derived from our current business operating plans and is therefore susceptible to an adverse charge that could require an impairment charge. See “—Impairment of Goodwill and Other Long-Lived Assets.”

Seasonality

We experience seasonality in our sales and cash flows. Sales of frozen foods, including seafood, tend to be marginally higher during the winter months. Sales of pickles, relishes and barbecue sauces tend to be higher in the spring and summer months, and demand for Duncan Hines products tends to be higher around the Easter, Thanksgiving and Christmas holidays. We pack the majority of our pickles during a season extending from May through September and also increase our Duncan Hines inventories at that time in advance of the selling season. As a result, our inventory levels are higher during August, September and October, and thus we require more working capital during those months. We are a seasonal net user of cash in the third quarter of the calendar year, which may require us to draw on the revolving credit commitments under our senior credit facilities.

Recent Transactions

On February 10, 2007, Crunch Holding Corp. (“Crunch Holding”), our parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC (“Peak Holdings”), a Delaware limited liability company controlled by affiliates of The Blackstone Group, Peak Acquisition Corp (“Peak Acquisition”), a wholly-owned subsidiary of Peak Holdings, and Peak Finance LLC, providing for the acquisition of Crunch Holding. Under the terms of Agreement and Plan of Merger, the purchase price for Crunch Holding was $2,162.5 million in cash plus an amount equal to the aggregate exercise prices of vested options less the amount of indebtedness of Crunch Holding and its subsidiaries outstanding immediately prior to the closing and certain transaction costs, subject to purchase price adjustments based on the amount of our working capital and indebtedness as of the closing. At the closing, on April 2, 2007, Peak Acquisition merged with and into Crunch Holding, with Crunch Holding as the surviving corporation (the “Merger”), and Peak Finance LLC merged with and into Pinnacle Foods Finance LLC, with Pinnacle Foods Finance LLC as the surviving entity. As a result of the Merger, Crunch Holding became a wholly owned subsidiary of Peak Holdings. In connection with the Merger, we repaid the indebtedness under our existing senior secured credit facilities, repurchased Pinnacle’s outstanding 8.25% senior subordinated notes due 2013 pursuant to a tender offer and consent solicitation and paid related fees and expenses.

On March 1, 2006, we acquired certain assets and assumed certain liabilities of the food products business (the “Armour Business”) of The Dial Corporation for $189.2 million in cash, including transaction expenses. The acquisition of the Armour Business complements our existing product lines that together are expected to provide growth opportunities and scale. The Armour Business is a leading manufacturer, distributor and marketer of products in the $1.0 billion canned meat category. Most of the products are produced at the manufacturing facility located in Ft. Madison, Iowa, which was acquired in the transaction. Products are sold under the Armour brand name as well as private label and co-pack arrangements. The Armour Business offers products in twelve of the fifteen segments within the canned meat category, including Vienna sausage, potted meat and sliced dried beef. The consolidated financial statements include the results of operations of the Armour Business beginning March 1, 2006.

On November 25, 2003, Aurora entered into a definitive agreement (amended on January 8, 2004) with Crunch Equity Holding, LLC that provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora as the surviving entity. On March 19, 2004, this restructuring was completed and the surviving company was renamed Pinnacle Foods Group Inc. We collectively refer to the restructuring, the financing thereof and the other related transactions as the “Aurora Merger.” Our consolidated financial statements include the results of operations of the Aurora businesses beginning March 19, 2004. The brands we acquired in the Aurora Merger include Duncan Hines, Aunt Jemima, Log Cabin, Mrs. Butterworth’s, Van de Kamp’s, Mrs. Paul’s, Lender’s and Celeste.

As part of the Aurora acquisition, we embarked on a substantial restructuring program, including a plant restructuring, warehouse consolidation and sales force integration, which affected our results in 2004 and 2005.

On November 24, 2003, PFHC and Crunch Equity Holding, LLC consummated a merger (the “2003 Acquisition”).

Our sales and earnings have increased significantly over the last two years as we have realized the benefits of our acquisitions and our various product and cost savings initiatives, as more fully discussed in the following pages. Comparing 2006 to 2004, our net sales have increased $406.4 million, or 39%, to $1,442.3 million earnings before interest and taxes have increased $178.9 million and net earnings increased $126.2 million.

Plant Consolidation

Omaha, Nebraska Production Facility

During the six months ended September 30, 2007, fiscal 2006, fiscal 2005, the transition year and fiscal 2004, we recorded restructuring charges totaling less than $0.1 million, $2.7 million, $1.3 million, $3.9 million and $11.8 million, respectively, pertaining to our decision to permanently close the Omaha, Nebraska production facility. These charges are recorded as a component of “Other expense (income), net” in our consolidated statement of operations and are reported in the frozen foods segment. The closure was part of our plan of consolidating and streamlining production activities after the Aurora Merger. These charges were recorded in accordance with SFAS No. 112, “Employers Accounting for Postemployment Benefits,” SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” In determining such charges, we made estimates and judgments surrounding the amounts ultimately to be paid and received for the actions we have taken.

Production from the Omaha plant, which manufactured Swanson frozen entree retail products and frozen foodservice products, has been relocated to our Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the final closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions. We entered into an agreement of purchase and sale as of January 1, 2007 to sell this facility for $2.5 million. On February 27, 2007, however, the City of Omaha decided to exercise its right of first refusal to purchase this facility. During the second quarter of 2007, this facility was sold for $2.2 million.

In order to estimate the costs related to our restructuring efforts, management made its best estimates of the most likely expected outcomes of the significant activities to accomplish the restructuring. These estimates principally related to charges for asset impairment for the owned facility in Omaha, employee severance costs to be paid, and other plant shutdown and relocation costs. The most significant of these estimated costs related to the asset impairment of the Omaha facility, which was based upon the net book value of the assets that were not being transferred, less the cash flows from production until shutdown and a reasonable salvage value for the land, building and equipment to be sold. We initially recorded a charge of $7.4 million during fiscal 2004 for the impairment of these assets, which was our best estimate of the impairment charge at the time. We had planned to transfer equipment with a net book value of approximately $9.7 million to other production locations, primarily in Fayetteville, Arkansas and Jackson, Tennessee. Due to the delay in closing the Omaha plant and the need to have production up and running in the Fayetteville plant, we were unable to transfer certain equipment with a net book value of $6.2 million and instead incurred capital expenditures to purchase, build and modify the necessary equipment in Fayetteville. In addition to the impairment charge initially recorded in fiscal 2004, we evaluated the remaining property, plant and equipment as well as existing offers to sell the plant and equipment, and recorded an additional impairment charge of $2.6 million in the 21 weeks ended December 26, 2004. During the third quarter of 2006, we lowered the carrying value of the plant and equipment and recorded an additional impairment charge totaling $2.5 million.

The severance costs, which include continuation of employee benefits for salaried employees, total $2.6 million. As of December 31, 2006, all of the severance costs had been paid.

The costs associated with transferring certain assets to the Fayetteville and Jackson facilities along with the costs necessary to shut down the Omaha facility were included in other restructuring costs as they are incurred.

Erie, Pennsylvania Production Facility

During fiscal 2006 and fiscal 2005, we recorded restructuring charges totaling $1.4 million and $5.9 million, respectively, pertaining to our decision to permanently close the Erie, Pennsylvania production facility. The charges are recorded as a component of “Other expense (income), net” in our consolidated statement of operations and are reported in the frozen foods segment. The closure was part of our continuing plan to streamline production activities. These charges were recorded in accordance with SFAS No. 112, “Employers Accounting for Postemployment Benefits” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” In determining such charges, we made certain estimates and judgments surrounding the amounts ultimately to be paid and received for the actions we have taken.

Production from the Erie plant, which manufactures Mrs. Paul’s and Van de Kamp’s frozen prepared seafood products and Aunt Jemima frozen breakfast products, has been relocated primarily to our Jackson, Tennessee production facility. Activities related to the closure of the plant were completed in 2006 and resulted in the elimination of approximately 290 positions. Employee termination activities commenced in July 2005 and were substantially completed by the end of the first quarter of 2006.

In order to estimate the costs related to our restructuring efforts, management made its best estimates of the most likely expected outcomes of the significant activities to accomplish the restructuring. These estimates principally related to charges for employee severance and related costs to be paid and other plant shutdown and relocation costs. The employee related costs, which include severance and other benefits, total $0.9 million. As of December 31, 2006, all of the severance costs had been paid.

We transferred equipment with a net book value of approximately $3 million to other production locations, primarily in Jackson, Tennessee. The remaining property, plant and equipment was evaluated as to recoverability. Based on an estimate of future cash flows over the remaining useful life of the assets, depreciation expense has been accelerated on the remaining asset value and resulted in additional depreciation expense of $0.5 million during the fiscal 2006 and $4.8 million during fiscal 2005. No further depreciation expense on these assets will be recorded. During the third quarter of 2006 and based upon current offers, we lowered the carrying value of the plant and equipment and recorded an impairment charge totaling $0.3 million. In the fourth quarter of 2006, the plant and any remaining equipment was sold for its carrying value, and no additional gain or loss was recorded.

Mattoon, Illinois Production Facility

On April 21, 2005, we made and announced our decision effective May 9, 2005 to shut down one of our bagel production lines at our Mattoon, Illinois facility, which produces our Lender’s Bagels. In connection with the shutdown of the production line, we have terminated 28 full-time and seven part-time employees. A portion of the assets that were used in the bagel line will be utilized in other production areas. In accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets,” we recorded a non-cash charge of $0.9 million related to the asset impairment of the bagel line, which has been recorded as a component of “Other expense (income), net” in the consolidated statement of operations for fiscal 2005 and reported in the frozen foods segment. We expect that any costs associated with the removal of the assets would be offset from the proceeds received from the sale of those assets.

As of September 30, 2007, we had an accrued restructuring liability of $0.4 million, all of which related to the severance costs from the acquisition of the Armour Food Business. We expect all of these costs to be paid during the next twelve months.

Impairment of Goodwill and Other Long-Lived Assets

In October 2004, we decided to discontinue producing products under the Chef’s Choice tradename. In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” we prepared a discounted cash flow analysis which indicated that the book value of the assets related to the Chef’s Choice reporting unit exceeded its estimated fair value and that a goodwill impairment had occurred. In addition, as a result of the goodwill analysis, we assessed whether there had been an impairment of our long-lived assets in accordance with SFAS No. 144. We concluded that the book value of the assets related to the Chef’s Choice products were higher than their expected undiscounted future cash flows and that an impairment had occurred.

Accordingly, we recorded non-cash impairment charges in the Chef’s Choice reporting unit of $4.8 million in fiscal 2004. The charges included $1.8 million of goodwill impairment, $1.7 million impairment of amortizable intangibles (recipes) and $1.3 million of fixed asset write-downs.

Additionally, in connection with our annual impairment test in accordance with SFAS No. 142, it was determined that due to lower than expected future sales, the carrying value of the tradename for the Avalon Bay product was impaired. We recorded a non-cash impairment charge of $1.3 million in fiscal 2004 related to the write-down of the tradename value.

During the transition year, we changed our method of accounting for goodwill and intangible assets by changing the time of year the annual impairment test is performed from July 31st (the last day of our old fiscal year) to the last Sunday of December (the last day of our new fiscal year). The annual evaluation performed as of December 26, 2004 resulted in a $4.3 million non-cash impairment charge related to the goodwill in our bagels reporting unit ($2.7 million) and dinners reporting unit ($1.6 million), both of which are in the frozen foods segment. The impairment charges adjusted the carrying value of the segment’s goodwill to its implied fair value. During the transition year, we experienced higher costs in our bagels and frozen dinners business units and expect these higher costs to continue into the future. In addition, as a result of the impairment charges, we assessed whether there had been an impairment of our tradenames in accordance with SFAS No. 142. We concluded that the book value of the Lender’s tradename asset was higher than its fair value and that an impairment had occurred. Accordingly, we recorded a non-cash charge in the frozen foods segment during the transition year related to the write-down to fair value of the tradename of less than $0.1 million, which is recorded in the “Other expense (income), net” line item of our consolidated statement of operations. Further, we assessed whether there had been an impairment of our long-lived assets in the bagels and frozen dinners reporting units and determined that the undiscounted cash flows were sufficient to recover the carrying value of such long-lived assets.

In 2005, we experienced difficulties and delays in transferring the frozen prepared seafood production from the Erie, Pennsylvania facility to the Jackson, Tennessee facility. Due to the delays caused by the difficulties encountered, we forecasted significantly reduced sales of frozen prepared seafood products in 2006 and thereafter. Due to the reduced sales and corresponding projected decline in cash flows, we concluded that the intangible assets related to the frozen prepared seafood reporting unit had been impaired. These impairments included goodwill ($44.9 million) and tradenames ($18.1 million). We have included these charges, which are recorded in the frozen foods segment, in the consolidated statement of operations for fiscal 2005. The tradename impairment is recorded as part of the “Other expense (income), net” line item.

Additionally, in 2005, we experienced higher than expected costs, including trade marketing spending and material costs, in the pizza reporting unit, from which we are not expecting relief in the near term. Due to the higher costs, we concluded that all the goodwill related to the pizza reporting unit has been impaired and recorded a charge in the amount of $9.9 million on our consolidated statement of operations for fiscal 2005. This charge is reported in the frozen foods segment of the business.

In the fourth quarter of 2005, we reassessed the long-term growth rate of sales of the products under the Lender’s brand. We concluded that the growth rates were less than anticipated in the prior year and that a further impairment of the tradename asset had occurred. As a result of the decline, we have recognized an impairment in the Lender’s tradename in the amount of $1.1 million. The charge is recorded in the “Other expense (income), net” line item on our consolidated statements of operations and is reported in the frozen foods segment.

In the fourth quarter of 2006, we reassessed the long-term growth rate of sales of the products under the Aunt Jemima brand. Due to increased competition, management reduced the expected future growth rates and as a result, recorded an impairment of the tradename asset in the amount of $2.7 million. The charge is recorded in the “Other expense (income), net” line item on our consolidated statements of operations and is reported in the frozen foods segment.

Items Affecting Comparability

In fiscal 2004, our earnings (loss) before interest and taxes were negatively impacted by certain items. These items included the following:

•

In December 2003 and March 2004, we incurred charges totaling $18.4 million for non-cash equity compensation for ownership units of Crunch Equity Holding, LLC issued to CDM Investor Group LLC, which is controlled by members of PFG LLC’s management.

•	Subsequent to the 2003 Acquisition and Aurora Merger, we incurred non-cash charges to earnings totaling $39.5 million related to the increase in the fair value of inventory acquired.

•

In April 2004, we made and announced our decision to permanently close our Omaha, Nebraska production facility, as part of our plan of consolidating and streamlining production activities after the Aurora Merger. During fiscal 2004, we incurred $11.8 million of charges pertaining to the closure.

•

In October 2004, we decided to discontinue producing products under the Chef’s Choice tradename, which is reported under our frozen foods segment. In connection with this decision, we recorded in fiscal 2004 non-cash impairment charges totaling $4.8 million related to goodwill ($1.8 million), amortizable intangibles ($1.7 million), and fixed assets ($1.3 million).

•	We recorded a non-cash impairment charge of $1.3 million for the write-down of the Avalon Bay tradename due to lower than expected future sales.

•	In November 2003, we also recorded an additional impairment charge of $1.3 million (which reduced the balance to $0) related to the carrying value of the tradename for the King’s Hawaiian business.

During the transition year, our earnings (loss) before interest and taxes were negatively impacted by certain items. These items included the following:

•	We incurred $3.9 million of charges pertaining to the closure of the Omaha, Nebraska production facility.

•

We recorded non-cash impairment charges to goodwill and tradenames totaling $4.3 million and less than $0.1 million, respectively. The write-downs were the result of higher than expected costs in the bagels and frozen dinners business units.

During fiscal 2005, our earnings (loss) before interest and taxes were negatively impacted by certain items. These items included:

•	We incurred $1.3 million of charges pertaining to the closure of the Omaha, Nebraska production facility.

•

In April 2005, we announced plans to shut down a production line in our Mattoon, Illinois production facility and incurred a non-cash charge for an impairment write down of fixed assets totaling $0.9 million.

•

In April 2005, we announced plans to permanently close the Erie, Pennsylvania production facility and incurred charges totaling $5.9 million pertaining to employee severance and related costs and other plant closing costs. These charges were included in the results of operations for fiscal 2005 and are recorded in “Other expense (income), net” in the consolidated statement of operations. Additionally, in connection with the closure of the Erie, Pennsylvania plant, we recorded $4.8 million of accelerated depreciation expense, which is recorded in cost of products sold in the consolidated statement of operations.

•

Our earnings were impacted by non-cash impairment charges to goodwill and tradenames totaling $54.8 million and $19.3 million, respectively. The write-downs were primarily the result of significantly reduced sales forecasted for 2006 and thereafter in the frozen prepared seafood reporting unit caused by the difficulties and delays in transferring production from our Erie, Pennsylvania facility to our Jackson, Tennessee facility, as well as higher than expected trade marketing spending and material costs in our pizza reporting unit.

During fiscal 2006, our earnings (loss) before interest and taxes were negatively impacted by certain items:

•

We recorded charges totaling $4.1 million in connection with the closure and plant consolidation costs related to closing the Omaha, Nebraska and Erie, Pennsylvania production facilities. These costs, which were part of our plan of consolidating and streamlining production activities after the Aurora Merger, are discussed below under the heading “—Plant Consolidation.”

•	We recorded a charge of $4.8 million related to increase in the fair market value of inventories acquired in the Armour Business.

•

We recorded non-cash equity compensation of $1.4 million for certain ownership units of Crunch Equity Holdings, LLC issued to CDM Investor Group LLC, which is controlled by members of PFG LLC’s management in connection with the Armour acquisition.

•

We recorded non-cash equity compensation of $1.9 million related to stock options granted to employees of PFG LLC and accounted for in accordance with SFAS No. 123(R), “Share-Based Payment (Revised 2004),” which was adopted at the start of fiscal 2006.

•

Due to increased competition in the frozen breakfast category, management evaluated the expected future growth rates of the Aunt Jemima branded sales and as a result, recorded a non-cash impairment of the tradename asset in the amount of $2.7 million.

Additionally, in the continuing effort to revitalize our brands, we introduced several new products during the first quarter of 2005 and incurred a substantially higher level of slotting expenses and a higher level of coupon expenses. These high levels of expense did not continue throughout the remainder of 2005. During fiscal 2006, our product introductions returned to more normal levels and were significantly less than the prior year and consequently our slotting and coupon expense was less. Both slotting and coupon expenses are deducted from shipments (as discussed below) in arriving at net sales in our consolidated statement of operations.

We have substantially completed the integration of the Armour Business acquired in the first quarter of 2006. Through the Aurora Merger in 2004 and the acquisition of the Armour Business, we have enhanced our existing product offerings and launched dozens of new offerings.

During the nine months ended September 30, 2007, our earnings (loss) before interest and taxes were negatively impacted by certain items. These items included:

•

On April 2, 2007, immediately prior to the consummation of the Transactions, we incurred $49.1 million of merger-related costs relating to the Transactions. The costs included $35.5 million related to the cash tender offer for the Predecessor’s 8.25% senior subordinated notes, $12.9 million related to the termination of certain of the Predecessor’s contracts, and $0.7 million related to payroll taxes.

•

Also on April 2, 2007, immediately prior to the consummation of the Transactions, all of our outstanding stock options vested and we exercised our option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to our Stock Option Plan. As a result, we incurred a charge of $8.4 million for stock compensation expense.

•	In the nine months ended September 30, 2007, we recorded a charge of $40.2 million related to the flow through of the increase in the fair market value of inventories acquired in the Transactions.

During the nine months ended September 24, 2006, our earnings (loss) before interest and taxes were negatively impacted by certain items. These items included:

•	In the nine months ended September 24, 2006, we recorded a charge of $4.8 million related to the flow through of the increase in the fair market value of inventories acquired in the Armour Business.

•

In the nine months ended September 24, 2006, we recorded non-cash equity compensation of $1.4 million for certain ownership units of Crunch Equity Holdings, LLC issued to CDM Investor Group LLC, which is controlled by certain members of PFG LLC’s management in connection with the Armour acquisition.

•

The nine months ended September 24, 2006 were impacted by plant consolidation costs totaling $4.0 million related to the closing the Omaha, Nebraska and Erie, Pennsylvania production facilities. These costs, which were part of our plan of consolidating and streamlining production activities after the Aurora Merger, are discussed above under the heading “Plant Consolidation.”

Results of Operations

The discussion below for each of the comparative periods is based upon net sales. We determine net sales in accordance with generally accepted accounting principles. We calculate our net sales by deducting trade marketing, slotting and consumer coupon redemption expenses from shipments. “Shipments” means gross sales less cash discounts, returns and “non-marketing” allowances. We calculate gross sales by multiplying the published list price of each product by the number of units of that product sold.

The discussion below for the nine months ended September 30, 2007 is based on the combination of the Predecessor’s consolidated financial results for the period from January 1, 2007 to April 2, 2007 and the Successor’s consolidated financial results for the period from April 2, 2007 to September 30, 2007. These combinations represent what we believe is the most meaningful basis for comparison of the current year with the corresponding period of the prior year, although the combination is not in accordance with GAAP. We believe that this is the most meaningful basis for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under the Predecessor as they are under Successor.

The discussion below for the 21 weeks ended December 28, 2003 is based on the combination of the 2003 Predecessor’s consolidated financial results for the 16-week period ended November 24, 2003 and our consolidated financial results for the 5 weeks ended December 28, 2003. This combination represents what we believe is the most meaningful basis for comparison of the transition year with the corresponding period of the prior year, although the combination is not in accordance with GAAP. We believe that this is the most meaningful basis for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under the 2003 Predecessor as they are under 2003 Successor. Also, the results for the transition year include the results of operations of the Aurora businesses for the period after we acquired them on March 19, 2004.

Additionally, the discussion below of the fiscal year ended December 26, 2004 is based on our unaudited consolidated financial statements for the 52 weeks ended December 26, 2004 and is provided for comparison purposes only.

Shipments is a non-GAAP financial measure. We include it in our management’s discussion and analysis because we believe that it is a relevant financial performance indicator for our company as it measures the increase or decrease in our revenues caused by shipping more or less physical case volume multiplied by our published list prices. It is also a measure used by our management to evaluate our revenue performance. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

The following table reconciles shipments to net sales for the consolidated company, the dry foods segment and the frozen foods segment for the nine months ended September 30, 2007 and the nine months ended September 24, 2006, fiscal 2006, fiscal 2005 and the corresponding 52 weeks ended December 26, 2004 as well as the transition year ended December 26, 2004 and the corresponding 21 weeks ended December 28, 2003.

For the nine months ended,

	Dry Foods		Frozen Foods		Consolidated
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006
Shipments	$795.9	$742.0	$665.0	$650.6	$1,460.9	$1,392.6
Less: Aggregate trade marketing and consumer coupon redemption expenses	175.4	186.5	171.9	164.0	347.3	350.5
Less: Slotting expense	6.8	6.3	11.5	10.9	18.3	17.2

Net sales	$613.7	$549.2	$481.6	$475.7	$1,095.3	$1,024.9

For the fiscal year ended:

	Dry Foods			Frozen Foods			Consolidated
	52 weeks ended December 26, 2004	Fiscal 2005	Fiscal 2006	52 weeks ended December 26, 2004	Fiscal 2005	Fiscal 2006	52 weeks ended December 26, 2004	Fiscal 2005	Fiscal 2006
Shipments	$672.1	$826.4	$1,077.5	$789.6	$929.5	$879.5	$1,461.7	$1,755.9	$1,957.0
Less: Aggregate trade marketing and consumer coupon redemption expenses	185.7	221.6	273.7	213.4	243.0	222.4	399.1	464.6	496.1
Less: Slotting expense	12.5	19.8	6.2	14.2	15.8	12.4	26.7	35.6	18.6

Net sales	$473.9	$585.0	$797.6	$562.0	$670.7	$644.7	$1,035.9	$1,255.7	$1,442.3

For the 21 weeks ended:

	Dry Foods		Frozen Foods		Consolidated
	December 28, 2003	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003	December 26, 2004
Shipments	$106.2	$340.8	$186.0	$389.9	$292.2	$730.7
Less: Aggregate trade marketing and consumer coupon redemption expenses	20.1	95.6	37.0	111.8	57.1	207.4
Less: Slotting expense	3.2	5.2	0.9	6.9	4.1	12.1

Net sales	$82.9	$240.0	$148.1	$271.2	$231.0	$511.2

Consolidated Statements of Operations

The following tables set forth statement of operations data expressed in dollars and as a percentage of net sales. In accordance with GAAP, the results for fiscal 2006 only include the results of operations of the Armour Business from the date of the acquisition, March 1, 2006, through the end of the period. Additionally, the discussion below of the fiscal year ended December 26, 2004 is based on our unaudited consolidated financial statements for the 52 weeks ended December 26, 2004 and is provided for comparison purposes only.

	Nine months ended
	September 30, 2007		September 24, 2006
Net sales	$1,095.3	100.0%	$1,024.9	100.0%
Costs and expenses:
Cost of products sold	882.4	80.6%	809.4	79.0%
Marketing and selling expenses	94.5	8.6%	74.3	7.2%
Administrative expenses	43.8	4.0%	39.1	3.8%
Research and development expenses	3.4	0.3%	2.9	0.3%
Other expense (income), net	62.3	5.7%	9.6	0.9%

Total costs and expenses	1,086.4	99.2%	935.3	91.3%

(Loss) earnings before interest and taxes	$8.9	0.8%	$89.6	8.7%

	21 weeks ended				Fiscal year ended
	December 28, 2003(1)		December 26, 2004		December 26, 2004(2)		December 25, 2005		December 31, 2006
	(millions)
Net Sales	$231.0	100.0%	$511.2	100.0%	$1,035.9	100.0%	$1,255.7	100.0%	$1,442.3	100.0%
Cost and expenses:
Cost of products sold	179.3	77.6%	420.0	82.2%	878.1	84.8%	997.2	79.4%	1,122.6	77.8%
Marketing and selling expenses	30.8	13.3%	53.6	10.5%	105.0	10.1%	101.2	8.1%	103.6	7.2%
Administrative expenses	12.3	5.3%	15.2	3.0%	44.6	4.3%	40.2	3.2%	52.4	3.6%
Research and development expenses	1.1	0.5%	1.5	0.3%	3.7	0.4%	3.6	0.3%	4.1	0.3%
Goodwill impairment charge	—	0.0%	4.3	0.8%	6.1	0.6%	54.8	4.4%	—	—
Other expense (income), net	19.8	8.6%	5.7	1.1%	31.9	3.1%	31.8	2.5%	14.2	1.0%

Total cost and expenses	$243.3	105.3%	$500.3	97.9%	$1,069.4	103.2%	$1,228.8	97.9%	$1,296.9	89.9%

Earnings (loss) before interest and taxes	$(12.2)	(5.3)%	$10.9	2.1%	$(33.5)	(3.2)%	$26.9	2.1%	$145.4	10.1%

(1)	Represents the combined 21 weeks ended December 28, 2003.

(2)	Represents the unaudited 52 weeks ended December 26, 2004.

	Nine months ended
	September 30, 2007	September 24, 2006
Net sales:
Dry foods	$613.7	$549.2
Frozen foods	481.6	475.7

Total	$1,095.3	$1,024.9

Earnings (loss) before interest and taxes:
Dry foods	$62.2	$75.5
Frozen foods	10.2	28.2
Unallocated corporate expenses	(63.5)	(14.1)

Total	$8.9	$89.6

Depreciation and amortization:
Dry foods	$20.1	$15.8
Frozen foods	20.0	15.8

Total	$40.1	$31.6

	December 28, 2003(1)	December 26, 2004	December 26, 2004(2)	December 25, 2005	December 31, 2006
Net Sales:
Dry foods	$82.9	$240.0	$473.7	$585.0	$797.6
Frozen foods	148.1	271.2	562.0	670.7	644.7

Total	$231.0	$511.2	$1,035.9	$1,255.7	$1,442.3

Earnings (loss) before interest and taxes:
Dry foods	$7.4	$38.5	$46.7	$95.0	$121.7
Frozen foods	4.7	(22.6)	(57.1)	(51.6)	43.5
Unallocated corporate expense	(24.4)	(5.0)	(23.1)	(16.5)	(19.8)

Total	$(12.3)	$10.9	$(33.5)	$26.9	$145.4

Depreciation and amortization:
Dry foods	$2.6	$6.3	$13.8	$14.0	$21.2
Frozen foods	5.0	10.8	26.4	25.1	21.0

Total	$7.6	$17.1	$40.2	$39.1	$42.2

(1)	Represents the combined 21 weeks ended December 28, 2003.

(2)	Represents the unaudited 52 weeks ended December 26, 2004.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 24, 2006

Net sales. Shipments in the nine months ended September 30, 2007 were $1,460.9 million, an increase of $68.3 million, or 4.9%, compared to shipments in the nine months ended September 24, 2006 of $1,392.6 million. The Armour acquisition resulted in $41.1 million of increased shipments. All other businesses increased $27.2 million. Net sales in the nine months ended September 30, 2007 were $1,095.3 million, an increase of $70.4 million, or 6.9%, compared to net sales in the nine months ended September 24, 2006 of $1,024.9 million. The Armour acquisition resulted in $36.8 million of increased net sales. Net sales of all other businesses increased $33.6 million, which was the result of an increase in shipments of $27.2 million and a $6.4 million decrease in aggregate trade marketing and consumer coupon redemption expenses and slotting expenses.

Dry foods: Shipments in the nine months ended September 30, 2007 were $795.9 million, an increase of $53.9 million, or 7.3%, compared to shipments in the nine months ended September 24, 2006. The Armour acquisition resulted in $41.1 million of increased shipments. The increase in our remaining businesses was due to increases in our syrup and Vlasic product line sales. Aggregate trade marketing and consumer coupon redemption expenses decreased $10.6 million. The Armour acquisition resulted in $4.2 million of increased aggregate trade marketing and consumer coupon redemption expenses. Of the remaining businesses, aggregate trade marketing and consumer coupon redemption expenses decreased $14.8 million. As a result, dry foods net sales increased $64.5 million, of which $36.8 million of the increase resulted from the sales of products related to the acquisition of the Armour business. The net sales of the remaining businesses increased $27.7 million, or 6.4%, for the nine months ended September 30, 2007, led by our Vlasic and syrup product lines, and principally due to decreased aggregate trade marketing and consumer coupon redemption expenses.

Frozen foods: Shipments in the nine months ended September 30, 2007 were $665.0 million, an increase of $14.4 million, or 2.2%, compared to shipments in the nine months ended September 24, 2006. The increase was driven by our Canada and seafood business sales. Last year, seafood sales were depressed by finished product supply issues attributed to the delayed start-up of a new production line. Aggregate trade and consumer coupon redemption expenses increased $8.5 million, the result of higher spending in the seafood business, as well as slotting expenses for our new Swanson Classics products. As a result, frozen foods net sales increased $5.9 million for the nine months ended September 30, 2007.

Cost of products sold. Our cost of products sold was $882.4 million, or 80.6% of net sales, in the nine months ended September 30, 2007, versus cost of products sold of $809.4 million, or 79.0% of net sales, in the nine months ended September 24, 2006. Included in the cost of products sold for the nine months ended September 30, 2007 were $40.2 million related to post-acquisition sales of inventories written up to fair value at the date of the Transactions and $1.2 million of stock compensation expense also related to the Transactions. The products acquired in the Armour business resulted in an additional $17.9 million of cost of products sold in the nine months ended September 30, 2007. Included in the cost of products sold for the Armour business for the nine months ended September 24, 2006 was $4.8 million related to post-acquisition sales of inventories written up to fair value at the date of the Armour acquisition. For the remaining businesses, cost of products sold was 76.0% of net sales, or a 1.3 percentage point improvement. The principal driver of the improved cost of products sold as a percent of net sales rate was a decrease in aggregate trade marketing and consumer coupon redemption expenses that are classified as reductions to net sales. The change in these costs accounted for 1.0 percentage points of lower costs in 2007. Additionally, reduced freight and distribution expenses accounted for a 0.9 percentage point improvement, although this improvement is net of $2.6 million of expenses incurred in the nine months ended September 30, 2007 and $1.6 million of expenses incurred in the nine months ended September 24, 2006 in connection with a realignment of our distributor network. The balance of the change was principally due to commodity cost increases, partially offset by productivity improvements.

Marketing and selling expenses. Marketing and selling expenses were $94.5 million, or 8.6% of net sales, in the nine months ended September 30, 2007 compared to $74.3 million, or 7.2% of net sales, in the nine months ended September 24, 2006. Included in the expenses for the nine months ended September 30, 2007 was $2.9 million of stock compensation expense related to the acceleration of the vesting in the Predecessor’s stock options as a result of the Transactions. The acquisition of the Armour business contributed $2.9 million of an increase for the nine months ended September 30, 2007. The remaining increase was principally due to higher advertising expense of $11.8 million, primarily in our seafood, syrups, and Hungry-Man businesses. The balance of the increase was due to higher marketing and selling overhead expense.

Administrative expenses. Administrative expenses were $43.8 million, or 4.0% of net sales, in the nine months ended September 30, 2007 compared to $39.1 million, or 3.8% of net sales, in the nine months ended September 24, 2006. Included in the expenses for the nine months ended September 30, 2007 was $3.9 million of stock compensation expense related to the acceleration of the vesting in the Predecessor’s stock options as a result of the Transactions. In addition, certain executive severance expenses of $0.8 million and other expenses of $0.3 million were incurred in the nine months ended September 30, 2007 related to the Transactions. Included in the expenses for the nine months ended September 24, 2006 was $0.7 million of expense related to transition services incurred in connection with the Armour acquisition. The balance of the increase in 2007 was due to higher personnel costs related to capability building initiatives.

Research and development expenses. Research and development expenses were $3.4 million, or 0.3% of net sales, in the nine months ended September 30, 2007 compared with $2.9 million, or 0.3% of net sales, in the nine months ended September 24, 2006. Included in the expenses for the nine months ended September 30, 2007 was $0.3 million of stock compensation expense related to the acceleration of the vesting in the Predecessor’s stock options as a of the result Transactions.

Other expense (income), net. The following table shows other expense (income), net:

	Nine months ended
	September 30, 2007	September 24, 2006
	In thousands
Other expense (income), net consists of:
Restructuring and impairment charges	$59	$4,008
Amortization of intangibles/other assets	13,219	5,504
Merger-related costs	49,129
Royalty expense (income), net and other	(113)	152

Total other expense (income), net	$62,294	$9,664

Included in the expense for the nine months ended September 30, 2007 was $49.1 million of merger costs related to the Transactions (see note 6 to our consolidated financial statements for that period included in this prospectus). These costs included $35.5 million related to the cash tender offer for the Predecessor’s 8 1/4% Senior Subordinated Notes, $12.9 million related to the termination of certain of the Predecessor’s contracts, and $0.7 million related to payroll taxes. Amortization was $13.2 million in the nine months ended September 30, 2007 as compared to $5.5 million in the nine months ended September 24, 2006. The 2007 expense includes additional amortization related to the increase in value of our definite-lived intangible assets as a result of the preliminary purchase price allocation of the Transactions. For the nine months ended September 24, 2006, restructuring and impairment charges totaled $4.0 million and consisted of $2.7 million of costs related to the closure of our Omaha, Nebraska frozen food facility and $1.3 million of costs related to the closure of our Erie, Pennsylvania frozen food facility, as discussed above under “Plant Consolidations.”

Earnings (loss) before interest and taxes. Earnings before interest and taxes (EBIT) decreased $80.7 million to $8.9 million in the nine months ended September 30, 2007 from $89.6 million in EBIT in the nine months ended September 24, 2006. Included in the nine months ended September 30, 2007 is $8.4 million of stock compensation expense and $49.1 million of merger costs (see note 6 to our consolidated financial statements for that period), both related to the Transactions. The merger costs of $49.1 million are included in the unallocated corporate expenses. Also included in the nine months ended September 30, 2007 are costs of products sold related to post-acquisition sales of inventories written up to fair value at the date of the Transactions of $40.2 million in the nine months ended September 30, 2007, and $4.8 million related to post-acquisition sales of inventories written up to fair value at the date of the Armour acquisition in the nine months ended September 24, 2006. Amortization expense was $13.2 million in the nine months ended September 30, 2007 as compared to $5.5 million in the nine months ended September 24, 2006. The 2007 expense includes additional amortization related to the increase in value of the definite-lived intangible assets as a result of the preliminary purchase price allocation of the Transactions. The earnings before interest and taxes (EBIT) decrease resulted from a $13.3 million decrease in dry foods EBIT, a $18.0 million decrease in frozen foods EBIT, and a $49.4 million increase in unallocated corporate expenses.

Dry foods: Dry foods EBIT decreased $13.3 million, or 17.6%, in the nine months ended September 30, 2007 to $62.2 million from $75.5 million in the nine months ended September 24, 2006 and included a $15.9 million increase related to the acquisition of the Armour business. Included in the Armour results is a $4.8 million charge related to post-acquisition sales of inventories written up to fair value at the date of the Armour acquisition in the nine months ended September 24, 2006. In addition, the nine months ended September 30, 2007 included a $28.5 million charge related to post-acquisition sales of inventories written up to fair value at the date of the Transactions and $5.0 million of stock compensation expense also related to the Transactions. The balance of the dry foods EBIT increased $4.3 million, which includes $1.9 million of additional amortization related to the increase in value of our definite-lived intangible assets as a result of the preliminary purchase price allocation of the Transactions. The remaining increase was driven by $14.8 million of decreased aggregate trade marketing and consumer coupon redemption expenses and increased sales volume. These favorable factors were somewhat offset by increased cost of products sold and higher advertising expense.

Frozen foods: Frozen foods EBIT decreased by $18.0 million, or 63.8%, in the nine months ended September 30, 2007, to $10.2 million from $28.2 million in the nine months ended September 24, 2006, and included $3.3 million of stock compensation expense related to the Transactions. In addition, the nine months ended September 30, 2007 included a $11.7 million charge related to post-acquisition sales of inventories written up to fair value at the date of the Transactions. Amortization expense was $7.3 million in the nine months ended September 30, 2007 as compared to $1.7 million in the nine months ended September 24, 2006. The 2007 expense includes additional amortization related to the increase in value of the definite-lived intangible assets as a result of the preliminary purchase price allocation of the Transactions. For the nine months ended September 24, 2006, restructuring and impairment charges totaled $4.0 million and consisted of $2.7 million of costs related to the closure of our Omaha, Nebraska frozen food facility and $1.3 million of costs related to the closure of our Erie, Pennsylvania frozen food facility. The balance of the frozen foods EBIT decreased by $1.2 million and was principally driven by increases in marketing spending, mainly for trade promotions and slotting expense, both of which are recorded as reductions from net sales, and higher advertising expense, most of which was in the seafood business. Somewhat offsetting the increased marketing spending was the favorable impact of lower costs of products sold resulting from lower freight and storage expense and favorable production mix, as well as the impact of higher sales volumes.

Interest expense, net. Interest expense, net was $103.5 million in the nine months ended September 30, 2007, compared to $65.8 million in the nine months ended September 24, 2006. Included in the interest expense, net, amount was $1.5 million and $(2.4) million for the nine months ended September 30, 2007 and the nine months ended September 24, 2006, respectively, recorded from gains and (losses) on interest rate swap agreements. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements not designated as hedges under SFAS 133 are recorded as an adjustment to interest expense. Our 2007 interest rate swaps are designated as hedges under SFAS 133, and included in Other Comprehensive Income in the nine months ended September 30, 2007 was a $(7.3) million loss resulting from the mark-to-market of these swaps. Also included in the interest expense, net, in the nine months ended September 30, 2007 are a charge of $24.1 million for the unamortized portion of the deferred financing costs and a credit of $5.2 million for the unamortized portion of the original issue premium, both related to the redemption of the Predecessor’s debt. Excluding the impact of the interest rate swaps and the items in the previous sentence, the increase in interest expense, net, of $41.6 million was the result of $24.3 million attributed to higher average bank debt levels, $2.3 million attributed to higher interest rates on our bank borrowings, $12.0 million attributed to higher debt levels and interest rates ($7.4 million due to higher levels and $4.6 million due to higher rates) and $3.3 million attributed to higher amortization of debt issue costs resulting principally from the bridge financing in connection with the Transactions, partially offset by $0.4 million in higher interest income.

Provision for income taxes. The effective tax rate was (20.3)% in the nine months ended September 30, 2007, compared to 84.8% in the nine months ended September 24, 2006. We maintain a full valuation allowance against net deferred tax assets excluding indefinite lived intangible assets, and the difference between the statutory rate and the effective rate is primarily due to the change in the valuation allowance for the nine month period. Deferred tax liabilities are recognized for the differences between the book and tax bases of certain goodwill and indefinite-lived intangible assets.

Fiscal Year Ended December 31, 2006 (53 Weeks) Compared to the Fiscal Year Ended December 25, 2005 (52 Weeks)

Net sales. Shipments in the year ended December 31, 2006 were $1,957.0 million, an increase of $201.1 million, compared to shipments in the year ended December 25, 2005 of $1,755.9 million. The Armour acquisition resulted in $217.7 million of increased shipments. All other businesses were down $16.6 million, principally driven by decreases in sales of our Swanson and Hungry-Man frozen dinner business and our seafood business sales (as described below). Net sales in the year ended December 31, 2006 were $1,442.3 million, an increase of $186.6 million, compared to net sales in the year ended December 25, 2005 of $1,255.7 million. The Armour acquisition resulted in $180.8 million of increased net sales. Net sales of all other businesses increased $5.8 million, which was the result of the decline in shipments of $16.6 million offset by a $22.4 million decrease in aggregate trade marketing and consumer coupon redemption expenses and slotting expenses.

Dry foods: Shipments in the year ended December 31, 2006 were $1,077.5 million, an increase of $251.1 million. The acquired Armour business increased shipments $217.7 million. The increase in our remaining businesses was due to increases in our Duncan Hines, private label, Canada, and syrup product line sales. Aggregate trade marketing and consumer coupon redemption expenses increased $38.5 million. The Armour acquisition resulted in $36.9 million of increased aggregate trade marketing and consumer coupon redemption expenses. On the remaining businesses, aggregate trade marketing and consumer coupon redemption expenses increased $1.6 million. As a result, dry foods net sales increased $212.6 million, of which $180.8 million of the increase resulted from the sales of products related to the acquisition of the Armour business. The net sales of the remaining businesses increased $31.8 million, or 5.4%, for the fiscal year ended December 31, 2006, principally due to higher product shipments.

Frozen foods: Shipments in the year ended December 31, 2006 were $879.5 million, a decrease of $50.0 million. The change was driven by a $34.2 million decrease in our Swanson and Hungry-Man frozen dinner business, resulting from a reduction of unprofitable trade promotions. In addition, our seafood business sales were down $26.7 million, resulting from finished product supply issues attributed to the delayed start-up of a new production line in Jackson, Tennessee in connection with the Erie plant closure, which occurred in the first quarter of 2006. The balance of the change was driven by increases in our Celeste and frozen foodservice product line sales. Aggregate trade marketing and consumer coupon redemption expenses and slotting expenses decreased $24.0 million, the result of lower trade marketing, principally in Swanson trade promotions referenced above, and new product launch activity in 2006. As a result, frozen foods net sales decreased $26.0 million, again resulting from sales declines in the Swanson and Hungry-Man frozen dinner business and the seafood business.

Cost of products sold. Our cost of products sold was $1,122.6 million, or 77.8% of net sales, in the year ended December 31, 2006, versus cost of products sold of $997.2 million, or 79.4% of net sales, in the year ended December 25, 2005, a 1.6 percentage point improvement. The products acquired in the Armour acquisition resulted in an additional $157.6 million of cost of products sold for the fiscal year ended December 31, 2006, including additional costs of $4.8 million related to post-acquisition sales of inventories written up to fair value at the date of the Armour acquisition. For the remaining businesses, cost of products sold was 76.5% of net sales, or a 2.9 percentage point improvement. The principal driver of the improved cost of products sold as a percent of net sales rate was reduced freight and distribution expenses, accounting for a 1.3 percentage point improvement. Additionally, there was a decline in aggregate trade marketing (including the slotting mentioned above) and consumer coupon redemption expenses which are reduced to calculate net sales. The change in these costs accounted for 0.9 percentage points of the improvement.

Marketing and selling expenses. Marketing and selling expenses were $103.6 million, or 7.2% of net sales, in the year ended December 31, 2006 compared to $101.2 million, or 8.1% of net sales, in the year ended December 25, 2005. The acquisition of the Armour Business contributed $3.5 million of the increase for the fiscal year ended December 31, 2006. On the remaining businesses, the change was due to lower advertising expense of $10.1 million, primarily in our seafood and Duncan Hines businesses, partially offset by increased other consumer focused marketing programs of $2.7 million. Selling related expenses increased by $5.3 million, resulting from increased product sales, as well as higher management incentive plan expense.

Administrative expenses. Administrative expenses were $52.4 million in the year ended December 31, 2006 compared to $40.2 million in the year ended December 25, 2005. The acquisition of the Armour Business contributed $4.0 million of an increase for the fiscal year ended December 31, 2006. Included in administrative expenses for the fiscal year ended December 31, 2006 was $1.4 million for the non-cash stock compensation charge related to the ownership units of Crunch Equity Holding, LLC issued to CDM Investor Group LLC in connection with the acquisition of the Armour Business recorded in the first quarter, as well as $1.3 million of stock option expense in accordance with SFAS No. 123(R), which was adopted at the beginning of 2006. In addition, we resumed the payment of the management fees to our existing equity investors beginning in the second quarter of 2006, in accordance with Amendment No. 2 to our senior secured credit facilities, which were $0.8 million in 2006 compared to zero in 2005. In the fiscal year ended December 25, 2005, a $1.5 million favorable adjustment to our bad debt reserve was recorded resulting from improvements in our accounts receivable aging $(1.0 million) and cash collections of previously written off accounts $(0.5 million). The balance of the increase resulted principally from increased management incentive bonuses in 2006 due to 100% attainment of certain performance targets compared to approximately a 30% of target management incentive plan expense in 2005.

Research and development expenses. Research and development expenses were $4.1 million, or 0.3% of net sales, in the year ended December 31, 2006 compared with $3.6 million, or 0.3% of net sales, in the year ended December 25, 2005.

Goodwill impairment charge. Goodwill impairment charges, which are discussed above under “—Impairment of Goodwill and Other Long-lived Assets,” were $54.8 million in the year ended December 25, 2005. Of the total charge in fiscal 2005, which was recorded in the frozen foods segment, $44.9 million related to the impairment of the frozen prepared seafood reporting unit and $9.9 million related to the impairment of the pizza reporting unit.

Other expense (income), net. The following table shows other expense (income), net:

	Successor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005
Other expense (income), net consists of:
Restructuring and intangible asset impairment charges	$6,787	$27,278
Amortization of intangibles/other assets	7,415	4,814
Merger related costs	—	(101)
Royalty income and other	(16)	(155)

Total other expense (income), net	$14,186	$31,836

Other expense was $14.2 million in the year ended December 31, 2006 compared to $31.8 million in the year ended December 25, 2005. For the year ended December 31, 2006, plant restructuring and impairment charges totaled $4.1 million and consisted of $1.4 million of costs related to the closure of our Erie, Pennsylvania frozen food facility, and $2.7 million of plant consolidation expense related to the closure of our Omaha, Nebraska frozen food facility, all of which are discussed above under “—Plant Consolidation.” Also included in the fiscal 2006 activity were tradename impairment charges, which are discussed above under “—Impairment of Goodwill and Other Long-lived Assets,” of $2.7 million related to the Aunt Jemima brand. In addition, $7.4 million of amortization expense was incurred in the year ended December 31, 2006, an increase of $2.6 million as compared to $4.8 million in the year ended December 25, 2005, mainly due to the acquisition of the Armour business.

For the year ended December 25, 2005, plant restructuring and impairment charges totaled $8.0 million and consisted of $5.8 million of costs related to the closure of our Erie, Pennsylvania frozen food facility, a $0.9 million asset impairment charge for the shutdown of a production line at our Mattoon, Illinois facility, and

$1.3 million of plant consolidation expense related to the closure of our Omaha, Nebraska frozen food facility, all of which are discussed above under “—Plant Consolidation.” Trade name impairment charges, which are discussed above under “—Impairment of Goodwill and Other Long-lived Assets,” were $19.3 million in fiscal 2005, consisting of a $10.4 million charge related to the Mrs. Paul’s brand, $7.8 million charge related to the Van de Kamp’s brand and $1.1 million related to the Lender’s brand. The balance of the 2005 activity relate to royalty income and other miscellaneous credits received in the year.

Earnings (loss) before interest and taxes. Earnings (loss) before interest and taxes (EBIT) increased $118.5 million to $145.4 million in the year ended December 31, 2006 from $26.9 million in the year ended December 25, 2005. This increase resulted from a $95.1 million increase in frozen foods EBIT (primarily due to the large write-off of goodwill in intangible assets in 2006), a $26.7 million increase in dry foods EBIT, and a $3.3 million increase in unallocated corporate expenses. The increase in unallocated corporate expenses is principally related to $1.4 million for the non-cash stock compensation charge related to the ownership units of Crunch Equity Holding, LLC issued to CDM Investor Group LLC in connection with the acquisition of the Armour Business recorded in the first quarter, as well as $1.9 million of stock option expense in accordance with the adoption of SFAS No. 123(R).

Dry foods: Dry foods EBIT increased $26.7 million in the year ended December 31, 2006 and included $12.8 million related to the acquisition of the Armour Business. The Armour results were reduced by a $4.8 million non-cash charge related to post-acquisition sales of inventories written up to fair value at the date of the acquisition. The balance of the dry foods EBIT increased $13.9 million, principally driven by lower marketing spending related to fewer new product introductions, mainly in slotting and consumer coupon redemption expense, which are recorded as reductions from net sales. In addition, freight and storage costs decreased as a result of the reorganization of our warehousing network.

Frozen foods: Frozen foods EBIT increased by $95.1 million in the year ended December 31, 2006. In 2006, we recorded $0.6 million of accelerated depreciation expense and a charge of $1.4 million related to asset impairment and plant consolidation expense from the closure of the Erie, Pennsylvania frozen foods facility and impairment charges and plant consolidation expense totaling $2.7 million from the closure of the Omaha, Nebraska frozen foods facilities. Additionally, in 2006 we recorded a tradename impairment charge of $2.7 million related to the Aunt Jemima brand. In 2005, we recorded $4.8 million of accelerated depreciation expense related to the closure of the Erie, Pennsylvania frozen food facility and a charge of $7.1 million related to the plant consolidation expense from the closure of the Omaha, Nebraska ($1.3 million) and Erie, Pennsylvania ($5.8 million) frozen foods facilities. Impairment charges, principally for goodwill and tradenames, totaling $75.0 million were also recorded in fiscal 2005. The impairment charges consisted of a $54.8 million charge for goodwill impairment for the frozen prepared seafood reporting unit ($44.9 million) and pizza reporting unit ($9.9 million), a $19.3 million impairment charge to tradenames for Mrs. Paul’s ($10.4 million), Van de Kamp’s ($7.8 million) and Lender’s ($1.1 million) and a $0.9 million asset impairment write down for the shutdown of a production line at our Mattoon, Illinois facility. The balance of our frozen foods EBIT increased $15.7 million, principally driven by lower marketing spending in 2006, mainly in slotting and trade marketing expense related to fewer new product introductions, which are recorded as reductions from net sales, and lower advertising expense. Partially offsetting the declines in marketing spending was the unfavorable impact of lower sales volumes and the unfavorable mix impact of a shift to lower margin product sales.

Interest expense, net. Interest expense, net was $85.4 million in the year ended December 31, 2006, compared to $70.5 million in the year ended December 25, 2005. Included in the net interest expense amount was $(0.9) million and $4.7 million for the year ended December 31, 2006 and the year ended December 25, 2005, respectively, recorded from gains and (losses) on interest rate swap agreements. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements are recorded as an adjustment to interest expense. Excluding the impact of the interest rate swaps, the increase in interest expense of $9.3 million was the result of $6.2 million attributed to higher interest rates on our bank borrowings,

$1.9 million attributed to higher average bank debt levels resulting from the borrowings to fund the Armour acquisition less prepayments of our bank borrowings and $1.1 million attributed to higher amortization of debt issue costs resulting from the Armour acquisition as well as the impact of our prepayments of our bank borrowings.

Provision for income taxes. The effective tax rate was 43.5% in the year ended December 31, 2006, compared to (1.0)% in the year ended December 25, 2005. We maintain a full valuation allowance against net deferred tax assets, excluding indefinite- lived intangible assets, and the effective rate difference is primarily due to the change in the valuation allowance for the fiscal year. Deferred tax liabilities are recognized for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets. A deferred tax charge was recorded both in 2005 and 2004 for amortization recognized for tax purposes related to indefinite lived intangibles.

Under Internal Revenue Code Section 382, Aurora is a loss corporation. Section 382 of the Code places limitations on our ability to use Aurora’s net operating loss carry-forward to offset our income. The annual net operating loss limitation is approximately $13 to 15 million subject to other rules and restrictions. See note 11 to our audited consolidated financial statements.

Fiscal Year Ended December 25, 2005 Compared to the Fiscal Year Ended December 26, 2004

Net sales. Shipments in the year ended December 25, 2005 were $1,755.9 million, an increase of $294.2 million, compared to shipments in the year ended December 26, 2004 of $1,461.7 million. Of the increase, $255.4 million was related to the fact that 2005 includes 12 months of activity for the former Aurora brands compared to 2004, which includes activity related to the former Aurora brands only since the Aurora Merger on March 19, 2004. Subsequent references in this discussion to this situation are referred to as “the effect of the Aurora Merger.” Net sales in the year ended December 25, 2005 were $1,255.7 million, an increase of $219.8 million, compared to net sales in the year ended December 26, 2004 of $1,035.9 million. Of the increase, $167.2 million was due to the effect of the Aurora Merger. The Aurora brands required a higher level of trade spending than our legacy brands.

Dry foods: Shipments in the year ended December 25, 2005 were $826.4 million, an increase of $154.3 million. $113.6 million of the increase was related to the effect of the Aurora Merger. The balance of the change was driven by increases in our Duncan Hines, pickle and syrup product line sales. Aggregate trade and consumer coupon redemption expenses increased $43.2 million, of which $38.9 million related to the effect of the Aurora Merger. As a result, dry foods net sales increased $111.1 million, of which $74.7 million was related to the effect of the Aurora Merger. The balance of the change was driven by increases in our Duncan Hines and syrup product line sales.

Frozen foods: Shipments in the year ended December 25, 2005 were $929.5 million, an increase of $139.9 million. Of the increase, $137.0 million was related to the effect of the Aurora Merger. The balance of the change was driven by increases in our Swanson, Aunt Jemima, and seafood product line sales. Aggregate trade and consumer coupon redemption expenses increased $31.2 million, of which $47.1 million of the increase related to the effect of the Aurora Merger, partially offset by lower trade and consumer coupon redemption expenses in the fourth quarter of 2005 on the legacy Aurora brands driven by changes in the timing of marketing programs during the year. As a result, frozen foods net sales were $670.7 million, an increase of $108.7 million, with $90.0 million of the increase related to the effect of the Aurora Merger. The balance of the change was driven by increases in our Aunt Jemima and Swanson product line sales.

Cost of products sold. Our cost of products sold was $997.2 million, or 79.4% of net sales in the year ended December 25, 2005, versus cost of products sold of $878.1 million, or 84.8% of net sales in the year ended December 26, 2004. The effect of the Aurora Merger resulted in an additional $127.8 million of cost of products sold in the year ended December 25, 2005. Cost of products sold during the year ended December 26, 2004 include additional non-cash costs of $18.1 million and $13.2 million related to post-merger sales of inventories written up to fair value at the date of the 2003 Acquisition and the Aurora Merger, respectively. Cost of products sold during the year ended December 25, 2005 was affected by the additional costs resulting from the reorganization of our warehousing network and the related movement of products to the new warehousing network. In addition to these costs, this percentage is also affected by changes in our aggregate trade and consumer coupon redemption expenses which are reduced from shipments to calculate net sales.

Marketing and selling expenses. Marketing and selling expenses were $101.2 million, or 8.1% of net sales, in the year ended December 25, 2005 compared to $105.0 million, or 10.1% of net sales, in the year ended December 26, 2004. The effect of the Aurora Merger contributed an additional $20.8 million of costs for the year ended December 25, 2005. The balance of the change was due to decreased selling and marketing overhead expense, primarily from lower package design costs, as well as lower advertising expense.
Administrative expenses. Administrative expenses were $40.2 million in the year ended December 25, 2005 compared to $44.6 million in the year ended December 26, 2004. The decrease relates primarily to the shutdown of the Aurora headquarters office in St. Louis, which was closed in May 2004, and contributed $2.8 million of expense in the year ended December 26, 2004.

Research and development expenses. Research and development expenses were $3.6 million, or 0.3% of net sales, in the year ended December 25, 2005 compared with $3.7 million, or 0.4% of net sales, in the year ended December 26, 2004.

Goodwill impairment charge. Goodwill impairment charges, which are discussed above under “—Impairment of Goodwill and Other Long-lived Assets,” were $54.8 million in the year ended December 25, 2005. Of the total charge in fiscal 2005, which was recorded entirely in the frozen foods segment, $44.9 million related to the impairment of the frozen prepared seafood reporting unit and $9.9 million related to the impairment of the pizza reporting unit. Goodwill impairment charges were $6.1 million in the year ended December 26, 2004. Of the total charge in the year ended December 26, 2004, which was recorded in the frozen foods segment, $1.8 million related to the impairment of the Chef’s Choice goodwill entirely as a result of our decision to discontinue producing products under the Chef’s Choice tradename, $1.6 million related to the frozen dinners reporting unit and $2.7 million related to the bagels reporting unit.

Other expense (income), net. Other expense was $31.8 million in the year ended December 25, 2005 compared to $31.9 million in the year ended December 26, 2004. Included in “Other expense (income), net” for the year ended December 26, 2004 was $8.8 million of 2003 Acquisition related expenses, consisting primarily of $7.4 million of non-cash equity related compensation expense and $1.4 million of retention benefits payments. Also, a $12.7 million impairment charge and $3.0 million for plant consolidation expense, both related to the closure of our Omaha, Nebraska frozen food facility, were recorded in the year ended December 26, 2004. Additionally, restructuring and impairment charges totaling $4.3 million were recorded in the year ended December 26, 2004. The restructuring and impairment charges consisted of a $3.0 million impairment charge related to the Chef’s Choice brand, including $1.7 million of amortizable intangibles (recipes) and $1.3 million of fixed asset write-downs, and a $1.3 million impairment charge related to the Avalon Bay tradename.

For the year ended December 25, 2005, restructuring and impairment charges totaled $27.2 million and included $5.8 million of costs related to the closure of our Erie, Pennsylvania frozen food facility, a $0.9 million asset impairment charge for the shutdown of a production line at our Mattoon, Illinois facility, and $1.3 million of plant consolidation expense related to the closure of our Omaha, Nebraska frozen food facility, all of which are discussed above under Plant Consolidation. Also included in the fiscal 2005 activity were tradename impairment charges, which are discussed above under “—Impairment of Goodwill and Other Long-lived Assets,” of $19.3 million, consisting of a $10.4 million charge related to the Mrs. Paul’s brand, $7.8 million charge related to the Van de Kamp’s brand and $1.1 million related to the Lender’s brand. In addition, $4.8 million of amortization expense was incurred in the year ended December 25, 2005 compared to $3.5 in the year ended December 26, 2004. The increased amortization was primarily related to the effect of the Aurora Merger.

Earnings (loss) before interest and taxes. Earnings (loss) before interest and taxes (EBIT) increased $60.4 million to $26.9 million in the year ended December 25, 2005 from a loss of ($33.5) million in EBIT in the year ended December 26, 2004. This increase resulted from a $5.5 million increase in frozen foods EBIT (in spite of the impairments to intangible assets and goodwill), a $48.3 million increase in dry foods EBIT, and a $6.6 million decrease in unallocated corporate expenses. The decrease in the unallocated corporate expenses was principally related to $8.8 million of 2003 Acquisition-related expenses in the year ended December 26, 2004, consisting primarily of $7.4 million of non-cash equity-related compensation expense and $1.4 million of retention benefit payments. In addition, the year ended December 25, 2005 includes $1.8 million of employee severance expense.

Dry foods: Dry foods EBIT increased $48.3 million in the year ended December 25, 2005 and includes $9.9 million related to the effect of the Aurora Merger. The increase in EBIT also includes the impact of the $7.2 million non-cash charge recorded in the year ended December 26, 2004 related to post-acquisition sales of inventories written up to fair value at the date of the Aurora Merger, which includes $1.8 million in the first quarter and $5.4 million in the second quarter. The year ended December 26, 2004 also includes additional cost of products sold of $17.0 million related to post-merger sales of inventories written up to fair value at the date of the 2003 Acquisition. In addition, $2.4 million of amortization expense was incurred in the year ended December 25, 2005 compared to $1.3 million in the year ended December 26, 2004. The increased amortization was primarily related to the effect of the Aurora Merger. The balance of the dry foods EBIT increased $15.2 million, primarily due to increased sales volume, resulting from additional case volume in our Duncan Hines and pickles product lines. Partially offsetting these increased sales are increases in our cost of products sold expense related to the reorganization of our warehousing network and increased slotting and trade promotion expenses.

Frozen foods: Frozen foods EBIT increased by $5.5 million in the year ended December 25, 2005 and includes $5.2 million related to the effect of the Aurora Merger. Restructuring and impairment charges totaling $74.9 million were recorded in fiscal 2005. In 2005, we also recorded $4.8 million of accelerated depreciation expense related to the closure of the Erie, Pennsylvania frozen food facility and a charge of $7.1 million related to the plant consolidation expense from the closure of the Omaha, Nebraska ($1.3 million) and Erie, Pennsylvania ($5.8 million) frozen foods facilities. The restructuring and impairment charges consisted of a $54.8 million charge for goodwill impairment for the frozen prepared seafood reporting unit ($44.9 million) and pizza reporting unit ($9.9 million), a $19.3 million impairment charge to tradenames for Mrs. Paul’s ($10.4 million), Van de Kamp’s ($7.8 million) and Lender’s ($1.1 million) and a $0.9 million asset impairment write down for the shutdown of a production line at our Mattoon, Illinois facility.

The year ended December 26, 2004 includes additional costs of $1.2 million related to post-merger sales of inventories written up to fair value at the date of the 2003 Acquisition. The increase in EBIT also includes the impact of the $6.0 million non-cash charge recorded in the year ended December 26, 2004 related to post-acquisition sales of inventories written up to fair value at the date of the Aurora Merger. Additionally, the results for the year ended December 26, 2004 included a charge of $12.7 million related to the closure of the Omaha, Nebraska frozen foods facility as well as $8.7 million of consolidation expense and accelerated depreciation expense related to the closure of the Omaha facility. Restructuring and impairment charges totaling $10.4 million were also recorded in the year ended December 26, 2004. The restructuring and impairment charges consisted of a $1.8 million charge related to the impairment of the Chef’s Choice goodwill, $1.6 million charge related to the impairment of the frozen dinners reporting unit goodwill, $2.7 million charge related to the impairment of the bagels reporting unit goodwill, $3.0 million impairment charge related to the Chef’s Choice brand (including $1.7 million of amortizable intangibles (recipes) and $1.3 million of fixed asset write-downs), and a $1.3 million impairment charge related to the Avalon Bay tradename.

Additionally, the corporate overhead expense allocated to frozen foods was $1.7 million higher for the year ended December 26, 2004, related to the continued operation of the Aurora headquarters office in St. Louis, which was closed in May 2004. The balance of our frozen foods EBIT increased $46.4 million, principally driven by $29.6 million lower marketing spending in the fourth quarter of 2005, mainly in slotting and trade promotions and consumer coupon redemption expense, which are recorded as reductions from net sales, and lower advertising expense. An additional $16.5 million increase occurred in the first nine months of 2005 resulting from an increase in sales volume offset by increased cost of products sold expense related to the reorganization of our warehousing network as well as partially increased slotting and trade promotion expenses.

Interest expense, net. Interest expense, net was $70.5 million in the year ended December 25, 2005 compared to $49.2 million in the year ended December 26, 2004. The increase in interest expense, net is partially related to the change in capital structure, which occurred as a result of the Aurora Merger. In addition, we experienced higher average interest rates on our senior debt as well as mark-to-market adjustments on our interest rate swaps. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements are recorded as an adjustment to interest expense. During the year ended December 25, 2005, we recorded a gain on the interest rate swap contracts totaling $4.7 million. During the year ended December 26, 2004, we recorded a gain on the value of the interest rate swaps totaling $7.3 million.

Provision for income taxes. The effective tax rate was (1.0)% in the year ended December 25, 2005, compared to (11.7%) in the year ended December 26, 2004. We maintain a full valuation allowance against net deferred tax assets excluding indefinite lived intangible assets, and the effective rate difference is primarily due to the change in the valuation allowance for the year. Deferred tax liabilities are recognized for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets. A deferred tax charge was recorded both in 2005 and 2004 for amortization recognized for tax purposes related to indefinite lived intangibles.

Under Internal Revenue Code Section 382, Aurora is a loss corporation. Section 382 of the Code places limitations on our ability to use Aurora’s net operating loss carry-forward to offset our income. The annual net operating loss limitation is approximately $13 to 15 million subject to other rules and restrictions. See note 11 to our audited consolidated financial statements.

Transition Year Ended December 26, 2004 Compared to Twenty-One Weeks Ended December 28, 2003

The discussion below of the 21 weeks ended December 28, 2003 is based on the combination of the 2003 Predecessor’s consolidated financial statements for the 16 weeks ended November 24, 2003 and PFG LLC’s consolidated financial statements for the 5-week period ended December 28, 2003. We believe that this is the most meaningful basis for comparison because the customer base, products, manufacturing facilities and types of marketing programs were the same under the 2003 Predecessor as they are under PFG LLC. Also, the discussion below for the transition year ended December 26, 2004 includes the results of operations of the Aurora businesses.

Net sales. Shipments in the 21 weeks ended December 26, 2004 were $730.7 million, an increase of $438.5 million, compared to shipments in the 21 weeks ended December 28, 2003 of $292.2 million. $434.3 million of the increase was related to the Aurora Merger. Net sales in the 21 weeks ended December 26, 2004 were $511.2 million, an increase of $280.2 million, compared to net sales in the 21 weeks ended December 28, 2003 of $231.0 million, $286.5 million of the increase was related to the Aurora Merger, whose brands required a higher level of spending than the historical Pinnacle brands.

Dry foods: Shipments in the 21 weeks ended December 26, 2004 were $340.8 million, an increase of $234.6 million, of which $227.5 million was related to the Aurora Merger. The balance of the increase was due to additional case volume of 5.0% in our core Vlasic product line. Aggregate trade and consumer coupon redemption expenses increased $77.5 million, of which $72.4 million was related to the Aurora Merger. As a result, dry foods net sales increased $157.1 million, of which $155.0 million was related to the Aurora Merger and net sales of the existing Vlasic and Open Pit businesses increased $2.1 million, or 2.5%, for the 21 weeks ended December 26, 2004.

Frozen foods: Shipments in the 21 weeks ended December 26, 2004 were $389.9 million, an increase of $203.9 million. The Aurora Merger accounted for $206.8 million of the increase partially offset by a $3.4 million decrease in our Swanson product line sales. Aggregate trade and consumer coupon redemption expenses increased $80.8 million, of which $75.1 million was related to the Aurora Merger. As a result, frozen foods net sales increased $123.1 million, of which $131.7 million was related to the Aurora Merger. Net sales of the existing Swanson and King’s Hawaiian businesses decreased $8.6 million, or 5.8%, in the 21 weeks ended December 26, 2004.

Cost of products sold. Our cost of products sold was $420.0 million, or 82.2% of net sales, in the 21 weeks ended December 26, 2004, versus cost of products sold of $179.3 million, or 77.6% of net sales, in the 21 weeks ended December 28, 2003. The Aurora Merger resulted in $235.3 million of cost of products sold in the 21 weeks ended December 26, 2004. The balance of cost of products sold was $184.7 million, or 82.2% of net sales, in the 21 weeks ended December 26, 2004. The main driver of increased cost of product sold, as a percentage of net sales, is the additional costs resulting from the reorganization of our warehousing network and the related movement of product to the new warehousing network as well as higher year-over-year commodity costs (chicken, beef, and cheese). In addition to these costs, this percentage is also affected by changes in our aggregate trade and consumer coupon redemption expenses which are reduced to calculate net sales. The 21 weeks ended December 28, 2003 year includes additional costs of $8.2 million related to post-merger sales of inventories written up to fair value at the date of the 2003 Acquisition.

Marketing and selling expenses. Marketing and selling expenses were $53.6 million, or 10.5% of net sales, in the 21 weeks ended December 26, 2004 compared to $30.8 million, or 13.3% of net sales, in the 21 weeks ended December 28, 2003. The Aurora Merger contributed $35.8 million of the increase for the 21 weeks ended December 26, 2004. The balance of the change was due to lower advertising expense of $10.8 million, primarily on our Swanson and Vlasic businesses, and decreased selling overhead expense.

Administrative expenses. Administrative expenses were $15.2 million, or 3.0% of net sales, in the 21 weeks ended December 26, 2004 compared to $12.3 million, or 5.3% of net sales, in the 21 weeks ended December 28, 2003. The principal driver of the $2.9 million increase was higher overhead expense related to the Aurora Merger. Offsetting the increase in higher overhead expenses was the reduction of accrued liabilities for the management incentive plan.

Research and development expenses. Research and development expenses were $1.5 million, or 0.3% of net sales, in the 21 weeks ended December 26, 2004 compared with $1.1 million, or 0.5% of net sales, in the 21 weeks ended December 28, 2003.

Goodwill impairment charge. Goodwill impairment charges was $4.3 million in the 21 weeks ended December 26, 2004. There were no goodwill impairment charges in the 21 weeks ended December 28, 2003. Of the total charge in the 21 weeks ended December 26, 2004, which was recorded in the frozen foods segment, $1.6 million related to the dinners reporting unit and $2.7 million related to the bagels reporting unit.

Other expense (income). Other expense was $5.7 million in the 21 weeks ended December 26, 2004 as compared to $19.8 million in the 21 weeks ended December 28, 2003. This decrease was related to $18.4 million of 2003 Acquisition related expenses in the 21 weeks ended December 28, 2003, consisting primarily of $11.0 million of non-cash equity-related compensation expense, $4.9 million of 2003 Predecessor stock option expense, $1.7 million of change in control payments, and $0.8 million of retention benefit payments. Additionally, a $1.3 million charge related to an impairment of the King’s Hawaiian tradename was recorded in the 21 weeks ended December 28, 2003. Restructuring and impairment charges totaled $3.9 million during the 21 weeks ended December 26, 2004 consisted of (i) $2.6 million of asset impairment write-downs related to the Omaha, Nebraska frozen food facility discussed above, (ii) $1.2 million of plant consolidation expense related to the announced closure of our Omaha, Nebraska frozen food facility, and (iii) less than $0.1 million impairment charge related to the Lender’s tradename. In addition, $1.8 million of additional amortization expense was incurred in the 21 weeks ended December 26, 2004 compared to the 21 weeks ended December 28, 2003 (see note 6 to our audited consolidated financial statements), primarily related to the amortizable intangible assets acquired in the Aurora Merger.

Earnings (loss) before interest and taxes. Earnings (loss) before interest and taxes (EBIT) increased $23.2 million to earnings of $10.9 million in the 21 weeks ended December 26, 2004 from a loss of $12.3 million in EBIT in the 21 weeks ended December 28, 2003. This increase resulted from a $27.3 million decrease in frozen foods EBIT, a $31.1 million increase in dry foods EBIT, and a $19.4 million decrease in unallocated corporate expenses. The decrease in the unallocated corporate expenses was principally related to $18.4 million of 2003 Acquisition related expenses in the 21 weeks ended December 28, 2003, consisting primarily of $11.0 million of non-cash equity related compensation expense, $4.9 million of 2003 Predecessor stock option expense, $1.7 million of change in control payments, and $0.8 million of retention benefit payments. Additionally, based upon results through December 2004, we have reduced accrued liabilities for the management incentive plan.

Dry foods: Dry foods EBIT increased $31.1 million in the 21 weeks ended December 26, 2004, a $24.9 million increase in EBIT was related to the Aurora Merger. The 21 weeks ended December 28, 2003 includes additional cost of products sold of $5.5 million related to post-Merger sales of inventories written up to fair value at the date of the 2003 Acquisition. Dry foods EBIT increased $0.6 million due to lower advertising expenses and increased sales volume, resulting from additional case volume of 5.0% in our core Vlasic product line. Partially offsetting these increases were increased cost of products sold expense related to the reorganization of our warehousing network and increased trade promotion expenses.

Frozen foods: Frozen foods EBIT decreased by $27.3 million in the 21 weeks ended December 26, 2004, $16.7 million of the decline was related to the Aurora Merger, including a $2.7 million impairment of the bagels product line goodwill. During the 21 weeks ended December 26, 2004, we recorded a net expense of $4.5 million related to the announced closure of our Omaha, Nebraska frozen food facility. The net expense was the result of $2.6 million of asset impairment, $1.4 million of accelerated depreciation, $1.2 million of other plant consolidation expenses, and $0.7 million curtailment gain related to the postretirement benefit program. Additionally, a non-cash impairment charge of $1.6 million related to frozen dinner goodwill and a favorable adjustment of $1.6 million to our medical liability reserves were recorded in the 21 weeks ended December 26, 2004. In the 21 weeks ended December 28, 2003, a non-cash impairment charge of $1.3 million related to the King’s Hawaiian intangible assets was recorded. The 21 weeks ended December 28, 2003 also include additional costs of products sold of $2.7 million related to post-merger sales of inventories written up to fair value at the date of the 2003 Acquisition. The balance of our frozen foods EBIT decreased $10.1 million due to increased cost of products sold expense related to the reorganization of our warehousing network, increased coupon and trade promotion expenses, partially offset by lower advertising expenses.

Interest expense, net. Interest expense, net was $26.1 million in the 21 weeks ended December 26, 2004, compared to $12.0 million in the 21 weeks ended December 28, 2003. Comparison of interest expense is not meaningful due to the change in capital structure after the 2003 Acquisition and the Aurora Merger. Included in the interest expense, net, amount for the 21 weeks ended December 26, 2004 was $0.3 million recorded from gains on interest rate swap agreements. We utilize interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. Any gains or losses realized on the interest rate swap agreements are recorded as an adjustment to interest expense.

Provision for income taxes. The effective tax rate was (61.7%) in the 21 weeks ended December 26, 2004, compared to 20.1% in the 21 weeks ended December 28, 2003. We maintain a full valuation allowance against net deferred tax assets excluding indefinite lived intangible assets, and the effective rate difference is due to the change in the valuation allowance for the 21-week period. Deferred tax liabilities are recognized for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets. A deferred tax charge was recorded the 21-week period ended December 26, 2004 for amortization recognized for tax purposes related to indefinite-lived intangibles.

Liquidity and Capital Resources

Our cash flows are seasonal. Typically we are a net user of cash in the third quarter of the calendar year (i.e., the quarter ending in September) and a net generator of cash over the balance of the year.

Our principal liquidity requirements have been, and we expect will be, for working capital and general corporate purposes, including capital expenditures and debt service. Capital expenditures are expected to be approximately $27.0 million in 2007. We have historically satisfied our liquidity requirements with internally generated cash flows and availability under our revolving credit facilities.

Management expects our cash flows from operations, combined with availability under our new revolving credit facilities, to provide sufficient liquidity to fund our current obligations, projected working capital requirements, restructuring obligations and capital spending for a period that includes the next twelve months.

As a result of the Transactions, we are highly leveraged. As of September 30, 2007, our total indebtedness was $1,826 million, including the outstanding notes. We also had an additional $110.5 million available for borrowing under our revolving credit facility (after giving effect to approximately $12.0 million of outstanding letters of credit and $2.5 million in borrowings under our revolving credit facility). Our liquidity requirements are significant, primarily due to debt service requirements.

As market conditions warrant, we and our major equity holders, including Blackstone and its affiliates, may from time to time repurchase debt securities issued by us, in privately negotiated or open market transactions, by tender offer or otherwise.

Cash Flows

Statements of Cash Flows for the Nine Months Ended September 30, 2007 Compared to September 24, 2006

Net cash used in operating activities for the Successor was $17.1 million for the period from April 2, 2007 to September 30, 2007, which was the result of our net loss of $69.8 million, partially offset by $54.1 million in non-cash charges, and an increase in working capital of $1.3 million. The increase in working capital and the net loss were both impacted by a $40.2 million charge related to the write-up of inventories to the fair value at the date of the Transactions. Total inventories increased by $53.5 million, both because of the write-up of inventories and a build-up of inventory in anticipation of seasonal increases in demand in our pickle and baking businesses. Also benefiting working capital were typical seasonal increases to accounts payable ($7.6 million) as well as accrued liabilities ($13.6 million). The increase in accrued liabilities was primarily driven by the increase in accrued interest expense on our senior notes and senior subordinated notes, which is paid on October 1, 2007. Offsetting the increases in accounts payable and accrued liabilities was a reduction in accrued trade marketing expense ($12.3 million), which is a result of seasonally lower sales and lower trade spending rates.

Net cash provided by operating activities for the Predecessor was $55.7 million for the period from January 1, 2007 to April 2, 2007, which was the result of net loss of $66.6 million, partially offset by non-cash charges of $50.3 million, and a decrease in working capital of $72.1 million. The decrease in working capital was primarily the result of (a) a $53.5 million increase in accrued liabilities, mostly as a result of the accrual of $49.1 million of merger expenses related to the Transactions, (b) a $20.0 million decrease in inventories that was due to the sell-down of the seasonal inventory build-up from December 2006 and (c) a $14.3 million increase in accounts payable. The increase in accounts payable at the end of the period primarily related to the normal seasonal slowdown at our production facilities in December 2006 as well as optimizing our freight payment system. The increase in accrued liabilities and accounts payable and the decrease in inventories were offset by an $18.3 million increase in accounts receivable that relates to higher sales as well as the timing of when those sales occurred. The aging of accounts receivable has remained unchanged from December. All other working capital accounts generated $2.6 million of cash, primarily the result of higher accrued trade marketing.

Net cash provided by operating activities for the Predecessor was $94.0 million for the nine months ended September 24, 2006, which was the result of net earnings of $3.6 million, non-cash charges of $66.2 million and a decrease in working capital of $24.2 million. The decrease in working capital was primarily the result of a $21.5 million decrease in inventories that was due to the sell-down of the seasonal inventory build-up from December 2005 and management’s concerted effort to reduce the level of inventories while maintaining customer service levels, as well as a $21.1 million increase in accrued liabilities. The increase in accrued liabilities primarily related to accrued interest expense, which was caused by the timing of interest payments on our debt, as well accrued payroll liabilities. The decrease in inventories was offset by a $26.7 million increase in accounts receivable that relates to higher sales, principally related to the Armour acquisition, as well as the timing of when those sales occurred. The aging of accounts receivable has remained unchanged from December. All other working capital accounts generated $8.2 million of cash, primarily the result of higher accounts payable and accrued liabilities.

Net cash used in investing activities for the nine months ended September 30, 2007 totaled $1,334.7 million and included $1,319.3 million for the Transactions as well as $17.6 million for capital expenditures ($5.0 million for the Predecessor and $12.6 million for the Successor). Additionally, the Successor received $2.2 million from the sale of the Omaha, Nebraska facility. Net cash used in investing activities was $202.6 million for the nine months ended September 24, 2006 and included $187.0 million in consideration paid for the Armour Business and $15.6 million for capital expenditures.

Net cash provided by financing activities was $1,301.7 million for the nine months ended September 30, 2007. This primarily related to the borrowings for the Transactions, which were $1,250.0 million under the term loan under the senior secured credit facilities and $575.0 million for the senior notes and senior subordinated notes, as well as $420.3 million in net equity contributions. These funds were offset by repayments of the Predecessor’s long-term debt totaling $915.2 million and Successor’s debt acquisition costs of $39.8 million. Net cash provided by financing activities was $113.1 million during the nine months ended September 24, 2006 and principally included proceeds to fund the acquisition of the Armour Business. These proceeds included $143.0 million in proceeds from the Predecessor’s senior secured credit facilities and $40.0 million in equity contributions. These proceeds were offset primarily by $60.0 million in repayments of the term loan, $3.8 million in debt acquisition costs and $6.7 million decline in bank overdrafts.

Statements of Cash Flows for the Fiscal Year Ended December 31, 2006

Net cash provided from operating activities was $161.6 million and $64.7 million for fiscal 2006 and 2005, respectively. Net cash provided by operating activities during fiscal 2006 was principally the result of $122.6 million in net earnings excluding non-cash items and a decrease in working capital of $39.0 million. The decrease in working capital was primarily the result of a $33.8 million decrease in inventories that was due to management’s concerted effort to reduce the level of inventories while maintaining customer service levels. The decrease in inventories was offset by a $9.3 million increase in accounts receivable that relates to higher sales, principally related to the Armour acquisition as well as the timing of when those sales occurred. The aging of accounts receivable has remained unchanged from December 2005. All other working capital accounts generated $14.5 million of cash, primarily the result of higher accounts payable and accrued liabilities at December 31, 2006 compared with December 25, 2005.

Net cash provided by operating activities during fiscal 2005 was principally the result of $78.7 million in net earnings excluding non-cash items, which was partially offset by an increase of $13.9 million in net working capital accounts. The increase in working capital included a $35.1 million decrease in inventories that was a result of a sell-down of the high inventory levels from December 2004. The cash provided by the reduction in inventory levels was offset by a $32.1 million decrease in accounts payable and a $13.2 million decrease in accrued trade marketing expense.

Net cash used in investing activities was $213.7 million and $28.8 million for fiscal 2006 and 2005, respectively. Net cash used in investing activities during fiscal 2006 includes $189.2 million for consideration paid for the Armour Business and $26.2 million for capital expenditures less $1.7 million received from the sale of the Erie, Pennsylvania production facility. Net cash used in investing activities during fiscal 2005 includes $30.9 million for capital expenditures less $1.6 million received from the settlement of the working capital adjustment from the 2003 Acquisition as well as $0.6 million related to the sale of idle equipment from our Omaha facility.

Net cash provided by financing activities was $63.9 million during fiscal 2006, which principally included proceeds to fund the acquisition of the Armour Business. These proceeds included $143.0 million in proceeds from the senior secured credit facilities and $40.0 million in equity contributions. These proceeds were offset primarily by $110.0 million in repayments of the term loan, $3.8 million in debt acquisition costs and $5.8 million decline in bank overdrafts. Net cash used by financing activities was $37.7 million for fiscal 2005. The usage was driven by $4.1 million of scheduled quarterly payments and $50.0 million in prepayments of our senior term loan credit facility. The payments were offset by an increase in bank overdrafts of $6.4 million and a $10.0 million equity contribution from Crunch Holding Corp. The equity contribution was the result of employee purchases of shares under the 2004 Employee Stock Purchase Plan discussed in note 5 to our consolidated financial statements.

The net of all activities resulted in an increase in cash of $11.8 million in fiscal 2006 and a decrease in cash by $1.7 million during fiscal 2005.

Statements of Cash Flows for the Fiscal Year Ended December 25, 2005

The following information regarding cash flows for the fiscal year ended December 26, 2004 is provided for comparison purposes only and is unaudited.

Net cash provided from operating activities was $64.7 million and $16.2 million for fiscal 2005 and 2004, respectively. Net cash provided by operating activities during fiscal 2005 was principally the result of $78.7 million in net earnings excluding non-cash items, which was partially offset by an increase of $13.9 million in net working capital accounts. The increase in working capital included a $35.1 million decrease in inventories that was a result of the sell-down of the high inventory levels from December 2004. The cash provided by the reduction in inventory levels was offset by a $32.1 million decrease in accounts payable and a $13.2 million decrease in accrued trade marketing expense. In fiscal 2004, net cash used in operations was driven by a $28.9 million decrease in working capital, principally increases in accounts payable of $47.9 million and decreases in accounts receivable of $16.7 million. These increases were offset by increases in inventories of $20.0 million and decreases in accrued trade marketing expenses of $25.3 million. Offsetting the cash provided from the decline in working capital was $12.6 million in net loss excluding non-cash items.

Net cash used in investing activities was $28.8 million and $703.2 million for fiscal 2005 and 2004, respectively. Net cash used in investing activities during fiscal 2005 includes $30.9 million for capital expenditures less $1.6 million received from the settlement of the working capital adjustment from the 2003 Acquisition as well as $0.6 million related to the sale of idle equipment from our Omaha facility. Net cash used in investing activities during fiscal 2004 includes activities related to the Aurora Merger, mainly consideration paid of $663.8 million and transaction costs of $19.3 million. Additionally, during fiscal 2004, we paid $17.7 million for capital expenditures as well as $1.9 million to reacquire an exclusive license to distribute Duncan Hines products in Canada.

Net cash used by financing activities was $37.7 million for fiscal 2005. The usage was driven by $4.1 million of scheduled quarterly payments and $50.0 million in prepayments of our senior term loan credit facility. The payments were offset by an increase in bank overdrafts of $6.4 million and a $10.0 million equity contribution from Crunch Holding Corp. The equity contribution was the result of employee purchases of shares under the 2004 Employee Stock Purchase Plan discussed in note 5 to our consolidated financial statements. Net cash provided by financing activities during fiscal 2004 was $683.9 million, which was primarily related to the Aurora Merger and included $425.0 million in proceeds from the senior credit facility, $201.0 million in senior subordinated note proceeds and $95.3 million in equity contributions. The proceeds were offset by $19.6 million in debt acquisition costs, $14.0 million in payments on our revolving credit facility and $2.7 million in scheduled quarterly payments of our senior term loan credit facility.

The net of all activities resulted in a decrease in cash by $1.7 million and $3.0 million during fiscal 2005 and 2004, respectively.

Statements of Cash Flows for the Transition Year Ended December 26, 2004

The following information regarding cash flows for the 21-week period ended December 28, 2003 is provided for comparison purposes only and is unaudited.

Net cash used in operating activities was $2.5 million and $11.1 million for the 21 weeks ended December 26, 2004 and December 28, 2003, respectively. Net cash used in operating activities during the 21 weeks ended December 26, 2004 was principally the result of an increase in working capital, which included a $23.0 million increase in inventories for the seasonal build and a $7.7 million increase in accounts receivable as well as a $19.0 million increase in accounts payable and accrued liabilities. The increase in accrued liabilities primarily relate to higher accrued bond interest and higher accrued trade marketing expenses and coupon costs. In the 21 weeks ended December 28, 2003, net cash used in operations was $11.1 million and was driven by a $21.1 million increase in working capital, principally related to the seasonal increase in inventories and higher accrued trade marketing expenses.

Net cash used in investing activities was $12.4 million and $369.9 million for the 21 weeks ended December 26, 2004 and December 28, 2003, respectively. Net cash used in investing activities during the 21 weeks ended December 26, 2004 includes $8.1 million for capital expenditures, $1.9 million for the reacquisition of an exclusive license to distribute Duncan Hines product in Canada, and $2.3 million for the payment of costs associated with the Aurora Merger, which were previously accrued as of the date of acquisition. Net cash used in investing activities during the 21 weeks ended December 28, 2003 includes activities related to the 2003 Acquisition, mainly consideration paid of $368.2 million. Additionally, $1.7 million for capital expenditures was included in the 21 weeks ended December 28, 2003.

Net cash used by financing activities was $20.6 million for the 21 weeks ended December 26, 2004. The usage was driven by a $16.4 million decline in bank overdrafts, $2.8 million of debt acquisition costs, as well as the scheduled quarterly payments of our senior term loan credit facility of $1.4 million. Net cash provided by financing activities was $314.1 million during the 21 weeks ended December 28, 2003. The 2003 Predecessor senior credit facility term loan of $175.0 million was paid off, and debt acquisition costs were $21.2 million. Cash inflows consisted of equity contribution of $180.3 million, long-term bank borrowing of $120.0 million, borrowing under our bank revolver of $21.5 million, and issuance of senior subordinated notes of $200.0 million. Additionally, we repaid $7.5 million of the revolver borrowings and there was a $4.1 million decline in bank overdrafts.

The net of all activities resulted in a decrease in cash by $35.5 million and $66.9 million during the 21 weeks ended December 26, 2004 and December 28, 2003, respectively.

Statements of Cash Flows for the Fiscal Year Ended July 31, 2004

In the 2003 Predecessor’s 16-week period ending November 24, 2003 of fiscal 2004, cash usage as a result of operations was $23.4 million, and in PFG LLC’s 36-week period ending July 31, 2004, cash generated as a result of operations was $31.0 million, for a net cash increase as a result of operations for the 52 week combined period ended July 31, 2004 of $7.6 million. The cash increase from operations is due to net earnings excluding non-cash charges/credits and the impact of the flow through of the write-up of inventories to fair value of $39.5 million and increased working capital of $21.1 million, principally due to increased inventories partially offset by lower receivables and increased accounts payable.

Capital expenditures were $11.3 million, primarily for process improvement, cost savings and maintenance capital.

In fiscal 2004, bank overdrafts increased by $11.3 million resulting from the timing of checks clearing the bank.

The other significant activities in our cash flow for fiscal 2004 relate to the 2003 Acquisition and Aurora Merger. The 2003 Acquisition consideration paid was $361.1 million, the 2003 Acquisition costs were $7.2 million, the 2003 Predecessor senior credit facility term loan of $175.0 million was paid off, and debt acquisition costs were $21.2 million. Cash inflows consisted of equity contribution of $179.8 million, long-term bank borrowing of $120.0 million, borrowing under our bank revolver of $21.5 million, and issuance of senior subordinated notes of $200.0 million. Since the 2003 Acquisition, we have repaid $21.5 million of the revolver borrowings. The Aurora Merger consideration paid was $888.9 million (including $225.1 million relating to the exchange of Aurora senior subordinated notes for equity interest in Crunch Equity Holding, LLC), transaction costs paid were $17.0 million, and debt acquisition costs were $16.6 million. Cash inflows consisted of the equity contribution to PFIG of $320.4 million (including $225.1 million relating to the exchange of Aurora senior subordinated notes for equity interest in Crunch Equity Holding, LLC), term loan borrowings under the senior secured credit facilities of $425.0 million and gross proceeds from the February 2004 issuance of additional 8.25% Senior Subordinated Notes due 2013.

In addition, cash flows from financing activities reflected the regularly scheduled quarterly repayment of the term loan of $1.4 million.

The net of all activities resulted in a decrease in cash by $34.3 million in fiscal 2004.

Debt

New Senior Secured Credit Facilities

Our new senior secured credit facilities entered into in connection with the Transactions provide senior secured financing of $1,375.0 million, consisting of: (i) a $1,250.0 million term loan facility; and (ii) a $125.0 million revolving credit facility. The new senior secured credit facilities also provide us with the option to raise incremental credit facilities subject to certain limitations.

The revolving credit facility includes borrowing capacity available for (i) letters of credit and (ii) for short-term borrowings referred to as the swingline borrowings.

Pinnacle Foods Finance LLC, which is referred to in this section as the Borrower, is the borrower under the new senior secured credit facilities.

All obligations under the new senior secured credit facilities are unconditionally guaranteed by Peak Finance Holdings LLC and, subject to certain exceptions, each of our existing and future domestic wholly-owned subsidiaries.

Borrowings under the term loan facility and the revolving credit facility bear interest, at our option, at a rate equal to a margin over either (a) a base rate or (b) a LIBOR rate. The margin is initially 1.75%, in the case of base rate loans, and 2.75%, in the case of LIBOR rate loans.

The applicable margin for borrowings under both the term loan facility and the revolving credit facility may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the new senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

The new senior secured credit facilities are subject to amortization and prepayment requirements and contain the covenants, events of default and other provisions described under “Description of Other Indebtedness.”

Covenant Compliance

The following is a discussion of the financial covenants contained in our debt agreements.

Senior Secured Credit Facilities

Our new senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Borrower and its restricted subsidiaries to:

•	incur additional indebtedness and make guarantees;

•	create liens on assets;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions;

•	repay the Senior Subordinated Notes or enter into certain amendments thereof; and

•	engage in certain transactions with affiliates.

The new senior secured credit facilities also contain certain customary affirmative covenants and events of default.

Senior Notes and Senior Subordinated Notes

Additionally, on April 2, 2007, we issued the Senior Notes and the Senior Subordinated Notes. The Senior Notes are general unsecured obligations of the Issuers, effectively subordinated in right of payment to all existing and future secured indebtedness of the Issuers, and guaranteed on a full, unconditional, joint and several basis by our wholly-owned domestic subsidiaries. The Senior Subordinated Notes are general unsecured obligations of the Issuers, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by our wholly-owned domestic subsidiaries.

The indentures governing the Senior Notes and Senior Subordinated Notes limit our (and most or all of our subsidiaries') ability to, subject to certain exceptions:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Subject to certain exceptions, the indentures governing the notes permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Pursuant to the terms of the new senior secured credit facilities, if at any time, there are borrowings outstanding under the revolving credit facility in an aggregate amount greater than $10.0 million, we are required to maintain a ratio of consolidated total senior secured debt to Consolidated EBITDA for the most recently concluded four consecutive fiscal quarters (the “Senior Secured Leverage Ratio”) starting at a maximum of 7.00:1 at September 30, 2007 and stepping down over time to 4.00:1 on March 31, 2011. Consolidated total senior secured debt is defined under the new senior secured credit facilities as aggregate consolidated secured indebtedness of the Company less the aggregate amount of all unrestricted cash and cash equivalents. In addition, under the new senior secured credit facilities and the indentures governing the Senior Notes and Senior Subordinated Notes, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to the Senior Secured Leverage Ratio, in the case of the new senior secured credit facilities, or to the ratio of Consolidated EBITDA, as defined, to fixed charges for the most recently concluded four consecutive fiscal quarters or the Senior Secured Leverage Ratio, in the case of the Senior Notes and the Senior Subordinated Notes.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”) further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the new senior secured credit facilities and the indentures governing the Senior Notes and Senior Subordinated Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Consolidated EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

Consolidated EBITDA does not represent net loss or earnings or cash flow from operations as those terms are defined by Generally Accepted Accounting Principals (“GAAP”) and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the new senior secured credit facilities and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss or earnings. However, these are expenses that may recur, vary greatly and are difficult to predict. While Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Consolidated EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the new senior secured credit facilities and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the new senior secured credit facilities to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net (loss) earnings to EBITDA and Consolidated EBITDA for the nine months ended September 30, 2007, the nine months ended September 24, 2006 and fiscal year ended December 31, 2006. The terms and related calculations are defined in the new senior secured credit facilities and the indentures governing the Senior Notes and Senior Subordinated Notes.

	Predecessor	Successor	Combined	Predecessor	Predecessor
	January 1, 2007 Through April 2, 2007	April 2, 2007 Through September 30, 2007	Nine Months Ended September 30, 2007	Nine Months Ended September 24, 2006	Fiscal Year Ended December 31, 2006
	(in thousands)
Net (loss) earnings	$(66,649)	$(69,846)	$(136,495)	$3,610	$33,924
Interest expense, net	38,593	83,740	122,333	65,833	85,368
Income tax expense	6,284	16,751	23,035	20,136	26,098
Depreciation and amortization	10,163	29,930	40,093	31,647	42,187

EBITDA (unaudited)	$(11,609)	$60,575	48,966	121,226	187,577

Non-cash items(a)			52,618	10,535	13,523
Non-recurring items(b)			52,061	3,937	4,040
Other adjustment items(c)			2,447	4,706	4,706
Net cost savings projected to be realized as a result of initiatives taken(d)			8,987	17,723	23,775

Consolidated EBITDA (unaudited)			$165,079	$158,127	$233,621

Last twelve months Consolidated EBITDA (unaudited)			$240,573

(a)	Non-cash items are comprised of the following:

	Combined	Predecessor	Predecessor
	Nine Months Ended September 30, 2007	Nine Months Ended September 24, 2006	Fiscal Year Ended December 31, 2006
	(in thousands)
Effects of adjustments related to the application of purchase accounting(1)	$40,203	$4,760	$4,760
Non-cash compensation charges(2)	9,181	2,635	3,315
Unrealized losses or (gains) resulting from hedging activities(3)	3,234	280	(112)
Impairment charges or asset write-offs(4)	—	2,780	5,480
Other non-cash charges	—	80	80

Total non-cash items	$52,618	$10,535	$13,523

(1)	For the nine months ended September 30, 2007, represents $40.2 million of expense related to the write-up to fair market value of inventories acquired as a result of the Transactions. For the nine months ended September 24, 2006 and fiscal year ended December 31, 2006, represents $4.8 million related to the write-up to fair market value of inventories acquired in the Armour acquisition.

(2)	For the nine months ended September 30, 2007, the nine months ended September 24, 2006 and fiscal year ended December 31, 2006, represents non-cash compensation charges related to the granting of equity awards.

(3)	For the nine months ended September 30, 2007, the nine months ended September 24, 2006 and fiscal year ended December 31, 2006, represents non-cash gains and losses resulting from mark-to-market adjustments of obligations under natural gas and foreign exchange swap contacts.

(4)	For the nine months ended September 24, 2006, represents $2.8 million for non-cash asset impairment charges related to the Erie, Pennsylvania and Omaha, Nebraska production facilities, which were subsequently sold. In addition to the asset impairment charges recorded during the nine months ended September 24, 2006, fiscal year ended December 31, 2006 includes a $2.7 million non-cash asset impairment charge related to a write-down of the Aunt Jemima tradename.

(b)	Non-recurring items are comprised of the following:

	Combined	Predecessor	Predecessor
	Nine Months Ended September 30, 2007	Nine Months Ended September 24, 2006	Fiscal Year Ended December 31, 2006
	(in thousands)
Expenses in connection with an acquisition or other non-recurring merger costs(1)	$49,430	$2,709	$2,731
Restructuring charges, integration costs and other business optimization expenses(2)	2,631	1,228	1,309

Total non-recurring items	$52,061	$3,937	$4,040

(1)	For the nine months ended September 30, 2007, represents $49.4 million of expenses incurred in connection with the Transactions and represents: $35.5 million related to the cash tender offer for the Predecessor’s 8.25% notes; $12.9 million related to the termination of certain Predecessor contracts with our former Chairman and affiliates of our former Chairman; and $1.0 million of other costs. For the nine months ended September 24, 2006 and fiscal year ended December 31, 2006, the amount relates principally to costs in connection with the Armour acquisition and represents the sum of: $1.3 million of unabsorbed manufacturing overhead related to reductions of Armour finished product inventories following the acquisition; $0.7 million of costs incurred under a transition services agreement in excess of management’s estimate of the internal costs to provide such services; $0.4 million of expenses of the Crunch Equity Voting Trust payable by us principally as a result of the Armour acquisition; and $0.3 million in excess costs from shipping inventory between the seller’s warehouses and our warehouses as a result of the acquisition.

(2)	For the nine months ended September 30, 2007, represents $2.6 million of expenses incurred to consolidate certain portions of our distribution network. For the nine months ended September 24, 2006 and fiscal year ended December 31, 2006, the charges represent costs incurred relating to the closure of our Omaha, Nebraska and Erie, Pennsylvania production facilities and the relocation of production to our Fayetteville, Arkansas and Jackson, Tennessee production facilities.

(c)	Other adjustment items are comprised of the following:

	Combined	Predecessor	Predecessor
	Nine Months Ended September 30, 2007	Nine Months Ended September 24, 2006	Fiscal Year Ended December 31, 2006
	(in thousands)
Management, monitoring, consulting and advisory fees(1)	$1,667	$—	$—
Accruals established as a result of the Transactions(2)	780	—	—
Armour EBITDA prior to the March 1, 2006 acquisition	—	4,338	4,338
Other	—	368	368

Total other adjustments	$2,447	$4,706	$4,706

(1)	For the nine months ended September 30, 2007, represents management/advisory fees paid to Blackstone.

(2)	For the nine months ended September 30, 2007, represents executive severance costs incurred in connection with the Transactions.

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Combined	Predecessor	Predecessor
	Nine Months Ended September 30, 2007	Nine Months Ended September 24, 2006	Fiscal Year Ended December 31, 2006
	(in thousands)
Productivity initiatives in our manufacturing facilities, freight and distribution systems and purchasing programs(1)	$6,801	$12,769	$16,900
Termination of contracts with our former Chairman and affiliates of our former Chairman(2)	2,186	4,954	6,875

Total net cost savings projected to be realized as a result of initiatives taken	$8,987	$17,723	$23,775

(1)	For the nine months ended September 30, 2007, the nine months ended September 24, 2006 and fiscal year ended December 31, 2006, represents net cost savings projected to be realized as a result of specified actions taken or initiated, net of the amount of actual benefits realized. Such savings primarily relate to productivity initiatives in our manufacturing facilities, our freight and distribution systems, and our purchasing programs.

(2)	For the nine months ended September 30, 2007, the nine months ended September 24, 2006 and fiscal year ended December 31, 2006, represents the reduction in expenses as a result of the termination of our former Chairman’s employment agreement as well as contracts with affiliates of our former Chairman, net of the expense of our new Chairman.

Our covenant requirements and actual ratios for the twelve months ended September 30, 2007 are as follows:

	Covenant Requirement	Actual Ratio
Senior Secured Credit Facilities
Senior Secured Leverage Ratio(1)	*	5.19:1
Total Leverage Ratio(2)	Not applicable	7.58:1

Senior Notes and Senior Subordinated Notes(3)
Minimum Consolidated EBITDA to fixed charges ratio required to incur additional debt pursuant to ratio provisions(4)	2.00:1	1.57:1

*	Under the terms of the new senior secured credit facilities, during the quarter ended September 30, 2007, we were not subject to the financial covenant requirements as our borrowings under the revolving credit facility during such quarter did not exceed $10.0 million.

(1)	Pursuant to the terms of the new senior secured credit facilities, if at any time, there are borrowings outstanding under the revolving credit facility in an aggregate amount greater than $10.0 million, we are required to maintain a consolidated total senior secured debt to Consolidated EBITDA ratio for the most recently concluded four consecutive fiscal quarters (the “Senior Secured Leverage Ratio”) starting at a maximum of 7.00:1 at September 30, 2007 and stepping down over time to 4.00:1 on March 31, 2011. Consolidated total senior secured debt is defined as the aggregate consolidated secured indebtedness of the Company less the aggregate amount of all unrestricted cash and cash equivalents.

(2)	The Total Leverage Ratio is used to determine the applicable rate under the new senior secured credit facilities. The Total Leverage Ratio is calculated by dividing consolidated total debt less the aggregate amount of all unrestricted cash and cash equivalents to Consolidated EBITDA.

(3)

Our ability to incur additional debt and make certain restricted payments under the indentures governing the Senior Notes and Senior Subordinated Notes, subject to specified exceptions, is tied to a Consolidated EBITDA to fixed charges ratio of at least 2.0:1, except that we may incur certain debt and make certain restricted payments and certain permitted investments without regard to the ratio, such as our ability to (i) incur up to $1,600.0 million under credit facilities (as of September 30, 2007, we had $1,246.9 million in outstanding term loans and an unused balance of $110.5 million under the revolving credit facility), (ii) incur up to $150.0 million under the general exception to the debt covenant, (iii) make investments in similar businesses having an aggregate fair market value not to exceed 3.0% of our total assets, (iv) make additional investments having an aggregate fair market value not to exceed 4.0% of our total assets and (v) make other restricted payments in an aggregate amount not to exceed 2.0% of our total assets.

(4)	Fixed charges is defined in the indentures governing the Senior Notes and Senior Subordinated Notes as (i) consolidated interest expense (excluding specified items) plus consolidated capitalized interest less consolidated interest income plus (ii) cash dividends and distributions paid on preferred stock or disqualified stock.

Inflation

Prior to 2005, inflation had not had a significant effect on us as we have been successful in mitigating the effects of inflation with cost reduction and productivity programs. Beginning 2005 and continuing into 2007, we experienced higher energy and commodity costs in production and higher fuel surcharges for product delivery. Although we have no such expectation, severe increases in inflation could have an adverse impact on our business, financial condition and results of operations.

Contractual Commitments

The table below provides information on our contractual commitments as of September 30, 2007:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(in thousands)
Long-term debt(1)	$1,821,875	$12,500	$25,000	$25,000	$1,759,375
Projected interest payments on long term debt(2)	1,117,650	157,863	312,670	308,595	338,522
Operating lease obligations	20,108	5,307	9,836	4,342	623
Capital lease obligations	225	133	67	25	—
Purchase obligations(3)	306,493	244,175	58,918	3,400	—
Postretirement medical benefits	10,790	77	149	196	10,368
Pension benefits	5,969	650	2,000	2,000	1,319
Other long-term obligations(4)	837	837	—	—	—

	$3,283,947	$421,542	$408,640	$343,558	$2,110,207

(1)	Long-term debt at face value includes scheduled principal repayments and excludes interest payments.

(2)	The total projected interest payments on long-term debt are based upon borrowings and interest rates as of September 30, 2007. The interest rate on variable rate debt is subject to changes beyond our control and may result in actual interest expense and payments differing from the amounts above.

(3)	The amounts indicated in this line primarily reflect future contractual payments, including certain take-or-pay arrangements entered into as part of the normal course of business. The amounts do not include obligations related to other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. Purchase obligations also include trade and consumer promotion and advertising commitments. We do not believe such purchase obligations will adversely affect our liquidity position.

(4)	Other long-term obligations relate to the Omaha restructuring plan and severance costs related to the Aurora transaction and the acquisition of the Armour Business.

Off-Balance Sheet Arrangements

As of September 30, 2007, we did not have any off-balance sheet obligations.

Quantitative And Qualitative Disclosures About Market Risk

We may utilize derivative financial instruments to enhance our ability to manage risks, including interest rate, commodities and foreign currency, which exist as part of ongoing business operations. We do not enter into contracts for speculative purposes, nor are we a party to any leveraged derivative instrument. We monitor the use of derivative financial instruments through regular communication with senior management and the utilization of written guidelines.

We rely primarily on bank borrowings to meet our funding requirements. We utilize interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. We will recognize the amounts that we pay or receive on hedges related to debt as an adjustment to interest expense.

Prior to the consummation of the Transactions, we entered into interest rate swap agreements with counterparties, including JP Morgan Chase Bank, to effectively change a portion of the floating rate payments on our senior secured credit facilities into fixed rate payments. One swap agreement terminated on January 2, 2007. The other swap agreement terminates on November 25, 2009 and has a notional amount of $450.0 million. Interest payments determined under the swap agreement are based on the notional amounts. Floating interest rate payments to be received under the swap are based on U.S. Dollar LIBOR, which is substantially the same basis for determining the floating rate payments on the senior secured credit facilities. After the consummation of the Transactions, we entered into a new interest rate swap agreement and an interest rate collar agreement. The interest rate swap agreement terminates on April 2, 2012 and has a notational amount of $976,250. The interest rate collar agreement was terminated as part of the Transactions at a cost of $2.5 million. As of September 30, 2007, the fair value of the interest rate swap contract was a loss of $7,250, which is recorded in the Other long-term liabilities account on our consolidated balance sheet. For the six months ending September 30, 2007, a loss of $7,250 was recorded in Accumulated Other Comprehensive Income ($7,250, net of income taxes).

We also entered into various natural gas swap transactions with JP Morgan Chase Bank to lower our exposure to the price of natural gas. As of September 30, 2007, the trades in effect mature in December 2007 and have various notional quantities of MMBTU’s (million BTU’s) per month. We will pay a fixed price ranging from $7.11 to $8.42 per MMBTU, with monthly settlements.

We entered into various foreign currency exchange transactions with JP Morgan Chase Bank to lower our exposure to the exchange rate between the U.S. dollar and the Canadian dollar. Each agreement was based upon a notional amount in Canadian dollars, which is expected to approximate a portion of the amount of our Canadian subsidiary’s U.S. dollar denominated purchases for the month.

The above swaps were not designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

We utilize irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. The contract value of the outstanding standby letter of credit as of September 30, 2007 was $9.5 million, which approximates fair value. As of September 30, 2007, we also utilized letters of credit in connection with the purchase of raw materials in the amount of $2.5 million, which approximates fair value.

We are exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A” rated by Moody’s and Standard & Poor’s. Accordingly, we do not anticipate non-performance by the counterparties. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The estimated fair value of the senior secured credit facilities bank debt and the 8 1/4% senior subordinated notes that are classified as long term debt on our consolidated balance sheet at December 31, 2006, was approximately its carrying value.

Raw Materials, Ingredients, Packaging and Production Costs

We purchase agricultural products, meat, poultry, other raw materials and packaging supplies from growers, commodity processors, other food companies and packaging manufacturers using a combination of purchase orders and various short-term and long-term supply arrangements.

We have entered into various natural gas swap transactions with JP Morgan Chase Bank to lower our exposure to the price of natural gas. As of September 30, 2007, the trades in effect mature in December 2007 and have various notional quantities of MMBTU’s per month. We pay a fixed price ranging from $7.11 to $8.42 per MMBTU, with monthly settlements. These swaps were not designed as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

While all of our materials are available from numerous independent suppliers, raw materials are subject to fluctuations in price attributable to a number of factors, including changes in crop size, federal and state agricultural programs, export demand, weather conditions during the growing and harvesting seasons, insects, plant diseases and fungi. Although we enter into advance commodities purchase agreements from time to time, increases in raw material costs could have a material adverse effect on our business, financial condition or results of operations. We do not engage in speculative transactions nor hold or issue financial instruments for trading purposes.

Accounting Policies and Pronouncements

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of judgment, estimates and assumptions. We make such subjective determinations after careful consideration of our historical performance, management’s experience, current economic trends and events and information from outside sources. Inherent in this process is the possibility that actual results could differ from these estimates and assumptions for any particular period.

Our significant accounting policies are detailed in note 2 to our consolidated financial statements for the fiscal year ended December 31, 2006. The following areas are the most important and require the most difficult, subjective judgments.

Revenue recognition. Revenue consists of sales of our frozen food and dry food products. We recognize revenue from product sales upon shipment to our customers, at which point title and risk of loss are transferred and the selling price is fixed or determinable. Shipment completes the revenue-earning process, as an arrangement exists, delivery has occurred, the price is fixed and collectibility is reasonably assured. We estimate discounts and product return allowances and record them as a reduction of sales in the same period that the revenue is recognized.

Trade and consumer promotional expenses. We offer various sales incentive programs to retailers and consumers. We record consumer incentive and trade promotion costs as a reduction of revenues in the year in which we offer these programs. The recognition of expense for these programs involves the exercise of judgment related to performance and redemption estimates that we base on historical experience and other factors. Actual expenses may differ if the level of redemption rates and performance vary from estimates. We also record slotting fees, which refers to payments to retailers to obtain shelf placement for new and existing product introductions. We reduce revenues for the amount of slotting estimated to each customer in full at the time of the first shipment of the new product to that customer.

Inventories. We state inventories at the lower of average cost or market. In determining market value, we provide allowances to adjust the carrying value of our inventories to the lower of cost or net realizable value, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value. These adjustments are estimates, which could vary significantly from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

Goodwill and indefinite-lived tradenames. We follow SFAS No. 142, “Goodwill and Other Intangible Assets” in evaluating the carrying value of goodwill and tradenames, which are indefinite lived intangible assets. At September 30, 2007, the carrying value of goodwill, based upon the preliminary purchase price allocation in connection with the Transactions, was $877.6 million. Goodwill was assigned to our frozen foods segment in the amount of $337.3 million and to our dry foods segment in the amount of $540.3 million. At September 30, 2007, the carrying value of the tradenames, based upon the preliminary purchase price allocation, was $1,084.5 million. The tradenames were assigned to our frozen foods segment in the amount of $283.5 million and to our dry foods segment in the amount of $801.0 million. The goodwill and tradenames arose in connection with the Transactions. The tradenames represent the fair value of the brands used in our retail products. The goodwill, which is allocated to reporting units (one level below our reportable segments), represents the excess of the aggregate purchase price over the fair value of the identifiable net assets. We performed valuations of the reporting units acquired in the transactions and allocated goodwill based upon the respective contribution to the excess purchase price.

We evaluate, on at least an annual basis in December, the carrying amount of goodwill and indefinite-lived tradenames to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. We measure recoverability of the carrying value of these assets by comparison with discounted cash flows attributable to the tradename or the reporting unit to which the goodwill relates. In determining the amount of the impairment charges, if any, we compare the estimated fair value of a tradename or reporting unit to its estimated book value. In estimating the fair value, we primarily use the income approach, which utilizes forecasted discounted cash flows to estimate the fair value. If the carrying value of a tradename exceeds its fair value at the time of the evaluation, we would charge the shortfall to earnings. In measuring the amount of the goodwill impairment, we made a hypothetical allocation of the estimated fair value of the reporting units to the tangible and intangible assets (other than goodwill) within the respective reporting units using the same rules for determining fair value and allocation under SFAS No. 141, “Business Combinations” as we would use if it were an original purchase price allocation. If the carrying value of a reporting unit exceeds its fair value at the time of the evaluation, we would compare the implied fair value of the reporting unit’s goodwill to its carrying amount and any shortfall would be charged to earnings. Assumptions underlying fair value estimates are subject to risks and uncertainties. In our recent impairment tests, we forecasted cash flows for five years plus a terminal year and assumed a discount rate of 11%. Such cash flows for each of the five years and terminal year assume growth rates that average between 0.6% and 6.5%, which are determined based upon our expectations for each of the individual reporting units.

Pensions and retiree medical benefits. We provide pension and post-retirement benefits to certain employees and retirees. Determining the costs associated with such benefits depends on various actuarial assumptions, including discount rates, expected return on plan assets, compensation increases, turnover rates and health care trend rates. Independent actuaries, in accordance with GAAP, perform the required calculations to determine expense. We generally accumulate actual results that differ from the actuarial assumptions and amortize such results over future periods.

Insurance reserves. We are self-insured and retain liabilities under our worker’s compensation insurance policy. An independent, third-party actuary estimates the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. We base actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses—based on historical information from both us and the industry—and the projected costs to resolve these losses. Retained-insurance liabilities may differ based on new events or circumstances that might materially impact the ultimate cost to settle these losses.

Income taxes. We record income taxes based on the amounts that are refundable or payable in the current year, and we include results of any difference between generally accepted accounting principles and U.S. tax reporting that we record as deferred tax assets or liabilities. We review our deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing of income tax payments. Actual collections and payments may differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

Stock-based compensation. We adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of December 26, 2005, the first day of our fiscal year 2006. Our consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS No. 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include the impact of SFAS No. 123(R). Stock-based compensation expense related to employee stock options for fiscal 2006 as a result of adopting SFAS No. 123(R) was $1.9 million, or $1.9 million net of tax. In addition, we recorded $1.4 million (with no related tax impact) for stock-based compensation expense in fiscal 2006 for certain ownership units of Crunch Equity Holding, LLC that were issued to CDM Investor Group LLC, which is controlled by certain members of PFG LLC’s management (see discussion below). There was no stock-based compensation expense recognized during fiscal 2005.

SFAS No. 123(R) requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense using the straight-line method over the requisite service periods in our consolidated statement of operations. Prior to the adoption of SFAS No. 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in our consolidated statement of operations, other than as related to certain ownership units of Crunch Equity Holding, LLC that were issued to CDM Investor Group LLC.

We continue to use the lattice-binomial option-pricing model (“lattice-binomial model”) as our method of valuation for stock-based awards, which was previously used for our pro forma information required under SFAS No. 123. Since our stock is not publicly traded, the determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is based upon estimates of enterprise value as well as assumptions regarding a number of highly complex and subjective variables. The estimated enterprise value is based upon forecasted cash flows for five years plus a terminal year and an assumed discount rate. The other variables used to determine fair value of stock-based payment awards include, but are not limited to the expected stock price volatility of a group of industry comparable companies over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because our employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of our employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS

No. 123(R) and Securities and Exchange Commission Staff Accounting Bulletin No. 107 (“SAB No. 107”) using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

New Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: An Interpretation of Statement of Financial Accounting Standards (“SFAS”) Statement No. 109” (“FIN 48”). This interpretation clarifies SFAS No. 109, “Accounting for Income Taxes,” to indicate a criterion that an individual tax position would have to meet for some or all of the benefit of that position to be recognized in an entity’s financial statements. We adopted FIN 48 on January 1, 2007. As a result of adoption, we recognized a charge of $0.3 million to the January 1, 2007 retained earnings balance and $1.1 million increase to goodwill related to the Transactions. As of January 1, 2007, after the implementation of FIN 48, our liability for unrecognized tax benefits was $2.3 million, excluding liabilities for interest and penalties. The amount, if recognized, that would impact the Predecessor’s effective tax rate was $0.3 million. Our liability for unrecognized tax benefits as of September 30, 2007 is $1.4 million, reflecting a reduction of $0.9 million resulting from the expiration of certain statutes of limitation. The amount, if recognized, that would impact the effective tax rate as of September 30, 2007 was zero. The entire amount of the liability for unrecognized tax benefits is classified as a long-term liability. See note 16 to our consolidated financial statements at September 30, 2007 and for the applicable periods ended September 24, 2006 and September 30, 2007 for additional information.

In September 2006, the FASB issued Statements of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are assessing what impact, if any, adoption of this statement would have on its financial position, results of operations and cash flows.

The FASB also issued in September 2006 Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”, (“SFAS No. 158”). This Standard requires recognition of the funded status of a benefit plan in the statement of financial position. The Standard also requires recognition in accumulated other comprehensive income certain gains and losses that arise during the period but are deferred under pension accounting rules, as well as modifies the timing of reporting and adds certain disclosures. SFAS No. 158 provides recognition and disclosure elements to be effective for fiscal years ending after December 15, 2007 and measurement elements to be effective for fiscal years ending after December 15, 2008. Effective upon the consummation of the Transactions, we adopted the recognition and disclosure elements of SFAS No. 158.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new guidance is effective for fiscal years beginning after November 15, 2007. We are assessing what impact, if any, adoption of this statement would have on its financial position, results of operations and cash flows.

INDUSTRY

The U.S. food manufacturing industry has historically been characterized by relatively stable sales growth based on modest price and population increases. In recent years, food manufacturers have capitalized on an increasing desire by households, particularly dual-income, single-family and active-lifestyle consumers, for convenience and variety by introducing innovative, high-quality food products and complete meal solutions. Food manufacturers have also taken advantage of the growing trends toward away-from-home eating by increasing their sales to the foodservice channel, which supplies restaurants, schools, hospitals and other institutions. We believe these trends will continue to represent growth opportunities for food manufacturers.

In recent years, our industry has been characterized by consolidation in the retail grocery and food service industries, with mass merchandisers gaining market share.

Dry Foods

Baking mixes and frostings. The baking mixes and frostings category, which has historically exhibited stable consumption, had approximately $1.2 billion in retail sales during the 52-week period ended September 2007, a decrease of 2.9% from 2006. The baking mixes and frostings category primarily consists of the following five key product segments, with the corresponding retail sales volume percentages: cake mix (24.0%), ready-to-serve frostings (19.1%), brownie mix (18.0%), muffin mix (16.2%) and cookie mix (5.2%). Our Duncan Hines brand competes in all five of these segments. The remaining 17.5% of the retail sales volume is in smaller product segments such as dessert mixes, quick breads and specialty mixes.

Pickles, peppers and relish. The shelf-stable pickles, peppers and relish category had approximately $901 million of retail sales during the 52-week period ended September 2007, an increase of 0.1% from the prior year period. Shelf-stable pickles is the largest segment of the category, with $486 million in retail sales, followed by peppers ($301 million) and relish ($113 million). Our Vlasic brand competes in all three of these segments. Of retail shelf-stable pickle segment sales, approximately 71.2% represented sales of branded pickles, and the remaining 28.8% represented sales of private label pickles.

Syrup. The syrup category had $439 million in retail sales during the 52-week period ended September 2007, representing a 1% increase compared to the prior year period. The syrup category consists of four major brands—Aunt Jemima, Mrs. Butterworth’s (our brand), Log Cabin (our brand) and Eggo—as well as numerous private label and regional brands. Market share is driven largely by pricing, as the syrup consumer is generally price sensitive. Of retail syrup category sales, approximately 81.9% represents sales of branded syrup, and the remaining 18.1% represents sales of private label syrup.

Canned Meat. The canned meat category consists of canned chili, chunk meat, Vienna sausages, luncheon meat, and sloppy joes and stew, comprising 30.6%, 14.2%, 8.2%, 8.2%, 8.2% and 6.2% of the category, respectively during the 52-week period ended September 2007. The remaining 24.4% of retail sales volume is in smaller segments such as hash, hot dog sauce, potted meat, sliced dried beef, meat spreads, chicken & dumplings, corned and roast beef, sausage meats and other canned meat. This category had $1.1 billion in retail sales, a decline of 3.2% over the prior year period. Through our Armour brand, we compete in twelve of the fifteen segments within the canned meat category.

Frozen Foods

Frozen dinners and entrees. The frozen dinners and entrees category had $3.8 billion in retail sales during the 52-week period ended September 2007, an increase of 2.3% over the prior year period. Through our Hungry-Man and Swanson Dinners brands, we compete in the $2.1 billion single-serve, full-calorie dinners and entrees segment of this category, which decreased 0.1% as compared to the prior year period.

Frozen prepared seafood. The frozen prepared seafood category consists of “fin products,” such as pollock and salmon, and “non-fin products,” primarily shrimp. This category had approximately $602 million in retail sales during the 52-week period ended September 2007. The frozen prepared seafood category increased by 1.9% over the prior year period. Our Mrs. Paul’s and Van de Kamp’s brands compete in this category.

Frozen breakfast. The frozen breakfast category consists of the frozen waffles, pancakes, French toast, breakfast entrees, savory breakfast handhelds and sweet breakfast handhelds segments. This category had $1.3 billion in retail sales during the 52-week period ended September 2007, an increase of 3.8% over the prior year period, driven primarily by an increased focus on new product innovation and new entrants to the category. Through our Aunt Jemima brand, we compete in all five segments.

Bagels. The scannable bagel category consists of the frozen bagels, refrigerated bagels and fresh bagels segments, comprising 8.0%, 9.0% and 83.0% of the category, respectively, during the 52-week period ended September 2007. The scannable bagel category had retail sales of $588 million, a decrease of 0.4% over the prior year period. Our Lender’s brand competes in all three segments. Frozen bagel market sales have declined 10.4%, while the refrigerated and fresh bagel market sales have increased 1.0% and 0.6%, respectively. The decline in frozen bagel sales is driven by consumers replacing frozen bagel purchases with purchases of fresh bagels and other, more innovative frozen breakfast products. As a result, retailers have reduced shelf space and distribution for frozen bagels, further contributing to the decline in the frozen bagel segment.

Pizza. The frozen pizza category had $2.7 billion in retail sales during the 52-week period ended September 2007, an increase of 5.0% from the prior year period. Through our Celeste brand, we compete in the $332 million full calorie pizza-for-one segment.

BUSINESS

We are a leading manufacturer, marketer and distributor of high-quality, branded food products (both dry and frozen foods). Our major brands are among the leading brands in their respective retail categories and enjoy high consumer awareness. The vast majority of our brands has been in existence for at least 50 years and penetrates 79% of U.S. households. Targeted consumer marketing, product innovation, experienced management and strategic acquisitions have helped us create and grow a diverse brand portfolio. Our products are sold through a combination of a national sales broker, regional sales brokers and a direct sales force that reaches supermarkets, grocery wholesalers and distributors, convenience stores, super centers, mass merchandisers, drug stores, warehouse clubs, quick-serve restaurants and other alternative channels in the United States. We also have a growing presence in Canada and Mexico.

Our Products

Dry Foods

Baking mixes and frostings. Our baking mixes and frostings product line consists primarily of Duncan Hines cake mixes, ready-to-serve frostings, brownie mixes, muffin mixes, baking kits and cookie mixes. Duncan Hines was introduced as a national brand in 1956 and, with a 19.3% share, is the number two brand in the $1.2 billion baking mixes and frostings category. Duncan Hines is positioned to appeal to the consumer who wants a “quality, good as homemade” baking product. During 2004, the Company acquired the rights to distribute the Duncan Hines brand in Canada, and since then we have expanded distribution of the brand in Canada. All Duncan Hines products are produced by contract manufacturers.

Pickles, peppers and relish. We offer a complete line of shelf-stable pickle, pepper and relish products that we market and distribute nationally, primarily under the Vlasic brand, and regionally under the Milwaukee’s and Wiejske Wyroby brands. Our Vlasic brand was introduced over 65 years ago, and we believe that the Vlasic brand, together with our trademark Vlasic stork, enjoy strong consumer awareness. Vlasic, with a 31.7% share, is the leading brand in the $486 million shelf-stable pickle segment of the $901 million shelf-stable pickles, peppers and relish category. We also distribute these products through foodservice and private label channels. In 2004, we launched the Vlasic brand in Canada and have attained a 10.6% share of the shelf-stable pickle segment.

Syrups and pancake mixes. Our syrup and pancake mixes product line consists primarily of products marketed under our Log Cabin and Mrs. Butterworth’s brands. Our syrup line consists of original, lite and sugar-free varieties. Log Cabin was introduced in 1888 and, with its cabin-shaped bottle and distinct maple flavor, appeals to a broad consumer base. Mrs. Butterworth’s was introduced in 1962 and, with its distinctive grandmother-shaped bottle and thick, rich and buttery flavor, appeals to families with children. In the $439 million table-syrup category, Mrs. Butterworth’s and Log Cabin hold the number two (10.3%) and number three (10.1%) market share positions, respectively, among branded syrups. We also distribute these products through the foodservice channel.

Canned meat. Our canned meat product line consists primarily of products marketed under the Armour brand. Armour was introduced in 1868 by Philip Danforth Armour for California gold miners. Armour is the number two branded product, with an 8.1% marked share, in the $1.1 billion canned meat category and is the number one brand in the Vienna sausage, potted meat and sliced dried beef segments. We also distribute these products through the foodservice and private label channels.

Barbecue sauce. We market a complete line of barbecue sauce products under the Open Pit brand, which was introduced in 1955. Open Pit is a regional brand that competes primarily in the Midwest markets.

Frozen Foods

Frozen dinners. Our frozen dinners product line consists primarily of products sold in the United States and Canada under the Hungry-Man and Swanson brands. We also distribute these products through foodservice and private label channels. As a complement to these major brands, our frozen dinner offerings include Swanson pot pies. In Canada, we also distribute the Hungry-Man and Swanson brands along with Hungry-Man Express and Swanson Hearty Bowls. The Swanson brand enjoys a strong heritage, dating back over 50 years to its introduction of The Original TV Dinner® in 1953. Swanson dinners have been recently re-launched and re-packaged as Swanson Classics to reinforce Swanson’s value proposition, which combines premium quality with an affordable price. Hungry-Man differentiates itself from the category by positioning towards male consumers who prefer larger, more satisfying portions. Our Hungry-Man and Swanson brands collectively represent the fourth largest player in the $2.1 billion single-serve, full-calorie dinners and entrees segment.

Frozen prepared seafood. Our frozen prepared seafood product line, marketed primarily under the Van de Kamp’s and Mrs. Paul’s brands, includes breaded and battered fish sticks and fish fillets, lightly breaded fish, breaded shrimp and specialty seafood items, such as crab cakes and clam strips. We use a dual-brand strategy to capitalize on the regional strengths of our brands. Both brands differentiate themselves from the category by offering products with enhanced freshness, due to the recently introduced “freshness pouch” that employs a “bag-in-box” strategy to protect against shrinkage and freezer burn. The Van de Kamp’s brand dates back to 1915, and the Mrs. Paul’s franchise began in the mid-1940s. These brands hold the number two (10.5%) and the number five (7.0%) market share positions among branded players, respectively, in the $602 million frozen prepared seafood category. We also distribute these products through foodservice and private label channels.

Frozen breakfast. Our frozen breakfast product line consists of waffles, pancakes, French toast, breakfast entrees, savory breakfast handhelds and sweet breakfast handhelds marketed under the Aunt Jemima brand. Beginning in May 2004, the Swanson Great Starts products were re-branded Aunt Jemima Great Starts, which allows us to leverage the combined size of our grain-based (waffles, pancakes and French toast) and protein-based (entrees and handhelds) frozen breakfast offerings. Aunt Jemima is positioned as a high-quality frozen breakfast brand that appeals to families with children. The Aunt Jemima brand was established over a century ago and, with an 10.6% share, is currently the number four brand in the $1.3 billion frozen breakfast category. We are the number two branded player in the $683 million frozen waffles, pancakes and French toast segment and the number two player in the $476 million frozen breakfast entrees and savory breakfast handhelds segments. We also distribute these products through foodservice and private label channels. In 2006, we launched Aunt Jemima frozen breakfast products in Canada and plan to continue expanding distribution.

Bagels. Our bagel product line consists primarily of Lender’s packaged bagels, which are distributed among all scannable sections of the grocery store (i.e., the frozen, refrigerated and fresh bread aisles). Founded in 1927, Lender’s ranks number three among branded scannable bagels, with a 12.3% share of the $588 million scannable bagel category. Additionally, the brand has the top market share in both refrigerated and frozen bagel sub-categories. We also distribute these products through the foodservice and private label channels.

Pizza. We market frozen pizza under the Celeste brand, which dates back to the 1940s. Celeste, with a 21.4% market share, is the number two brand in the $332 million full calorie pizza-for-one category and is sold primarily throughout the Northeast, Chicago, Florida and California. It is positioned as a homemade, authentic Italian meal at an affordable price.

Our History

On May 22, 2001, Pinnacle acquired certain assets and assumed certain liabilities of the North American business of Vlasic Foods International Inc. (“VFI”). The North American business consisted of the Swanson and Hungry-Man frozen food, Vlasic pickles, peppers and relish and Open Pit barbecue sauce businesses. PFHC and Pinnacle were each incorporated on March 29, 2001 but had no operations until the acquisition of the North American business of VFI.

Crunch Holding Corp., a Delaware corporation indirectly owned by J.P. Morgan Partners, LLC, J.W. Childs Associates, L.P. and CDM Investor Group LLC, acquired PFHC on November 25, 2003.

On November 25, 2003, Aurora entered into a definitive agreement with Crunch Equity Holding, LLC. The definitive agreement provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving the merger, following the filing and confirmation of a pre-negotiated bankruptcy reorganization case with respect to Aurora under Chapter 11 of the U.S. Bankruptcy Code. On December 8, 2003, Aurora and its subsidiary, Sea Coast Foods, Inc., filed their petitions for reorganization with the Bankruptcy Court. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, was confirmed by order of the Bankruptcy Court. This restructuring transaction was completed on March 19, 2004, and the surviving company was renamed Pinnacle Foods Group Inc.

On March 1, 2006, the Company acquired certain assets and assumed certain liabilities of the food products business (the “Armour Business”) of The Dial Corporation for $189.2 million in cash. The acquisition of the Armour Business complemented the Company’s existing product lines that together provide growth opportunities and scale. The Armour Business is a leading manufacturer, distributor and marketer of products in the $1.0 billion canned meat category. For the year ended December 31, 2005, the Armour Business had net sales of approximately $225 million. The Armour Business offers products in twelve of the fifteen segments within the canned meat category and maintains the leading market position in the Vienna sausage, potted meat and sliced beef categories. The business also includes meat spreads, chili, luncheon meat, corned and roast beef hash, beef stew and Lunch Bucket® meals. The majority of the products are produced at the manufacturing facility located in Ft. Madison, Iowa, which was acquired in the transaction. Products are sold under the Armour brand name as well as private label and certain co-pack arrangements.

On February 10, 2007, Crunch Holding Corp., our parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC, a Delaware limited liability company controlled by affiliates of The Blackstone Group, Peak Acquisition Corp., a wholly owned subsidiary of Peak Holdings and Peak Finance LLC, providing for the acquisition of Crunch Holding Corp. The acquisition was completed on April 2, 2007.

Our Competitive Strengths

We believe that our competitive strengths include the following:

Diverse Portfolio of Strong Iconic Brands with Leading Market Positions

We are a strong competitor in the food industry with $1.4 billion in net sales during 2006, a diverse portfolio of brands, and top-ranked products in our categories. We offer a broad mix of well-recognized food products that, we believe, consumers purchase largely independent of economic cycles. Consumer awareness of our brand histories combined with our national retail distribution help ensure that our brands maintain their iconic standing. Our long-standing brands maintain a number one or number two position in eight of the eleven categories in which we compete. We plan to drive further sales growth and pursue market share gains through product innovations and brand adjacencies that have been rolled out in 2007 and will continue into 2008 and beyond.

The following table outlines the leadership position of our major brands in their respective categories for the 52-week period ended September 2007:

Category	Category size	Major brands	Market position(1)	Market share
	(in millions)
Shelf-stable pickles, peppers and relish	$901	Vlasic	#1	20.3%
Baking mixes and frostings	$1,250	Duncan Hines	#2	19.3%
Canned meat	$1,069	Armour	#2	8.1%
Table syrups	$439	Log Cabin	#3	10.1%
		Mrs. Butterworth’s	#2	10.3%
Frozen prepared seafood	$602	Van de Kamp’s	#2	10.5%
		Mrs. Paul’s	#5	7.0%
Frozen full calorie pizza-for-one	$332	Celeste	#2	21.4%
Barbecue sauce(2)	$50	Open Pit	#2	17.4%
Frozen waffles, pancakes and French toast	$683	Aunt Jemima	#2	10.9%
Frozen breakfast entrees/savory handhelds/sweet handhelds	$476	Aunt Jemima	#2	13.8%
Bagels	$588	Lender’s	#3	12.3%
Frozen dinners(3)	$2,077	Hungry-Man	#4	8.7%
		Swanson	#9	1.9%

(1)	Market position among branded players.

(2)	Market position in the core markets of the major metropolitan areas surveyed by IRI in Illinois, Michigan, Ohio, western Pennsylvania and Wisconsin.

(3)	Single-serve, full-calorie frozen dinners and entrees.

Diversity of Customers and Distribution Channels

We have strong representation in many U.S. food distribution channels and have a broad customer base. The diversity of our multiple-channel sales and distribution system enhances our financial results by allowing us to capitalize on growth trends within these distribution channels. In addition, this diversity reduces our dependence on any one of these channels. We continue to expand our distribution in alternative channels including dollar stores, club stores and mass merchandisers, as well as expanding our footprint in Canada and Mexico.

Strong Free Cash Flows

We have historically generated consistent cash flows, which we believe are driven by our established and diverse portfolio of brands and extensive distribution system. Additionally, we require both minimal capital expenditures and working capital. We also have significant tax deductible intangibles and federal net operating losses, which we believe will result in minimal cash taxes over the next several years. These characteristics lead to strong free cash flows that we believe will provide us an opportunity to reduce our leverage over time.

Proven Management Team and Board of Directors

Our Company is led by CEO, Jeffrey Ansell, who spent 25 years at The Procter & Gamble Company (“P&G”), where he was a corporate officer from 2001 to 2006. His last assignment was President of The Iams Company, and prior to his position with The Iams Company, he was Vice President of P&G Baby Care North America and General Manager of Diaper Products Europe. Including his experience in P&G’s pet food business, 18 of Mr. Ansell’s 25 years at P&G were in the food and beverage space. President William Toler has over 20 years of consumer product experience with P&G, Reckitt & Colman, Campbell Soup Company and Nabisco. He was President of Sales at Campbell Soup Company and President North America for ICG Commerce, a procurement services company. Further, our senior management team is highly regarded in the food and beverage industry with significant experience in leadership roles. Collectively, the top six senior executives have an average of over 20 years of professional experience at large food and beverage companies. The team has a track record of delivering strong operating performance through brand-building initiatives and focusing on consistently achieving cost savings. Additionally, our team has been successful at acquiring and integrating companies.

In connection with the Merger, The Blackstone Group assembled an experienced team of industry executives to serve as directors on our Board of Directors. Chairman Roger Deromedi, who has nearly 30 years of experience in the food industry globally, has held the positions of CEO of Kraft Foods Inc. and President and CEO of Kraft Foods International. Joseph Jimenez, who has more than 20 years of industry experience, also sits on the board. Mr. Jimenez’s experience includes former positions as EVP, President and CEO of Heinz Europe and President and CEO of Heinz North America.

Successful Track Record of Acquisitions and Integration

Since our acquisition of the VFI businesses in 2001 and the merger of Pinnacle and Aurora, we have streamlined our business, consolidated facilities, upgraded our warehousing and transportation network, rationalized SKUs and upgraded product quality. We believe we have the expertise to identify and integrate value-enhancing acquisitions. We acquired Armour in March 2006 and successfully integrated its significant business functions within 120 days. We will continue to evaluate potential opportunities to acquire businesses and products with leading market positions in adjacent categories with identifiable growth opportunities that leverage our existing infrastructure and capabilities.

Our Strategy

We intend to profitably grow our business through the following strategic initiatives:

Build Brands through a Better Balanced Business Model

We believe that a business model that more appropriately balances trade support and consumer advertising and marketing will strengthen our brands and enhance sales for us and our customers. Our overall combined trade and consumer marketing spending is planned to increase annually. However, we plan to slowly shift a portion of our funds that we have historically spent on trade support to targeted consumer advertising and marketing. Our strategy is to further drive demand for our brands through developing better consumer insight, which we believe will lead to more effective consumer advertising and will allow us to strategically target our additional consumer advertising and marketing spending. In order to optimize the advertising and consumer spending, we have hired three new advertising agencies to develop enhanced brand positionings, as well as more effective advertising and media placement.

Increase Innovation Capability and Successfully Launch New Items

We believe that our new product innovation will continue to drive incremental sales growth and market share gains. We are enhancing our new product execution through improved consumer testing and a more disciplined product launch model. We are also forming a Multi-Functional Innovation Team focused on creating new ideas to generate incremental sales and earnings through new platforms and expansion into adjacent categories. We expect this team will enhance our capability to develop a pipeline of ideas to drive organic growth.

Strengthen Sales Execution and Expand Channel Penetration

We are continuously upgrading our sales execution by leveraging our national sales broker relationship and our direct sales force representation and by identifying underserved markets. We intend to continue to grow our business with our largest customers through improved in-store promotions, innovative new product offerings and expanded distribution. We are pursuing new opportunities to expand our presence in alternative channels such as dollar stores, club stores and mass merchandisers. We also continue to develop our footprint in the foodservice channel, Canada and Mexico, where we believe there are significant opportunities for growth.

Sustain Focus on Supply Chain Cost Reduction and Operational Excellence

Since January 2005, we have made a sustained effort to close and consolidate facilities while rationalizing our warehouse and transportation network. In connection with these efforts, we have closed three plants and fourteen warehouses. We have been successful in reducing inventories, improving customer service metrics and lowering warehouse and transportation costs. We believe we can continue to drive cost efficiencies through a focus on:

•	reduction in raw materials and packaging costs through yield and purchasing program improvements;

•	continued reduction in manufacturing conversion costs through a reduction in overhead and direct and indirect labor costs through lean initiatives; and

•	continued reduction in warehousing and transportation costs through further warehouse consolidation and in-house transportation management.

Evaluate Targeted Strategic Acquisition Opportunities

In addition to realizing organic revenue and earnings growth in our existing businesses and cost savings that leverage our current infrastructure, we will continue to evaluate targeted, value-enhancing acquisition opportunities that complement our current portfolio. These acquisitions will be evaluated using the following criteria:

•	brands with leading market positions and attractive and sustainable margins;

•	in adjacent or identifiable growth categories; and

•	allowing us to leverage existing capabilities in marketing, sales, manufacturing and/or logistics.

We have demonstrated our ability to identify and successfully integrate value-enhancing acquisitions, and we believe our capabilities are further enhanced with the support of Blackstone and our Board of Directors.

Marketing, Sales and Distribution

Our marketing programs consist of advertising, consumer promotions and trade promotions. Our advertising consists of television, newspaper and magazine advertising aimed at increasing consumer awareness and trial of our brands. Consumer promotions include free trial offers, targeted coupons and on-package offers to generate trial usage and increase purchasing frequency. Our trade promotions and slotting focus on obtaining retail feature and display support, discounting to achieve optimum retail product prices and securing retail shelf space. We continue to shift our marketing efforts toward building long-term brand equity through consumer advertising and trial generation promotions rather than through trade spending.

We sell a majority of our products in the United States through one national broker with whom we have a long-term working relationship. In Canada, we use two brokers to distribute the majority of our products. We employ other brokers for the foodservice, military, club and convenience channels. We manage our brokers through our company employees in regional sales offices located in Arkansas and Ontario, Canada. Through this managed broker network, our products reach all traditional classes of trade, including supermarkets, grocery wholesalers and distributors, convenience stores, super centers, mass merchandisers, drug stores, convenience warehouse clubs, quick-serve restaurants and other alternative channels in the United States.

Due to the different demands of distribution for frozen, refrigerated and shelf-stable products, we maintain separate distribution systems. Our frozen product warehouse and distribution network consists of 19 locations.

Frozen products are distributed by means of three owned and operated warehouses at our Fayetteville, Arkansas, Mattoon, Illinois, and Jackson, Tennessee plants. In addition, we utilize five distribution centers and three consignment distribution centers in the United States and two distribution centers in Canada, all of which are owned and operated by third-party logistics providers. We currently ship frozen products from two specialty locations which provide special packaging and from two co-packers of finished goods. We also maintain inventory in two overflow warehouses. Vlasic refrigerated pickles are distributed directly from cold storage warehouses at our pickle manufacturing facilities. Our dry product warehouse and distribution network consists of 12 locations. Dry foods products are distributed through a system of ten distribution sites in the United States, which include four warehouses that are owned and operated by us in Imlay City, Michigan, Millsboro, Delaware, St. Elmo, Illinois and Ft. Madison, Iowa, as well as six other locations which are owned and operated by third-party logistics providers. We also distribute dry products from one leased distribution center in Canada and maintain one overflow warehouse for dry products. In each third-party operated location, the provider receives, handles and stores products. Our distribution system uses a combination of common carrier trucking and inter-modal rail transport. We believe that the sales and distribution network is scalable and has the capacity to support substantial increases in volume.

Research and Development

Our Product Development and Technical Services team currently consists of 27 full-time employees focused on product-quality improvements, product creation, package development, regulatory compliance, quality assurance and tracking consumer feedback. For fiscal 2006, fiscal 2005, the transition year and fiscal 2004, our research and development expenditures totaled $4.0 million, $3.6 million, $1.5 million and $3.3 million, respectively. We are also forming a Multi-Functional Innovation Team focused on creating new ideas that are expected to generate incremental sales and earnings through new platforms and expansion into adjacent categories.

Ingredients and Packaging

We believe that the ingredients and packaging used to produce our products are readily available through multiple sources. Our ingredients typically account for approximately 41% of our annual cost of products sold, and primarily include sugar, cucumbers, flour, poultry, seafood, vegetable oils, shortening, meat, corn syrup and other agricultural products. Our packaging costs, primarily for aluminum, glass jars, plastic trays, corrugated fiberboard and plastic packaging materials, typically account for approximately 20% of our annual cost of products sold.

Manufacturing and Facilities

We own and operate the following seven manufacturing and warehouse facilities:

Facility location	Principal products	Facility size
Fayetteville, Arkansas	Frozen dinners and entrees	335,000 square feet
Imlay City, Michigan	Pickles, peppers, relish	344,000 square feet
Millsboro, Delaware	Pickles, peppers, relish	460,000 square feet
Jackson, Tennessee	Frozen breakfast, frozen pizza, frozen prepared seafood	302,000 square feet
Mattoon, Illinois	Bagels, frozen breakfast	215,000 square feet
St. Elmo, Illinois	Syrup, barbecue sauce	250,000 square feet
Ft. Madison, Iowa	Canned meat	450,000 square feet

On April 7, 2004, we announced our decision to permanently close our 275,000-square foot production facility in Omaha, Nebraska as part of our plan of consolidating and streamlining production activities after the Aurora Merger. Production from the Omaha plant, which manufactured Swanson frozen entree retail products and frozen foodservice products, was relocated to our Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions in Omaha. We entered into an agreement of purchase and sale as of January 1, 2007 to sell this facility for $2.5 million. On February 27, 2007, however, the City of Omaha decided to exercise its right of first refusal to purchase this facility for the same purchase price. The sale of this facility was consummated during the second quarter of 2007.

On April 29, 2005, we announced our decision to permanently close our Erie, Pennsylvania production facility, as part of our plan of consolidating and streamlining production activities after the Aurora Merger. Production from the Erie plant, which manufactured Mrs. Paul’s and Van de Kamp’s frozen prepared seafood products and Aunt Jemima frozen breakfast products, was relocated primarily to our Jackson, Tennessee production facility. Activities related to the closure of the plant were completed in the first quarter of 2006, and the facility was sold in December 2006.

We have entered into co-packing (third-party manufacturing) agreements with several manufacturers for certain of our finished products. We believe that our manufacturing facilities, together with our co-packing agreements, provide us with sufficient capacity to accommodate our planned internal growth. Our co-packed finished products include our Duncan Hines product line, Aunt Jemima breakfast sandwich product line and certain seafood products. All of our Duncan Hines cake mix, brownie mix, specialty mix and frosting production equipment, including co-milling, blending and packaging equipment, is located at the contract manufacturers’ facilities. The current Duncan Hines co-packing agreement will expire in June 2015.

We lease office space in Mountain Lakes, New Jersey (our corporate headquarters); Cherry Hill, New Jersey; Lewisburg, Pennsylvania; Fayetteville, Arkansas; and Mississauga, Ontario, under operating leases expiring in July 2012, May 2011, November 2007 and November 2010, respectively. In connection with the Transactions, the lease for office space in Greenwich, Connecticut has been terminated.

Customers

Sales of our products to Wal-Mart and its affiliates approximated 22% of our consolidated net sales in fiscal 2006, 21% in fiscal 2005, 18% in the transition year and 18% in fiscal 2004. Our top ten customers accounted for approximately 57% of our net sales in fiscal 2006, 56% in fiscal 2005, 53% in the transition year and 50% in fiscal 2004. We believe that our concentration of business with our largest customers is representative of the food industry. The specific timing of significant customers’ merchandising activities for our products can impact quarterly sales and operating results when making year-to-year comparisons.

Competition

We face competition in each of our product lines. We compete with producers of similar products on the basis of, among other things, product quality, convenience, price, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions, subdivisions or subsidiaries of much larger companies with more substantial financial and other resources available to them. Our ability to grow our business may be impacted by the relative effectiveness of, and competitive response to, new product efforts, product innovation and new advertising and promotional activities. In addition, from time to time, we may experience margin pressure in certain markets as a result of competitors’ pricing practices or as a result of price increases for the ingredients used in our products. Although we compete in a highly competitive industry for representation in the retail food and foodservice channels, we believe that our brand strength in our various markets has resulted in a strong competitive position.

Our most significant competitors for our products are:

Our Products	Competitor
Frozen dinner products	Nestle, ConAgra and Heinz
Pickles and peppers products	Claussen, B&G Foods, Inc. and Mt. Olive
Baking products	General Mills and J.M. Smucker Co.
Syrup products	The Quaker Oats Company and Kellogg’s
Seafood products	Gorton’s and Seapak
Frozen breakfast products	Kellogg’s, General Mills and Jimmy Dean (Sara Lee)
Bagel products	Weston and Sara Lee
Canned meat	ConAgra and Hormel

Trademarks and Patents

We own a number of registered trademarks in the United States, Canada and other countries, including All Day Breakfast®, American Recipes®, Appian Way®, Casa Brava®, Casa Regina®, Celeste®, Chocolate Lovers®, Country Kitchen®, Duncan Hines®, Fun Frosters®, Grabwich®, Great Starts®, Grill Classics®, Hawaiian Bowls®, Hearty Bowls®, Hearty Hero®, Hungry-Man®, Hungry-Man Sports Grill®, Hungry-Man Steakhouse®, It’s Good to be Full®, Lender’s®, Log Cabin®, Lunch Bucket®, Magic Mini’s®, Milwaukee’s®, Moist Deluxe®, Mrs. Butterworth’s®, Mrs. Paul’s®, Open Pit®, Oval’s®, Signature Desserts®, Simply Classic®, Snack’mms®, Stackers®, Steakhouse Mix®, Syrup Dunk’ers®, Taste the Juicy Crunch®, The Original TV Dinner®, That’s The Best Tasting Pickle I Ever Heard®, Treet®, Van de Kamp’s®, and Vlasic®. We protect our trademarks by obtaining registrations where appropriate and opposing any infringement in key markets. We also own a design trademark in the United States, Canada and other countries on the Vlasic stork.

We manufacture and market certain of our frozen food products under the Swanson brand pursuant to two royalty-free, exclusive and perpetual trademark licenses granted by Campbell Soup Company. The licenses give us the right to use certain Swanson trademarks both inside and outside of the United States in connection with the manufacture, distribution, marketing, advertising and promotion of frozen foods and beverages of any type except for frozen soup or broth. The licenses require us to obtain the prior written approval of Campbell Soup Company for the visual appearance and labeling of all packaging, advertising materials and promotions bearing the Swanson trademark. The licenses contain standard provisions, including those dealing with quality control and termination by Campbell Soup Company as well as assignment and consent. If we were to breach any material term of the licenses and not timely cure such breach, Campbell Soup Company could terminate the licenses.

We manufacture and market certain of our frozen breakfast products under the Aunt Jemima brand pursuant to a royalty-free, exclusive (as to frozen breakfast products only) and perpetual license granted by The Quaker Oats Company. The license gives us the right to use certain Aunt Jemima trademarks both inside and outside the United States in connection with the manufacture and sale of waffles, pancakes, French toast, pancake batter, biscuits, muffins, strudel, croissants and all other frozen breakfast products, excluding frozen cereal. The license requires us to obtain the approval of The Quaker Oats Company for any labels, packaging, advertising and promotional materials bearing the Aunt Jemima trademark. The license contains standard provisions, including those dealing with quality control and termination by The Quaker Oats Company as well as assignment and consent. If we were to breach any material term of the license and not timely cure such breach, The Quaker Oats Company could terminate the license.

In addition, as part of our acquisition of the Armour Business from The Dial Corporation, we received the assignment of a license agreement granting us an exclusive, royalty bearing, perpetual license to use certain Armour trademarks. Under the license agreement, Smithfield Foods, as successor to ConAgra, Inc., the licensor, grants us a license for the use of various Armour-related trademarks in conjunction with shelf-stable products within the United States. The shelf-stable products must be manufactured according to approved formulas and specifications, and new specifications must be approved by the licensor, with such approval not to be unreasonably withheld or delayed. Proposed labels, packaging, advertising and promotional materials must first be submitted to the licensor for approval, with such approval not to be unreasonably withheld or delayed. We are required to make annual royalty payments to the licensor equal to the greater of $250,000 or a percentage royalty based upon our annual net sales of the approved shelf-stable products. If we were to materially breach the license agreement, Smithfield Foods could terminate the license. We maintain Armour-related registrations in many other countries.

We consider our intellectual property rights to be among our most valuable assets. See “Risk Factors—Risks Related to Our Business—Termination of our material licenses would have a material adverse effect on our business.”

Although we own a number of patents covering manufacturing processes, we do not believe that our business depends on any one of these patents to a material extent.

Employees

We employ approximately 3,100 people with approximately 55% of our employees unionized. We consider our employee relations to be generally good. See “Risk Factors—Risks Related to Our Business—Our financial well-being could be jeopardized by unforeseen changes in our employees’ collective bargaining agreements or shifts in union policy.”

Governmental, Legal And Regulatory Matters

Food Safety and Labeling

We are subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration. This comprehensive and evolving regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. In addition, the Nutrition Labeling and Education Act of 1990 prescribes the format and content of certain information required to appear on the labels of food products. We are also subject to regulation by certain other governmental agencies, including the U.S. Department of Agriculture.

Our operations and products are also subject to state and local regulation, including the registration and licensing of plants, enforcement by state health agencies of various state standards and the registration and inspection of facilities. Enforcement actions for violations of federal, state and local regulations may include seizure and condemnation of products, cease and desist orders, injunctions or monetary penalties. We believe that our facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

Federal Trade Commission

We are subject to certain regulations by the Federal Trade Commission. Advertising of our products is subject to such regulation pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder.

Employee Safety Regulations

We are subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents.

Environmental Regulation

We are subject to a number of federal, state and local laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of our activities, including:

•	the discharge of pollutants into the air and water;

•

the identification, generation, storage, handling, transportation, disposal, record-keeping, labeling and reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to (i) construct or acquire new equipment, (ii) acquire or amend permits to authorize facility operations, (iii) modify, upgrade or replace existing and proposed equipment and (iv) clean up or decommission our facilities or other locations to which our wastes have been sent. For example, some of our baking facilities are required to obtain air emissions permits and to install bag filters. Many of our facilities discharge wastewater into municipal treatment works, and may be required to pre-treat the wastewater and/or to pay surcharges. Some of our facilities use and store in tanks large quantities of materials, such as sodium chloride and ammonia, that could cause environmental damage if accidentally released. We use some hazardous materials in our operations, and we generate and dispose of hazardous wastes as a conditionally exempt small quantity generator. Our capital and operating budgets include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

Many of our plants were in operation before current environmental laws and regulations were enacted. Our predecessors have in the past had to remediate soil and/or groundwater contamination at a number of locations, including petroleum contamination caused by leaking underground storage tanks which they removed, and we may be required to do so again in the future. We have sold or are in the process of selling a number of plants where we have discontinued operations, and it is possible that future renovations or redevelopment at these facilities might reveal additional contamination that may need to be addressed. Although the remediation of contamination that was undertaken in the past by our predecessors has been routine, we cannot assure you that future remediation costs will not be material. The presence of hazardous materials at our facilities or at other locations to which we have sent hazardous wastes for treatment or disposal, may expose us to potential liabilities associated with the cleanup of contaminated soil and groundwater under federal or state “Superfund” statutes. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), owners and operators of facilities from which there has been a release or threatened release of hazardous materials, together with those who have transported or arranged for the transportation or disposal of those materials, are liable for (i) the costs of responding to and remediating that release and (ii) the restoration of natural resources damaged by any such release. Under CERCLA and similar state statutes, liability for the entire cost of cleaning up the contaminated site can, subject to certain exceptions, be imposed upon any such party regardless of the lawfulness of the activities that led to the contamination.

We have not incurred, nor do we anticipate incurring, material expenditures made in order to comply with current environmental laws or regulations. We are not aware of any environmental liabilities that we would expect to have a material adverse effect on our business. However, discovery of additional contamination for which we are responsible, the enactment of new laws and regulations, or changes in how existing requirements are enforced could require us to incur additional costs for compliance or subject us to unexpected liabilities.

Seasonality

Our sales and cash flows are affected by seasonal cyclicality. Sales of frozen foods, including seafood, tend to be marginally higher during the winter months. Sales of pickles, relishes and barbecue sauces tend to be higher in the spring and summer months and demand for Duncan Hines products tends to be higher around the Easter, Thanksgiving and Christmas holidays. We pack the majority of our pickles during a season extending from May through September and also increase our Duncan Hines inventories at that time in advance of the selling season. As a result, our inventory levels tend to be higher during August, September and October, and thus we require more working capital during these months.

Insurance

We maintain general liability and product liability, property, worker’s compensation, director and officer and other insurance in amounts and on terms that we believe are customary for companies similarly situated. In addition, we maintain excess insurance where we reasonably believe it is cost effective.

Legal Proceedings

Employee Litigation—Indemnification of US Cold Storage

On March 21, 2002, an employee at the Omaha, Nebraska facility, died as the result of an accident while operating a forklift at a Company-leased warehouse facility. OSHA conducted a full investigation and determined that the death was the result of an accident and found no violations by us. On March 18, 2004, the estate of the deceased filed suit in District Court of Sarpy County, Nebraska, Case No: CI 04-391, against us, the owner of the forklift and the leased warehouse, the manufacturer of the forklift and the distributor of the forklift. We, having been the deceased’s employer, were named as a defendant for worker’s compensation subrogation purposes only.

On May 18, 2004, we received notice from defendant, US Cold Storage, the owner of the leased warehouse, requesting that we accept the tender of defense for US Cold Storage in this case in accordance with the indemnification provision of the warehouse lease. The request has been submitted to our insurance carrier for evaluation, and we have been advised that the indemnification provision is not applicable in this matter and that we should have no liability under that provision. Therefore, we believe that resolution of such matters will not result in a material impact on our financial condition, results of operations or cash flows.

R2 appeal in Aurora bankruptcy

Prior to its bankruptcy filing, Aurora entered into an agreement with its pre-petition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during Aurora’s bankruptcy by filing an adversary proceeding in U.S. Bankruptcy Court, District of Delaware, and by objecting to confirmation. The Bankruptcy Court rejected the lender’s argument and confirmed Aurora’s plan of reorganization. The lender then appealed from those orders of the Bankruptcy Court. In December 2006, the U.S. District Court for the District of Delaware filed its Memorandum and Order affirming both (a) the February 20, 2004 Order of the Bankruptcy Court confirming debtor’s First Amended Joint Reorganization Plan, and (b) the February 27, 2004 Order of the Bankruptcy Court granting debtor’s motion for summary judgment and dismissing the adversary proceeding. R2 Top Hat, Ltd. has recently filed its Notice of Appeal to the 3rd Circuit Court of Appeals. On March 23, 2007, the Company and R2 Top Hat, Ltd. participated in court-ordered mediation. The settlement demand made by R2 Top Hat, Ltd. at the mediation was $7.5 million. The Company did not counter and no settlement was reached. The case will continue to proceed through the appeal process with the parties preparing briefs and records for the Court of Appeals. It is too early to predict the outcome of the appeals. Included in our accrued liabilities on our consolidated balance sheet is $20.1 million for this claim, which was assumed by us in the Aurora Merger.

State of Illinois v. City of St. Elmo and Aurora Foods Inc.

We are a defendant in an action filed by the State of Illinois regarding our St. Elmo facility. Prior to the Aurora Merger, the Illinois Attorney General filed a complaint in County Court, Fayette County, Illinois seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly-owned wastewater treatment facility in violation of Illinois law and enjoining us from discharging our industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and our alleged operation of our production facility without obtaining a state environmental operating permit. Management believes the remedial actions it has taken to date and is continuing to implement will minimize any fines and penalties associated with this matter.

On August 30, 2004, an Interim Consent Order signed by all parties was signed and entered by the judge in the case whereby, in addition to a number of actions required of the City, we agreed to provide monthly discharge monitoring reports to the Illinois Environmental Protection Agency for six months and were allowed to continue discharging effluent to the City of St. Elmo. In September 2004, we met with representatives from the State of Illinois Environmental Protection Agency and the State Attorney General’s Office and separately with the City of St. Elmo to inform them that we intended to install a pre-treatment system at our St. Elmo facility during the fourth quarter of 2004 and first quarter of 2005. The pre-treatment system is now fully operational.

The State Attorney General had originally proposed a penalty of $168,000 together with a consent decree. We responded listing the actions we had taken and related costs since acquiring the Aurora Business. On November 25, 2007, this matter was settled for $30,000.

We continue to discharge our effluent to the City. By letter dated February 7, 2007, the City informed us that its sewage facility had been taken off of restricted status by the State. We will vigorously defend any future effort to prevent us from discharging our industrial wastewater to the City.

American Cold Storage—North America, L.P. v. P.F. Distribution, LLC and Pinnacle Foods Group Inc.

On June 26, 2005, we were served with a Summons and Complaint in the above matter, which was filed in the Circuit Court of Madison County, Tennessee. American Cold Storage (“ACS”) operates a frozen storage warehouse and distribution facility (the “Facility”) located in Madison County, Tennessee, near our Jackson, Tennessee plant. In April 2004, we entered into discussions with ACS to utilize the Facility. Terms were discussed, but no contract was ever signed. Shortly after shipping product to the Facility, we discovered that the Facility was incapable of properly handling the discussed volume of product and began reducing its shipments to the Facility. The original complaint seeks damages not to exceed $1.5 million, together with associated costs. On May 3, 2006, our attorney received notice from counsel for ACS that it was increasing its damage claim in the suit from $1.5 million to $5.5 million. ACS will be required to provide specifics justifying the increase through ongoing discovery and the deposition of the President of ACS which was previously scheduled. It is too early to determine the likely outcome of this litigation. The discovery phase of the case has begun and we intend to vigorously defend against this claim. We have made an offer to settle the claim and have reserved the amount on our consolidated balance sheet as of September 30, 2007. We believe that resolution of such matters will not have a material impact on our financial condition, results of operations or cash flows.

Gilster Mary Lee Corporation v. Pinnacle Foods

In September 2006, Gilster Mary Lee Corporation (“Gilster”), the primary co-packer of our Duncan Hines products, filed suit against us alleging that monies were due to Gilster from us for a warehouse/handling fee under an existing contract. While certain of these fees are required by the contract, the calculation of the fees is the issue in dispute. Although the parties have initiated settlement discussions, it is uncertain, at this time, if any settlement is likely. The case is in the discovery stage. We intend to vigorously defend against the warehouse/handling fee claim, but feel that we have adequately reserved for any potential claim that may ultimately become due under the contract. We believe that resolution of such matters will not have a material impact on our financial condition, results of operations or cash flows. However, if our relationship with Gilster were to deteriorate, there could be a material impact on our business. See “Risk Factors—Loss of any of our current co-packing arrangements could decrease our sales and earnings and put us at a competitive disadvantage.”

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors are as follows:

Name	Age	Position
Roger Deromedi	54	Chairman of the Board and Director
Jeffrey P. Ansell	48	Chief Executive Officer and Director
William Toler	48	President and Director
Craig Steeneck	49	Executive Vice President and Chief Financial Officer
Michael J. Cramer	54	Executive Vice President and Chief Administrative Officer
William Darkoch	56	Executive Vice President-Supply Chain and Operations
M. Kelley Maggs	55	Senior Vice President, Secretary and General Counsel
Lynne M. Misericordia	44	Senior Vice President, Treasurer and Assistant Secretary
John F. Kroeger	52	Vice President, Assistant General Counsel and Assistant Secretary
Joseph Jimenez	47	Director
Prakash A. Melwani	49	Director
Shervin Korangy	32	Director
Jason Giordano	29	Director

Roger Deromedi was appointed Executive Chairman of the Board effective April 2, 2007 and is a Director. Prior thereto, Mr. Deromedi served as Chief Executive Officer of Kraft Foods Inc. from December 2003 to June 2006. Prior to that, he was co-CEO, Kraft Foods Inc. and President and Chief Executive Officer, Kraft Foods International since 2001. He was President and Chief Executive Officer of Kraft Foods International from 1999 to 2001. Previously, Mr. Deromedi was Group Vice President, Kraft Foods International and President, Asia Pacific. Before that, he served as Executive Vice President, Kraft Foods International and President, Western Europe, Kraft Jacobs Suchard, based in Zurich, Switzerland. Earlier, he had been Executive Vice President and Area Director, France, Iberia and Benelux, based in Paris, France. Prior to moving to Europe, Mr. Deromedi held a variety of management positions in Kraft USA, including Executive Vice President and General Manager of Kraft’s Cheese Division and Executive Vice President and General Manager of the company’s Specialty Products Division. In 1988, he moved to Kraft from General Foods as Vice President Corporate Development, where he also served as Vice President of Marketing for Kraft USA’s Grocery Products Division and Retail Cheese Division. Mr. Deromedi joined General Foods in 1977 and held various marketing positions in the Beverage Division and Maxwell House Coffee Division.

Jeffrey P. Ansell was appointed Chief Executive Officer effective July 5, 2006 and is a Director. Prior thereto, Mr. Ansell was a Corporate Officer at The Procter & Gamble Company (“P&G”), where he worked for 25 years. Most recently, he was Global President of P&G’s Pet Health and Nutrition business (IAMS) beginning in 1999 when The Iams Company was acquired by P&G. Prior to that, Mr. Ansell was Vice President, General Manager of Procter & Gamble’s North America Baby Care business (Pampers and Luvs), and General Manager of P&G’s European Baby Care business, based in Germany. Mr. Ansell began his career in Brand Management in P&G’s Food Division in 1981, and held marketing leadership positions on brands such as Pringles, Sunny Delight and Folgers. Including pet food, Mr. Ansell spent 18 of his 25 years at P&G in the food and beverage space.

William Toler has been our President since July 2005 and is a Director. Prior to that, Mr. Toler held the position of Executive Vice President, Sales since March 19, 2004. Mr. Toler previously provided consulting services to Aurora and oversaw its sales department from June 2003 to March 2004. Mr. Toler was previously President of North America for ICG Commerce, a procurement services company. Before ICG Commerce, Mr. Toler was President of Campbell Sales Company from 1995 to 2000. At Campbell Sales Company, he was responsible for $4 billion in sales, including Campbell Soup Company’s flagship soup brands Condensed,

Chunky and Select, V-8 beverages, and Prego and Pace sauces. He joined Campbell Sales Company from Nabisco, where he was Vice President, Sales and Integrated Logistics from 1992 to 1995. Prior to Nabisco, he was Vice President/National Sales Manager for Reckitt & Colman from 1989 to 1992. Mr. Toler began his career at Procter & Gamble, where he worked from 1981 to 1989; his last responsibility at Procter & Gamble was Eastern division manager of Health and Beauty Care.

Craig Steeneck has been our Executive Vice President and Chief Financial Officer since July 2007. From June 2005 to July 2007, Mr. Steeneck served as Executive Vice President, Operations Finance & Systems. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resorts Group. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International, a subsidiary of Cendant. From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods. Mr. Steeneck is also a Certified Public Accountant in the State of New Jersey.

Michael J. Cramer has been our Executive Vice President and Chief Administrative Officer since March 19, 2004. From 1998 to 2004, Mr. Cramer served as President and Chief Operating Officer of Southwest Sports Group, LLC, and Southwest Sports Realty, LP and as part of those duties, he served at various times as President of the Texas Rangers Baseball Club and Dallas Stars Hockey Team. Prior to joining Southwest Sports Group in 1998, Mr. Cramer was affiliated with each of the platforms C. Dean Metropoulos and his team managed since 1987. In that capacity, he served as Executive Vice President and as a member of the Board of Directors of International Home Foods Inc.; Executive Vice President and General Counsel of The Morningstar Group Inc. and Executive Vice President of Administration and General Counsel of Stella Foods, Inc. Prior to that time, he was engaged in the private practice of law for several years in Wisconsin.

William Darkoch has been our Executive Vice President, Supply Chain and Operations since August 2005. Prior to joining PFG LLC, Mr. Darkoch was employed with Novartis Consumer Health, Inc. from September 2004 to August 2005 where he was the Senior Vice President & Global Head of Product Supply, Manufacturing & Logistics—OTC. Prior to that, Mr. Darkoch was employed at Reckitt Benckiser, Inc. for twenty years in various roles, the last of which was Senior Vice President-The Americas, Product Supply where he was responsible for total product supply chain management.

M. Kelley Maggs has been our Senior Vice President, General Counsel and Secretary since Pinnacle’s inception in 2001. He has also been associated with affiliates of CDM Investor Group LLC for the past fourteen years. Prior to his involvement with Pinnacle, Mr. Maggs held the same position with International Home Foods Inc. from November 1996 to December 2000. From 1993 to 1996, Mr. Maggs was employed with Stella Foods, Inc. as Vice President and General Counsel. Prior to that time, he was engaged in the private practice of law in Virginia and New York.

Lynne M. Misericordia has been our Senior Vice President and Treasurer since Pinnacle’s inception in 2001. Ms. Misericordia previously held the position of Treasurer with International Home Foods Inc. from November 1996 to December 2000. Before that, Ms. Misericordia was employed by Wyeth from August 1985 to November 1996 and held various financial positions.

John F. Kroeger has been our Vice President and Assistant General Counsel since joining the Company in November 2001. In addition, Mr. Kroeger was also the Vice President of Human Resources from 2004 through 2006. From January 2001 to October 2001, Mr. Kroeger was the Vice President and General Counsel of Anadigics, Inc., a NASDAQ semiconductor company. From August 1998 until December 2000, Mr. Kroeger was Vice President and Assistant General Counsel at International Home Foods, Inc. Mr. Kroeger has also held general management and legal positions with leading companies in the chemical, pharmaceutical and petroleum-refining industries.

Joseph Jimenez is a Director. Mr. Jimenez is currently the Chief Executive Officer of Novartis Pharma A.G. From July 2002 to May 2006, Mr. Jimenez was the Executive Vice President of the H.J. Heinz Company and was

President and CEO of Heinz Europe. Prior to that, he was President and CEO of Heinz North America from November 1998 to June 2002. In 1993, he joined ConAgra Grocery Products. At ConAgra, Mr. Jimenez directed the marketing for Orville Redenbacher Popcorn and ethnic foods company LaChoy/Rosarita as Vice President, Orville Redenbacher/Swiss Miss Food Company as Senior Vice President, and Wesson/Peter Pan Food Company as President. Mr. Jimenez has more than 20 years of experience in the food industry, starting at the Clorox Company where he worked from 1984 to 1993 and advanced from Brand Assistant to Group Marketing Manager in the Dressings and Sauces Division. Mr. Jimenez also oversaw the launch of Hidden Valley Ranch Salad Dressing. While at Heinz and Clorox, Mr. Jimenez oversaw the following segments: Pickles (Heinz), BBQ Sauces (Heinz, KC Masterpiece and Jack Daniels), Heinz food service and Heinz Canada. He serves as a Director of Blue Nile, an internet retailer, where he is Chairman of the Compensation Committee and a member of the Audit Committee.

Prakash A. Melwani is a Director. In May 2003, Mr. Melwani joined Blackstone as a Senior Managing Director in its private equity group. He is also a member of Blackstone’s private equity investment committee. Prior to joining Blackstone, Mr. Melwani was a founder, in 1988, of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, Mr. Melwani was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London. Mr. Melwani is also a member of the boards of directors of Aspen Insurance Limited, Kosmos Energy, The Asia Tigers Fund, Inc. and The India Fund, Inc.

Shervin Korangy is a Director. Mr. Korangy is a Principal in Blackstone’s private equity group. Mr. Korangy has focused on consumer products, energy, financial services and industrial related investments and has been involved in Blackstone’s investments in Graham Packaging and United Biscuits. Prior to joining the private equity group, Mr. Korangy was a managing director in Blackstone’s restructuring & reorganization group, where he served as advisor to clients on a number of business restructurings, including AT&T Corp., Audio Visual Services Corp., Best Products, Cable & Wireless, The Caldor Corporation, Camelot Music, Goodyear Tire & Rubber, JPS Textile Group, Koll Real Estate, Motorola, Net Serviços de Comunicação, Paragon Trade Brands, RCN Corporation, Safelite Glass Corp., Wherehouse Entertainment and Williams Communications. Mr. Korangy received a BS in Economics from The Wharton School of the University of Pennsylvania.

Jason Giordano is a Director. Mr. Giordano is an Associate in the private equity group at Blackstone. Since joining Blackstone in 2006, Mr. Giordano has been involved in the execution of the firm’s investment in HealthMarkets and in analyzing investment opportunities across various industries. Before joining Blackstone, Mr. Giordano was an associate at Bain Capital where he evaluated and executed global private equity investments in a wide range of industries. Prior to that, he worked in investment banking at Goldman, Sachs & Co. focused on Communications, Media and Entertainment clients. Mr. Giordano received an AB from Dartmouth College, and an MBA from Harvard Business School.

Equity Investment by Chairman and Executive Officers

Our chairman, chief executive officer and other senior management invested $9.1 million to acquire equity interests in Peak Holdings in the form of Class A-2 Units of Peak Holdings. In addition, each was awarded non-voting profits interest units in Peak Holdings under our equity incentive plans described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation,” subject to future vesting conditions.

Each of these members of management executed a management unit subscription agreement, a form of which is attached as Exhibit 10.17 to the registration statement of which this prospectus is a part. Under these agreements, the executives have the right to put their Class A-2 Units and any vested profits interest units to Peak Holdings for a price at least equal to their fair market value if their employment terminates due to disability or death prior to the earlier of an initial public offering of Peak Holdings or a change of control of Peak Holdings. The agreements also contain terms that allow Peak Holdings or Blackstone at its option to purchase from executives the Class A-2 Units and any recently vested profits interest units if the executive engages in activity competing with our company or if the executive is terminated due to death or disability, a termination without cause or constructive termination (other than, in such case, the Class A-2 Units, unless the executive has engaged in activity competing with our company), a termination for cause or a voluntary termination of their employment. Should Peak Holdings or Blackstone elect to exercise their purchase rights under the agreements, the price per unit will depend on the nature of the executive’s termination of employment.

Employment Agreements

In connection with the Transactions, on April 2, 2007, Crunch Holding Corp., one of our parent companies, entered into substantially similar employment agreements with each of Jeffrey P. Ansell, William Darkoch, Craig Steeneck and William Toler that govern the terms of each executive’s employment. The term of employment commenced on April 2, 2007 and ends on April 2, 2012 (with the exception of Mr. Darkoch’s, which expires on April 2, 2010); provided, however, that commencing with April 2, 2012 and on each April 2nd thereafter, the employment term shall be automatically extended for an additional one-year period unless the Company or the executive provides the other party 60 days’ prior notice before the next extension date that the employment term will not be so extended. The agreements are terminable by either party at any time; provided that an executive must give no less than 30 days’ notice prior to a resignation.

Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year (with a target percentage of between 75% and 150% or, in the case of Mr. Ansell, between 100% and 200%), based upon the extent to which annual performance targets established by the Board of Directors are achieved. The annual bonus, if any, shall be paid to executive within two and one-half (2.5) months after the end of the applicable fiscal year. The current salary for Mr. Ansell for the fiscal year ending December 31, 2007 is $750,000, which will be reviewed by the Board of Directors at least annually and may be increased in their sole discretion. The current salary for Mr. Steeneck for the fiscal year ending December 31, 2007 is $410,000, which will be reviewed by the Board of Directors at least annually and may be increased in their sole discretion. The current salary for Mr. Toler for the fiscal year ending December 31, 2007 is $425,000, which will be reviewed by the Board of Directors at least annually and may be increased in their sole discretion. The current salary for Mr. Darkoch for the fiscal year ending December 31, 2007 is $310,000, which will be reviewed by the Board of Directors at least annually and may be increased in their sole discretion, provided that Mr. Darkoch will be eligible for an increase to $325,000, effective April 2, 2008, and to $350,000, effective April 2, 2009, in each case based on his performance.

Pursuant to each employment agreement, if an executive’s employment terminates for any reason, the executive is entitled to receive (i) any base salary and unused vacation accrued through the date of termination; (ii) any annual bonus earned, but unpaid, as of the date of termination, (iii) reimbursement of any unreimbursed business expenses properly incurred by the executive; (iv) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iv) being “accrued rights”).

If an executive’s employment is terminated by us without “cause” (as defined below) (other than by reason of death or disability) or if the executive resigns as a result of a “constructive termination” (as defined below) (each a “qualifying termination”), the executive is entitled to (i) the accrued rights; (ii) a pro rata portion of a target annual bonus based upon the percentage of the fiscal year that shall have elapsed through the date of the executive’s termination of employment; (iii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) one (one-and-a-half in the case of Jeffrey P. Ansell) and (y) the sum of (A) the executive’s base salary and (B) the executive’s target annual bonus amount, which shall be payable to the executive in equal installments in accordance with the Company’s normal payroll practices; and (iv) continued coverage under our group health plans until the earlier of (A) one year (eighteen months in the case of Jeffrey P. Ansell) from the executive’s date of termination of employment with the Company and (B) the date the executive is or becomes eligible for comparable coverage under health, life and disability plans of another employer.

For purposes of these agreements, “cause” is defined as (A) the executive’s continued failure substantially to perform his material duties under executive’s employment (other than as a result of total or partial incapacity due to physical or mental illness) following notice by the Company to the executive of such failure and 30 days within which to cure; (B) theft or embezzlement of Company property; (C) dishonesty in the performance of manager’s duties resulting in material harm to the Company; (D) any act on the part of executive that constitutes a felony under the laws of the United States or any state thereof (provided, that if a executive is terminated for any action described in this clause (D) and the executive is never indicted in respect of such action, then the burden of establishing that such action occurred will be on the Company in respect of any proceeding related thereto between the parties and the standard of proof will be clear and convincing evidence (and if the Company fails to meet that standard, the Company will reimburse the executive for his reasonable legal fees in connection with that proceeding)); (E) the executive’s willful material misconduct in connection with his duties to the Company or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (F) the executive’s breach of the provisions of the non-competition clause of these agreements. No act will be deemed to be “willful” if conducted in good faith with a reasonable belief that the conduct was in the best interests of the Company.

For purposes of these agreements, “constructive termination” is defined as (A) the failure of the Company to pay or cause to be paid the executive’s base salary or annual bonus (if any) when due; (B) a reduction in the executive’s base salary or target bonus opportunity percentage of base salary (excluding any change in value of equity incentives or a reduction in base salary affecting substantially all similarly situated executives by the same percentage of base salary); (C) any substantial and sustained diminution in the executive’s duties, authority or responsibilities as of April 2, 2007; (D) a relocation of the executive’s primary work location more than 50 miles without his prior written consent; (E) the failure to assign the executive’s employment agreement to a successor, and the failure of such successor to assume that employment agreement, in any public offering or change of control (each as defined in the Securityholders Agreement, dated April 2, 2007, described under “Certain Relationships and Related Person Transactions—Securityholders Agreement of Peak Holdings LLC”); (F) a Company notice to the executive of the Company’s election not to extend the employment term; or, solely in the case of Jeffrey P. Ansell, (G) a failure to elect or reelect or the removal as a member of the board of directors; provided, that none of these events will constitute constructive termination unless the Company fails to cure the event within 30 days after notice is given by the executive specifying in reasonable detail the event which constitutes constructive termination; provided, further, that constructive termination will cease to exist for an event on the 60th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the Company notice thereof prior to such date.

In the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he will only be entitled to the accrued rights (as defined above).

For information with respect to potential payments to the named executive officers pursuant to their employment agreements upon termination or change of control, see footnote (c) to the tables set forth under “—Potential Payments Upon Termination or Change in Control.”

Each of the agreements also contains non-competition provisions that limit the executive’s ability to engage in activity competing with our company for one year (or, in the case of Mr. Ansell, 18 months) after termination of employment.

Copies of these employment agreements are attached as Exhibits 10.1 through 10.4 to the registration statement of which this prospectus is a part.

Director Service Agreement

In connection with the Transactions, on April 2, 2007, Crunch Holding Corp. entered into a director service agreement with Roger Deromedi that governs the terms of his services to the Company. The term of the agreement commenced on April 2, 2007 and ends on April 2, 2012; provided, however, that commencing on April 2, 2012 and on each April 2nd thereafter, the agreement term shall be extended for an additional one-year period unless the Company or Mr. Deromedi provides the other party 60 days’ prior notice before the next extension date that the term will not be so extended. This agreement is terminable by either party at any time; provided that Mr. Deromedi must give no less than 30 days’ notice prior to a resignation.

The director service agreement sets forth Mr. Deromedi’s annual fee of $300,000, which is payable in regular installments and states that Mr. Deromedi will be eligible to earn an annual bonus as a percentage of his annual fee with respect to each fiscal year (with a target percentage of 66.7%), based upon the sole discretion of the Board of Directors.

Pursuant to Mr. Deromedi’s agreement, if his services are terminated due to death or disability, he is entitled to receive (i) any base salary accrued through the date of termination, (ii) any annual bonus earned, but unpaid, as of the date of the termination; and (iii) reimbursement of any unreimbursed business expenses properly incurred by the director prior to the date of termination (the payments described in (i) through (iii) being “accrued rights”).

Pursuant to the director service agreement, if Mr. Deromedi is terminated by us without “cause,” as defined under “—Employment Agreements,” or as a result of a constructive termination (as defined below), he is entitled to: (i) the accrued rights and (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his director service agreement and execution of a general release of claims on behalf of the Company, an amount equal to (x) one multiplied by (y) the sum of the annual base salary plus his target annual bonus, which shall be payable to him in equal installments in accordance with our normal payroll practices.

For purposes of Mr. Deromedi’s agreement, “constructive termination” means (A) the failure by us to pay or cause to be paid his annual compensation or annual bonus, if any, when due; (B) a reduction in his annual compensation (excluding any change in value of equity incentives or a reduction affecting substantially all senior managers); or (C) a material reduction or a material increase in his duties and responsibilities; provided, that none of these events constitutes constructive termination unless we fail to cure the event within 30 days after written notice is given by him specifying in reasonable detail the event that constitutes the constructive termination; provided, further, that constructive termination will cease to exist for an event on the 60th day following the later of its occurrence or his knowledge thereof, unless he has given us written notice thereof prior to such date.

If Mr. Deromedi’s services are terminated by us for “cause” or if he resigns for reasons other than as a result of a constructive termination, he will only be entitled to receive his accrued rights.

Mr. Deromedi’s agreement also contains non-competition provisions that limit his ability to engage in activity competing with our company for six months after termination of his services.

A copy of Mr. Deromedi’s agreement is filed as Exhibit 10.5 to the registration statement of which this prospectus is a part.

Compensation of Directors

Prior to the Transactions

Prior to the Transactions, our directors who were also our employees or employees of our 2003 Sponsors received no additional compensation for their services as director. Those directors who were not employees of us or our 2003 Sponsors were paid (1) an annual retainer of $25,000 to be paid quarterly in arrears and (2) an annual option grant of 10,000 options with a one-year vesting period. We also reimbursed our non-employee directors for reasonable expenses incurred to attend meetings of our board of directors or its committees.

The table below sets forth information regarding compensation for the year ended December 31, 2006 for our directors who were not also employees of us or our 2003 Sponsors.

Name (a)	Fees Earned or Paid in Cash ($)	Option Awards ($) (b)	All Other Compensation ($)	Total ($)
Terry Peets	$25,000	$3,200	—	$28,200
David R. Jessick	25,000	3,200	—	28,200

(a)	As of December 31, 2006, Messrs. Peets and Jessick each had outstanding options to purchase 30,000 shares of the Crunch Holding Corp.’s common stock. The options had an exercise price of $1.00 per share and are fully vested.

(b)	Stock Awards and Stock Option Grants were valued in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. The assumptions used in the valuation are discussed in Note 5 to our consolidated financial statements for the year ended December 31, 2006. The grant date fair value of the options is set forth in this column.

Following the Transactions

Our directors who are also our employees or employees of Blackstone receive no additional compensation for their services as directors. Joseph Jimenez does not currently receive compensation for his services as a director.

Director Independence

We have not made a determination that any of our directors is independent under the applicable standards of the New York Stock Exchange or any other standard. Because our securities are not listed on any stock exchange or inter-dealer quotation system, we are not subject to the independence standards of any such exchange or quotation system.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Program Objectives and Design

Our primary objective in establishing our comprehensive compensation program is to recruit, attract, retain and properly incent high-level talent to work for and ultimately add value to our company for the benefit of our shareholders.

Each element of the overall comprehensive program (discussed in greater detail below) is intended to be competitive with similar elements offered both locally and nationally by other like-size employers and competitors, and the elements taken together are intended to present a comprehensive competitive program to accomplish the objectives noted in the introductory paragraph.

We designed most of the major elements of our comprehensive compensation program by development of initial thoughts and ideas from our senior management team, consisting of our Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Administrative Officer, Senior Vice President, Treasurer and Assistant Secretary and Senior Vice President, Secretary and General Counsel, and consultation with other members of our senior management. Additional input and suggested objectives were received from representatives of our major shareholders and outside, independent service providers. Major compensation elements are reviewed annually by our senior management.

After receipt of the input noted and development of final draft plans, such plans were (and in the case of annual bonus plans, are annually) presented to our Compensation Committee. Prior to the Transactions, the Compensation Committee was made up of representatives of three of the Predecessor’s shareholders representatives, CCMP Capital Advisors LLC, J.W. Childs Associates L.P. and C. Dean Metropoulos. Since the completion of the Transactions, the Compensation Committee now includes Directors Prakash Melwani, a Senior Managing Director of Blackstone, Joseph Jimenez, Shervin Korangy, a Director of Blackstone, and Chairman of the Board Roger Deromedi. None of these members is a current or former officer or employee of our company. We are parties to certain transactions with Blackstone described in “Certain Relationships and Related Person Transactions” below. Neither Mr. Metropoulos nor Mr. Deromedi participated in Compensation Committee discussions involving their compensation.

The Compensation Committee comments on and ultimately adopts the major compensation programs.

In the cases of Mr. Metropoulos, the former Chief Executive Officer and Chairman, and N. Michael Dion, the former Chief Financial Officer, certain elements of compensation were granted to them by the shareholders and the Board of Directors of the Predecessor when the Predecessor was formed in November of 2003. These elements included the ability to receive certain incented units of the Predecessor’s ultimate parent entity, tied to attainment of certain returns to the shareholders as well as other elements not generally available to other executives.

Our compensation program is designed to reward performance by our company’s executives, which in turn creates value for our company’s shareholders. Performance is reviewed annually for both our company’s executives and our company as a whole. Our Compensation Committee reviews and approves annual compensation elements such as bonus plan attainment, and our company’s full Board of Directors reviews full year earnings and management performance by our company’s executives. The Board as a whole also approves our company’s annual budgets, which include certain elements of the compensation program such as annual bonuses and annual merit increases, if any, for our company’s executives.

In short, if value is not added to our company annually, certain of the elements of the compensation program are not paid, i.e., annual bonuses and annual base compensation increases.

The compensation program is not intended to reward only short-term or annual performance, however. It is also intended to reward long-term company performance. Therefore, employee equity programs, which are discussed in more detail below, are key elements of the compensation program.

Elements of Compensation

For the period ending December 31, 2006, our company had five principal elements which made up its compensation program. They are:

•	Base salary and potential annual merit adjustment
•	Bonus plan (MIP or “Management Incentive Plan”)
•	Employee equity plans
•	Severance, change of control and other termination-related programs
•	401(k) and other benefits

As noted above, C. Dean Metropoulos and N. Michael Dion had other equity program incentives and other elements of compensation that were enacted by the Predecessor’s Board and its shareholders that were not available to other executives of our company and were not noted in the listing above. Additionally, upon completion of the Transactions, our company continued to offer similar programs, with the exception of the stock purchase program described under “Equity programs” below.

The following is a brief discussion of each principal element of compensation.

(a)	Base salary. Base salaries are set for all executive officers of our company by the Chief Executive Officer of our company with approval of the Compensation Committee. Base salaries are intended to compensate the executive officers and all other salaried employees for their basic services performed for our company on an annual basis. All salaried employees are paid bi-weekly in equal increments. In setting base salaries, our company takes into account the employee’s experience, the functions and responsibilities of the job, salaries for similar positions within the community and for competitive positions in the food industry generally and any other factor relevant to that particular job. We attempt to pay in the middle range for each job but do not limit ourselves to this. In determining applicable salaries, we also consult with outside consultants and recruiters, senior members of our management team who have contacts and experience at other relevant companies, board members and shareholder employment related personnel. Base salaries may be adjusted annually and, in certain circumstances, adjusted mid-year to deal with competitive pressures or changes in job responsibilities.

(b)	Bonus plan (MIP). We use our MIP plans to incent our eligible employees on an annual basis. The MIP plans, together with base salary and basic benefits (other than 401(k)) are considered short-term compensation programs. In setting these short-term programs, we also consider the equity plans and their value. These equity plans or long-term plans are discussed below. Our MIP plans are intended to reward executives and other eligible employees for achieving annual profit and operational goals. Generally under all three such existing programs (one for Sales personnel, one for Food Service personnel and one for all other executives and eligible employees), our EBITDA target, which is approved annually by the Board of Directors, is a major component, and individual goals or “MBO’s” account for the balance. We consider the specific EBITDA targets applicable to the MIP plans to be confidential commercial and financial information, the disclosure of which could result in competitive harm to us. However, we believe that each of these targets, while difficult to attain, is reasonably attainable if we achieve our planned performance and growth objectives over the period applicable to the MIP plans. Senior management of our company decides who is eligible to participate in the MIP plans and what the terms of the plans are, including what an employee’s bonus potential is. All jobs at our company have grade levels attached to them, and these grade levels have target bonus levels assigned to them. The full Board of Directors must approve the bonus pool contained in the annual budget; the Compensation Committee must approve actual payment of bonuses pursuant to the MIP plans and must specifically consider and approve the bonuses to the named senior executive officers. All bonuses are equal to a preset percentage of a person’s salary with minimum and maximum payout if certain targets are attained. Bonuses are payable, once approved, shortly after our company’s audit by our company’s independent accounting firm is completed but prior to March 15th of the year following the bonus year in order to prevent such payments from being deferred compensation subject to Section 409A of the Internal Revenue Code.

(c)	Equity programs.

Prior to the Transactions. The Predecessor had two long-term incentive programs: The Crunch Holding Corp. stock option plan (“SOP”) and the Crunch Holding Corp. stock purchase plan (“SPP”). We do not have a defined benefit program. Prior to the Transactions, the SOP benefited approximately 230 salaried employees. The Predecessor’s SOP (the “2004 SOP Plan”) was created in 2004 by the Board of Directors and was authorized to issue 29,600,000 options of Crunch Holding Corp. The intention in creating and offering the plan was that eligible employees who were to receive options under the plan would be incented side by side with our company’s shareholders to create long-term value for our company. The strike price for the options granted originally was the equivalent of the original investor’s price paid per share. This strike price was reviewed not less than annually by our company. Generally under the 2004 SOP Plan, 2/3 of the options vested ratably over 3 years. The final 1/3 vested either upon a change of control or similar event, if an internal rate of return of 15% per annum was attained by our sponsors, or upon the expiration of seven years from the original grant date, whichever occurred first. Vesting terminated upon an employee’s termination but in most cases a terminated employee could purchase his vested shares within 90 days of termination. Such terminated employee could, if he chose, share in the future growth in value that he helped create. Prior to the Transactions, Mr. Metropoulos had the sole authority to grant options to employees of our company (other than to himself and Mr. Dion) but formed an options committee to review and approve such grants. Notwithstanding the vesting schedule noted below, when Mr. Jeffrey P. Ansell was hired in July of 2006 to assume the Chief Executive Officer position, certain of his options, i.e., the first 2/9ths, were vested as of the date of hire with normal vesting thereafter. Further, per his agreement, Mr. Ansell was granted 500,000 additional options which were fully vested when he purchased 500,000 shares of our company’s stock in November of 2006.

The second long-term incentive plan that the Predecessor provided for its executives and other eligible employees was the SPP, under which 15,000,000 shares of Crunch Holding Corp. were authorized to be purchased. In 2005, the SPP was made available to all salaried employees who were eligible to receive options pursuant to the SOP. The eligible employees purchased 10,482,971 shares of Crunch Holding Corp., including 500,000 by Jeffrey Ansell pursuant to his employment agreement signed in July 2006. We believe this plan allowed employees to align their interests with our company’s shareholders in creating value long-term. Together, the two noted equity plans were intended to foster long-term growth for our company and provide a means of creating financial security for our senior executives.

Following the Transactions. We have two long-term incentive plans: the 2007 Stock Incentive Plan and the 2007 Unit Plan (collectively, the “2007 Equity Plans”). We continue not to have a defined benefit program. The 2007 Equity Plans are designed to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest in our company as an incentive for them to remain in our service. The total percentage of equity to be reserved for issuance under the 2007 Equity Plans is 10% of the total equity of Crunch Holding Corp. The Stock Incentive Plan includes approximately 175 salaried employees and is authorized to issue up to 20,000 options to purchase shares of Crunch Holding Corp. common stock. All options granted under the plan must be awarded with a strike price that is no less than the fair market value of a share of Crunch Holding Corp. common stock on the date of the grant. Under the 2007 Unit Plan, 45 management employees were given the opportunity to invest in our company through the purchase of Class A-2 Units in our parent, Peak Holdings LLC. In addition, each manager who so invested was awarded profits interests in Peak Holdings LLC in the form of Class B-1, Class B-2 and Class B-3 Units (collectively, “PIUs”). Generally 25% of the options and PIUs will vest ratably over five years. Fifty percent of the options and PIU’s vest ratably over five years depending on if annual or cumulative EBITDA targets are met. The final 25% of the options and PIUs granted under the 2007 Equity Plans vest either on a change of control or similar event, if a 20% annual internal rate of return (or, if the event occurs (x) on or before the first anniversary of the closing date of the Transactions, a 40% annual internal rate of return or (y) after the first anniversary of the closing date of the Transactions but on or before the second anniversary of the closing date of the Transactions, a 30% annual internal rate of return) is attained by Blackstone. Under both plans, vesting terminates upon an employee’s termination, but in most cases a terminated employee may purchase his vested shares within 90 days of termination. Under these plans, the executives have the right to put their Class A-2 Units, any vested PIUs and any shares held as a result of the exercise of any option to Peak Holdings or Crunch Holding Corp., as the case may be, for a price at least equal to their fair market value if their employment terminates due to disability or death prior to the earlier of an initial public offering or change of control of Peak Holdings or Crunch Holding Corp., as the case may be. The plans contain terms that allow Peak Holdings or Crunch Holding Corp., as the case may be, at its option to purchase from executives the Class A-2 Units, any recently vested PIUs and any shares held as a result of the exercise of any option if the executive engages in activity competing with our company or if the executive is terminated due to death or disability, a termination without cause or constructive termination (in the case of the Unit Plan other than the Class A-2 Units, unless the executive has engaged in activity competing with our company), a termination for cause or a voluntary termination of employment. Should Peak Holdings or Blackstone elect to exercise its purchase rights under the agreements, the price per unit will depend on the nature of the executive’s termination of employment. Equity awards under both plans are granted based on recommendations of various members of senior management to an internal company committee.

We are also contemplating an employee stock purchase plan, which will entitle certain employees to purchase equity of Crunch Holding Corp.

(d)	Severance, change of control and other termination-related programs. We generally have two forms of post-termination compensation—the use of change of control language in employment letters or agreements and basic severance plan provisions. Each of these two forms of compensation are necessary in our opinion to help attract and retain qualified top quality executives. In addition, we believe that we benefit from such plans as they help to insure continuity of management. Without these plans, and in the event of a possible or actual change in control, certain executives may feel the need to find other employment before they were forced to leave after a change of control event. With such plans in place, we believe that there will be more stability with our senior executives, allowing for more efficient operation of our company and the creation of additional value for our company and our shareholders. At present, we have only one type of change of control provision in our existing employment agreements and letter agreements with our various members of management. This provision essentially provides that, unless the applicable executive is retained in his or her job following a change in control with the same or similar duties, responsibilities, compensation and location of job, the executive may terminate his or her employment and receive a change of control payment.

Further, we maintain a severance plan which is intended to be somewhere in the middle in terms of value to employees when compared against companies of similar size, location and industry type. The severance plan provides a weekly severance based upon the employee’s total years of service with our company, with minimums of four weeks pay for new hires and up to 16 weeks pay for executives at higher levels. All executives of our company who do not have change of control provisions applicable to them are eligible for the benefits of the severance plan.

(e)	401(k) and other benefits. We provide various other benefits and compensation-related programs to executives and other salaried employees, which allow us to provide a full and comprehensive compensation package. This full package of compensation elements is key to our company’s objectives to attract, retain and incent high-quality employees. The elements of our company’s compensation program not otherwise discussed above are:

(i)	A 401(k) program wherein our company matches up to 50% of employee contributions, up to a maximum company contribution of 3% of the employee’s pay (up to the I.R.S. annual covered compensation limit);
(ii)	Medical and dental insurance for which our company pays 70% of the premiums;
(iii)	Life and Accidental Death and Dismemberment insurance paid for by our company; and
(iv)	Long-Term Disability and Short-Term Disability insurance, paid for by our company.

In establishing and providing the plans noted above, our company uses outside 401(k) and benefits consultants for medical and 401(k) plan design. Each of the outside consultants provides not less than annual advice about the plan designs for similar manufacturing companies across the United States and in the communities where our company is located. As with other elements of compensation, our company strives to provide competitive benefits to attract quality executives. Based on our general perception of the market and while we have not identified specific companies, we believe that the benefits noted in this section generally are at the 50th percentile of all similarly situated manufacturers and competitors with exceptions made where we believe necessary based on the communities where our company is located.

(g)	Executive compensation as a package of compensation elements. In summary, we have developed our various elements of compensation for our executives with the view that each element complements the rest of the elements of the compensation program. Most importantly, we provide a total program that allows us to attain the objectives set forth above. If any of the elements were missing, we do not believe we could attain our objectives. While we do not have a fixed policy that an incoming executive must receive a certain salary, a certain bonus amount, a certain amount of equity, etc., each of the elements is critical to providing a competitive compensation package to executives. Therefore, although no predetermined amount is set, we are careful to give adequate weight to short-term compensation vs. long-term compensation, and no one decision is made with regard to one element of compensation without considering the impact upon the other elements and ultimately the objectives we wish to achieve.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for fiscal 2006, for services rendered to us during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards(a) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
C. Dean Metropolous(b) Chairman and Director	2006	$2,000,000	$—		$1,202,750	(c)	$—	$1,000,000	$225,890	(f)	$4,428,640

Jeffrey P. Ansell(d) Chief Executive Officer and Director	2006	283,846	84,000	(e)	—		630,499	300,000	6,849	(g)	1,305,194

N. Michael Dion Executive Vice President and Chief Financial Officer(h)	2006	450,000	—		120,275	(c)	—	200,000	5,086	(g)	775,361

Michael J. Cramer Executive Vice President and Chief Administrative Officer	2006	415,541	—		—		178,678	272,825	7,428	(g)	874,472

Craig Steeneck Executive Vice President and Chief Financial Officer(i)	2006	367,404	—		—		106,656	325,625	7,140	(g)	806,825

William Toler President and Director	2006	405,394	—		—		132,132	252,750	5,676	(g)	795,952

William Darkoch Executive Vice President-Supply Chain and Operations	2006	273,641	—		—		69,604	186,550	7,952	(g)	537,747

(a)	Stock Awards and Stock Option Grants were valued in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. The assumptions used in the valuation are discussed in note 5 to our consolidated financial statements for the year ended December 31, 2006.

(b)	In addition to serving as Chairman of the Board, Mr. C.D. Metropoulos also served as Chief Executive Officer through July 5, 2006.

(c)	In connection with the financing and acquisition of the Armour Foods Business, Mr. C.D. Metropoulos and Mr. Dion, together with our other former shareholders, purchased 39,600 Class A units of Crunch Equity Holding LLC, PFGI’s ultimate parent at the time, for $39.6 million. In return for the investment in Class A units, Mr. C.D. Metropoulos and Mr. Dion also received 2,926.32 fully vested Class C, 2,238.25 fully vested Class D and 2,356.05 fully vested Class E units at an aggregate price of $400,000. In accordance with SFAS 123R, the Class C, D and E units were assigned a value of $1,815,000. Accordingly, we recorded a compensation charge of $1,415,000. Mr. C.D. Metropoulos and Mr. Dion received 85% and 8.5%, respectively, of the units granted to CDM Investor Group LLC, one of our former shareholders. The remaining 6.5% of the units were granted to an individual who is not an employee of our company.

(d)	Mr. Ansell was appointed Chief Executive Officer on July 5, 2006.

(e)	At the start of employment, Mr. Ansell received a $60,000 sign-on bonus as well as a $24,000 relocation bonus.

(f)	For Mr. C.D. Metropoulos, “All other compensation” includes items provided under his employment agreement with Pinnacle. For 2006, “All other compensation” includes the following: $144,602 for accounting and tax services provided for Mr. C.D. Metropoulos, $40,250 for personal use of vehicles that we provided, $32,062 for club dues, contributions made by the Company to Mr. C.D. Metropoulos’ 401(k) account and group life insurance in excess of $50,000.

(g)	For Messrs. Ansell, Dion, Steeneck, Cramer, Toler and Darkoch, “All other compensation” for 2006 includes contributions made by the Company to the individuals’ 401(k) accounts and group life insurance in excess of $50,000.

(h)	Mr. N. Michael Dion is no longer with the Company.

(i)	Mr. Craig Steeneck assumed the Chief Financial Officer role of the Company on July 1, 2007.

Grants of Plan-Based Awards for 2006

The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in our Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)
C. Dean Metropolous	3/01/06	$0	$1,000,000		—	(a	)	—	—	—

Jeffrey P. Ansell	7/05/06	$200,000	$300,000	(b)	$450,000(b)	—		3,500,000	$1.00	$1,330,000
	11/10/06							500,000	$1.00	190,000

N. Michael Dion	3/01/06	$0	$200,000		—	(a	)	—	—	—

Craig Steeneck	1/15/06	$0	$275,625		$367,500	—		500,000	$1.00	190,000
	4/15/06							75,000	$1.00	28,500
	7/15/06							75,000	$1.00	28,500
	10/15/06							50,000	$1.00	19,000

William Toler	10/15/06	$0	$202,750		$405,500	—		175,000	$1.00	66,500

William Darkoch	1/15/06	$0	$136,550		$273,100	—		200,000	$1.00	76,000
	10/15/06					—		200,000	$1.00	76,000

Michael J. Cramer	10/15/06	$0	$207,825		$311,738	—		50,000	$1.00	19,000

(a)	In connection with the financing and acquisition of the Armour Foods Business, Mr. C.D. Metropoulos and Mr. Dion, together with our other former shareholders, purchased 39,600 Class A units of LLC, PFGI’s ultimate parent at the time, for $39.6 million. In return for the investment in Class A units, Mr. C.D. Metropoulos and Mr. Dion also received 2,926.32 fully vested Class C, 2,238.25 fully vested Class D and 2,356.05 fully vested Class E units at an aggregate price of $400,000. In accordance with SFAS 123R, the Class C, D and E units were assigned a value of $1,815,000. Accordingly, we recorded a compensation charge of $1,415,000. Mr. C.D. Metropoulos and Mr. Dion received 85% and 8.5%, respectively, of the units granted to CDM Investor Group LLC, one of our former shareholders. The remaining 6.5% of the units were granted to an individual who is not an employee of our company.

(b)	Mr. Ansell was appointed Chief Executive Officer on July 5, 2006, and the target and maximum amounts for Mr. Ansell set forth in this table are pro-rated to reflect the amounts that would have applied for a future half-year period.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table provides information regarding outstanding awards made to our named executive officers as of our most recent fiscal year end.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
C. Dean Metropolous	—	—		—		—	—
Jeffrey P. Ansell	777,777	2,722,223	(a)	—		$1.00	7/05/2016
	500,000	—				$1.00	11/10/2016

N. Michael Dion	—	—		—		—	—

Craig Steeneck	222,222	777,778	(b)			$1.00	7/15/2015
	—	500,000	(b)			$1.00	1/15/2016
	—	75,000	(b)	—		$1.00	4/15/2016
	—	75,000	(b)			$1.00	7/15/2016
	—	50,000	(b)			$1.00	10/15/2016

William Toler	733,333	916,667	(c)			$1.00	3/22/2014
	38,888	136,112	(c)	—		$1.00	7/15/2015
	—	175,000	(c)			$1.00	10/15/2016

William Darkoch	177,777	622,223	(d)	—		$1.00	10/15/2015
	—	200,000	(d)			$1.00	1/15/2016
	—	200,000	(d)			$1.00	10/15/2016

Michael J. Cramer	1,111,111	1,388,889 50,000	(e) (e)	—	$ $	1.00 1.00	03/19/2004 10/15/2006

(a)	Mr. Ansell’s unexercisable options vest as follows: in fiscal 2007 – 777,778; in fiscal 2008 – 777,778; and in fiscal 2013 – 1,166,667.

(b)	Mr. Steeneck’s unexercisable options vest as follows: in fiscal 2007 – 377,776; in fiscal 2008 – 377,779; in fiscal 2009 – 155,556, in fiscal 2012 – 333,333; and in fiscal 2013 – 233,334.

(c)	Mr. Toler’s unexercisable options vest as follows: in fiscal 2007 – 444,444; in fiscal 2008 – 77,778; in fiscal 2009 – 38,889, in fiscal 2011 – 550,000, in fiscal 2012 – 58,334; and in fiscal 2013 – 58,334.

(d)	Mr. Darkoch’s unexercisable options vest as follows: in fiscal 2007 – 266,666; in fiscal 2008 – 266,666; in fiscal 2009 – 88,890; in fiscal 2012 – 266,667; and in fiscal 2013 – 133,334.

(e)	Mr. Cramer’s unexercisable options vest as follows: in fiscal 2007 – 566,667; in fiscal 2008 – 11,111, in fiscal 2009 – 11,111, in fiscal 2011 – 833,333, in fiscal 2013 – 16,667.

Option Exercises and Stock Vested in 2006

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during our most recent fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
C. Dean Metropoulos	(a	)	$1,202,750
N. Michael Dion	(a	)	120,275

(a)

In connection with the financing and acquisition of the Armour Foods Business, Mr. C.D. Metropoulos and Mr. Dion, together with our other former shareholders, purchased 39,600 Class A units of Crunch Equity

Holding LLC, PFGI’s ultimate parent at the time, for $39.6 million. In return for the investment in Class A units, Mr. C.D. Metropoulos and Mr. Dion also received 2,926.32 fully vested Class C, 2,238.25 fully vested Class D and 2,356.05 fully vested Class E units at an aggregate price of $400,000. In accordance with SFAS 123R the Class C, D and E units were assigned a value of $1,815,000. Accordingly, we recorded a compensation charge of $1,415,000. Mr. C.D. Metropoulos and Mr. Dion received 85% and 8.5%, respectively, of the units granted to CDM Investor Group LLC, one of our former shareholders. The remaining 6.5% of the units were granted to an individual, who is not an employee of our company.

Nonqualified Deferred Compensation for 2006

None of our named executive officers are currently in a nonqualified deferred compensation plan.

Pension Benefits for 2006

None of our named executive officers are currently in a defined benefit plan sponsored by us or our subsidiaries or affiliates.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for 2006

Employment Agreements in 2006

As of December 31, 2006, the following employment agreements with our named executive officers were in place:

Dean Metropoulos

The material terms of Mr. Metropoulos’ employment agreement with us included an annual base salary of $2,000,000. In addition, Mr. Metropoulos was eligible for an annual bonus of up to $1,000,000. During Mr. Metropoulos’ employment, we provided to him the use of a company paid vehicle, country club membership, income tax and accounting services, office rent and secretarial support. Mr. Metropoulos’ employment agreement contained provisions for a post-employment payment in certain instances, which is described more fully later in this section. If it were determined that any payment to Mr. Metropoulos would be subject to any tax, other than income tax (“Excise Tax”), then we were obligated to pay to Mr. Metropoulos an additional payment (“Gross-up Payment”) in an amount such that he retained, after payment of all taxes and all interest and penalties with respect thereto, an amount of the Gross-up Payment equal to the Excess Tax imposed upon the payment. Notwithstanding, in connection with the acquisition of Crunch Holding Corp. by Peak Holdings LLC, Mr. Metropoulos entered into an amendment to his employment agreement in which he agreed to waive his rights to any gross-up payment payable in connection with the consummation of the acquisition by Peak Holdings. Mr. Metropoulos’ employment agreement was to expire in November 2007. In addition to Mr. Metropoulos’ employment agreement and in accordance with Section 2.3(b) of the Amended and Restated Members’ Agreement for Crunch Equity Holding LLC dated March 19, 2004, so long as Mr. Metropoulos was the Management Manager, he was entitled to determine the payment of annual compensation to, and the reimbursement of expenses for office space, furniture, supplies, administration, telecommunications and other customary provisions and travel (including costs with respect to airplane) incurred by any of the CDM Investor Group LLC’s executives (which included Mr. Dion) (provided, that Mr. C.D. Metropoulos was not entitled to determine the amount of his annual compensation) in an amount not to exceed $8.0 million in any fiscal year.

Jeffrey P. Ansell

The material terms of Mr. Ansell’s prior employment agreement with us included an annual base salary of $600,000 (“Annual Base Salary”). In addition, Mr. Ansell was eligible for an annual bonus of up to 100% of his Annual Base Salary upon the achievement of target performance criteria as established by Pinnacle’s Compensation Committee (“Target Bonus”). Mr. Ansell was also entitled to receive an additional annual bonus of up to 50% of his Annual Base Salary based upon the achievement of additional performance criteria beyond the criteria set for the Target Bonus, with the additional criteria also to be established by Pinnacle’s Compensation Committee (“Stretch Bonus”). Mr. Ansell received a signing bonus of $60,000 and was entitled to an anniversary bonus of $60,000 payable one year from the date his employment commences. Upon Mr. Ansell’s employment with us, he received a grant of 3.5 million stock options (the “Initial Grant”) pursuant to the terms and conditions of the 2004 Stock Option Plan (the “Option Plan”). The options were granted with an exercise price of $1.00 per share and, except as mentioned below, were generally subject to the terms and conditions of the Option Plan. The Initial Grant was as of the date employment commences and provided for vesting as follows: 2/9th vesting upon the date employment commences, 2/9th vesting on the 1st anniversary of employment, 2/9th on the second anniversary and all other vesting per the Option Plan. In addition, Mr. Ansell was entitled to receive an additional grant of stock options (not to exceed 500,000) pursuant to the Option Plan in such number of stock options as equaled the number of shares of common stock that he purchased under the 2004 Employee Stock Purchase Plan, all of which vest immediately. Mr. Ansell purchased 500,000 shares of common stock under the 2004 Stock Purchase Plan in November 2006.

N. Michael Dion

The material terms of Mr. Dion’s employment agreement with us included an annual base salary of $450,000. In addition, Mr. Dion was eligible for an annual target bonus of up to $200,000. Mr. Dion’s employment agreement contained provisions for a postemployment payment in certain instances, which is described more fully later in this section. If it were determined that any payment to Mr. Dion would be subject to any tax, other than income tax (“Excise Tax”), then we were obligated to pay to Mr. Dion an additional payment (“Gross-up Payment”) in an amount such that he retains, after payment of all taxes and all interest and penalties with respect thereto, an amount of the Gross-up Payment equal to the Excess Tax imposed upon the payment. Mr. Dion’s employment agreement was to expire in November 2007.

Craig Steeneck

The material terms of Mr. Steeneck’s employment arrangement with us included an initial annual base salary of $362,500, which was subject to an annual review by the Company. Subsequently, Mr. Steeneck’s annual base salary was increased to $367,500. In addition, Mr. Steeneck was eligible for a target bonus of 75% (100% maximum) of his base salary. Mr. Steeneck’s employment arrangement contained provisions for a post-employment payment in certain instances, the value of which payments are set forth under “Potential Payments Upon Termination or Change in Control.” At the inception of employment, Mr. Steeneck’s arrangement entitled him to receive 1,000,000 options to acquire shares of common stock of Crunch Holding Corp. Additionally, the arrangement stipulated additional option grants of 500,000, 75,000 and 75,000 on or around December 31, 2005, March 31, 2006 and June 20, 2006, respectively. Mr. Steeneck also received 50,000 options on October 15, 2006.

William Toler

The material terms of Mr. Toler’s employment arrangement with us included an initial annual base salary of $350,000, which was subject to an annual review by us. Subsequently, Mr. Toler’s annual base salary was increased to $405,500. In addition, Mr. Toler was eligible for a target bonus of 50% (100% maximum) of his base salary. Mr. Toler’s employment arrangement contained provisions for a post-employment payment in certain instances, the value of which payments are set forth under “Potential Payments Upon Termination or Change in Control.” Mr. Toler’s employment arrangement entitled him to receive options to acquire shares of common stock of Crunch Holding Corp. in an amount comparable to other senior executives at his level in our company.

Michael J. Cramer

The material terms of Mr. Cramer’s employment arrangement with us included an annual base salary of $415,650, which was subject to an annual review by the Company. In addition, Mr. Cramer was eligible for a target bonus of 50% (100% maximum) of his base salary.

New Employment Agreements

In connection with the Transactions, on April 2, 2007, Crunch Holding Corp. entered into substantially similar employment agreements with each of Jeffrey P. Ansell, William Darkoch, Craig Steeneck and William Toler that govern the terms of each executive’s employment. Information regarding these employment agreements is provided under “Management—Employment Agreements.”

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2006, assuming the executive’s employment terminated effective December 31, 2006. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment.

In the tables below, the value of the accelerated stock options was based upon a fair value of our company’s common stock of $1.53 per share at December 31, 2006. The value of accelerated stock options does not include unvested stock options that would vest upon a change of control only if certain internal rate of return targets were met because such targets had not been met as of December 31, 2006. The value of the health and welfare benefits in the tables below was estimated at $1,000 per month.

C. Dean Metropolous (a)

	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Involuntary Termination For Good Reason	Change In Control	Disability	Death
Cash Severance	$—	$6,000,000	$—	$6,000,000	$6,000,000	$6,000,000	$—
Acceleration of Stock Options	—	—	—	—	—	—	—
Health and Welfare Benefits	—	24,000	—	24,000	24,000	24,000	—
Other Benefits	—	750,000	—	750,000	750,000	750,000	—

Total	$—	$6,774,000	$—	$6,774,000	$6,774,000	$6,774,000	$—

Jeffery P. Ansell (c)

	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Involuntary Termination For Good Reason	Change In Control	Disability	Death
Cash Severance	$—	$1,000,000	$—	$1,000,000	$—	$1,000,000	$—
Acceleration of Stock Options	—	206,111	—	206,111	824,445	206,111	—
Health and Welfare Benefits	—	12,000	—	12,000	—	12,000	—

Total	$—	$1,218,111	$—	$1,218,111	$824,445	$1,218,111	$—

N. Michael Dion (b)

	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Involuntary Termination For Good Reason	Change In Control	Disability	Death
Cash Severance	$—	$975,000	$—	$975,000	$—	$975,000	$—
Acceleration of Stock Options	—	—	—	—	—	—	—
Health and Welfare Benefits	—	18,000	—	18,000	—	18,000	—

Total	$—	$993,000	$—	$993,000	$—	$993,000	$—

Craig Steeneck (c)

	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Involuntary Termination For Good Reason	Change In Control	Disability	Death
Cash Severance	$—	$321,500	$—	$321,500	$—	$—	$—
Acceleration of Stock Options	—	—	—	—	482,889	—	—
Health and Welfare Benefits	—	—	—	—	—	—	—

Total	$—	$321,500	$—	$321,500	$482,889	$—	$—

William Toler (c)

	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Involuntary Termination For Good Reason	Change In Control	Disability	Death
Cash Severance	$—	$608,000	$—	$608,000	$—	$—	$—
Acceleration of Stock Options	—	—	—	—	297,390	—	—
Health and Welfare Benefits	—	12,000	—	12,000	—	—	—

Total	$—	$620,000	$—	$620,000	$297,390	$—	$—

William Darkoch (c)

	Voluntary Termination	Involuntary Termination Without Cause	Termination For Cause	Involuntary Termination For Good Reason	Change In Control	Disability	Death
Cash Severance	$—	$136,821	$—	$136,821	$—	$—	$—
Acceleration of Stock Options	—	—	—	—	329,778	—	—
Health and Welfare Benefits	—	—	—	—	—	—	—

Total	$—	$136,821	$—	$136,821	$329,778	$—	$—

(a)	Mr. Metropoulos’ employment terminated upon the consummation of the Transactions. Upon his termination, Mr. Metropoulos received a severance payment in the amount of $6,551,000, as well as health and welfare benefits for 24 months.

(b)	Mr. Dion’s employment terminated on June 30, 2007. Upon his termination, Mr. Dion received a severance payment in the amount of $750,000, as well as health and welfare benefits for 18 months.

(c)	In accordance with Mr. Ansell’s, Mr. Steeneck’s, Mr. Toler’s and Mr. Darkoch’s employment agreements entered into in connection with the Transactions, their potential payments upon termination or change of control would be as follows as of September 30, 2007:

•

In the case of an involuntary termination without cause or an involuntary termination for good reason, the amount of the payment would be as follows: Mr. Ansell – $2,268,000; Mr. Steeneck – $729,500, Mr. Toler – $755,750; and Mr. Darkoch – $584,500.

•

In the case of a voluntary termination, a termination for cause, death or disability, the amount of the payment would be as follows: Mr. Ansell – $0; Mr. Steeneck – $0, Mr. Toler – $0; and Mr. Darkoch – $0.

•

In the case of a change in control, the payments would be as follows: Mr. Ansell – $1,269,563; Mr. Steeneck – $434,473, Mr. Toler – $462,685; and Mr. Darkoch – $310,338. These change in control payments do not include unvested PIUs that would vest upon a change of control only if certain internal rate of return targets were met, to the extent that those targets had not been met as of September 30, 2007.

Michael J. Cramer

Michael J. Cramer’s employment arrangement does not include any special provision for a post-employment payment. Therefore, in the event Mr. Cramer’s employment is terminated other than for cause, any post-employment payment would be paid under our existing severance plan. For employees at Mr. Cramer’s level, the severance benefit would be 16 weeks of compensation, which includes base salary only. The severance amount is currently estimated at $128,000.

Severance Arrangements

Certain of our executive officers, including Messrs. Ansell, Darkoch, Steeneck and Toler, entered into employment agreements in connection with the Transactions, which agreements provide, among other things, for each executive’s rights upon a termination of employment. We believe that reasonable and appropriate severance and change in control benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements are appropriate and customary in situations such as the Transactions wherein the executives have made significant personal investments in the Company and that investment is generally illiquid for a significant period of time. Finally, we believe formalized severance and change in control arrangements are common benefits offered by employers competing for similar senior executive talent. Information regarding applicable payments under such agreements for the named executive officers is provided under “—Potential Payments Upon Termination or Change in Control” and “Management—Employment Agreements.”

Compensation Committee Interlocks and Insider Participation

Former Compensation Committee

The members of the Compensation Committee as of December 31, 2006 were C. Dean Metropoulos, Stephen P. Murray and John W. Childs.

Mr. Metropoulos was the Chairman of Pinnacle Foods Group Inc. from March 19, 2004 until the consummation of the Transactions and was the Chief Executive Officer of Pinnacle Foods Group Inc. from March 19, 2004 until July 5, 2006. However, Mr. Metropoulos did not participate in discussions involving his own compensation. Prior to the consummation of the Transactions, we were parties to certain transactions with Mr. Metropoulos described in “Certain Relationships and Related Person Transactions—Related Person Transactions Prior to the Transactions,” which descriptions are incorporated herein by reference.

Current Compensation Committee

The current members of our Compensation Committee are Prakash Melwani, a Senior Managing Director of Blackstone, Joseph Jimenez, Shervin Korangy, a Director of Blackstone, and Chairman of the Board Roger Deromedi. None of these members is a current or former officer or employee of our company. We are parties to certain transactions with Blackstone described in “Certain Relationship and Related Person Transactions” section below. Mr. Deromedi does not participate in Compensation Committee discussions regarding his own compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of the Class A-1 and Class A-2 Units of our ultimate parent company, Peak Holdings LLC, a Delaware limited liability company, as of September 30, 2007 for (i) each individual or entity known by us to own beneficially more than 5% of the Class A-1 Units or Class A-2 Units of Peak Holdings LLC, (ii) each of our named executive officers, (iii) each of our directors and (iv) all of our directors and our executive officers as a group. The Class A-1 Units and the Class A-2 Units have equal voting rights. For additional information about the equity investment by certain members of our senior management, see “Management—Equity Investment by Chairman and Executive Officers.”

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated Class A-1 Units and Class A-2 Units. Unless otherwise noted, the address of each beneficial owner of Class A-1 Units is 345 Park Avenue, New York, New York 10017, and the address of each beneficial owner of Class A-2 Units is c/o Pinnacle Foods Group LLC, 1 Old Bloomfield Avenue, Mt. Lakes, New Jersey 07046.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
A-1	Blackstone Funds(1)	414,178,549	98%
A-2	Jeffrey P. Ansell	1,350,000	*
A-2	Craig Steeneck	575,000	*
A-2	William Toler(2)	699,003	*
A-2	William Darkoch	325,000	*
A-2	Roger K. Deromedi(3)	3,000,000	*
A-2	Joseph Jimenez	250,000	*
A-2	Directors and Executive Officers as a Group (nine persons)	7,138,056	1.7%

*	Less than one percent

(1)	Reflects beneficial ownership of 376,790,140 Class A-1 Units held by Blackstone Capital Partners V L.P., 22,270,893 Class A-1 Units held by Blackstone Capital Partners V-AC L.P., 12,989,425 Class A-1 Units held by Blackstone Family Investment Partnership V L.P., 1,216,966 Class A-1 Units held by Blackstone Family Investment Partnership V-A L.P. and 911,125 Class A-1 Units held by Blackstone Participation Partnership V L.P. (collectively, the “Blackstone Funds”). The general partner of all Blackstone Funds is Blackstone Management Associates V L.L.C. BMA V L.L.C. is the sole member of Blackstone Management Associates V L.L.C. Blackstone Holdings III L.P. is the managing member and majority in interest owner of BMA V L.L.C. Blackstone Holdings III L.P. is indirectly controlled by The Blackstone Group L.P. and is owned, directly or indirectly, by Blackstone professionals and The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn wholly owned by Blackstone’s senior managing directors and controlled by its founders, Stephen A. Schwarzman and Peter G. Peterson. Each of Messrs. Peterson and Schwarzman disclaims beneficial ownership of such Units.

(2)	Mr. Toler individually holds 318,000 Class A-2 Units. The remaining units listed are held by Pensco Trust Co. as custodian for Mr. Toler’s retirement account.

(3)	All of the units are held in a revocable trust for the benefit of Mr. Deromedi.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Securityholders Agreement of Peak Holdings LLC

In connection with the Transactions, Peak Holdings LLC, our ultimate parent company, entered into a securityholders agreement with the Equity Investors.

Under the securityholders agreement, each of the securityholders of Peak Holdings LLC agrees to take all necessary actions to cause the persons designated by Blackstone to be elected to the boards of directors of Peak Holdings LLC and each of its subsidiaries, including our company. The parties also agree to vote the securities of Peak Holdings LLC and its subsidiaries, including our company, as Blackstone directs in connection with the merger or consolidation of Peak Holdings LLC, the sale of all or substantially all its assets, the amendment of its organizational documents and certain other matters.

The securityholders agreement also restricts transfers by employee holders of securities of Peak Holdings LLC from transferring those securities prior to the earliest of a qualified public offering, a change of control and the seventh anniversary of the closing of the Transactions (the “lapse date”), subject to exceptions, and grants Peak Holdings LLC a right of first refusal in connection with sales by employee holders on or after the lapse date and before a public offering by Peak Holdings LLC. The securityholders agreement also gives employee holders customary tag-along rights with respect to sales of securities held by Blackstone and gives Blackstone customary drag-along rights in connection with a change of control, subject in certain instances to a minimum threshold of sales by Blackstone.

The agreement grants Blackstone demand registration rights with respect to the securities of Peak Holdings LLC and grants all securityholders certain piggyback registration rights. The agreement contains customary indemnification provisions in connection with any such registration. A copy of the agreement is attached as Exhibit 10.15 to the registration statement of which this prospectus is a part.

For additional information about the equity investment by certain members of our senior management in connection with the Transactions, see “Management—Equity Investment by Chairman and Executive Officers.”

Securityholders Agreement of Crunch Holding Corp.

In connection with the 2007 Stock Incentive Plan described under “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation,” Crunch Holding Corp., the immediate subsidiary of Peak Holdings LLC, entered into a securityholders agreement with Peak Holdings LLC and the employee shareholders of Crunch Holding Corp. from time to time.

Under the securityholders agreement, each of the shareholders of Crunch Holding Corp. agrees to take all necessary actions to cause the persons designated by Peak Holdings LLC to be elected to the boards of directors of Crunch Holding Corp. and each of its subsidiaries, including our company. The parties also agree to vote the securities of Crunch Holding Corp. and its subsidiaries, including our company, as Peak Holdings LLC directs in connection with the merger or consolidation of Crunch Holding Corp., the sale of all or substantially all its assets, the amendment of its organizational documents and certain other matters.

The securityholders agreement also restricts transfers by employee holders of securities of Crunch Holdings Corp. from transferring those securities prior to the earliest of a qualified public offering, a change of control and the seventh anniversary of the closing of the Transactions (the “lapse date”), subject to exceptions, and grants Crunch Holding Corp. a right of first refusal in connection with sales by employee holders on or after the lapse date and before a public offering by Crunch Holding Corp. The securityholders agreement also gives Blackstone and Peak Holdings LLC customary drag-along rights in connection with a change of control. A copy of the agreement is attached as Exhibit 10.18 to the registration statement of which this prospectus is a part.

Advisory Agreement

At the closing of the Transactions, we and one or more of our parent companies entered into a transaction and advisory fee agreement with an affiliate of Blackstone pursuant to which such entity or its affiliates will provide certain strategic and structuring advice and assistance to us. In addition, under this agreement, affiliates of Blackstone will provide certain monitoring, advisory and consulting services to us for an aggregate annual management fee equal to $2.5 million for the year ended December 31, 2007, and the greater of $2.5 million or 1.0% of adjusted EBITDA (as defined in the credit agreement governing our new senior secured credit facilities) for each year thereafter. Affiliates of Blackstone also received reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the Transactions prior to the closing date and in connection with the provision of services pursuant to the agreement. In addition, pursuant to such agreement, an affiliate of Blackstone also received transaction fees, which amount is contained within the $74.0 million of fees and expenses discussed under “Prospectus Summary—Sources and Uses,” in connection with services provided by Blackstone and its affiliates related to the Transactions. The agreement includes customary exculpation and indemnification provisions in favor of Blackstone and its affiliates. A copy of this agreement is attached as Exhibit 10.7 to the registration statement of which this prospectus is a part.

Upon a change of control in our ownership, a sale of all of our assets, or an initial public offering of our equity, and in recognition of facilitation of such change of control, asset sale or public offering by affiliates of Blackstone, these affiliates of Blackstone may elect to receive, in lieu of annual payments of the management fee, a single lump sum cash payment equal to the then-present value of all then-current and future management fees payable under this agreement. The lump sum payment would only be payable to the extent that it is permitted under the indentures and other agreements governing our indebtedness.

Supplier Costs

Graham Packaging, which is owned by affiliates of Blackstone, supplies packaging for some of our products. Purchases from Graham Packaging were $6.0 million for the nine months ended September 30, 2007.

Debt and Interest Expense

As of September 2007, $44.9 million of our senior secured term loan was owed to Blackstone Advisors L.P., an affiliate of Blackstone, for the period April 2, 2007 to September 30, 2007, fees and interest expense recognized in the Consolidated Statement of Operations for debt owed to Blackstone Advisors L.P. totaled $1.4 million.

Tax Sharing Agreement

On November 25, 2003, we entered into a tax sharing agreement with Crunch Holding Corp. which provided that we will file U.S. federal income tax returns with Crunch Holding Corp. on a consolidated basis. This agreement further provided that we make distributions to Crunch Holding Corp., and Crunch Holding Corp. makes contributions to us, such that we incurred the expense for taxes generated by our business on the same basis as if we did not file consolidated tax returns. Aurora and its wholly owned subsidiary, Sea Coast, became party to the tax sharing agreement on March 19, 2004.

Related Person Transactions Prior to the Transactions

Office Lease Space

Prior to the Transactions, we leased office space owned by Barrington Properties, LLC, which is an affiliate of C. Dean Metropoulos, our former Chairman and Chief Executive Officer. In fiscal 2006, fiscal 2005, the transition year and fiscal 2004, total rent paid under this lease was $104,000, $101,000, $39,000 and $162,000, respectively. The lease required us to make leasehold improvements of approximately $318,000. The building, which included the office space leased by a subsidiary of PFGI, was sold by the owner on January 12, 2004. The lease was amended to reflect that the subsidiary moved to a different building in Greenwich, Connecticut also owned by Barrington Properties, LLC. The lease amendment ran through May 31, 2010. This agreement was terminated in connection with the Transactions.

Airplane

In March 2004, our former subsidiary, Pinnacle Foods Management Corporation, entered into an agreement with Fairmont Aviation, LLC, an affiliate of C. Dean Metropoulos, whereby Fairmont Aviation, LLC agreed to provide us with use of an aircraft. Subject to each parties’ termination rights, the agreement was scheduled to terminate in March 2010 and could be renewed on a month-to-month basis thereafter. In connection with the use of this aircraft, we paid net operating expenses of $2,750,000 in fiscal 2006, $2,750,000 in fiscal 2005, $1,146,000 in the transition year and $1,543,000 in the thirty-six weeks ended July 31, 2004. This agreement was terminated in connection with the Transactions.

Member’s Agreement

In connection with the Aurora Merger, the 2003 Sponsors and the Crunch Equity Voting Trust (the “Bondholders Trust”) entered into an amended and restated members’ agreement of Crunch Equity Holding, LLC, one of the shareholders of PFGI prior to the Transactions (the “Members’ Agreement”). The Members’ Agreement, among other matters:

•	restricted the transfer of units of Crunch Equity Holding, LLC, subject to certain exceptions, and provided that all transferees must become a party to the Members’ Agreement;

•	provided for a board of managers of Crunch Equity Holding, LLC and a board of directors of Crunch Holding Corp. and Pinnacle Foods Corporation consisting of nine directors;

•	required each member of Crunch Equity Holding, LLC to vote all their shares for the election of the persons nominated as managers as provided above;

•	provided for a compensation committee and an audit committee, each consisting of at least three managers;

•

prohibited Crunch Equity Holding, LLC or any of its subsidiaries from taking certain actions, subject to carve outs provided in the Members’ Agreement, without the prior approval of the members of the board of managers affiliated with each of J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P. so long as in each case the members affiliated with the applicable 2003 Sponsor owns at least 25% of the Class A units owned by such party at the consummation of the Aurora Merger;

•

required the consent of CDM Investor Group LLC to any changes to the terms of the Class B, C, D or E units or any amendment to Crunch Equity Holding, LLC’s governance documents that would adversely affect CDM Investor Group LLC in a manner different from any other member;

•	required the consent of the Bondholders Trust to amend Crunch Equity Holding, LLC’s governance documents for so long as the Bondholders Trust holds at least 5% of the issued and outstanding units;

•	contained rights of certain unit holders to participate in transfers of Class A and Class B units by the 2003 Sponsors to third parties;

•

contained a right of first refusal by Crunch Equity Holding, LLC with respect to transfers of Class A and Class B units by members other than Bondholders Trust, and if Crunch Equity Holding, LLC did not exercise such right, grant the non-transferring members (other than Bondholders Trust) a right of first refusal;

•	granted the 2003 Sponsors and Crunch Equity Holding, LLC a right of first offer with respect to transfers of interests by members of Bondholders Trust;

•	granted the members certain preemptive rights;

•	required the consent of each of the 2003 Sponsors to effect a sale of Crunch Equity Holding, LLC, Aurora or Pinnacle Foods Corporation;

•

if CDM Investor Group LLC did not consent to (i) a sale of Crunch Equity Holding, LLC or Aurora or (ii) a liquidation in connection with a required initial public offering, granted J.P. Morgan Partners, LLC and J.W. Childs Associates, L.P., in the case of clause (i), and Bondholders Trust, in the case of clause (ii), the right to purchase all of CDM Investor Group LLC units at a purchase price equal to the product of (x) $10.75 million and (y) a percentage (which is not greater than 100%) representing the percentage on original investment of the capital returned to J.P. Morgan Partners, LLC, J.W. Childs Associates, L.P. and the Bondholders Trust in connection with such transaction; and

•

if any of C. Dean Metropoulos, N. Michael Dion, Evan Metropoulos or Louis Pellicano voluntarily resigned from Aurora without good reason (as defined in his respective employment agreement) and other than as a result of disability (as defined in his employment agreement), granted Crunch Equity Holding, LLC, Pinnacle or Aurora the option to purchase the portion of CDM Investor Group LLC units reflecting such individual’s ownership in CDM Investor Group LLC (i) if such resignation was on or before November 25, 2004, at a purchase price equal to $10.75 million multiplied by such individual’s ownership percentage in CDM Investor Group LLC and (ii) if such resignation was after November 25, 2004 but on or before November 25, 2005, at a purchase price equal to the greater of (x) $10.75 million multiplied by such individual’s ownership percentage in CDM Investor Group LLC and (y) fair market value (without regard to any minority or illiquidity discounts).

The Members’ Agreement would terminate upon the sale, dissolution or liquidation of Crunch Equity Holding, LLC. This agreement was terminated in connection with the Transactions.

Former Sponsor Management, Fee and Registration Rights Agreements

In connection with the acquisition of Pinnacle Foods Holding Corporation (“PFHC”) in November 2003, PFHC entered into a management agreement with J.P. Morgan Partners, LLC and an affiliate of J.W. Childs Associates, L.P. whereby J.P. Morgan Partners, LLC and the affiliate provided us with financial advisory and other services. Additionally, we entered into an agreement with CDM Capital LLC, an affiliate of CDM Investor Group LLC, whereby CDM Investor Group LLC received a fee in exchange for advisory services. These arrangements with the 2003 Sponsors also contained standard indemnification provisions by us of the 2003 Sponsors and upon the closing date of the Aurora Merger, PFGI assumed all of PFHC’s rights and obligations under the management and fee arrangements. In connection with the Aurora Merger, Crunch Holding Corp. entered into a registration rights agreement with members of Crunch Equity Holding, LLC. Pursuant to this agreement, affiliates of J.P. Morgan Partners, LLC, affiliates of J.W. Childs Associates, L.P., CDM Investor Group LLC and Bondholders Trust each received demand registration rights. These agreements were terminated in connection with the Transactions.

Indemnity Agreement

In connection with the Aurora Merger, we entered into an indemnity agreement with the Bondholders Trust. Pursuant to the indemnity agreement, the Bondholders Trust was required to reimburse us in respect of losses resulting from (i) liabilities other than those (a) reserved against on the balance sheet of Aurora delivered to Crunch Equity Holding, LLC pursuant to the agreement between Aurora and Crunch Equity Holding, LLC, dated November 25, 2003 (the “Merger Agreement”) (or not required under GAAP to be so reserved against), (b) entered into in the ordinary course of business and (c) disclosed as of November 25, 2003 and (ii) claims by third parties which would give rise to a breach of any of the representations or warranties of Aurora set forth in the Merger Agreement.

The Bondholders Trust was not required to reimburse us for the first $1 million of such losses (subject to upward adjustment of up to $14 million depending on the level of Aurora’s net debt at closing of the Aurora

Merger) and its aggregate reimbursement obligation was not to exceed $30 million. Any claims for indemnification must have been made by us prior to the first anniversary of the closing date of the Aurora Merger. The Bondholders Trust could have satisfied its indemnification obligations by delivering Class A units (valued at $1,000 per unit) to Crunch Equity Holding, LLC for cancellation or by paying cash. The indemnity agreement was amended and restated on May 4, 2004 to provide that the $30 million cap be increased as further provided therein to the extent we were obligated to pay amounts in excess of $6.85 million to any prepetition lender in connection with the R2 Top Hat, Ltd. appeal described in “Business—Legal Proceedings—R2 appeal in Aurora bankruptcy.” This agreement was terminated in connection with the Transactions.

Senior Secured Credit Facilities

JPMorgan Chase & Co. or one of its affiliates was a lender under our former senior secured credit facilities. J.P. Morgan Securities Inc. was an initial purchaser of the senior subordinated notes and both J.P. Morgan Securities Inc. and JPMorgan Chase & Co. were affiliates of JPMP Capital Corp., which owned approximately 25% of our Predecessor’s outstanding capital stock (on a fully diluted basis) and had the right under the Members’ Agreement to appoint three of our directors. JPMP Capital Corp. was an affiliate of J.P. Morgan Partners, LLC. Steven P. Murray, a partner of J.P. Morgan Partners, LLC, Kevin G. O’Brien, a principal of J.P. Morgan Partners, LLC, and Terry Peets, an advisor to J.P. Morgan Partners LLC, served as three of our directors. The senior secured credit facilities were paid off in connection with the Transactions.

Financial Instruments

We entered into transactions for derivative financial instruments with JPMorgan Chase Bank to lower our exposure to interest rates, foreign currency, and natural gas prices. We incurred and paid $1.8 million for the settlement of foreign exchange swaps and natural gas swaps during fiscal 2006. We received total net cash for the settlement of interest rate swaps, foreign exchange swaps, and natural gas swaps totaling $6.9 million during fiscal 2005, $0.2 million during the transition year and $3.5 million during the 36 weeks ended July 31, 2004. JPMorgan Chase Bank ceased to be a related person following the Transactions.

Expenses of Major Shareholder

As part of the Aurora Merger, we agreed to pay certain fees of the Bondholders Trust, which owned approximately 43% of Crunch Equity Holding, LLC. The Bondholders Trust primarily consisted of holders of Aurora’s senior subordinated notes, which elected to receive equity interests in Crunch Equity Holding, LLC as consideration in the Aurora Merger. We recognized in the Consolidated Statement of Operations fees on behalf of the Bondholder Trust totaling $0.4 million in each of the fiscal years 2006 and 2005. This agreement was terminated in connection with the Transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Overview

In connection with the Transactions, we entered into new senior secured credit facilities with Lehman Commercial Paper Inc., as administrative agent, collateral agent and swing line lender, Lehman Brothers Inc., as joint lead arranger and joint bookrunner, Goldman Sachs Credit Partners L.P., as syndication agent, joint lead arranger and joint bookrunner, and the lenders from time to time party thereto.

The senior secured credit facilities provide senior secured financing of $1,375.0 million, consisting of:

•	a $1,250.0 million term loan facility, and

•	a $125.0 million revolving credit facility.

Pinnacle Foods Finance LLC, which is referred to in this section as the “Borrower,” is the borrower under the senior secured credit facilities. The revolving credit facility includes borrowing capacity available for letters of credit and for short-term borrowings referred to as the swing line borrowings. In addition, the new senior secured credit facilities also provided us with the option to raise incremental credit facilities, subject to certain limitations.

Interest Rate and Fees

Borrowings under the term loan facility and the revolving credit facility bear interest, at our option, at a rate equal to a margin over either (a) a base rate determined by reference to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The margin is initially 1.75%, in the case of base rate loans, and 2.75%, in the case of LIBOR rate loans.

The applicable margin for borrowings under both the term loan facility and the revolving credit facility may be reduced subject to our attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. We are also required to pay customary letter of credit fees.

Prepayments

The senior secured credit agreement requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% and 0% subject to our attaining certain leverage ratios) of our annual excess cash flow;

•

if the Borrower’s leverage ratio is greater than 3.25 to 1.00, 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), if we do not reinvest those net cash proceeds in assets to be used in our business or to make certain other permitted investments (a) within 15 months of the receipt of such net cash proceeds or (b) if we commit to reinvest such net cash proceeds within 15 months of the receipt thereof, within 180 days of the date of such commitment; and

•	100% of the net proceeds of any incurrence of debt by the Borrower or any of its restricted subsidiaries, other than debt permitted under the new senior secured credit facilities.

Notwithstanding any of the foregoing, each lender under the term loan facility has the right to reject its pro rata share of mandatory prepayments described above, in which case we may retain the amounts so rejected.

The foregoing mandatory prepayments will be applied to installments of the term loan facility in direct order of maturity.

We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

Commencing on September 30, 2007, we are required to repay installments on the loans under the term loan facility in quarterly installments in aggregate annual amounts equal to 1.00% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

All obligations under the senior secured credit agreement are unconditionally guaranteed by Peak Finance Holdings LLC and, subject to certain exceptions, each of our existing and future domestic wholly-owned subsidiaries.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all the following assets of the Borrower and each guarantor, subject to certain exceptions:

•

a pledge of 100% of the capital stock of the Borrower, 100% of the capital stock of each subsidiary guarantor and 65% of the capital stock of each of our wholly owned foreign subsidiaries that are directly owned by us or one of the guarantors; and

•

subject to customary exceptions, a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each guarantor, excluding certain classes of assets for which obtaining a security interest or perfection thereof would require considerable expense.

Certain Covenants and Events of Default

The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Borrower and its restricted subsidiaries to:

•	incur additional indebtedness, make guarantees and enter into hedging arrangements;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans and advances, including acquisitions;

•	repay the senior subordinated notes or enter into certain amendments thereof; and

•	engage in certain transactions with affiliates.

The new senior secured credit facilities also contain certain customary affirmative covenants and events of default.

THE EXCHANGE OFFERS

General

The Issuers hereby offer to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offers as the “exchange offers.” You may tender some or all of your outstanding notes pursuant to the exchange offers.

As of the date of this prospectus, $325.0 million aggregate principal amount of 9 1/4% Senior Notes due 2015 and $199.0 million aggregate principal amount of 10 5/8 Senior Subordinated Notes due 2017 are outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding notes known to us on or about January 11, 2008. The Issuers’ obligation to accept outstanding notes for exchange pursuant to the exchange offers is subject to certain conditions set forth under “—Conditions to the Exchange Offers” below. The Issuers currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offers

We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to offers to exchange the outstanding notes for exchange notes. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective and to cause the exchange offers to be consummated within 360 days after the issue date of the outstanding notes. The exchange notes will have terms substantially identical to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes were issued on April 2, 2007.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for two years or such shorter period ending when all outstanding notes or exchange notes covered by the statement have been sold in the manner set forth and as contemplated in the statement or to the extent that the applicable provisions of Rule 144(k) under the Securities Act are amended or revised. These circumstances include:

•	if applicable law or interpretations of the staff of the SEC do not permit the Issuers to effect the exchange offers;

•	if for any other reason the exchange offers are not consummated within 360 days of the issue date of the outstanding notes;

•

any initial purchaser requests in writing to the Issuers within 30 days after the consummation of the exchange offers with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offers and held by it following the consummation of the exchange offers; or

•

if any holder of the outstanding notes that participates in the exchange offers does not receive exchange notes that may be sold without restriction under state and federal laws in exchange for its tendered outstanding notes (other than due solely to the status of such holder as an affiliate of any Issuer) and notifies the Issuers within 30 days after becoming aware of restrictions.

Under recent amendments to Rule 144 that will become effective on February 15, 2008, Rule 144(k) will be removed, and non-affiliates will be permitted to sell outstanding notes pursuant to Rule 144 one year after acquiring them from the Issuers. After we have been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for 90 days, this one-year period will be reduced to six months.

If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay additional interest to holders of the outstanding notes and the exchange notes required to be registered on a shelf registration statement.

Each holder of outstanding notes that wishes to exchange their outstanding notes for exchange notes in the exchange offers will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•

such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•

such holder is not an affiliate of any Issuer, as defined by Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	it is not engaged in, and does not intend to engage in, a distribution of exchange notes.

Each broker dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker dealer acquired the outstanding notes as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an affiliate of any Issuer as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are an affiliate of any Issuer, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•

you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker dealers, only broker dealers that acquired the outstanding notes as a result of market making activities or other trading activities may participate in the exchange offers. Each broker dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker dealer as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offers outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 of exchange notes in exchange for a corresponding principal amount of outstanding notes surrendered in the exchange offers.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indentures under which the outstanding notes were issued. The exchange notes and the outstanding notes that are senior notes will constitute a single class for all purposes under the indenture governing the senior notes, and the exchange notes and outstanding notes that are senior subordinated notes will constitute a single class under the indenture governing the senior subordinated notes. For a description of the indentures, please see “Description of Senior Notes” and “Description of Senior Subordinated Notes.”

On the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, the guarantors of the outstanding notes offer to issue new guarantees with respect to all exchange notes issued in the exchange offers. Throughout this prospectus, unless the context otherwise requires and whether so expressed or not, references to the “exchange offers” include the guarantors’ offer to exchange the new guarantees for the old guarantees, references to the “exchange notes” include the related new guarantees and references to the “outstanding notes” include the related old guarantees.

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $325.0 million aggregate principal amount of 9 1/4% Senior Notes and $199.0 million aggregate principal amount of 10 5/8% Senior Subordinated Notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offers.

We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indentures relating to such holders’ outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offers.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral (promptly confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offers and to refuse to accept notes due to the failure of any of the conditions specified below under “—Conditions to the Exchange Offers”.

Holders who tender outstanding notes in the exchange offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offers. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on February 11, 2008 which is the 21st business day after the date of this prospectus. However, if we, in our sole discretion, extend the period of time for which the exchange offers are open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offers.

To extend the period of time during which the exchange offers are open, we will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice, followed by notification to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only if we amend or extend the applicable exchange offers);

•

to extend the exchange offers or to terminate the exchange offers and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offers” has not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offers in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offers in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offers as provided in this prospectus before accepting any outstanding notes for exchange, if:

•	the exchange offers, or the making of any exchange by a holder of outstanding notes, violate any applicable law or interpretation of the staff of the SEC;

•

any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offers, or any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals we deem necessary for the consummation of the exchange offers.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offers” and “—Procedures for Tendering Outstanding Notes”; and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offers are open. Consequently, we may delay acceptance of any outstanding notes by notice, by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offers, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.

We expressly reserve the right to amend or terminate the exchange offers and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offers specified above. We will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Approvals

Other than the registration of the notes under the Securities Act and the qualification of the Trustee and the indentures governing the notes under the Trust Indenture Act, there are no federal or state regulatory requirements that must be complied with prior to the commencement of the exchange offers.

Procedures for Tendering Outstanding Notes

Only a holder of outstanding notes may tender its outstanding notes in the exchange offers. To tender outstanding notes in the exchange offers, a holder must comply with either of the following:

•

complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, prior to the expiration date, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal; or

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted “agent’s message,” as defined below; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender to us that is not withdrawn prior to the expiration date constitutes an agreement between us and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offers, you should promptly contact such party and instruct such person to tender outstanding notes on your behalf.

You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding notes.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their tender of outstanding notes in the exchange offers by causing DTC to transfer their outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, that states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the applicable exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker dealer as a result of market making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any tender of any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC as the book-entry transfer facility, for purposes of the exchange offers. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents or an agent’s message are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program prior to the expiration date, you may still tender if:

•	the tender is made through an “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either: (i) a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or (ii) a properly transmitted agent’s message and notice of guaranteed delivery that (a) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (b) states that the tender is being made by that notice of guaranteed delivery; and (c) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you did not receive one and you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 11:59 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system;

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless your are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offers. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust Company has been appointed as the exchange agent for the exchange offers. Wilmington Trust Company also acts as trustee under the indentures governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance with respect to tendering procedures, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

Wilmington Trust Company Corporate Capital Markets 1100 North Market Street Rodney Square North Wilmington, DE 19890-1626 Attn: Alisha Clendaniel	302 - 636 - 4139 To Confirm by Telephone: 302 - 636 - 6470	Wilmington Trust Company Corporate Capital Markets 1100 North Market Street Rodney Square North Wilmington, DE 19890-1626 Attn: Alisha Clendaniel

Telephone: 302 - 636 - 6470		Telephone: 302 - 636 - 6470

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offers. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offers.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the expenses of the exchange offers as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF SENIOR NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries, (ii) the term “Company” refers only to Pinnacle Foods Finance LLC (and its successors in interest) and not to any of its Subsidiaries, (iii) the term “Finance Co.” refers only to Pinnacle Foods Finance Corporation (and its successors in interest) and not to any of its Subsidiaries and (iv) the term “Issuers” refers only to the Company and Finance Co. and not to any of their Subsidiaries.

The Issuers issued $325 million in aggregate principal amount of 9 1/4% senior notes due 2015 (the “Senior Notes”) under an indenture dated April 2, 2007 (the “Indenture”) among the Issuers, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). The Senior Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The Issuers will issue the exchange notes described in this prospectus under the Indenture. Except as set forth herein, the terms of the Senior Notes will be substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Senior Notes. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You may also request copies of the Indenture at our address set forth under “Prospectus Summary.”

Brief Description of Senior Notes

The Senior Notes:

•	are unsecured senior obligations of the Issuers;

•	are pari passu in right of payment with all existing and future Senior Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities);

•	are effectively subordinated to all secured Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities) to the extent of the value of the assets securing that Indebtedness;

•	are senior in right of payment to any existing and future Subordinated Indebtedness (including the Senior Subordinated Notes) of the Issuers; and

•	are initially guaranteed on a senior unsecured basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, guarantee, jointly and severally irrevocably and unconditionally, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Senior Notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the Senior Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by having executed the Indenture.

Each of the Issuers’ Restricted Subsidiaries (other than as detailed below) initially guarantees the Senior Notes. Each of the Guarantees of the Senior Notes is a general unsecured obligation of each Guarantor and ranks pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, is effectively subordinated to all secured Indebtedness of each such entity and ranks senior in right of payment to all existing and future Subordinated Indebtedness (including the Senior Subordinated Notes) of each such entity. The Senior Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuers that do not Guarantee the Senior Notes.

Not all of the Issuers’ Subsidiaries Guarantee the Senior Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers. None of our Foreign Subsidiaries, non-Wholly Owned Subsidiaries or Receivables Subsidiaries (subject to certain limited exceptions) will guarantee the Senior Notes. The only Subsidiary of the Company that does not initially guarantee the Senior Notes is Pinnacle Foods Corporation Canada, which accounted for approximately $67.6 million, or 4.7%, of our net sales and approximately $0.9 million, or less than 1%, of our net earnings, in each case for the year ended December 31, 2006, and $10.2 million, or less than 1.0%, of our total assets as of December 31, 2006. For the nine months ended September 30, 2007, Pinnacle Foods Canada accounted for approximately $56.1 million, or 5.1%, of our net sales and approximately $2.0 million, or less than 1.0%, of our net earnings, in each case for the nine months ended September 30, 2007, and as of September 30, 2007, Pinnacle Foods Corporation Canada accounted for approximately $18.6 million, or less than 1%, of our total assets.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Holding Company Structure

The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. Finance Co. is a Wholly-Owned Subsidiary of the Company that has been created to be a co-issuer of the Senior Notes. Finance Co. does not own, and is not expected to own, any significant assets.

Ranking

The payment of the principal of, premium, if any, and interest on the Senior Notes and the payment of any Guarantee rank pari passu in right of payment to all Senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities. However, the Senior Notes and the Guarantees are effectively subordinated in right of payment to all of the Issuers’ and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness. As of September 30, 2007, we had $1,249.4 million of Secured Indebtedness outstanding, consisting entirely of borrowings under the Senior Credit Facilities. As of September 30, 2007, we also had an additional $110.5 million of unused borrowing capacity available under the revolving portion of the Senior Credit Facilities (after granting effect to approximately $12.0 million of outstanding letters of credit and $2.5 million of borrowings under our revolving credit facility), all of which would be secured if borrowed, and an option to raise incremental credit facilities under our Senior Credit Facilities, subject to certain limitations.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Notes

The Issuers will maintain one or more paying agents for the Senior Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Senior Notes is the Trustee.

The Company will also maintain one or more registrars with offices in the Borough of Manhattan, City of New York and a transfer agent, including one with offices in the Borough of Manhattan, City of New York. The initial registrar and transfer agent for the Senior Notes is the Trustee. The registrar will maintain a register reflecting ownership of the Senior Notes outstanding from time to time and the transfer agent will make payments on and facilitate transfer of Senior Notes on behalf of the Issuers.

The Issuers may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any Senior Note selected for redemption or tendered (and not withdrawn) for repurchase with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers will not be required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed. The registered Holder of a Senior Note will be treated as the owner of such Senior Note for all purposes.

Principal, Maturity and Interest

The Issuers issued Senior Notes with an aggregate principal amount of $325 million. The Senior Notes will mature on April 1, 2015. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional Senior Notes under the Indenture from time to time (“Additional Senior Notes”). The Senior Notes offered by the Issuers and any Additional Senior Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Notes” for all purposes of the Indenture and this “Description of Senior Notes” include any Additional Senior Notes that are actually issued.

Interest on the Senior Notes accrues at the rate of 9 1/4% per annum and is payable semi-annually in arrears on each April 1 and October 1, commencing on October 1, 2007, to the Holders of Senior Notes of record on the immediately preceding March 15 and September 15. Interest on the Senior Notes accrues from the most recent date to which interest has been paid. Interest on the Senior Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Senior Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York is the office of the Trustee maintained for such purpose.

Additional Interest

Additional Interest may accrue on the Senior Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Senior Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Senior Notes as described under the caption “Repurchase at the Option of Holders.” The Issuers and their Affiliates may at any time and from time to time purchase Senior Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuers will not be entitled to redeem the Senior Notes at their option prior to April 1, 2011.

At any time prior to April 1, 2011, the Issuers may redeem all or a part of the Senior Notes, upon notice as described under “Repurchase at the Option of Holders—Selection and Notice”, at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after April 1, 2011, the Issuers may redeem the Senior Notes, in whole or in part, upon notice as described under “Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices

(expressed as percentages of principal amount of the Senior Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2011	104.625%
2012	102.313%
2013 and thereafter	100.000%

In addition, until April 1, 2010, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of Senior Notes issued by them at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Senior Notes, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the aggregate principal amount of Senior Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Any notice of any optional redemption may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of an Equity Offering or other corporate transaction. So long as any Senior Notes are listed on an exchange, and to the extent required by such exchange, the Issuers will notify such exchange of any such notice of redemption. In addition, the Issuers will notify the exchange of the principal amount of Senior Notes outstanding following any partial redemption of such Senior Notes.

If the Issuers redeem less than all of the outstanding Senior Notes, the Trustee shall select the Senior Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Senior Notes provide that if a Change of Control occurs, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Senior Notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Senior Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Senior Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Issuers to purchase such Senior Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Senior Notes, the principal amount of Senior Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Notes, or a specified portion thereof, and its election to have such Senior Notes purchased;

(7) that if the Issuers are redeeming less than all of the Senior Notes, the Holders of the remaining Senior Notes will be issued new Senior Notes and such new Senior Notes will be equal in principal amount to the unpurchased portion of the Senior Notes surrendered. The unpurchased portion of the Senior Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Senior Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities provide, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may provide, that certain change of control events with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Senior Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Senior Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Senior Notes may require the Issuers to make an offer to repurchase the Senior Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on the date of such balance sheet, as determined by the Company) of the Company or such Restricted

Subsidiary, other than liabilities that are by their terms subordinated to the Senior Notes, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that to the extent the Issuers reduce Obligations under Senior Indebtedness other than the Senior Notes, the Issuers shall equally and ratably reduce Obligations under the Senior Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Senior Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, on the amount of Senior Notes that would otherwise be prepaid; or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary, such Investment is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties, (c) capital expenditures or (d) acquisitions of other assets, that, in each of clauses (a), (b), (c) and (d), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment

(a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all Holders of the Senior Notes and, if required by the terms of any Indebtedness that is pari passu with the Senior Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Senior Notes and such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Senior Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate amount payable in respect of Senior Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuers shall select the Senior Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis to the extent practicable or otherwise in accordance with the procedures of the DTC based on the accreted value or principal amount of the Senior Notes and such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuers are redeeming less than all of the Senior Notes issued by them at any time, the Trustee will select the Senior Notes to be redeemed (a) if the Senior Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Notes are listed, (b) on a pro rata basis to the extent practicable or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate, or (c) by lot or such other similar method in accordance with the procedures of the DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Senior Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Indenture. If any Senior Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Senior Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Senior Note in a principal amount equal to the unredeemed portion of the original Senior Note in the name of the Holder upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to an optional redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions thereof called for redemption, subject to the satisfaction of any conditions to an optional redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the Senior Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) the covenants specifically listed under the following captions in this “Description of Senior Notes” section of this prospectus are not applicable to the Senior Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”; and

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the holders of Senior Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

During any Suspension Period, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, however, that the Company or any Restricted

Subsidiary may enter into a Sale and Lease-Back Transaction if (i) the Company or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to “—Liens” below without equally and ratably securing the Senior Notes pursuant to the covenant described under such covenant; and (ii) the consideration received by the Company or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “—Repurchase at the Option of Holders—Asset Sales” above; provided, further, that the provisions of this paragraph shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Senior Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the Senior Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment (all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto contained in clauses (I) through (IV)) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning January 1, 2007, to the end of the Company’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of the Company, excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (6) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), (ii) contributions from a Restricted Subsidiary and (iii) any Excluded Contributions; plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $25.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock and any Excluded Contributions) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or any Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Senior Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million (which shall increase to $30.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent entity of the Company) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent corporation of the Company)); provided further that such amount in any calendar year may be increased by an amount equal to:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are not Excluded Contributions and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)(a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $30.0 million and 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed 2.0% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or made to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of the Company to fund such payment), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Senior Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) so long as the Company is treated as a pass-through entity of which such direct or indirect parent is owner, member or a partner (directly or through entities that are pass-through entities), or is a member of a consolidated or combined group that includes such direct or indirect parent, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company and its Subsidiaries (to the extent described above) members of a consolidated or combined group of which the Company was the common parent;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries (other than Finance Co.) were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,600.0 million outstanding at any one time;

(2) the incurrence by the Company and any Guarantor of Indebtedness represented by (a) the Senior Notes (including any Guarantee) and the exchange notes and related guarantees to be issued in exchange for Senior Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Notes) and (b) the Senior Subordinated Notes issued on the Issue Date (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes and the guarantees thereof pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not Finance Co. or a Guarantor is expressly subordinated in right of payment to the Senior Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor or Finance Co. incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Senior Notes, in the case of Finance Co., or the Guarantee of the Senior Notes, in the case of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary equal to 200% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of an Excluded Contribution or from the issue or sale of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $150.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Senior Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Senior Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Finance Co. or a Guarantor;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Secured Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(20) Indebtedness of Foreign Subsidiaries of the Issuers incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (20) $50.0 million (it being understood that any Indebtedness incurred pursuant to this clause (20) shall cease to be deemed to incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (20);

(21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(22) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(23) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(24) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture provides that neither Issuer will, and the Company will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of such Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of such Issuer or such Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuers will not, and the Company will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Senior Notes and the related Guarantees, (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (c) Liens securing Indebtedness under Credit Facilities permitted to be incurred under the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Indebtedness permitted under this subclause (c), at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 5.0 to 1.0.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Senior Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Company and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Senior Notes and the Registration Rights Agreement; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Company under the Indenture, the Guarantees and the Senior Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reorganizing the Company in the United States and any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Guarantors

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Guarantor is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or either Issuers, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Finance Co.

Finance Co. may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not Finance Co. is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Co.’s properties or assets, in one or more related transactions, to any Person unless:

(1)(a) concurrently therewith, a corporate Wholly-Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of Finance Co. under the Senior Notes, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee, and the Registration Rights Agreement if the exchange offers contemplated therein have not been consummated or if the Issuers continue to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement; or

(b) after giving effect thereto, at least one obligor on the Senior Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3) Finance Co. shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous in the good faith judgment of the Company to the Holders when, take as a whole, compared to the Sponsor Management Agreement in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as contemplated by the Offering Memorandum;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith; and

(14) investments by the Investors in securities of the Company or any of its Restricted Subsidiaries (and the payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such non-Guarantor Restricted Subsidiary to:

(1)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, Hedging Obligations and the indenture governing the Senior Subordinated Notes and the related documentation;

(b) the Indenture and the Senior Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital market debt securities, other than Finance Co. or a Guarantor, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) of either Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except if such Indebtedness is by its express terms subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee, provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Company to file with the SEC (and make available to the Trustee and Holders of the Senior Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Senior Notes, in addition to providing such information to the Trustee and the Holders of the Senior Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Senior Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Senior Notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offers or the effectiveness of the shelf registration statement described in the Registration Rights Agreement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after the Company would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until at least 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Senior Notes;

(3) failure by either Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of outstanding Senior Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Senior Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by any Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to any Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Senior Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Senior Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee has no obligation to accelerate the Senior Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Senior Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Senior Note held by a non-consenting Holder) and rescind any acceleration with respect to the Senior Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Senior Note may pursue any remedy with respect to the Indenture or the Senior Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Senior Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Senior Notes have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within 20 Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of any Issuer or any Guarantor (other than the Issuers and the Guarantors) or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Senior Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Senior Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Senior Notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Senior Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Senior Notes concerning issuing temporary Senior Notes, registration of such Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Senior Notes and the Issuers must specify whether such Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Senior Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Senior Subordinated Notes or the indenture pursuant to which the Senior Subordinated Notes were issued or any other material agreement or instrument (other than the Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of any Issuer or any Guarantor or others; and

(8) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Notes, when either:

(1) all Senior Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)(a) all Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and any Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Senior Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, Senior Subordinated Notes (or the indenture governing the Senior Subordinated Notes) or any other material agreement or instrument (other than the Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(c) the Issuers have paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes, and any existing Default or compliance with any provision of the Indenture or the Senior Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes, other than Senior Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Senior Notes).

The Indenture provides that, without the consent of each affected Holder of Senior Notes, an amendment or waiver may not, with respect to any Senior Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Note or alter or waive the provisions with respect to the redemption of such Senior Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Senior Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Notes, except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Senior Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes;

(9) make any change to or modify the ranking of the Senior Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Senior Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Senior Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon any Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, the Guarantees or the Senior Notes to any provision of this “Description of Senior Notes” to the extent that such provision in this “Description of Senior Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or Senior Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Senior Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Senior Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Senior Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of any Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against any loss, liability or expense.

Governing Law

The Indenture, the Senior Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Senior Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Note at April 1, 2011 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Senior Note through April 1, 2011 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the principal amount of such Senior Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(o) any sale to the Industrial Development Board of the City of Jackson, Tennessee in connection with a Sale and Leaseback Transaction that does not result in the recognition of the sale or the asset transfer in accordance with GAAP, or any similar transaction.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“board of directors” means with respect to a corporation, the board of directors of the corporation, and with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) euro, or any national currency of any participating member state of the EMU; and local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by a Person with a rating of “A” or higher by S&P or “A2” or higher by Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) the accretion or any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to the Senior Subordinated Notes or other Securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility and (z) any accretion or accrued interest of discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction to the extent incurred on or prior to April 1, 2008), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets and in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded, and

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from (i) business interruption insurance (or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days)) and (ii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, less the aggregate amount of cash and Cash Equivalents held by the Company and its Restricted Subsidiaries at such date to (2) the Company’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (z) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities and (ii) any amendment or other modification of the Senior Notes or the Senior Subordinated Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”(and similar fess paid by the Company or its Affiliates to investors in the Company or its Affiliates prior to the Issue Date) and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been or are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $30.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss or discount on sale of Receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any net loss from disposed or discontinued operations;

(l) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; and

(2) decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) any net income from disposed or discontinued operations;

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made by the board of directors of the Company in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations, including the Transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuers as set forth in an Officer’s Certificate, to reflect all adjustments included in the calculation of pro forma adjusted EBITDA as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial and Other Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charge Coverage Test” has the meaning set forth in clause (2) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture.

“Guarantor” means the Company and each Restricted Subsidiary that Guarantees the Senior Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Senior Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable;

(d) representing any Hedging Obligations; or

(e) during a Suspension Period only, obligations of the lessee for rental payments in respect of Sale and Lease-back Transactions in an amount equal to the present value of such obligations during the remaining term of the lease using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, but only to the extent of the fair market value of the assets subject to such Lien;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Lehman Brothers Inc. and Goldman, Sachs & Co.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means April 2, 2007.

“Issuers” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated March 21, 2007, relating to the initial private offering of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Issuer.

“Officer’s Certificate” means a certificate signed on behalf of any Issuer by an Officer of any Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of each of the Issuers, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent companies) on the Issue Date who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof; and

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12) or (20) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that Liens securing Indebtedness permitted to be incurred pursuant to clause (20) extend only to assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

(27) during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Senior Notes), and Indebtedness represented by Sale and Leaseback Transactions in an amount not to exceed 15% of Total Assets at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by any issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Senior Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise indicated in this “Description of Senior Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement to be entered into as of the Issue Date by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Lehman Commercial Paper Inc., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of any Issuer or any Guarantor outstanding under the Senior Credit Facilities or Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of any Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of their Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Notes” means the $250.0 million in aggregate principal amount of the Issuers’ 10 5/8% senior subordinated notes due 2017 issued on the Issue Date and any Additional Senior Subordinated Notes, as defined in “Description of Senior Subordinated Notes—Principal, Maturity and Interest.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Issuers.

“Subordinated Indebtedness” means, with respect to the Senior Notes,

(1) any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the Senior Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Senior Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the Senior Notes, the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date and the refinancing of debt in existence on the Issue Date, including the tender offer and consent solicitation of the 8.25% Senior Subordinated Notes due 2013 issued by Pinnacle Foods Group Inc.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of February 10, 2007, among Crunch Holding Corp., Peak Holdings LLC, Peak Acquisition Corp. and Peak Finance LLC.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available three Business Days prior to the date the applicable notice of redemption is given (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2011.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by any Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries, (ii) the term “Company” refers only to Pinnacle Foods Finance LLC (and its successors in interest) and not to any of its Subsidiaries, (iii) the term “Finance Co.” refers only to Pinnacle Foods Finance Corporation (and its successors in interest) and not to any of its Subsidiaries and (iv) the term “Issuers” refers only to the Company and Finance Co. and not to any of their Subsidiaries.

The Issuers issued $250 million in aggregate principal amount of 10 5/8% senior subordinated notes due 2017 (the “Senior Subordinated Notes”) under an indenture to be dated April 2, 2007 (the “Indenture”) among the Issuers, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). The Senior Subordinated Notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act. The issuers will issue the exchange notes described in this prospectus under the Indenture. Except as set forth herein, the terms of the Senior Subordinated Notes will be substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Senior Subordinated Notes. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You may also request copies of the Indenture at our address set forth under “Prospectus Summary.”

Brief Description of Senior Subordinated Notes

The Senior Subordinated Notes:

•	are unsecured senior subordinated obligations of the Issuers;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers (including borrowings under the Senior Credit Facilities and the Senior Notes);

•	are senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers; and

•	are initially guaranteed on an unsecured senior subordinated basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, guarantee, jointly and severally irrevocably and unconditionally, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the Senior Subordinated Notes, whether for payment of principal of, premium, if any, or interest or Additional Interest in respect of the Senior Subordinated Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by having executed the Indenture.

Each of the Issuers’ Restricted Subsidiaries (other than as detailed below) initially guarantees the Senior Subordinated Notes. Each of the Guarantees of the Senior Subordinated Notes is a general unsecured obligation of each Guarantor and is subordinated in right of payment to all existing and future Senior Indebtedness of each such entity, including its guarantees of the Senior Credit Facilities and the Senior Notes. The Senior Subordinated Notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuers that do not Guarantee the Senior Subordinated Notes.

Not all of the Issuers’ Subsidiaries Guarantee the Senior Subordinated Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers. None of our Foreign Subsidiaries, non-Wholly Owned Subsidiaries or Receivables Subsidiaries (subject to certain limited exceptions) guarantee the Senior Subordinated Notes. The only Subsidiary of the Company that does not initially guarantee the Senior Subordinated Notes is Pinnacle Foods Corporation Canada, which accounted for approximately $67.6 million, or 4.7%, of our net sales and approximately $0.9 million, or less than 1%, of our net earnings, in each case for the year ended December 31, 2006, and $10.2 million, or less than 1.0%, of our total assets as of December 31, 2006. For the nine months ended September 30, 2007, Pinnacle Foods Corporation Canada accounted for approximately $56.1 million, or 5.1%, of our net sales and approximately $2.0 million, or less than 1%, of our net earnings, in each case for the nine months ended September 30, 2007, and as of September 30, 2007, Pinnacle Foods Corporation Canada accounted for approximately $18.6 million, or less than 1%, of our total assets.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes or this Offering—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes.”

Each Guarantee by a Guarantor provides by its terms that it will be automatically and unconditionally released and discharged upon:

(1) (a) any sale, exchange or transfer (by merger or otherwise) of (i) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities or such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture; and

(2) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Holding Company Structure

The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. Finance Co. is a Wholly-Owned Subsidiary of the Company that has been created to be a co-issuer of the Senior Subordinated Notes. Finance Co. does not own, and is not expected to own, any significant assets.

Ranking

The payment of the principal of, premium, if any, and interest on the Senior Subordinated Notes and the payment of any Guarantee is subordinated to the prior payment in cash in full of all Senior Indebtedness of the Issuers or the relevant Guarantor, as the case may be, including the obligations of the Issuers and such Guarantor under the Senior Credit Facilities and the Senior Notes. The Senior Subordinated Notes and the Guarantees are subordinated in right of payment to all of the Issuers’ and the Guarantors’ existing and future Senior Indebtedness and effectively subordinated to all of the Issuers’ and the Guarantors’ existing and future Secured Indebtedness, including their obligations under the Senior Credit Facilities, to the extent of the value of the assets securing such Indebtedness. As of September 30, 2007, we had $1,574.4 million of Senior Indebtedness (of which $1,249.4 million was Secured Indebtedness) outstanding, consisting entirely of borrowings under the Senior Credit Facilities and the Senior Notes. As of September 30, 2007, we had an additional $110.5 million of unused borrowing capacity available under the revolving portion of the Senior Credit Facilities (after giving effect to approximately $12.0 million of outstanding letters of credit and $2.5 million of borrowings under our revolving credit facility), all of which would be secured if borrowed, and an option to raise incremental credit facilities under our Senior Credit Facilities, subject to certain limitations.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Senior Subordinated Notes

The Issuers will maintain one or more paying agents for the Senior Subordinated Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Senior Subordinated Notes is the Trustee.

The Company will also maintain one or more registrars with offices in the Borough of Manhattan, City of New York and a transfer agent, including one with offices in the Borough of Manhattan, City of New York. The initial registrar and transfer agent for the Senior Subordinated Notes is the Trustee. The registrar will maintain a register reflecting ownership of the Senior Subordinated Notes outstanding from time to time and the transfer agent will make payments on and facilitate transfer of Senior Subordinated Notes on behalf of the Issuers.

The Issuers may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

Subordination of the Senior Subordinated Notes

Only Indebtedness of the Issuers or a Guarantor that is Senior Indebtedness ranks senior to the Senior Subordinated Notes and the Guarantees in accordance with the provisions of the Indenture. The Senior Subordinated Notes and Guarantees rank pari passu in all respects with all other Senior Subordinated Indebtedness of the Issuers and the relevant Guarantor, respectively.

We agreed in the Indenture that the Issuers and the Guarantors will not incur any Indebtedness that is subordinate or junior in right of payment to the Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Neither the Issuers nor any Guarantor is permitted to pay principal of, premium, if any, or interest on the Senior Subordinated Notes (or pay any other Obligations relating to the Senior Subordinated Notes, including Additional Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) other than in the form of Permitted Junior Securities if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuers is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Issuers occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been discharged or paid in full in cash. Regardless of the foregoing, the Issuers are permitted to pay the Senior Subordinated Notes if the Issuers and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers are not permitted to pay the Senior Subordinated Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Issuers and related Guarantors are permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuers (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Senior Subordinated Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

In the event of any payment or distribution of the assets of the Issuers upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuers or their property:

(1) the holders of Senior Indebtedness of the Issuers will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Issuers is paid in full in cash, any payment or distribution to which Holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of Senior Subordinated Notes may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Senior Subordinated Notes will be required to hold it in trust for the holders of Senior Indebtedness of the Issuers and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuers to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuers must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. If any Designated Senior Indebtedness of the Issuers is outstanding, neither the Issuers nor any Guarantor may pay the Senior Subordinated Notes until five Business Days after the Representatives of all the issuers of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the Indenture otherwise permits payment at that time.

Each Guarantor’s obligations under its Guarantee are senior subordinated obligations of that Guarantor. As such, the rights of Holders to receive payment pursuant to such Guarantee are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuers’ obligations under the Senior Subordinated Notes apply equally to the obligations of such Guarantor under its Guarantee.

A Holder by its acceptance of Senior Subordinated Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuers or a Guarantor who are holders of Senior Indebtedness of the Issuers or such Guarantor, as the case may be, may recover more, ratably, than the Holders of the Senior Subordinated Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Senior Subordinated Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Transfer and Exchange

A Holder may transfer or exchange Senior Subordinated Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Subordinated Notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any Senior Subordinated Note selected for redemption or tendered (and not withdrawn) for repurchase with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers will not be required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed. The registered Holder of a Senior Subordinated Note will be treated as the owner of such Senior Subordinated Note for all purposes.

Principal, Maturity and Interest

The Issuers issued Senior Subordinated Notes with an aggregate principal amount of $250 million. The Senior Subordinated Notes will mature on April 1, 2017. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuers may issue additional Senior Subordinated Notes under the Indenture from time to time (“Additional Senior Subordinated Notes”). The Senior Subordinated Notes offered by the Issuers and any Additional Senior Subordinated Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Subordinated Notes” for all purposes of the Indenture and this “Description of Senior Subordinated Notes” include any Additional Senior Subordinated Notes that are actually issued.

Interest on the Senior Subordinated Notes accrues at the rate of 10 5/8% per annum and is payable semi-annually in arrears on each April 1 and October 1, commencing on October 1, 2007, to the Holders of Senior Subordinated Notes of record on the immediately preceding March 15 and September 15. Interest on the Senior Subordinated Notes accrues from the most recent date to which interest has been paid. Interest on the Senior Subordinated Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the Senior Subordinated Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Senior Subordinated Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Senior Subordinated Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York is the office of the Trustee maintained for such purpose.

Additional Interest

Additional Interest may accrue on the Senior Subordinated Notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Senior Subordinated Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Senior Subordinated Notes as described under the caption “Repurchase at the Option of Holders.” The Issuers and their Affiliates may at any time and from time to time purchase Senior Subordinated Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuers are not entitled to redeem the Senior Subordinated Notes at their option prior to April 1, 2012.

At any time prior to April 1, 2012, the Issuers may redeem all or a part of the Senior Subordinated Notes, upon notice as described under “Repurchase at the Option of Holders—Selection and Notice”, at a redemption price equal to 100% of the principal amount of Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after April 1, 2012, the Issuers may redeem the Senior Subordinated Notes, in whole or in part, upon notice as described under “Repurchase at the Option of Holders—Selection and Notice”, at the redemption prices (expressed as percentages of principal amount of the Senior Subordinated Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2012	105.313%
2013	103.542%
2014	101.771%
2015 and thereafter	100.000%

In addition, until April 1, 2010, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes issued by them at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Senior Subordinated Notes, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by it from one or more Equity Offerings; provided that (i) at least 50% of the aggregate principal amount of Senior Subordinated Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Any notice of any optional redemption may be given prior to the completion thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of an Equity Offering or other corporate transaction. So long as any Senior Subordinated Notes are listed on an exchange, and to the extent required by such exchange, the Issuers will notify such exchange of any such notice of redemption. In addition, the Issuers will notify the exchange of the principal amount of Senior Subordinated Notes outstanding following any partial redemption of such Senior Subordinated Notes.

If the Issuers redeem less than all of the outstanding Senior Subordinated Notes, the Trustee shall select the Senior Subordinated Notes to be redeemed in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Senior Subordinated Notes provide that if a Change of Control occurs, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all the outstanding Senior Subordinated Notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first- class mail, with a copy to the Trustee, to each Holder of Senior Subordinated Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with a copy to the Trustee, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Senior Subordinated Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Senior Subordinated Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment, all Senior Subordinated Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Senior Subordinated Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Subordinated Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Subordinated Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Senior Subordinated Notes and their election to require the Issuers to purchase such Senior Subordinated Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Senior Subordinated Notes, the principal amount of Senior Subordinated Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Subordinated Notes, or a specified portion thereof, and its election to have such Senior Subordinated Notes purchased;

(7) that if the Issuers are redeeming less than all of the Senior Subordinated Notes, the Holders of the remaining Senior Subordinated Notes will be issued new Senior Subordinated Notes and such new Senior Subordinated Notes will be equal in principal amount to the unpurchased portion of the Senior Subordinated Notes surrendered. The unpurchased portion of the Senior Subordinated Notes must be equal to at least $2,000 or an integral multiple of $1,000 thereafter;

(8) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Subordinated Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1) accept for payment all Senior Subordinated Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Subordinated Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Subordinated Notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities and the Senior Notes prohibit or limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Senior Subordinated Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuers are prohibited from purchasing the Senior Subordinated Notes, the Issuers could seek the consent of their lenders and the holders of Senior Indebtedness to permit the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, the Issuers will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Issuers’ failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of Senior Subordinated Notes under certain circumstances. The Senior Credit Facilities provide that certain change of control events with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facility to be wound-down.

Our ability to pay cash to the Holders of Senior Subordinated Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Subordinated Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Senior Subordinated Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Senior Subordinated Notes may require the Issuers to make an offer to repurchase the Senior Subordinated Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to consummate, directly or indirectly, an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Subordinated Notes, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under Senior Indebtedness, and to correspondingly reduce commitments with respect thereto;

(b) Obligations under other Senior Subordinated Indebtedness (and to correspondingly reduce commitments with respect thereto), provided that to the extent the Issuers reduce Obligations under Senior Indebtedness other than the Senior Notes, the Issuers shall equally and ratably reduce Obligations under the Senior Subordinated Notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Senior Subordinated Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest and Additional Interest, if any, on the amount of Senior Subordinated Notes that would otherwise be prepaid; or

(c) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that if such business is not a Restricted Subsidiary, such Investment is in the form of the acquisition of Capital Stock and results in the Company or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an Investment in properties, (c) capital expenditures or (d) acquisitions of other assets, that, in each of clauses (a), (b), (c) and (d), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all Holders of the Senior Subordinated Notes and, if required by the terms of any Indebtedness that is pari passu with the Senior Subordinated Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Senior Subordinated Notes and such Pari Passu Indebtedness that is at least $2,000 or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Senior Subordinated Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate amount payable in respect of Senior Subordinated Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuers shall select the Senior Subordinated Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis to the extent practicable or otherwise in accordance with the procedures of the DTC based on the accreted value or principal amount of the Senior Subordinated Notes and such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities and the Senior Notes prohibit or limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Senior Subordinated Notes pursuant to this Asset Sales covenant. In the event the Issuers are prohibited from purchasing the Senior Subordinated Notes, the Issuers could seek the consent of their lenders and the holders of Senior Indebtedness to the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain such consent or repay such borrowings, they will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Issuers’ failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the Senior Subordinated Notes under certain circumstances.

Selection and Notice

If the Issuers are redeeming less than all of the Senior Subordinated Notes issued by them at any time, the Trustee will select the Senior Subordinated Notes to be redeemed (a) if the Senior Subordinated Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Senior Subordinated Notes are listed, (b) on a pro rata basis to the extent practicable or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate, or (c) by lot or such other similar method in accordance with the procedures of the DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Senior Subordinated Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Subordinated Notes or a satisfaction and discharge of the Indenture. If any Senior Subordinated Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new Senior Subordinated Note in a principal amount equal to the unredeemed portion of the original Senior Subordinated Note in the name of the Holder upon cancellation of the original

Senior Subordinated Note. Senior Subordinated Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to an optional redemption. On and after the redemption date, interest ceases to accrue on Senior Subordinated Notes or portions thereof called for redemption, subject to the satisfaction of any conditions to an optional redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the Senior Subordinated Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) the covenants specifically listed under the following captions in this “Description of Senior Subordinated Notes” section of this prospectus are not applicable to the Senior Subordinated Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase at the Option of Holders”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “—Limitations on Layering.”

During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the holders of Senior Subordinated Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Subordinated Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to the Senior Subordinated Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the limitations contained in the covenant described below under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

There can be no assurance that the Senior Subordinated Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exception thereto contained in clauses (I) through (IV)) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9) and (14) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning January 1, 2007, to the end of the Company’s recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)    (A) Equity Interests of the Company, excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (6) of the next succeeding paragraph); or

(ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), (ii) contributions from a Restricted Subsidiary and (iii) any Excluded Contributions; plus

(d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $25.0 million, shall be set forth in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock and any Excluded Contributions) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or any Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Senior Subordinated Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15.0 million (which shall increase to $30.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent entity of the Company)

(with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent corporation of the Company)); provided further that such amount in any calendar year may be increased by an amount equal to:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests are not Excluded Contributions and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6)   (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (a) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $30.0 million and 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock), following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed 2.0% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made in connection with the Transaction and the fees and expenses related thereto or made to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of the Company to fund such payment), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Senior Subordinated Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends or distributions by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) so long as the Company is treated as a pass-through entity of which such direct or indirect parent is owner, member or a partner (directly or through entities that are pass-through entities), or is a member of a consolidated or combined group that includes such direct or indirect parent, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Subsidiaries; provided, that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company and its Subsidiaries (to the extent described above) members of a consolidated or combined group of which the Company was the common parent;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent entity; and

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Company’s Subsidiaries (other than Finance Co.) were Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,600.0 million outstanding at any one time;

(2) the incurrence by the Company and any Guarantor of Indebtedness represented by (a) the Senior Subordinated Notes (including any Guarantee) and the exchange notes and related guarantees to be issued in exchange for Senior Subordinated Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Subordinated Notes) and (b) the Senior Notes issued on the Issue Date (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Notes and the guarantees thereof pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (4) not to exceed 4.0% of Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));

(7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not Finance Co. or a Guarantor is expressly subordinated in right of payment to the Senior Subordinated Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Guarantor or Finance Co. incurs such Indebtedness to a Restricted Subsidiary that is neither Finance Co. or a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Senior Notes, in the case of Finance Co., or the Guarantee of the Senior Subordinated Notes, in the case of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another of its Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary equal to 200% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of an Excluded Contribution or from the issue or sale of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $150.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence by the Company or any Restricted Subsidiary of the Company of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Senior Subordinated Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Senior Subordinated Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor (other than Finance Co.) that refinances Indebtedness, Disqualified Stock or Preferred Stock of Finance Co. or a Guarantor;

and provided further that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Senior Indebtedness;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17) (a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(18) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(19) Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(20) Indebtedness of Foreign Subsidiaries of the Issuers incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (20) $50.0 million (it being understood that any Indebtedness incurred pursuant to this clause (20) shall cease to be deemed to incurred or outstanding for purposes of this clause (20) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (20);

(21) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(22) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(23) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis; and

(24) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided, that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph; and

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Issuers will not, and the Company will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Senior Subordinated Notes or any related Guarantee, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Subordinated Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Senior Subordinated Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the Senior Subordinated Notes and the related Guarantees and (b) Liens securing Senior Indebtedness of the Issuers or any Guarantor.

Merger, Consolidation or Sale of All or Substantially All Assets

The Company

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Senior Subordinated Notes is a corporation;

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Senior Subordinated Notes pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Company, the Company and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the third succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Senior Subordinated Notes and the Registration Rights Agreement; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Company under the Indenture, the Guarantees and the Senior Subordinated Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company, and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reorganizing the Company in the United States and any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The Guarantors

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a guarantor, no Guarantor will, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)   (a) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

(c) immediately after such transaction, no Default exists; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or either Issuers, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Finance Co.

Finance Co. may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not Finance Co. is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of Finance Co.’s properties or assets, in one or more related transactions, to any Person unless:

(1)   (a) concurrently therewith, a corporate Wholly-Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (which may be the continuing Person as a result of such transaction) expressly assumes all the obligations of Finance Co. under the Senior Subordinated Notes, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee, and the Registration Rights Agreement if the exchange offers contemplated therein have not been consummated or if the Issuers continue to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement; or

(b) after giving effect thereto, at least one obligor on the Senior Subordinated Notes shall be a corporation organized and validly existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(2) immediately after such transaction, no Default or Event of Default will have occurred and be continuing; and

(3) Finance Co. shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the Indenture.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous in the good faith judgment of the Company to the Holders when, take as a whole, compared to the Sponsor Management Agreement in effect on the Issue Date;

(4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, current or former officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8) the Transaction and the payment of all fees and expenses related to the Transaction, in each case as contemplated by the Offering Memorandum;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith; and

(14) investments by the Investors in securities of the Company or any of its Restricted Subsidiaries (and the payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such non-Guarantor Restricted Subsidiary to:

(1)   (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation, Hedging Obligations and the indenture governing the Senior Notes and the related documentation;

(b) the Indenture and the Senior Subordinated Notes;

(c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

(k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital market debt securities, other than Finance Co. or a Guarantor, to guarantee the payment of any Indebtedness (or any interest on such Indebtedness) of either Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, provided that (a) if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes and (b) if the Senior Subordinated Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the

Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Senior Subordinated Notes are subordinated to such Indebtedness; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee, provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Layering

The Indenture provides that neither Issuer will, and the Company will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Issuers or such Guarantor, as the case may be, unless such Indebtedness is either:

(1) equal in right of payment with the Senior Subordinated Notes or such Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be; or

(2) expressly subordinated in right of payment to the Senior Subordinated Notes or such Guarantor’s Guarantee of the Senior Subordinated Notes, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Reports and Other Information

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Company to file with the SEC (and make available to the Trustee and Holders of the Senior Subordinated Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of

Senior Subordinated Notes, in addition to providing such information to the Trustee and the Holders of the Senior Subordinated Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Senior Subordinated Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Company becomes a guarantor of the Senior Subordinated Notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offers or the effectiveness of the shelf registration statement described in the Registration Rights Agreement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum, or (2) by posting on its website or providing to the Trustee within 15 days of the time periods after the Company would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “Events of Default and Remedies” until at least 120 days after the date any report hereunder is due.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Senior Subordinated Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by either Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of outstanding Senior Subordinated Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Senior Subordinated Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Subordinated Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by any Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to any Issuer or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Senior Subordinated Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Subordinated Notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2) five Business Days after the giving of written notice of such acceleration to the Issuers and the administrative agent under the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Senior Subordinated Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee has no obligation to accelerate the Senior Subordinated Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Senior Subordinated Notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes by notice to the Trustee may on behalf of the Holders of all of the Senior Subordinated Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Senior Subordinated Note held by a non-consenting Holder) and rescind any acceleration with respect to the Senior Subordinated Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Subordinated Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Senior Subordinated Notes unless the Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Senior Subordinated Note may pursue any remedy with respect to the Indenture or the Senior Subordinated Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Senior Subordinated Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Senior Subordinated Notes have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Senior Subordinated Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Senior Subordinated Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Senior Subordinated Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within 20 Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of any Issuer or any Guarantor (other than the Issuers and the Guarantors) or any of their parent companies shall have any liability for any obligations of the Issuers or the Guarantors under the Senior Subordinated Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Senior Subordinated Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Senior Subordinated Notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Senior

Subordinated Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Subordinated Notes to receive payments in respect of the principal of, premium, if any, and interest on the Senior Subordinated Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of such Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Subordinated Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Subordinated Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Senior Subordinated Notes and the Issuers must specify whether such Senior Subordinated Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Senior Subordinated Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Senior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Senior Notes or the indenture pursuant to which the Senior Notes were issued or any other material agreement or instrument (other than the Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of any Issuer or any Guarantor or others; and

(8) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes, when either:

(1) all Senior Subordinated Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)    (a) all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and any Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Senior Subordinated Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Senior Subordinated Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, Senior Notes (or the indenture governing the Senior Notes) or any other material agreement or instrument (other than the Indenture) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith);

(c) the Issuers have paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Senior Subordinated Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Senior Subordinated Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes, and any existing Default or compliance with any provision of the Indenture or the Senior Subordinated Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes, other than Senior Subordinated Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Senior Subordinated Notes).

The Indenture provides that, without the consent of each affected Holder of Senior Subordinated Notes, an amendment or waiver may not, with respect to any Senior Subordinated Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Subordinated Note or alter or waive the provisions with respect to the redemption of such Senior Subordinated Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Notes, except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Senior Subordinated Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Subordinated Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Subordinated Notes;

(9) make any change in the subordination provisions thereof that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Senior Subordinated Notes.

Notwithstanding the foregoing, the Issuers, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Senior Subordinated Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuers’ or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon any Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, the Guarantees or the Senior Subordinated Notes to any provision of this “Description of Senior Subordinated Notes” to the extent that such provision in this “Description of Senior Subordinated Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or Senior Subordinated Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Senior Subordinated Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Senior Subordinated Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Senior Subordinated Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Subordinated Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first- class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of any Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Senior Subordinated Notes, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against any loss, liability or expense.

Governing Law

The Indenture, the Senior Subordinated Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Subordinated Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Senior Subordinated Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Subordinated Note at April 1, 2012 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Senior Subordinated Note through April 1, 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over (b) the principal amount of such Senior Subordinated Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(l) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(o) any sale to the Industrial Development Board of the City of Jackson, Tennessee in connection with a Sale and Leaseback Transaction that does not result in the recognition of the sale or the asset transfer in accordance with GAAP, or any similar transaction.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“board of directors” means with respect to a corporation, the board of directors of the corporation, and with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States dollars;

(2) euro, or any national currency of any participating member state of the EMU; and local currencies held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by a Person with a rating of “A” or higher by S&P or “A2” or higher by Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(11) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) the accretion or any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with the Transaction or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” with respect to the Senior Subordinated Notes or other Securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility and (z) any accretion or accrued interest of discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction to the extent incurred on or prior to April 1, 2008), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that

Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets and in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded, and

(13) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from (i) business interruption insurance (or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days)) and (ii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $50.0 million or more and that has been designated by the Issuers as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Senior Subordinated Notes or the date the Senior Subordinated Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (z) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes, the Senior Subordinated Notes and the Credit Facilities and (ii) any amendment or other modification of the Senior Notes or the Senior Subordinated Notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus

(f) any other non-cash charges reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates” (and similar fess paid by the Company or its Affiliates to investors in the Company or its Affiliates prior to the Issue Date) and deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i) the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been or are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $30.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss or discount on sale of Receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any net loss from disposed or discontinued operations;

(l) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; and

(2) decreased by (without duplication) (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and (b) any net income from disposed or discontinued operations;

(3) increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith; provided that if the fair market value is equal to or exceeds $25.0 million, such determination shall be made by the board of directors of the Company in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations, including the Transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation (including the Transaction) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuers as set forth in an Officer’s Certificate, to reflect all adjustments included in the calculation of pro forma adjusted EBITDA as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial and Other Data” under “Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charge Coverage Test” has the meaning set forth in clause (2) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture.

“Guarantor” means the Company and each Restricted Subsidiary that Guarantees the Senior Subordinated Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Senior Subordinated Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Company appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, but only to the extent of the fair market value of the assets subject to such Lien;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Lehman Brothers Inc. and Goldman, Sachs & Co.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Blackstone Group and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means April 2, 2007.

“Issuers” has the meaning set forth in the first paragraph under “General.”

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated March 21, 2007, relating to the initial private offering of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Issuer.

“Officer’s Certificate” means a certificate signed on behalf of any Issuer by an Officer of any Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of each of the Issuers, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent companies) on the Issue Date who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

“Permitted Investments” means:

(1) any Investment in the Company or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets, including earnouts, not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed 3.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) Investments relating to a Receivables Subsidiary that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or any repurchase in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof; and

(17) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries.

“Permitted Junior Securities” means:

(1) Equity Interests in the Issuers or any Guarantor or any direct or indirect parent of any Issuer or any Guarantor; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes and the related Guarantees are subordinated to Senior Indebtedness under the Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the Senior Subordinated Notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of the Issuers or the Guarantors outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12) or (20) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, that Liens securing Indebtedness permitted to be incurred pursuant to clause (20) extend only to assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or assets owned by the Company or any of its Restricted Subsidiaries;

(9) Liens on property or other assets at the time the Company or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of any Issuer or any Guarantor;

(16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $30.0 million at any one time outstanding;

(21) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business; and

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Subordinated Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by any issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Senior Subordinated Notes dated as of the Issue Date, among the Issuers, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or other representative for an issue of Senior Indebtedness of the Issuers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless otherwise indicated in this “Description of Senior Subordinated Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company, including, without limitation, Finance Co.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Credit Agreement entered into as of the Issue Date by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Lehman Commercial Paper Inc., as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of any Issuer or any Guarantor outstanding under the Senior Credit Facilities or Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of any Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of their Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture; provided, however that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Designated Senior

Indebtedness, and the holder(s) of such Indebtedness of their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (b) shall have receive a certificate from an officer of the Issuers to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

“Senior Subordinated Indebtedness” means:

(1) with respect to the Issuers, Indebtedness which ranks equal in right of payment to the Senior Subordinated Notes issued by the Issuers; and

(2) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of Senior Subordinated Notes.

“Senior Notes” means the $325.0 million in aggregate principal amount of the Issuers’ 9 1/4% senior notes due 2015 issued on the Issue Date and any Additional Senior Notes, as defined in “Description of Senior Notes—Principal, Maturity and Interest.”

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Issuers.

“Subordinated Indebtedness” means, with respect to the Senior Subordinated Notes,

(1) any Indebtedness of any Issuer which is by its terms subordinated in right of payment to the Senior Subordinated Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Senior Subordinated Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transaction” means the transactions contemplated by the Transaction Agreement, the issuance of the Senior Notes, the Senior Subordinated Notes and borrowings under the Senior Credit Facilities as in effect on the Issue Date and the refinancing of debt in existence on the Issue Date, including the tender offer and consent solicitation of the 8.25% Senior Subordinated Notes due 2013 issued by Pinnacle Foods Group Inc.

“Transaction Agreement” means the Agreement and Plan of Merger, dated as of February 10, 2007, among Crunch Holding Corp., Peak Holdings LLC, Peak Acquisition Corp. and Peak Finance LLC.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available three Business Days prior to the date the applicable notice of redemption is given (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2012.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by any Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes issued in exchange for outstanding notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the “global notes”).

Upon issuance, the global notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indentures. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indentures.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indentures should occur.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor, and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of the exchange notes by a Plan subject to ERISA or the Internal Revenue Code with respect to which the Issuers, the Guarantors or the initial purchasers is considered to be a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Similar restrictions may apply to Plans that are subject to Similar Law. Because of the foregoing, the exchange notes should not be purchased or held by any person investing in “plan assets” of any Plan, unless such purchase and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the outstanding notes or the exchange notes (and holding or disposing the outstanding notes or the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes).

Accordingly, by acceptance of an exchange note, each purchaser and subsequent transferee of an exchange note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offers, we have agreed that for a period of up to 90 days, we will use our reasonable best efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offers and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and related guarantees offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of funds affiliated with Blackstone.

EXPERTS

The financial statements as of December 31, 2006 and December 25, 2005 and for the years ended December 31, 2006 and December 25, 2005 and for the period from August 1, 2004 to December 26, 2004 and for the period from November 25, 2003 to July 31, 2004 and for the period from August 1, 2003 to November 24, 2003 included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of assets acquired and liabilities assumed as of December 31, 2005 and 2004 and the statement of direct revenues and direct operating expenses for the year ended December 31, 2005, the nine-month period ended December 31, 2004, the three-month period ended March 27, 2004 and the year ended December 31, 2003 of the Armour Foods Business of The Dial Corporation have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit to which reference is hereby made. We are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. The registration statement, historical information about Pinnacle Foods Group LLC and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

We and our guarantor subsidiaries have agreed that even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will nonetheless file with the SEC and make available to the trustee and to holders of notes the reports specified in “Description of Senior Notes—Certain Covenants—Reports and Other Information” and “Description of Senior Subordinated Notes—Certain Covenants—Reports and Other Information,” subject to the provisions described in those sections.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PFGI AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of independent registered public accounting firm (PricewaterhouseCoopers LLP)	F-2
Report of independent registered public accounting firm (PricewaterhouseCoopers LLP)	F-3

Consolidated statements of operations (for the fiscal years ended December 31, 2006 and December 25, 2005, the 21 weeks ended December 26, 2004, the 36 weeks ended July 31, 2004 and the 16 weeks ended November 24, 2003)

F-4
Consolidated balance sheets (as of December 31, 2006 and December 25, 2005)	F-5

Consolidated statements of cash flows (for the fiscal years ended December 31, 2006 and December 25, 2005, the 21 weeks ended December 26, 2004, the 36 weeks ended July 31, 2004 and the 16 weeks ended November 24, 2003)

F-6

Consolidated statements of shareholder’s equity (for the fiscal years ended December 31, 2006 and December 25, 2005, the 21 weeks ended December 26, 2004, the 36 weeks ended July 31, 2004 and the 16 weeks ended November 24, 2003)

F-7
Notes to consolidated financial statements	F-8

THE ARMOUR FOODS BUSINESS OF THE DIAL CORPORATION
Independent auditors’ report (KPMG LLP)	F-70
Statement of assets acquired and liabilities assumed	F-71
Statement of direct revenues and direct operating expenses	F-72
Notes to financial statements	F-73

PINNACLE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Consolidated statements of operations (for the three months ended September 30, 2007 and September 24, 2006, the six months ended September 30, 2007, the period from January 1, 2007 to April 2, 2007 and the nine months ended September 24, 2006)

F-79
Consolidated balance sheets (as of September 30, 2007 and December 31, 2006)	F-80
Consolidated statements of cash flows (for the six months ended September 30, 2007, the period from January 1, 2007 to April 2, 2007 and the nine months ended September 24, 2006)	F-81
Consolidated statements of shareholder’s equity (for the nine months ended September 24, 2006, the period from January 1, 2007 to April 2, 2007 and the six months ended September 30, 2007)	F-82
Notes to consolidated financial statements	F-83

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Pinnacle Foods Group Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and shareholder’s equity present fairly, in all material respects, the financial position of Pinnacle Foods Group Inc. and its subsidiaries (the “Company”) at December 31, 2006 and December 25, 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and December 25, 2005, for the period from August 1, 2004 to December 26, 2004 and for the period from November 25, 2003 to July 31, 2004 (“Successor” as defined in Note 1) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share- based compensation in 2006.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 5, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Pinnacle Foods Group Inc.:

In our opinion, the accompanying consolidated statements of operations, cash flows and shareholder’s equity present fairly, in all material respects, the results of operations and cash flows of Pinnacle Foods Group, Inc. and its subsidiaries (the “Company”) for the period from August 1, 2003 to November 24, 2003 (“Predecessor” as defined in Note 1) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 24, 2004

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Net sales	$1,442,256	$1,255,735	$511,190	$574,352	$181,379
Costs and expenses
Cost of products sold	1,122,646	997,198	420,080	502,967	134,233
Marketing and selling expenses	103,550	101,159	53,588	57,910	24,335
Administrative expenses	52,447	40,242	15,216	32,258	9,454
Research and development expenses	4,037	3,625	1,459	2,436	814
Goodwill impairment charge	—	54,757	4,308	1,835	—
Other expense (income), net	14,186	31,836	5,680	38,096	7,956

Total costs and expenses	1,296,866	1,228,817	500,331	635,502	176,792

Earnings (loss) before interest and taxes	145,390	26,918	10,859	(61,150)	4,587
Interest expense	86,615	71,104	26,260	26,240	9,310
Interest income	1,247	584	120	320	143

Earnings (loss) before income taxes	60,022	(43,602)	(15,281)	(87,070)	(4,580)
Provision (benefit) for income taxes	26,098	(426)	9,425	(3,157)	(1,506)

Net earnings (loss)	$33,924	$(43,176)	$(24,706)	$(83,913)	$(3,074)

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 25, 2005
Current assets:
Cash and cash equivalents	$12,337	$519
Accounts receivable, net	85,583	76,255
Inventories, net	178,300	170,621
Other current assets	4,496	2,944
Deferred tax assets	1,838	1,417

Total current assets	282,554	251,756
Plant assets, net	253,387	219,101
Tradenames	797,582	761,282
Other assets, net	56,397	44,842
Goodwill	402,161	359,513

Total assets	$1,792,081	$1,636,494

Current liabilities:
Current portion of long-term obligations	$123	$153
Notes payable	210	184
Accounts payable	57,543	61,765
Accrued trade marketing expense	37,152	32,980
Accrued liabilities	81,248	71,459
Accrued income taxes	1,042	1,035

Total current liabilities	177,318	167,576
Long-term debt (includes $2,748 owed to a related party at December 31, 2006)	920,630	888,311
Pension and other postretirement benefits	16,109	10,899
Other long-term liabilities	1,962	—
Deferred tax liabilities	237,707	213,184

Total liabilities	1,353,726	1,279,970
Commitments and contingencies
Shareholder’s equity:
Pinnacle Common stock: par value $.01 per share, 100 shares authorized, issued 100 shares	—	—
Additional paid-in-capital	573,403	529,425
Accumulated other comprehensive income (loss)	161	(3,768)
Carryover of Predecessor basis of net assets	(17,338)	(17,338)
Accumulated deficit	(117,871)	(151,795)

Total shareholder’s equity	438,355	356,524

Total liabilities and shareholder’s equity	$1,792,081	$1,636,494

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Cash flows from operating activities
Net earnings (loss) from operations	$33,924	$(43,176)	$(24,706)	$(83,913)	$(3,074)
Non-cash charges (credits) to net earnings
Depreciation and amortization	42,187	39,088	17,068	24,570	6,136
Restructuring and impairment charges	5,480	75,521	6,969	16,312	1,262
Amortization of debt acquisition costs	7,424	6,334	1,995	2,652	6,907
Amortization of bond premium	(567)	(525)	(201)	(323)	—
Change in value of financial instruments	3,158	1,703	(360)	(3,492)	—
Equity related compensation charges	3,315	—	—	18,400	4,935
Postretirement healthcare benefits	897	(256)	(1,262)	(593)	(527)
Other long term liabilities	80	—	—	—	—
Pension expense	1,695	595	310	820	342
Deferred income taxes	24,965	(616)	9,398	(2,942)	(986)
Changes in working capital, net of acquisitions
Accounts receivable	(9,327)	(1,607)	(7,734)	29,059	(9,297)
Inventories	33,852	35,092	(23,010)	20,483	(25,288)
Accrued trade marketing expense	4,171	(13,178)	3,188	468	(4,815)
Accounts payable	1,553	(32,074)	18,682	24,378	1,279
Accrued liabilities	7,162	(2,386)	(5,606)	(17,220)	(2,720)
Other current assets	1,594	232	2,781	2,411	2,407

Net cash provided by (used in) operating activities	161,563	64,747	(2,488)	31,070	(23,439)

Cash flows from investing activities
Payments for business acquisitions	(189,208)	—	—	—	—
Capital expenditures	(26,202)	(30,931)	(8,073)	(9,826)	(1,511)
Pinnacle merger consideration	—	1,595	(130)	(361,062)	—
Pinnacle merger costs	—	—	—	(7,154)	—
Aurora merger consideration	—	—	—	(663,759)	—
Aurora merger costs	—	—	(2,333)	(16,980)	—
Sale of plant assets	1,753	561	—	—	—
Acquisition of license	—	—	(1,919)	—	—

Net cash used in investing activities	(213,657)	(28,775)	(12,455)	(1,058,781)	(1,511)

Cash flows from financing activities
Change in bank overdrafts	(5,805)	6,404	(16,413)	11,603	(262)
Repayment of capital lease obligations	(155)	(129)	(41)	(4)	—
Equity contributions	40,663	9,992	—	275,088	—
Debt acquisition costs	(3,817)	(51)	(2,822)	(37,766)	—
Proceeds from bond offerings	—	—	—	400,976	—
Proceeds from bank term loans	143,000	—	—	545,000	—
Proceeds from notes payable borrowing	2,410	31,626	30,000	21,500	—
Repayments of notes payable	(2,384)	(31,442)	(30,000)	(21,500)	—
Repayments of Predecessor’s long term obligations	—	—	—	(175,000)	—
Repayments of long term obligations	(110,000)	(54,088)	(1,363)	(1,363)	—

Net cash provided by (used in) financing activities	63,912	(37,688)	(20,639)	1,018,534	(262)

Effect of exchange rate changes on cash	—	—	36	—	42
Net change in cash and cash equivalents	11,818	(1,716)	(35,546)	(9,177)	(25,170)
Cash and cash equivalents—beginning of period	519	2,235	37,781	46,958	72,128

Cash and cash equivalents—end of period	$12,337	$519	$2,235	$37,781	$46,958

Supplemental disclosures of cash flow information:
Interest paid	$75,777	$65,832	$23,547	$28,776	$2,517
Interest received	1,247	570	120	320	143
Income taxes refunded (paid)	(1,034)	305	627	(37)	3,308
Non-cash investing activity:
Capital leases	(12)	(126)	(357)	—	—
Aurora merger consideration	—	—	—	(225,120)	—
Aurora merger costs	—	—	—	(4,628)	—
Non-cash financing activity
Aurora merger equity contribution	—	—	—	225,120	—

See accompanying Notes to Consolidated Financial Statements

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

(in thousands)

	Common Stock		Additional Paid In Capital	Retained Earnings (Deficit)	Carryover of Predecessor basis of net assets	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
	Shares	Amount
Predecessor
Balance at July 31, 2003	162,604	$1,626	$164,322	$12,392	$—	$147	$178,487

Stock Compensation			4,935				4,935

Comprehensive income:
Net loss				(3,074)			(3,074)
Foreign currency translation						78	78

Total comprehensive loss							(2,996)

Balance at November 24, 2003	162,604	1,626	$169,257	$9,318	$—	$225	$180,426

Successor
Balance at November 25, 2003	100	$—	$180,637	$—	$(17,495)	$—	$163,142

Equity contributions:
Cash			95,276				95,276
Noncash			225,120				225,120
Equity related compensation			18,400				18,400

Comprehensive income:
Net loss				(83,913)			(83,913)
Foreign currency translation						(10)	(10)

Total comprehensive loss							(83,923)

Balance at July 31, 2004	100	$—	$519,433	$(83,913)	$(17,495)	$(10)	$418,015

Comprehensive income:
Net loss				(24,706)			(24,706)
Foreign currency translation						58	58

Total comprehensive loss							(24,648)

Balance at December 26, 2004	100	$—	$519,433	$(108,619)	$(17,495)	$48	$393,367

Equity contributions:
Cash			9,992				9,992
Impact of additional purchase accounting adjustments					157		157

Comprehensive income:
Net loss				(43,176)			(43,176)
Foreign currency translation						203	203
Minimum pension liability						(4,019)	(4,019)

Total comprehensive loss							(46,992)

Balance at December 25, 2005	100	$—	$529,425	$(151,795)	$(17,338)	$(3,768)	$356,524

Equity contributions:
Cash			40,663				40,663
Equity related compensation			3,315				3,315

Comprehensive income:
Net earnings				33,924			33,924
Foreign currency translation						(52)	(52)
Minimum pension liability						3,981	3,981

Total comprehensive income							37,853

Balance at December 31, 2006	100	$—	$573,403	$(117,871)	$(17,338)	$161	$438,355

See accompanying Notes to Consolidated Financial Statements.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

1. Summary of Business Activities

Business Overview

Pinnacle Foods Group Inc. (hereafter referred to as the “Company” or “PFGI”) is a leading producer, marketer and distributor of high quality, branded convenience food products, the products and operations of which are managed and reported in two operating segments: (i) frozen foods and (ii) dry foods. The Company’s frozen foods segment consists primarily of Swanson and Hungry-Man frozen dinners, Van de Kamp’s and Mrs. Paul’s frozen seafood, Aunt Jemima frozen breakfasts, Lender’s bagels and other frozen foods under the Celeste and Chef’s Choice names, as well as food service and private label products. The Company’s dry foods segment consists primarily of Vlasic pickles, peppers and relish products, Duncan Hines baking mixes and frostings, Mrs. Butterworth’s and Log Cabin syrups and pancake mixes, Armour canned meat and Open Pit barbecue sauce, as well as food service and private label products.

As discussed in more detail below, effective November 24, 2003, Pinnacle Foods Holding Corporation (“PFHC”) and certain newly-formed investor companies consummated a merger (the “Pinnacle Transaction”). The ultimate parent of these investor companies is Crunch Equity Holding, LLC (“LLC”). Each share of PFHC’s issued and outstanding stock immediately prior to the closing of the Pinnacle Transaction was converted into the right to receive the per share merger consideration in cash. Therefore, PFHC was effectively acquired by LLC on November 25, 2003.

On November 25, 2003, LLC entered into a definitive agreement with Aurora Foods Inc. (“Aurora”) that provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving this merger. The combination of Aurora and PFHC is treated as a purchase, with LLC as the accounting acquirer, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” This restructuring transaction and the related merger was completed on March 19, 2004 and the surviving company was renamed PFGI.

For purposes of identification and description, the Company is referred to as the “Predecessor” for the period prior to the Pinnacle Transaction occurring on November 24, 2003, and the “Successor” for the period subsequent to the Pinnacle Transaction.

In December 2004, the Company’s board of directors approved a change in PFGI’s fiscal year end from July 31 to the last Sunday in December. Accordingly, the Company is presenting audited financial statements for the 21 weeks ended December 26, 2004, the transition period, in this Form 10-K.

Pinnacle Transaction and Change of Control

On August 8, 2003, PFHC, Crunch Holding Corp. (“CHC”) and Crunch Acquisition Corp. (“CAC”) entered into an agreement and plan of merger. CHC was a newly formed Delaware corporation and a wholly-owned subsidiary of LLC, and CAC was a newly formed Delaware corporation and a wholly-owned subsidiary of CHC. J.P. Morgan Partners, LLC (“JPMP”), J.W. Childs Associates, L.P. (or its affiliates, as appropriate, “JWC”) and CDM Investor Group LLC (“CDM” and together with JPMP and JWC, the “Sponsors”), together with certain of their affiliates, as of the closing of this Pinnacle Transaction, own 100% of the outstanding voting units of LLC on a fully diluted basis. Prior to the Pinnacle Transaction, JPMP owned approximately 9.2% of PFHC’s common stock. The closing of the Pinnacle Transaction occurred on November 25, 2003.

Each share of PFHC’s issued and outstanding stock immediately prior to closing was converted into the right to receive the per share Merger consideration (approximately $2.14 per share) in cash. The aggregate

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

purchase price was approximately $485 million, including the repayment of outstanding debt under the Predecessor’s Senior Secured Credit Facilities. The estimated working capital adjustment at the time of the closing was approximately $10 million. During the first quarter of 2005, the working capital adjustment was settled at $8.4 million and resulted in a reduction of purchase price and goodwill of approximately $1.6 million.

In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets,” which establishes accounting and reporting for business combinations. SFAS No. 141 requires all business combinations be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. The Successor has accounted for the Pinnacle Transaction in accordance with these standards. The Merger of PFHC with CAC is being treated as a purchase with LLC (whose sole asset is its indirect investment in the common stock of PFHC) as the accounting acquiror in accordance with SFAS No. 141, and is accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 88-16, “Basis in Leveraged Buyout Transactions.”

Following the guidance in EITF Issue No. 88-16, the net assets associated with the 9.2% of the outstanding PFHC common stock owned by JPMP and certain members of CDM before the Pinnacle Transaction were carried over at the Predecessor basis and the net assets related to the 90.8% of the outstanding PFHC common stock before the Merger not owned by JPMP and certain members of CDM have been recorded at fair value. The excess of the purchase price over Predecessor basis of net assets of the PFHC common stock owned by JPMP and certain members of CDM prior to the Pinnacle Transaction was $17,338 and is recorded as carry-over basis in shareholder’s equity.

The total cost of the Pinnacle Transaction, after adjusting for the final working capital adjustment, consists of:

Stated purchase price	$485,000
Working capital adjustments	8,414
Acquisition costs	7,154

Total cost of acquisition	$500,568

Of the total consideration paid to the Predecessor’s shareholders outlined above, $10 million was deposited into an escrow account pending finalization of the working capital adjustment. In April 2004, a partial distribution of approximately $7 million was disbursed from the working capital escrow account. During the first quarter of 2005, the working capital adjustment was settled at $8.4 million and the final distribution from the escrow was made. This resulted in a reduction of purchase price and goodwill of approximately $1.6 million.

Of the total consideration paid to the Predecessor’s shareholders outlined above, $17 million was deposited into a second escrow account pending finalization of indemnification adjustments, which related to the Predecessor’s indemnifications of CHC as stipulated in the merger agreement and included, but were not limited to, breaches of representations or warranties, certain tax matters, and certain environmental items. During the first quarter of 2005, as there were no claims pending, the full indemnification escrow was distributed to the sellers.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The following table summarizes the allocation of the total cost of the Pinnacle acquisition to the assets acquired and liabilities assumed:

Assets recorded:
Plant assets	$147,490
Inventories	134,730
Accounts receivable	42,739
Cash	4,772
Other current assets	4,205
Goodwill	142,567
Tradenames	106,156
Other assets	177

Fair value of assets acquired	582,836
Liabilities assumed	76,946
Deferred income taxes	22,660
Carryover of Predecessor basis of net assets	(17,338)

Purchase price	$500,568

The total intangible assets amounted to $248,723, of which $106,156 was assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $142,567, of which $140,800 was allocated to the dry foods segment and $1,767 was allocated to the frozen foods segment. No new tax-deductible goodwill was created as a result of the Pinnacle Transaction, but historical tax-deductible goodwill in the amount of $1,661 does exist.

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of November 24, 2003 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $26,304 higher than the Predecessor’s historical manufacturing cost. The Successor’s cost of products sold for the 36 weeks ended July 31, 2004 includes a pre-tax charge of $26,304, as all of such finished product was sold during the period November 25, 2003 to July 31, 2004.

The Pinnacle Transaction was financed through borrowings of a $120 million Term Loan and a $21.5 million Revolver drawing under the Successor’s Senior Secured Credit Facilities, $200 million of Senior Subordinated Notes issued November 2003 and $181 million equity contribution from the Sponsors.

As a result of the Pinnacle Transaction, our initial capitalization at the Merger date consisted of:

Borrowings under new revolving credit facility	$21,500
Borrowings of new term loan	120,000
Issuance of new senior subordinated notes	200,000
Additional paid-in capital	180,637

Total capitalization	$522,137

Other Pinnacle Transaction Related Matters

Immediately prior to closing, pursuant to their original terms, all of the Predecessor’s outstanding stock options vested and the Predecessor exercised its purchase option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to the Stock Option Plan. As a

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

result, compensation expense of approximately $4.9 million was recorded in the Consolidated Statement of Operations immediately before the Pinnacle Transaction for the difference between the aggregate fair value of the shares of common stock and the aggregate exercise price of the stock options.

From and after the consummation of the Pinnacle Transaction, each outstanding warrant will thereafter entitle the holder thereof to receive, in consideration for the cancellation of such warrant, an amount in cash equal to the excess, if any, of the final per share Pinnacle Transaction consideration over the exercise price of such warrant and no more. Because the warrant’s strike price is $3.00 per share and as the Pinnacle Transaction consideration was approximately $2.14 per share, no payment to warrant holders is expected; thus, no value was assigned to the warrants.

The closing of the transaction represented a change in control under the Predecessor’s employment agreements with certain executives. As a result, the Predecessor was required to pay $1.7 million pursuant to these agreements and recorded a charge for such amount in the Consolidated Statement of Operations immediately before the Pinnacle Transaction. In addition, retention benefits to certain key employees of approximately $2.2 million were accrued as a compensation charge over the three-month retention period from the date of closing to the payment date in February 2004.

In connection with the formation of LLC, certain ownership units of LLC were issued to CDM, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The fair value of the interests at the date of grant was $11 million and has been included in the Successor’s Consolidated Balance Sheet as an increase in Successor’s paid-in-capital and in the Consolidated Statement of Operations for the 36 weeks ended July 31, 2004 as an expense reflecting the charge for the fair value immediately after consummation of the Pinnacle Transaction. Additional units were issued in connection with the Aurora Merger and are discussed in Note 3 to the Consolidated Financial Statements.

The Advisory and Oversight Agreement between the Predecessor and an affiliate of the majority selling shareowners, and the stockholders agreement between PFHC and Predecessor’s current shareholders, was terminated at closing. Also, at closing, all members of the board of directors of PFHC resigned. Subsequent to the Pinnacle Transaction, directors of Crunch Acquisition Corp. became directors of the surviving corporation, Pinnacle Foods Holding Corporation.

2. Summary of Significant Accounting Policies

Consolidation. The consolidated financial statements include the accounts of PFGI and its wholly-owned subsidiaries. The results of companies acquired during the year are included in the consolidated financial statements from the effective date. Intercompany transactions have been eliminated in consolidation.

Foreign Currency Translation. Foreign-currency-denominated assets and liabilities are translated into U.S. dollars at exchange rates existing at the respective balance sheet dates. Translation adjustments resulting from fluctuations in exchange rates are recorded as a separate component of accumulated other comprehensive income (loss) within shareholder’s equity. The Company translates the results of operations of its foreign subsidiaries at the average exchange rates during the respective periods. Gains and losses resulting from foreign currency transactions, the amounts of which are not material, are included in net earnings (loss).

Fiscal Year. As discussed in Note 1, in December 2004, the Company changed its fiscal year end from July 31 to the last Sunday in December. Fiscal 2006 consisted of 53 weeks.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Cash and Cash Equivalents. The Company considers investments in all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

Inventories. Substantially all inventories are valued at the lower of average cost or market. Cost is determined by the first-in first-out method. The nature of costs included in inventory is: ingredients, containers, packaging, other raw materials, direct manufacturing labor and fully absorbed manufacturing overheads. When necessary, the Company provides allowances to adjust the carrying value of its inventories to the lower of cost or net realizable value, including any costs to sell or dispose including consideration for obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value.

Plant Assets. Plant assets are stated at historical cost, and depreciation is computed using the straight-line method over the lives of the assets. Buildings and machinery and equipment are depreciated over periods not exceeding 45 years and 15 years, respectively. The weighted average estimated remaining useful lives are approximately 17 years for buildings and 9 years for machinery and equipment. When assets are retired, sold, or otherwise disposed of, their gross carrying value and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals. Costs of assets acquired in a business combination are based on the estimated fair value at the date of acquisition.

Goodwill and Indefinite-lived Intangible Assets. The Company evaluates, on at least an annual basis in December, the carrying amount of goodwill and indefinite-lived tradenames to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. The Company performs goodwill impairment testing for each business which constitutes a component of the Company’s two operating segments, frozen foods and dry foods, known as reporting units. The Company compares the fair value of these reporting units with their carrying values inclusive of goodwill. If the carrying amount of the reporting unit exceeds its fair value, the Company compares the implied fair value of the reporting unit’s goodwill to its carrying amount and any shortfall is charged to earnings. In estimating the implied fair value of the goodwill, the Company estimates the fair value of the reporting unit’s tangible and intangible assets (other than goodwill). For indefinite-lived tradename intangible assets the Company determines recoverability by comparing the carrying value to its fair value estimated based on discounted cash flows attributable to the tradename and charges the shortfall, if any, to earnings. In estimating the fair value, the Company primarily uses the income approach, which utilizes forecasted discounted cash flows to estimate fair values. Assumptions underlying fair value estimates are subject to risks and uncertainties.

Valuation of Long-Lived Assets. The Company adopted SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” on August 1, 2002. The carrying value of long-lived assets held and used, other than goodwill, is evaluated at the asset group when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from such asset group are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset group. Fair market value is determined primarily using the projected cash flows from the asset group discounted at a rate commensurate with the risk involved. Losses on long-lived asset groups held for sale, other than goodwill, are determined in a similar manner, except that fair market values are reduced for disposal costs.

Revenue Recognition. Revenue from product sales is recognized upon shipment to the customers as terms are FOB shipping point, at which point title and risk of loss is transferred and the selling price is fixed or determinable. This completes the revenue-earning process, specifically that an arrangement exists, delivery has

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

occurred, the price is fixed and collectibility is reasonably assured. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances and merchandising funds, and consumer coupons are offered through various programs to customers and consumers. Sales are recorded net of estimated trade promotion spending, which is recognized as incurred at the time of sale. Certain retailers require the payment of slotting fees in order to obtain space for the Company’s products on the retailer’s store shelves. The fees are recognized as reductions of revenue at the earlier of the date cash is paid or a liability to the retailer is created. These amounts are included in the determination of net sales. Accruals for expected payouts under these programs are included as accrued trade marketing expense line in the Consolidated Balance Sheet. Coupon redemption costs are also recognized as reductions of net sales when the coupons are issued.

Marketing Expenses. Trade marketing expense is comprised of amounts paid to retailers for programs designed to promote our products. These costs include standard introductory allowances for new products. They also include the cost of in-store product displays, feature pricing in retailers’ advertisements and other temporary price reductions. These programs are offered to our customers both in fixed and variable (rate per case) amounts. The ultimate cost of these programs depends on retailer performance and is the subject of significant management estimates. The Company records as expense the estimated ultimate cost of the program in the period during which the program occurs. In accordance with EITF No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer,” these trade marketing expenses are classified in the Consolidated Statement of Operations as a reduction of net sales. Also, in accordance with EITF No. 01-9, coupon redemption costs are also recognized as reductions of net sales when issued. Marketing expenses recorded as a reduction of net sales of the Successor were $514,683 in fiscal 2006, $500,131 in fiscal 2005, $219,534 in the transition year and $219,452 in the 36 weeks ended July 31, 2004. Marketing expenses of the Predecessor were $48,038 in the 16 weeks ended November 24, 2003.

Advertising. Advertising costs include the cost of working media (advertising on television, radio or in print), the cost of producing advertising, and the cost of coupon insertion and distribution. Working media and coupon insertion and distribution costs are expensed in the period the advertising is run or the coupons are distributed. The cost of producing advertising is expensed as of the first date the advertisement takes place. Advertising included in the Successor’s marketing and selling expenses were $31,990 in fiscal 2006, $41,989 in fiscal 2005, $28,428 in the transition year and $20,620 in the 36 weeks ended July 31, 2004, respectively. Advertising included in the Predecessor’s marketing and selling expenses were $14,590 in the 16 weeks ended November 24, 2003.

Shipping and Handling Costs. In accordance with the EITF No. 00-10 “Accounting for Shipping and Handling Revenues and Costs,” costs related to shipping and handling of products shipped to customers are classified as cost of products sold.

Stock Based Compensation. On December 26, 2005, the start of fiscal 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion No. (“APB”) No. 25, “Accounting for Stock Issued to Employees.” We adopted SFAS No. 123R using the modified prospective method. Under this method of adoption, prior periods are not restated. For awards granted prior to the adoption of SFAS No. 123R, compensation cost is recognized for the unvested portion of outstanding awards based on the grant-date fair value calculated under SFAS No. 123 for pro forma disclosures.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Grant-date fair value of stock options is estimated using a lattice-binomial option-pricing model. Compensation expense is reduced based on estimated forfeitures with adjustments to actual recorded at the time of vesting. Forfeitures are estimated based on historical experience. We recognize compensation cost for awards over the vesting period. The majority of our stock options have a seven-year vesting.

See Note 5 for more information regarding stock-based compensation, including pro forma information required under SFAS No. 123 for periods prior to Fiscal 2006.

Insurance reserves. The Company is self-insured under its worker’s compensation insurance policy. An independent, third-party actuary estimates the outstanding retained-insurance liabilities by projecting incurred losses to their ultimate liability and subtracting amounts paid-to-date to obtain the remaining liabilities. The Company bases actuarial estimates of ultimate liability on actual incurred losses, estimates of incurred but not yet reported losses and the projected costs to resolve these losses.

Income Taxes. Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes,” under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change.

Financial Instruments. The Company uses financial instruments, primarily swap contracts, to manage its exposure to movements in interest rates, certain commodity prices and foreign currencies. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the risk or cost to the Company. The Company does not use derivatives for trading purposes and is not a party to leveraged derivatives. SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, requires that all derivatives be recognized as either assets or liabilities at fair value. Changes in the fair value of derivatives not designated as hedging instruments are recognized monthly in earnings. The cash flows associated with the financial instruments are included in the cash flow from operating activities.

Deferred financing costs. Deferred financing costs are amortized over the life of the related debt using the effective interest rate method. If debt is prepaid or retired early, the related unamortized deferred financing costs are written off in the period the debt is retired.

Capitalized Internal Use Software Costs. The Company capitalizes the cost of internal-use software that has a useful life in excess of one year in accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” These costs consist of payments made to third parties and the salaries of employees working on such software development. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Capitalized internal use software costs are amortized using the straight-line method over their estimated useful lives, generally 2 1/2 to 3 years. The Company amortized $1,700 in fiscal 2006, $1,629 in fiscal 2005, $279 in the transition year, $533 in the 36 weeks ended July 31, 2004 and $408 in the 16 weeks ended November 25, 2003. Additionally, as of December 31, 2006 and December 25, 2005, the net book value of capitalized internal use software totaled $5,214 and $2,485, respectively.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Comprehensive Income. Comprehensive income includes net earnings (loss), foreign currency translation adjustments and adjustments to the minimum pension liability that is currently presented as a component of shareholder’s equity. The components of accumulated other comprehensive income (loss) income at year end was as follows:

	December 31, 2006	December 25, 2005
Foreign currency translation adjustment	198	251
Minimum pension liability	(37)	(4,019)

Total	$161	$(3,768)

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: An Interpretation of Statement of Financial Accounting Standards (“SFAS”) Statement No. 109.” This interpretation clarifies SFAS No. 109, Accounting for Income Taxes, to indicate a criterion that an individual tax position would have to meet for some or all of the benefit of that position to be recognized in an entity’s financial statements. The provisions of this interpretation are effective for fiscal years beginning after December 15, 2006 and will be required to be adopted by us in the first quarter of 2007. We are assessing what impact, if any, adoption of this statement will have on our financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is assessing what impact, if any, adoption of this statement would have on its financial position, results of operations and cash flows.

The FASB also issued in September 2006 Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”, (“SFAS No. 158”). This Standard requires recognition of the funded status of a benefit plan in the statement of financial position. The Standard also requires recognition in accumulated other comprehensive income certain gains and losses that arise during the period but are deferred under pension accounting rules, as well as modifies the timing of reporting and adds certain disclosures. SFAS No. 158 provides recognition and disclosure elements to be effective for fiscal years ending after December 15, 2007 and measurement elements to be effective for fiscal years ending after December 15, 2008. Had the Company adopted this provision in fiscal 2006, total liabilities are estimated to have increased by $2.0 million and total shareholders’ equity would have decreased by $2.0 million.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new guidance is effective for fiscal years beginning after November 15, 2007. The Company is assessing what impact, if any, adoption of this statement would have on its financial position, results of operations and cash flows.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (“SAB No. 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “roll-over” method and the “iron curtain” method. The roll-over method focuses primarily on the impact of a misstatement on the statement of earnings—including the reversing effect of prior year misstatements—but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the statement of earnings. We currently use the iron curtain method for quantifying identified financial statement misstatements. In SAB No. 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. SAB No. 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been used or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of the start of fiscal 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of the “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. We have initially applied the provisions of SAB No. 108 in connection with the preparation of our annual financial statements for the year ending December 31, 2006. The adoption of SAB No. 108 did not have an impact on the Company’s financial position, results of operations or cash flows.

3. Acquisitions

Aurora Merger

On November 25, 2003, Aurora entered into a definitive agreement with LLC. The definitive agreement provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving the merger, following the filing and confirmation of a pre-negotiated bankruptcy reorganization case with respect to Aurora under Chapter 11 of the U.S. Bankruptcy Code. On December 8, 2003, Aurora and its subsidiary, Sea Coast Foods, Inc., filed their petitions for reorganization with the Bankruptcy Court. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, was confirmed by order of the Bankruptcy Court. We collectively refer to the restructuring, the financing thereof and the other related transactions as the “Aurora Merger.” This restructuring transaction was completed on March 19, 2004 and the surviving company was renamed Pinnacle Foods Group Inc.

Pursuant to the terms of the definitive agreement, (i) the senior secured lenders under Aurora’s existing credit facility were paid in full in cash in respect of principal and interest, and received $15 million in cash in respect of certain leverage and asset sales fees owed under that facility, (ii) the holders of Aurora’s 12% senior unsecured notes due 2005 were paid in full in cash in respect of principal and interest but did not receive $1.9 million of original issue discount, (iii) the holders of Aurora’s outstanding 8.75% and 9.875% senior

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

subordinated notes due 2008 and 2007, respectively, received approximately 50% of the face value of the senior subordinated notes plus accrued interest in cash or, at the election of each bondholder, 52% of the face value of the senior subordinated notes plus accrued interest in equity interests in LLC (held indirectly through a bondholders trust), (iv) the existing common and preferred stockholders did not receive any distributions and their shares have been cancelled, (v) Aurora’s existing accounts receivable securitization facility was terminated in December 2003, (vi) all of Aurora’s trade creditors were paid in full and (vii) all other claims against Aurora were unimpaired, except for the rejection of Aurora’s St. Louis headquarters leases. The definitive agreement also provides that the total acquisition consideration is subject to a post-closing adjustment based on Aurora’s adjusted net debt as of the closing date. Based upon the final adjusted net debt calculation, there was no adjustment to the consideration and the consideration detailed below is final.

In connection with the Aurora Merger, certain ownership units of LLC were issued to CDM, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The fair value of the interests at the date of grant is $7.4 million and has been included in the Successor’s Consolidated Balance Sheet as an increase in Successor’s additional paid-in-capital and in the Consolidated Statement of Operations for the 36 weeks ended July 31, 2004 as an expense reflecting the charge for the fair value immediately after consummation of the Aurora Merger. Additional units were issued in connection with the Pinnacle Transaction and are discussed in Note 1 under the section entitled “Other Pinnacle Transaction Related Matters.”

After the consummation of the Aurora Merger, JPMP and JWC collectively own approximately 48% of LLC, the holders of Aurora’s senior subordinated notes own approximately 43% of LLC and CDM owns approximately 9% of LLC, in each case subject to dilution by up to 16% in management equity incentives.

Prior to its bankruptcy filing, Aurora entered into an agreement with its prepetition lending group compromising the amount of certain fees (i.e., excess leverage fees) due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during Aurora’s bankruptcy by filing an adversary proceeding and by objecting to confirmation. The Bankruptcy Court rejected the lender’s argument and confirmed Aurora’s plan of reorganization. R2 Top Hat, Ltd. then appealed from those orders of the Bankruptcy Court. The appeals are pending. It is too early to predict the outcome of the appeals. The Company assumed a liability of $20.1 million through the Aurora Merger with respect to its total exposure relating to these fees, which is included in Accrued Liabilities on the Consolidated Balance Sheet.

The Aurora Merger was financed through borrowings of a $425.0 million Term Loan drawn under the Company’s Senior Secured Credit Facilities, $201.0 million gross proceeds from the February 2004 issuance of the 8.25% Senior Subordinated Notes due 2013, existing cash on the Aurora balance sheet and cash equity contributions of $84.4 million and $10.9 million by the Sponsors and from the Aurora bondholders, respectively.

The total cost of the Aurora Merger consists of:

Total paid to Aurora’s creditors	$709,327
Less: Amount paid with Aurora cash	(20,764)

Subtotal	688,563
Fair value of equity interests in LLC exchanged for Aurora senior subordinated notes	225,120
Transaction costs	21,608

Total cost of acquisition	$935,291

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The following table summarizes the allocation of the total cost of acquisition to the assets acquired and liabilities assumed:

Assets recorded:
Plant assets	$107,528
Inventories	68,116
Accounts receivable	52,730
Cash	24,804
Other current assets	4,428
Goodwill	278,240
Recipes and formulas	20,600
Tradenames	675,700
Other assets	690

Fair value of assets acquired	1,232,836
Liabilities assumed	114,053
Deferred income taxes	183,492

Purchase price	$935,291

The total intangible assets amounted to $974,540, of which $20,600 was assigned to recipes and formulas, which are amortized over an estimated useful life of five years, and $675,700 was assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $278,240, of which $150,872 was allocated to the dry foods segment and $127,368 was allocated to the frozen foods segment. No new tax-deductible goodwill was created as a result of the Aurora Merger, but historical tax-deductible goodwill in the amount of $386,386 does exist.

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of March 19, 2004 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $13,185 higher than Aurora’s historical manufacturing cost. Cost of products sold in the 36 weeks ended July 31, 2004 includes a pre-tax charge of $13,185 representing the write-up of the inventory to fair value at March 19, 2004 of inventories, all of which were sold during the period March 19, 2004 to July 31, 2004.

Pro forma Information

The following schedule includes unaudited pro forma statement of operations data for fiscal year ended December 26, 2004 as if the Aurora Merger had occurred as of December 29, 2003. The pro forma information includes the actual results with pro forma adjustments for the change in interest expense related to the changes in capital structure resulting from the financings discussed above, purchase accounting adjustments resulting in changes to depreciation and amortization expenses, and the reduction in rent expense resulting from an office closure.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The unaudited pro forma information is provided for illustrative purposes only. It does not purport to represent what the results of operations would have been had the Aurora Merger occurred on the date indicated above, nor does it purport to project the results of operations for any future period or as of any future date.

Fiscal year ended December 26, 2004
Net sales	$1,193,347
Earnings before interest and taxes	172,574
Net earnings	93,663

Pro forma depreciation and amortization expense included above was $43,499 for the fiscal year ended December 26, 2004.

Included in earnings (loss) before interest and taxes in the pro forma information above are the following material charges (credits):

Pinnacle Historical Financial Statements	Fiscal Year ended December 26, 2004
Flow through of fair value of Pinnacle inventories over manufactured cost as of November 25, 2003	$18,126
Flow through of fair value of Aurora inventories over manufactured cost as of March 19, 2004	13,185
Write off of obsolete inventories	10,743
Aurora acquisitions costs	23,322
Pinnacle acquisition costs	1,540
Omaha restructuring and impairment charge	15,633
Equity related compensation	7,400
Impairment of goodwill	6,143
Impairment of fixed assets and intangible assets	4,278
OPEB curtailment gain related to Omaha plant closing	(651)

Impact on earnings before interest and taxes	$99,719

Aurora Historical Financial Statements	Fiscal Year ended December 26, 2004
Write off of obsolete inventory	$725
Administrative restructuring and retention costs	548
Financial restructuring and divestiture costs	5,023
Reorganization (primarily consists of debt forgiveness)	(187,971)
Miscellaneous non-cash charges	207

Impact on earnings before interest and taxes	$(181,468)

Acquisition of Food Products Business of The Dial Corporation

On March 1, 2006, the Company acquired certain assets and assumed certain liabilities of the food products business (the “Armour Business”) of The Dial Corporation for an initial purchase price of $183 million in cash. The assets acquired include inventory, a production facility, machinery and equipment, contract rights and certain intangible assets including trademarks and licenses. The liabilities assumed include a post-retirement medical benefit for certain employees, vacation pay liabilities and severance liabilities. According to the

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

purchase agreement, the purchase price was to be increased dollar for dollar after the closing date if the value of inventory included with the Armour Business at closing exceeds a specified target or decreased dollar for dollar if the value of the inventory at closing is less than such target. Based upon the final value of the inventory, the Company paid to The Dial Corporation $2,271 in December 2006, which was recorded as additional purchase consideration.

The acquisition of the Armour Business is expected to complement the Company’s existing product lines that together will provide growth opportunities and scale. The Armour Business is a manufacturer, distributor and marketer of products in the canned meats category. Primarily all of the products are produced at the manufacturing facility located in Ft. Madison, Iowa, which was acquired in the transaction. Products are sold under the Armour brand name as well as private-label and certain co-pack arrangements. The Armour Business offers products in eleven of the fifteen segments within the canned meat category, including Vienna sausage, potted meat, and sliced dried beef.

The acquisition of the Armour Business was accounted for under the purchase method of accounting. Accordingly, the results of the Armour Business are included in the consolidated financial statements from the acquisition date. The Armour Business results of operations and assets are included in the dry foods segment.

Concurrently with the acquisition but effective as of February 14, 2006, the Company entered into an Amendment No. 4 and Agreement to the existing senior secured credit facilities (described in Note 9). Among other things, the amendment approved the acquisition of the Armour Business and provided for the making of $143 million of additional tack-on term loans to fund a portion of the acquisition. The amendment also changed the senior secured credit facilities in other respects, including: (a) the leverage ratio calculations have been adjusted such that the amount of indebtedness used in such calculations is no longer subject to averaging and is reduced by certain cash and cash equivalents, (b) the leverage ratio threshold for the quarter ending on or about March 31, 2006 has been changed from 5.00 to 1.00 to 5.25 to 1.00, and (c) under certain circumstances, Pinnacle may be able to use equity contributions to cure financial covenant defaults, if any, that may occur in the future under the senior secured credit facilities.

The Company funded the remaining portion of the purchase price through equity contributions from the shareholders of LLC.

The cost of the Armour Business consists of:

Purchase price	$185,271
Acquisition costs	3,937

Total cost of acquisition	$189,208

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The purchase price allocation discussed below is final. Portions of the purchase price, including intangible assets, have been identified and valued by independent appraisers utilizing proven valuation procedures and techniques. The other current asset is the value the Company has ascribed to the services performed by Dial under a transition services agreement that expired June 28, 2006. The value was based upon the estimated cost of providing such services and was expensed over the 120 days of the agreement (through June 28, 2006). The following table summarizes the final allocation of the total cost of the Armour acquisition to the assets acquired and liabilities assumed:

Assets acquired:
Plant assets	47,376
Inventories	41,531
Other current asset	2,000
Tradenames	39,000
Recipes and formulas	5,000
Private label customer relationships	20,000
Goodwill	43,767

Fair value of assets acquired	198,674
Liabilities assumed
Other accrued liabilities	2,210
Postretirement benefit liability	7,256

Total cost of acquisition	$189,208

The value assigned to total intangible assets amounted to $107,767. Of the total intangible assets, $5,000 is assigned to recipes and formulas, which are being amortized over 5 years and $20,000 is assigned to private label customer relationships, which are being amortized over seven years. In addition, $39,000 is assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $43,767. All of the intangible assets acquired in the transaction are recorded within the dry foods segment and will result in approximately $103 million of tax deductible goodwill and intangible assets.

In accordance with the requirements of purchase method accounting for acquisitions, inventories as of March 1, 2006 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $4,580 higher than Dial’s historical manufacturing cost and in the case of work-in-progress was $180 higher than Dial’s historical manufacturing cost. The Company’s cost of products sold for fiscal 2006 includes a pre-tax charge of $4,760 related to the flow through of the increase in fair value.

Pro forma Information

The following schedule includes statements of operations data for the unaudited pro forma results for fiscal 2006 and fiscal 2005 as if the Armour Business had been acquired as of December 27, 2004. The pro forma information includes the actual results with pro forma adjustments for the change in interest expense related to the additional borrowing discussed above, purchase accounting adjustments resulting in changes to depreciation expense and related adjustments to the provision for income tax.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The unaudited pro forma information is provided for illustrative purposes only. It does not purport to represent what the results of operations would have been had the Armour Business been acquired on the date indicated above, nor does it purport to project the results of operations for any future period or as of any future date.

	Year ended
	December 31, 2006	December 25, 2005
Net sales	$1,472,050	$1,480,654
Earnings before interest and taxes	$148,000	$52,805
Net earnings (loss)	$34,380	$(29,681)

Pro forma depreciation and amortization expense included above was $43,718 and $47,929 for fiscal 2006 and fiscal 2005, respectively.

Included in earnings (loss) before interest and taxes in the pro forma information above for fiscal 2006 are the following material charges:

Fiscal 2006
Flow through of fair value of the Armour Business inventories over manufactured cost as of March 1, 2006	$4,760
Stock based compensation expense	1,415

Impact on earnings (loss) before interest and taxes	$6,175

There were no material non-recurring charges included in the pro forma information for the nine months ended September 25, 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

4. Restructuring and Impairment Charges

Successor

Frozen Food Segment

Erie, Pennsylvania Production Facility

On April 29, 2005, the Company’s board of directors approved a plan to permanently close its Erie, Pennsylvania production facility, as part of the Company’s plan of consolidating and streamlining production activities after the Aurora merger. Production from the Erie plant, which manufactured Mrs. Paul’s and Van de Kamp’s frozen seafood products and Aunt Jemima frozen breakfast products, has been relocated primarily to the Company’s Jackson, Tennessee production facility. Activities related to the closure of the plant were completed in 2006 and resulted in the elimination of approximately 290 positions. Employee termination activities commenced in July 2005 and were substantially completed by the end of the first quarter of 2006. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 112, “Employers Accounting for Postemployment Benefits”, the Company has accrued severance costs related to the employees to be terminated. In addition, the following table contains detailed information about the charges incurred related to the Erie restructuring plan, recorded in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”:

			Incurred
Description	Estimated Total Charges	Change in Estimated Charges	Through December 25, 2005	Fiscal 2006	Estimated Remaining Charges
Employee severance	$590	$363	$909	$44	$—
Other costs	3,650	2,398	4,978	1,070	—
Asset impairment	—	280	—	280	—

Total	$4,240	$3,041	$5,887	$1,394	$—

The charges incurred have been included in the Other expense (income), net line in the Consolidated Statement of Operations. All such charges are reported under the frozen foods business segment.

The Company has transferred equipment with a net book value of approximately $3 million to other production locations, primarily in Jackson, Tennessee. The remaining property, plant and equipment have been evaluated as to recoverability. Based on an estimate of future cash flows over the remaining useful life of the assets, depreciation expense has been accelerated on the remaining asset value and resulted in additional depreciation expense of $4,788 during fiscal 2005 and $523 during the first quarter of 2006. No further deprecation expense on these assets will be recorded. During the third quarter of 2006 and based upon current offers, the Company lowered the carrying value of the plant and equipment and recorded an impairment charge totaling $280. In the fourth quarter of 2006, the plant and any remaining equipment was sold for its carrying value and no additional gain or loss was recorded.

Employees terminated as a result of this closure are eligible to receive severance pay and other benefits totaling $953, all of which has been paid as of December 31, 2006. Other closing costs of approximately $6,048 relate to facility operating costs during the shutdown period and other shutdown costs and expenses associated with dismantling, transferring and reassembling certain equipment to Jackson, Tennessee. As of December 31, 2006, all of these costs have been spent.

Also, the Company had made capital expenditures in connection with this plant consolidation project, which have totaled approximately $9.5 million.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Mattoon, Illinois Production Facility

On April 21, 2005, the Company made and announced its decision effective May 9, 2005 to shutdown a bagel production line at its Mattoon, Illinois facility, which produces the Company’s Lender’s® bagels. In connection with the shutdown of the production line, the Company has terminated 28 full-time and 7 part-time employees. A portion of the assets that were used in the bagel line will be utilized in other production areas within the Company. In accordance with SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets”, the Company incurred a non-cash charge of $862 related to the asset impairment of the bagel line, which has been recorded as a component of Other expense (income), net in the Consolidated Statement of Operations for fiscal 2005. This charge is reported under the frozen foods business segment. The Company expects that any costs associated with the removal of the assets would be offset from the proceeds received from the sale of those assets.

Omaha, Nebraska Production Facility

On April 7, 2004, the Company made and announced its decision to permanently close its Omaha, Nebraska production facility, as part of the Company’s plan of consolidating and streamlining production activities after the Aurora merger. Production from the Omaha plant, which manufactured Swanson frozen entree retail products and frozen foodservice products, ceased in December 2004 and has been relocated to the Company’s Fayetteville, Arkansas and Jackson, Tennessee production facilities. Activities related to the closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions. The following table contains detailed information about the charges incurred to date related to the Omaha restructuring plan, recorded in accordance with SFAS No. 112, “Employers Accounting for Postemployment Benefits”, SFAS No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets” and SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”:

Description	Original Estimated Charges	Change in Estimated Charges	Transfers	Incurred		Estimated Remaining Charges Per Quarter
				Through December 25, 2005	Fiscal 2006
Asset impairment charges	$7,400	$5,149	$—	$10,049	$2,500	$—
Employee severance	2,506	—	59	2,565	—	—
Other costs	4,984	(390)	(59)	4,283	192	60

Total	$14,890	$4,759	$—	$16,897	$2,692	$60

The charges incurred have been included in Other expense (income), net in the Consolidated Statement of Operations. All such charges are reported under the frozen foods business segment.

The Company had planned to transfer equipment with a net book value of approximately $9,700 to other production locations, primarily in Fayetteville, Arkansas and Jackson, Tennessee. Due to the delay in closing the Omaha plant and the need to have production up and running in the Fayetteville plant, the Company was unable to transfer certain equipment with a net book value of $6,196 and instead incurred capital expenditures to purchase, build and modify the necessary equipment in Fayetteville. In addition to the impairment charge initially recorded in the first quarter of 2004, the Company evaluated the remaining property, plant and equipment as well as existing offers to sell the plant and equipment, and recorded an impairment charge of $2,649 in December 2004. During the third quarter of 2006 and based upon current offers, the Company lowered the carrying value of the plant and equipment and recorded an additional impairment charge totaling $2,500.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Employees terminated as a result of this closure were eligible to receive severance pay and benefits totaling $2,565, all of which has been disbursed. Other closing costs of approximately $4,535 relate to other shutdown costs. As of December 31, 2006, $4,251 has been disbursed and $224 has been incurred and accrued.

The Company will continue to incur certain costs until the plant is sold, which we expect to occur during fiscal 2007. We expect these costs to approximate $60 per quarter and the costs will be recorded in expense as incurred in the Company’s Statements of Operations.

Other Asset Impairments

In October 2004, the Company decided that it would discontinue producing product under the Chef’s Choice trade name, which is reported under the frozen foods segment of the Company. In accordance with the provisions of SFAS No. 142, the Company prepared a discounted cash flow analysis as of July 31, 2004 which indicated that the book value of related to the Chef’s Choice business unit exceeded its estimated fair value and that a goodwill impairment had occurred. Accordingly, the Company recorded a non-cash impairment charge during fiscal 2004 related to goodwill of $1,835.

As a result of the impairment charge related to the Chef Choice brand, the Company assessed whether there had been an impairment of the Company’s long-lived assets in accordance with SFAS No. 144. The Company concluded that the book value of the assets related to the Chef’s Choice products were higher than their expected undiscounted future cash flows and that an impairment had occurred. Accordingly, the Company recorded a non-cash charge in fiscal 2004 related to the write down to fair value of the fixed assets of $1,300 and a non-cash impairment charge of $1,666 related to amortizable intangibles (recipes).

In connection with the Company’s annual goodwill and indefinite lived impairment test conducted as of July 31, 2004 and in accordance with SFAS No. 142, it was determined that due to lower than expected future sales, the carrying value of the trade name for the Avalon Bay product was impaired. The Company recorded a non-cash impairment charge of $1,300 in fiscal 2004 related to the write down of the trade name value. Products sold under the Avalon Bay trade name are reported in the frozen foods segment.

The annual evaluation performed as of December 26, 2004 resulted in a $4,308 non-cash impairment charge related to the goodwill in the Company’s bagels reporting unit ($2,675) and dinners reporting unit ($1,633). This impairment charge adjusted the carrying value of the reporting units goodwill to its implied fair value. During the transition year, the Company experienced higher costs in its bagels and dinners business units and expects these higher costs to continue into the future. In addition, as a result of the impairment charges, the Company assessed whether there had been an impairment of the Company’s tradenames in accordance with SFAS No. 142. The Company concluded that the book value of the Lender’s trade name asset was higher than its fair value and that an impairment had occurred. Accordingly, the Company recorded a non-cash charge in the transition year related to the write down to fair value of the trade name of $12, which is recorded in Other expense (income), net, on the Consolidated Statement of Operations.

In 2005, the Company experienced difficulties in transferring the frozen seafood production from the Erie, Pennsylvania facility to the Jackson, Tennessee facility. Due to the delays caused by the difficulties encountered, the Company is forecasting significantly reduced sales in 2006 and thereafter. Due to the reduced sales and corresponding projected decline in cash flows, the Company has concluded that the intangible assets related to the Frozen Seafood reporting unit have been impaired. These impairments included goodwill ($44,860) and tradenames ($18,144). The Company has included these charges, which are recorded in the frozen foods

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

segment, in the Consolidated Statement of Operations for fiscal 2005. The tradename impairment is recorded as part of the Other expense (income), net line item.

Additionally, in 2005, the Company experienced higher than expected costs, including trade spending and material costs, in the pizza reporting unit, from which the Company is not expecting relief in the near-term. Due to the higher costs, the Company has concluded that the all the goodwill related to the pizza reporting unit has been impaired and has recorded a charge in the amount of $9,897 on the Consolidated Statement of Operations for fiscal 2005. This charge is reported in the frozen foods segment of the business.

Also, in the fourth quarter of 2005, the Company reassessed the long-term growth rate of sales of the products under the Lender’s brand. Management concluded that the growth rates were less than anticipated in the prior year and that a further impairment of the tradename asset had occurred. As a result of the decline, the Company has recognized an impairment in the tradename for the Lender’s in the amount of $1,118. The charge is recorded in the Other expense (income), net line item on the Consolidated Statements of Operations and is reported in the frozen foods segment.

In the fourth quarter of 2006, the Company reassessed the long-term growth rate of sales of the products under the Aunt Jemima brand. Due to increased competition, management reduced the expected future growth rates and as a result, recorded an impairment of the tradename asset in the amount of $2,700. The charge is recorded in the Other expense (income), net line item on the Consolidated Statements of Operations and is reported in the frozen foods segment.

The following table summarizes impairment and restructuring charges. It also includes severance liabilities assumed or established in purchase accounting. These amounts are recorded in accrued liabilities on the Consolidated Balance Sheet.

Description	Balance at August 1, 2003	Additions	Assumed Liabilities/ Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at November 24, 2003
Other asset impairment charges	$—	$1,262	$—	$(1,262)	$—	$—
Employee severance	—	—	—	—	—	—
Other costs	—	—	—	—	—	—

Total	$—	$1,262	$—	$(1,262)	$—	$—

Description	Balance at November 25, 2003	Additions	Assumed Liabilities/ Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at July 31, 2004
Goodwill impairment charges	$—	$1,835	$—	$(1,835)	$—	$—
Other asset impairment charges	—	11,666	—	(11,666)	—	—
Employee severance	—	2,506	11,406	—	(6,085)	7,827
Other costs	—	1,851	—	—	(1,546)	305

Total	$—	$17,858	$11,406	$(13,501)	$(7,631)	$8,132

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Description	Balance at August 1, 2004	Additions	Assumed Liabilities/ Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at December 26, 2004
Goodwill impairment charges	$—	$4,308	$—	$(4,308)	$—	$—
Other asset impairment charges	—	2,661	—	(2,661)	—	—
Employee severance	7,827	—	—	—	(4,132)	3,695
Other costs	305	1,227	—	—	(1,227)	305

Total	$8,132	$8,196	$—	$(6,969)	$(5,359)	$4,000

Description	Balance at December 27, 2004	Additions	Assumed Liabilities/ Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at December 25, 2005
Goodwill impairment charges	$—	$54,757	$—	$(54,757)	$—	$—
Other asset impairment charges	—	20,124	—	(20,124)	—	—
Employee severance	3,695	972	—	(444)	(3,541)	682
Other costs	305	6,182	—	—	(6,213)	274

Total	$4,000	$82,035	$—	$(75,325)	$(9,754)	$956

Description	Balance at December 26, 2005	Additions	Assumed Liabilities/ Purchase Accounting	Noncash Reductions	Cash Reductions	Balance at December 31, 2006
Other asset impairment charges	$—	$5,480	$—	$(5,480)	$—	$—
Employee severance	682	—	800	(149)	(721)	612
Other costs	274	1,307	—	(50)	(1,306)	225

Total	$956	$6,787	$800	$(5,679)	$(2,027)	$837

5. Stock-Based Compensation Expense

On December 26, 2005, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”) which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options and employee stock purchases, based on estimated fair values. SFAS No. 123 (R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB No. 107”) relating to SFAS No. 123(R). The Company has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123(R).

The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of December 26, 2005, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). Stock-based compensation expense related to employee stock options for fiscal 2006 as a result of adopting SFAS No. 123(R) was $1,900 ($1,892 net of tax). In addition, the Company recorded $1,415 (with no related tax impact) for stock-based compensation expense in fiscal 2006 for certain ownership units of LLC that were issued to CDM in the first quarter of 2006, which is controlled by certain members of PFGI’s management (see discussion below). There was no stock-based compensation expense recognized during fiscal 2005.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

SFAS No. 123(R) requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense using the straight-line method over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statement of Operations, other than as related to certain ownership units of LLC that were issued to CDM.

Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Consolidated Statement of Operations for fiscal 2006 included compensation expense for stock-based payment awards granted prior to, but not yet vested as of December 25, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the stock-based payment awards granted subsequent to December 25, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123 (R). As stock-based compensation expense recognized in the Consolidated Statement of Operations for fiscal 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS No. 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

The Company continues to use the lattice-binomial option-pricing model (“lattice-binomial model”) as its method of valuation for stock-based awards, which was previously used for the Company’s pro forma information required under SFAS No. 123. Since the Company’s stock is not publicly traded, the determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is based upon estimates of enterprise value as well as assumptions regarding a number of highly complex and subjective variables. The estimated enterprise value is based upon forecasted cash flows for five years plus a terminal year and an assumed discount rate. The other variables used to determine fair value of stock-based payment awards include, but are not limited to, the expected stock price volatility of a group of industry comparable companies over the term of the awards, and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of the Company’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS No. 123(R) and SAB No. 107 using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The fair value of each option grant was estimated on the date of the grant using the lattice-binomial model with the following weighted average assumptions used for grants during fiscal 2006.

Fiscal 2006
Risk-free interest rate	4.863%
Expected life of option	5-9 years
Expected volatility of Pinnacle stock	25.0%
Expected dividend yield on Pinnacle stock	0%

Volatility was based on a 208 week average volatility of a group of publicly traded food companies. The Company estimates that the annual forfeiture rates range from 4-10%, depending on the class of employees receiving the stock option grant.

2004 Stock Option Plan

Crunch Holding Corp. (“CHC”), which owns all of the common stock in the Company has adopted a stock option plan (the “2004 Plan”) providing for the issuance of up to 29.6 million shares of CHC’s common stock. Pursuant to the option plan, certain officers, employees, managers, directors and other persons are eligible to receive grants of incentive and nonqualified stock options, as permitted by applicable law. Except as otherwise provided by the plan administrator, two-ninths (2/9) of the shares of common stock subject to each option shall time vest annually in each of the first three years from the effective date of the option grant. The remaining one-third (1/3) of the shares of common stock subject to each option shall vest on the seventh anniversary of the effective date of the option grant unless otherwise determined by the plan administrator. Options under the plan have a termination date of 10 years from the date of issuance.

The following table summarizes the stock option transactions under the 2004 Plan:

	Number of Shares	Weighted Average Exercise Price	Average Remaining Life	Aggregate Intrinsic Value (000’s)
Outstanding—December 26, 2004	16,954,666	$1.00
Granted	5,906,500	$1.00
Exercised	(8,888)	1.00
Forfeitures	(2,194,336)	1.00

Outstanding—December 25, 2005	20,657,942	$1.00

Granted	10,602,111	$1.00
Exercised	(163,315)	1.00
Forfeitures	(3,768,075)	1.00

Outstanding—December 31, 2006	27,328,663	$1.00	8.24	$—

Exercisable—December 31, 2006	9,628,925	$1.00	7.70	$—

As discussed in Note 19, on February 10, 2007, The Blackstone Group (“Blackstone”), through an affiliate, agreed to acquire 100% of the common stock of Crunch Holding Corp., the Company’s sole shareholder. Under the terms of the agreement, all outstanding options at the time of the closing, which we expect to occur during the second quarter of fiscal 2007, will immediately vest.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

As of December 31, 2006, there was $4.5 million of total unrecognized compensation cost related to nonvested options. Estimated expense for the next five years is as follows: 2007—$1,286, 2008—$1,082, 2009—$748, 2010—$619, 2011—$390 and thereafter—$335. The intrinsic value of options exercised during fiscal 2006 was $0.

The weighted-average fair value of options granted during fiscal 2006 was:

Fiscal 2006
Weighted average fair value of each option granted	$0.37
Number of options granted	10,602

Total fair value of all options granted	$3,923

2004 Employee Stock Purchase Plan

CHC has adopted an employee stock purchase plan providing for the issuance of up to 15 million shares of CHC’s common stock. Pursuant to the plan, certain officers, employees, managers, directors and other persons are eligible to purchase shares at the fair market value of such shares on the date of determination. During fiscal 2006 and 2005, employees purchased 500,000 and 9,982,971 shares, respectively, of CHC’s common stock at $1.00 per share. No other shares have been purchased.

Expense Information under SFAS No. 123(R)

The following table summarizes stock-based compensation expense related to employee stock options and employee stock purchases under SFAS No. 123(R) for fiscal 2006 which was allocated as follows:

Fiscal 2006
Cost of products sold	$163
Marketing and selling expenses	455
Administrative expenses	1,226
Research and development expenses	56

Pre-Tax Stock-Based Compensation Expense	1,900
Income Tax Benefit	(8)

Net Stock-Based Compensation Expense	$1,892

In connection with the acquisition of the Armour Business, certain ownership units of LLC were issued to CDM, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. The interests vest immediately. The estimated fair value of the interests issued in connection with the acquisition of the Armour Business at the date of the issuance was $1,415, and has been included in the Consolidated Balance Sheet as an increase in the Company’s paid-in capital and in the Consolidated Statement of Operations as a component of administrative expense reflecting the equity related compensation charge for the fair value immediately after consummation of such transactions.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pro Forma Information Under SFAS No. 123 for Periods Prior to Fiscal 2006

SFAS No. 123(R) requires disclosure of pro forma information for periods prior to its adoption. The pro forma disclosures are based on the fair value of awards at the grant date, amortized to expense over the service period. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stockbased employee compensation.

	Successor			Predecessor
	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Net loss, as reported	$(43,176)	$(24,706)	$(83,913)	$(3,074)
Add: Stock-based compensation expense included in reported net loss, net of tax	—	—	18,400	3,158
Deduct: Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	(1,147)	(504)	(19,031)	(734)

Pro forma net loss	$(44,323)	$(25,210)	$(84,544)	$(650)

6. Other Expense (Income), net

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Other expense (income), net consists of:
Restructuring and intangible asset impairment charges	$6,787	$27,278	$3,888	$16,023	$1,262
Amortization of intangibles/other assets	7,415	4,814	1,905	1,549	79
Merger related costs	—	(101)	—	20,620	6,661
Royalty income and other	(16)	(155)	(113)	(96)	(46)

Total other expense (income), net	$14,186	$31,836	$5,680	$38,096	$7,956

Restructuring and intangible asset impairment charges. As described in Note 4, the Company incurred costs in connection with impairments to certain tradenames, the shutdown of the Erie, Pennsylvania and Omaha, Nebraska facilities, the shutdown of the bagel production line in Mattoon, Illinois, and the discontinuation of the Chef’s Choice branded products, and other asset impairment charges.

Merger related costs. The Successor and/or the Predecessor incurred the following costs in connection with the Merger discussed in Note 1:

Successor

Equity related compensation. In connection with the formation of LLC and the Pinnacle Transaction, certain ownership units of LLC were issued to CDM, which is controlled by certain members of PFGI’s management. Certain of these units provide a profits interest consisting of an interest in distributions to the extent in excess of capital contributed by members of the LLC. Additional units were issued in connection with the

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Aurora Merger. The interests vest immediately. The estimated fair value of the interests issued in the Pinnacle and Aurora Mergers at the dates of their respective grants were $11,000 and $7,400, respectively, and each has been included in the Consolidated Balance Sheet as an increase in the Successor’s paid-in capital and in the Consolidated Statement of Operations as an expense reflecting the charge for the fair value immediately after consummation of such transactions.

Retention benefits. In connection with the Pinnacle Transaction, retention benefits paid in February 2004 to certain key employees of approximately $2,220 were recognized as expense during the 36 week period ended July 31, 2004.

Predecessor

Stock options. Immediately prior to closing, pursuant to their original terms, all of the Predecessor’s outstanding stock options vested and the Predecessor exercised its purchase option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to the Stock Option Plan. As a result, compensation expense of approximately $4,935 million was recorded in the Consolidated Statement of Operations immediately before the Merger for the difference between the aggregate fair value of the shares of common stock and the aggregate exercise price of the stock options.

Change in control. The closing of the transaction represents a change in control under the Predecessor’s employment agreements with certain executives. As a result, the Predecessor was required to pay $1,688 million pursuant to these agreements and recorded a charge for such amount in the Consolidated Statement of Operations immediately before the Merger.

7. Balance Sheet Information

Accounts Receivable. Customer accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for cash discounts, returns and bad debts is our best estimate of the amount of uncollectible amounts in our existing accounts receivable. The Company determines the allowance based on historical discounts taken and write-off experience. The Company reviews its allowance for doubtful accounts monthly. Account balances are charged off against the allowance when the Company concludes it is probable the receivable will not be recovered. The Company does not have any off-balance sheet credit exposure related to our customers. Accounts receivable are as follows:

	December 31, 2006	December 25, 2005
Customers	$87,796	$79,263
Allowances for cash discounts, bad debts and returns	(4,006)	(5,772)

	83,790	73,491
Other	1,793	2,764

Total	$85,583	$76,255

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Following are the changes in the allowance for cash discounts, bad debts, and returns:

	Beginning Balance	Additions	Acquisitions	Deductions	Ending Balance
Successor
Fiscal year ended December 31, 2006	$5,772	$38,520	$—	$(40,286)	$4,006
Fiscal year ended December 25, 2005	6,320	34,188	—	(34,736)	5,772
21 weeks ended December 26, 2004	7,792	13,743	—	(15,215)	6,320
36 weeks ended July 31, 2004	2,200	16,802	3,883	(15,093)	7,792

Predecessor
16 weeks ended November 24, 2003	$1,765	$4,755		$(4,320)	$2,200

Inventories. Inventories are as follows:

	December 31, 2006	December 25, 2005
Raw materials, containers and supplies	$34,829	$38,050
Finished product	146,206	139,761

	181,035	177,811
Reserves	(2,735)	(7,190)

Total	$178,300	$170,621

Reserves represent amounts necessary to adjust the carrying value of its inventory to the lower of cost or net realizable value, including any costs to sell or dispose.

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

Following are the changes in the inventory reserve:

	Beginning Balance	Additions	Acquisitions	Deductions	Ending Balance
Successor
Fiscal year ended December 31, 2006	$7,190	$3,778	$—	$(8,233)	$2,735
Fiscal year ended December 25, 2005	16,624	2,853	—	(12,287)	7,190
21 weeks ended December 26, 2004	12,424	7,766	—	(3,566)	16,624
36 weeks ended July 31, 2004	1,400	7,217	4,406	(599)	12,424

Predecessor
16 weeks ended November 24, 2003	$1,109	$516		$(225)	$1,400

Plant Assets. Plant assets are as follows:

	December 31, 2006	December 25, 2005
Land	$12,963	$12,533
Buildings	81,973	65,408
Machinery and equipment	243,420	198,358
Projects in progress	11,081	11,670

	349,437	287,969
Accumulated depreciation	(96,050)	(68,868)

Total	$253,387	$219,101

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Depreciation of the Predecessor was $6,058 during the 16 weeks ended November 24, 2003. Depreciation of the Successor was $34,772 during fiscal 2006, $34,274 during fiscal 2005, $15,163 during the 21 weeks ended December 26, 2004, and $23,020 during the 36 weeks ended July 31, 2004.

Accounts Payable. Accounts payable are as follows:

	December 31, 2006	December 25, 2005
Trade payables	$56,635	$55,053
Book overdrafts	908	6,712

Total	$57,543	$61,765

Book overdrafts represent outstanding checks in excess of funds on deposit.

Accrued Liabilities. Accrued liabilities are as follows:

	December 31, 2006	December 25, 2005
Employee compensation and benefits	$31,501	$20,862
Excess leverage fee (see Note 13)	20,110	20,110
Consumer coupons	4,186	5,028
Interest payable	11,968	11,248
Accrued restructuring charges	837	956
Accrued pension, current portion	650	—
Other	11,996	13,255

Total	$81,248	$71,459

8. Goodwill, Tradenames and Other Assets

Goodwill by reporting unit is as follows:

	Frozen Foods	Dry Foods	Total
Balance, December 26, 2004	$122,858	$294,005	$416,863

Impairments	(54,757)	—	(54,757)
Purchase price adjustment	—	(1,545)	(1,545)
Settlement of pre-acquisition liabilities	(371)	(660)	(1,031)
Other adjustments	(17)	—	(17)

Balance, December 25, 2005	$67,713	$291,800	$359,513

Armour Acquisition	—	43,767	43,767
Settlement of pre-acquisition liabilities	(46)	(1,073)	(1,119)

Balance, December 31, 2006	$67,667	$334,494	$402,161

The acquisition of the Armour business in fiscal 2006 resulted in $43,767 of goodwill which was all allocated to the dry foods segment and is not subject to amortization. Certain liabilities which were accrued for as part of the Pinnacle Transaction and the Aurora Merger were settled at less than their accrued amounts. These settlements resulted in adjustments totaling $1,119 which reduced goodwill.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

During the first quarter of 2005, the working capital adjustment for the Pinnacle Transaction was finalized. In the initial consideration paid to the Predecessor’s shareholders, $10 million was deposited into an escrow account pending finalization of the working capital adjustment. Upon the settlement of the adjustment, which was $8.4 million, the remaining cash was returned to the Company and resulted in a net reduction to goodwill of $1,545, which was recorded in the dry foods segment.

During the second quarter of 2005, the Company settled a state tax liability related to the period of ownership prior to the Pinnacle Transaction. The amount of the settlement was for less than the liability accrued at the time of the change in ownership. The settlement of the liability resulted in a decrease to goodwill of $206 and was recorded in the dry foods segment. Furthermore, certain liabilities, which were accrued as part of the acquisition of Aurora, were settled at less than their accrued amounts. Consequently, an adjustment was made in the amount of $825 to reduce goodwill and the related accrued liability, of which $371 was recorded in the frozen foods segment and $454 was recorded in the dry foods segment.

Goodwill Impairments

In 2005, the Company experienced difficulties and delays in transferring the frozen seafood production from the Erie, Pennsylvania facility to the Jackson, Tennessee facility. Due to the delays caused by the difficulties encountered, the Company recognized reduced sales and projected the decline to continue. As a result, the Company concluded that the intangible assets related to the frozen seafood reporting unit had been impaired. These assets included goodwill ($44,860) and tradenames ($18,144). The Company included these charges, which are recorded in the frozen foods segment, in the Consolidated Statement of Operations for fiscal 2005. The tradename impairment is recorded as part of the Other expense (income), net line item.

Additionally, in 2005, the Company experienced higher than expected costs, including trade marketing spending and material costs, in the frozen pizza reporting unit, from which the Company is not expecting relief in the near-term. Due to the higher costs, the Company concluded that the all the goodwill related to the frozen pizza reporting unit had been impaired and recorded a charge in the amount of $9,897 on the Consolidated Statement of Operations for fiscal 2005. This charge is reported in the frozen foods segment of the business.

Tradenames

Tradenames by reporting unit is as follows:

	Frozen Foods	Dry Foods	Total
Balance, December 26, 2004	$250,804	$529,740	$780,544

Impairments	(19,262)	—	(19,262)

Balance, December 25, 2005	$231,542	$529,740	$761,282

Armour acquisition	—	39,000	39,000
Impairment	(2,700)	—	(2,700)

Balance, December 31, 2006	$228,842	$568,740	$797,582

In fiscal 2006, the allocation of the Armour Business purchase price resulted in indefinite lived tradename intangible assets of $39,000, all of which is recorded in the dry foods segment.

In the fourth quarter of 2006, the Company reassessed the long-term growth rate of sales of the products under the Aunt Jemima brand. Due to increased competition, management reduced the expected future growth

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

rates and as a result, recorded an impairment of the tradename asset in the amount of $2,700. The charge is recorded in the Other expense (income), net line item on the Consolidated Statements of Operations and is reported in the frozen foods segment.

In fiscal 2005, the Company forecasted significantly lower sales for fiscal 2006 and thereafter in the frozen seafood reporting unit as a result in delays in moving production from the Erie, Pennsylvania to the Jackson, Tennessee plant. As a result of the decline, the Company has recognized an impairment in the tradename for the Mrs. Paul’s ($10,437) and Van de Kamp’s ($7,707) brands. The charge is recorded in the Other expense (income), net line item on the Consolidated Statements of Operations and is reported in the frozen foods segment.

In the fourth quarter of 2005, the Company reassessed the long-term growth rate of sales of the products under the Lender’s brand. Management concluded that the growth rates were less than anticipated in the prior year and that a further impairment of the Tradename asset had occurred. As a result of the decline, the Company recognized an impairment in the Lender’s tradename in the amount of $1,118. The charge is recorded in the Other expense (income), net line item on the Consolidated Statements of Operations and is reported in the frozen foods segment.

Other Assets

	December 31, 2006	December 25, 2005
Amortizable intangibles, net of accumulated amortization of $15,683 and $8,268, respectively	$30,348	$12,763
Deferred financing costs, net of accumulated amortization of $18,405 and $10,981, respectively	26,049	29,657
Interest rate swap fair value (Note 12)	—	2,422

Total	$56,397	$44,842

The change in the book value of the amortizable intangible assets, net is as follows:

	December 26, 2004	Amortization	December 25, 2005	Acquisition	Amortization	December 31, 2006
Dry foods	$7,852	$(2,519)	$5,333	$25,000	$(5,120)	$25,213
Frozen foods	9,725	(2,295)	7,430	—	(2,295)	5,135

Total	$17,577	$(4,814)	$12,763	$25,000	$(7,415)	$30,348

In fiscal 2006, the allocation of the Armour Business purchase price result in $25,000 of amortizable intangible assets; $20,000 was allocated to private label customer relationships with a life of seven years and $5,000 was allocated to recipes with a life of five years. In addition, the remaining amortizable intangible assets relate primarily to recipes acquired in the Aurora Merger, which have been assigned a five year estimated useful life for amortization purposes.

Estimated amortization expense for each of the next five years and thereafter is as follows: 2007—$7,642, 2008—$7,642, 2009—$4,727, 2010—$3,880, 2011—$3,049 and thereafter—$3,408.

Deferred financing costs relate to the Successor’s senior secured credit facilities and senior subordinated notes. Amortization was $7,424, $6,334, $1,995 and $2,652 for fiscal 2006, 2005, the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004, respectively.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

9. Debt and Interest Expense

	December 31, 2006	December 25, 2005
Long-term debt
—Senior secured credit facility—term loan	$521,187	$488,187
—8 1/4% Senior subordinated notes	394,000	394,000
—Plus: unamortized premium on senior subordinated notes	5,360	5,927
—Capital lease obligations	206	350

Total debt	920,753	888,464
Less: current portion of long-term obligations	123	153

Total long-term debt	$920,630	$888,311

	Successor				Predecessor
Interest expense	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Third party interest expense	$85,035	$75,498	$26,377	$32,885	$9,425
Related party interest expense	693	295	148	362	—
Interest rate swap (gains)/losses	887	(4,689)	(265)	(7,007)	(115)

	$86,615	$71,104	$26,260	$26,240	$9,310

In November 2003, the Company entered into a $675.0 million Credit Agreement (“senior secured credit facilities”) with JPMorgan Chase Bank (a related party of JPMP as defined in Note 14) and other financial institutions as lenders, which provides for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available on November 25, 2003 and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Merger on March 19, 2004. Concurrently with the acquisition of the Armour Business but effective as of February 14, 2006, the Company entered into an Amendment No. 4 and Agreement to the existing senior secured credit facilities (“Amendment No. 4”). Among other things, Amendment No. 4 approved the Armour acquisition and provided for the making of $143.0 million of additional tack-on term loans to fund a portion of the acquisition. The term loan matures November 25, 2010. The senior secured credit facilities also provide for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available on November 25, 2003, and the remaining $65.0 million was made available on the closing date of the Aurora Merger on March 19, 2004. The revolving credit facility expires November 25, 2009. There were no borrowings outstanding under the revolver as of December 31, 2006 and December 25, 2005.

As of December 31, 2006, $2,748 of our term loan was owed to affiliates of JPMorgan Chase Bank. There was no related party debt as of December 25, 2005.

Our borrowings under the senior secured credit facilities bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the senior secured credit facilities. Base rate is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the senior secured credit facilities, plus the applicable Eurodollar rate margin.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The applicable margins with respect to our revolving credit facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on our leverage ratio as defined in our senior secured credit facilities. The applicable margin with respect to the term loan facility and the revolving credit facility, which was adjusted in connection with the June 2, 2006 amendment discussed below, is currently:

•	In the case of base rate loans: 1.00% for the term loan and 2.25% for the revolving credit facility.

•	In the case of Eurodollar loans: 2.00% for the term loan and 3.25% for the revolving credit facility.

The range of margins for the revolving credit facility is:

•	In the case of base rate loans: 1.75% to 2.25%.

•	In the case of Eurodollar loans: 2.75% to 3.25%.

A commitment fee of 0.50% per annum applies to the unused portion of the revolving loan facility. For fiscal 2006, the weighted average interest rate on the term loan was 7.61%. As of December 31, 2006, the Eurodollar interest rate on the term loan facility was 7.37%, and the commitment fee on the revolving credit facility was 0.50%. There were no borrowings under the revolving credit facility throughout fiscal 2006. For fiscal 2005, the weighted average interest rate on the term loan was 6.50% and on the revolving credit facility was 6.30%. As of December 25, 2005, the Eurodollar interest rate on the term loan facility was 7.30% and the commitment fee on the undrawn revolving credit facility was 0.50%.

During fiscal 2006, we prepaid $110 million of the term loan facility. Due to the prepayments, the next scheduled installment payable will be in March 2010. The revolving credit facility terminates on November 25, 2009. The aggregate maturities of the term loan outstanding as of December 31, 2006 are $521,187 in 2010.

The obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed by each of our direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the senior secured credit facilities are collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and the Guarantors (subject to certain exceptions and qualifications).

We pay a commission on the face amount of all outstanding letters of credit drawn under the senior secured credit facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. We also pay a per annum fee equal to 1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities cannot exceed $40,000. As of December 31, 2006 and December 25, 2005, we had utilized $9,222 and $11,514, respectively, of the revolving credit facility for letters of credit. Of the $130,000 revolving credit facility available, as of December 31, 2006 and December 25, 2005, we had an unused balance of $120,778 and $118,486, respectively, available for future borrowings and letters of credit, of which a maximum of $30,778 and $28,486, respectively, may be used for letters of credit.

In November 2003 and February 2004, the Company issued $200.0 million and $194.0 million, respectively, 8 1/4% senior subordinated notes. The February 2004 notes resulted in gross proceeds of $201.0 million, including premium. The terms of the February 2004 notes are the same as the November 2003 notes and are issued under the same indenture. The notes are general unsecured obligations of the Company, subordinated in right of

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries. See Note 17 for Guarantor and Nonguarantor Financial Statements.

We may redeem all or a portion of the notes prior to December 1, 2008, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium (the greater of: (1) 1% of the then outstanding principal amount of the note; and (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2008 plus (ii) all required interest payments due on the note through December 1, 2008, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the note, if greater). On or after December 1, 2008, we may redeem some or all of the notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2008	104.125%
2009	102.750%
2010	101.375%
2011 and thereafter	100.000%

If a change of control occurs (as defined in the indenture pursuant to which the notes were issued), and unless we have exercised our right to redeem all of the notes as described above, the note holders will have the right to require the Company to repurchase all or a portion of the notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

The notes include a provision that the Company will file with the SEC on or prior to August 21, 2004 a registration statement relating to an offer to exchange the notes for an issue of SEC-registered notes with terms identical to the notes and use its reasonable best effort to cause such registration statement to become effective on or prior to October 20, 2004. Since the exchange offer was not completed before November 19, 2004, the annual interest rate borne by the notes increased by 1.0% per annum until the exchange offer was completed, which occurred on February 1, 2005. As of that date, the Company was no longer paying the additional interest.

Our senior secured credit facilities and the notes contain a number of covenants that, among other things, limit, subject to certain exceptions, our ability to incur additional liens and indebtedness, make capital expenditures, engage in certain transactions with affiliates, repay other indebtedness (including the notes), make certain distributions, make acquisitions and investments, loans or advances, engage in mergers or consolidations, liquidations and dissolutions and joint ventures, sell assets, make dividends, amend certain material agreements governing our indebtedness, enter into guarantees and other contingent obligations and other matters customarily restricted in similar agreements. In addition to scheduled periodic repayments, we are also required to make mandatory repayments of the loans under the senior secured credit facilities with a portion of our excess cash flow, as defined. Due to voluntary prepayments of the term loan made by the Company in fiscal 2006, the Company was not required to make any mandatory repayments for 2006. In addition, our senior secured credit facilities contain, among others, the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditure limitation. See the discussion below regarding the amendments to the senior credit agreement where these covenants have been adjusted.

Amendments to Senior Secured Credit Facilities

On September 14, 2004, the Company was first in default under its senior secured credit facilities. On November 19, 2004 the Company received required lender approval to permanently waive the defaults

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

mentioned above and amend the financial covenants for future reporting periods. The terms of the permanent amendment and waiver included among other items, a 50 basis point increase to the applicable margin (described above), the addition of a new senior covenant leverage ratio through December 2005, amendment of the interest expense coverage ratio through December 2005, suspension of the maximum total leverage ratio until March 2006, and certain limitations, restrictions and additional reporting requirements during the amendment period which ended on the second business day following the date on which the Company delivered to the Administrative Agent financial statements for the fiscal quarter ending March 2006, which occurred on May 10, 2006.

In connection with Amendment No. 4 dated February 14, 2006, the senior secured credit facilities were also changed in other respects, including: (a) the leverage ratio calculations have been adjusted such that the amount of indebtedness used in such calculations is no longer subject to averaging and is reduced by certain cash and cash equivalents, (b) the leverage ratio threshold for the quarter ending on or about March 31, 2006 has been changed from 5.00 to 1.00 to 5.25 to 1.00, and (c) under certain circumstances, Pinnacle may be able to use equity contributions to cure financial covenant defaults, if any, that may occur in the future under the senior secured credit facilities.

On June 2, 2006, the Company entered into Amendment No. 5, which amended the senior credit facilities in the following manner: (a) to reduce the applicable margin with respect to any term loan to (i) 1.00% per annum, in the case of a base rate loan or (ii) 2.00% per annum, in the case of a Eurodollar loan, (b) to require the payment of certain fees in connection with repricings of the term loans on or prior to June 2, 2007 and (c) to permit additional indebtedness in an aggregate principal amount of up to $15 million arising from letters of credit issued other than pursuant to the Credit Agreement.

Other Current Notes Payable

In addition to the debt instruments discussed above, the Company entered into a short term notes payable agreement during the second quarter of 2006 for the financing of the Company’s annual insurance premiums. As of December 31, 2006, the balance of the notes payable totaled $210. The note requires monthly payments through February 2007 and has an imputed interest rate of 6.25%.

10. Pension Plans and Retirement Benefits

As of December 31, 2006, the Company maintains a noncontributory defined benefit pension plan that covers substantially all eligible union employees and provides benefits generally based on years of service and employees’ compensation. The Company’s pension plan is funded in conformity with the funding requirements of applicable government regulations. For fiscal 2006, fiscal 2005, the 21 weeks ended December 26, 2004 and fiscal 2004, the Company was not required to make contributions to its pension plan.

The Company maintains a postretirement benefits plan that provides health care and life insurance benefits to eligible retirees, covers most U.S. employees and their dependents and is self-funded. Employees who have 10 years of service after the age of 45 and retire are eligible to participate in the postretirement benefit plan. Effective March 19, 2004 and in connection with the acquisition of Aurora, liabilities were assumed related to eight retired employees (“Aurora Retirees”). Upon amendments that became effective on May 23, 2004, the Company’s net out-of-pocket costs for postretirement health care benefits was substantially reduced as cost sharing for retired employees, excluding the Aurora Retirees, was increased to 100%.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

In connection with the acquisition of the Armour Business on March 1, 2006, hourly employees covered under the union collective bargaining agreement were added to the noncontributory defined benefit pension plan. The liability related to the service period up to the date of acquisition was retained by The Dial Corporation. Additionally, the Company assumed the liability for postretirement health care and life insurance related to certain hourly employees covered under the union collective bargaining agreement for the Armour Business. The value of the assumed liability totaled $7.3 million.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act expanded Medicare to include, for the first time, coverage for prescription drugs and a federal subsidy to sponsors of certain retiree medical plans. The Company expects that this legislation may eventually reduce the costs for some of these programs. However, due to the relative small number of participants, the impact of this legislation did not have a material impact on the consolidated financial statements.

The Company uses a measurement date for the pension and postretirement benefits plan that coincides with its year end.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Change in Benefit Obligation
Net benefit obligation at beginning of the period	$66,454	$59,170	$1,237	$1,204
Acquisitions	—	—	7,256	—
Service cost	2,178	1,488	837	12
Interest cost	3,596	3,314	398	65
Actuarial (gain) loss	(3,445)	6,293	(793)	(3)
Gross benefits paid	(3,707)	(3,811)	(7)	(41)

Net benefit obligation at end of the period	65,076	66,454	8,928	1,237

Change in Plan Assets
Fair value of plan assets at beginning of the period	53,208	54,125	—	—
Employer contributions	—	—	7	41
Actual return on plan assets	5,752	2,894	—	—
Gross benefits paid	(3,707)	(3,811)	(7)	(41)

Fair value of plan assets at end of the period	55,253	53,208	—	—

Funded status at end of the year	(9,823)	(13,246)	(8,928)	(1,237)
Unrecognized net actuarial loss (gain)	3,892	9,010	(558)	235
Unamortized prior service credit	—	—	(1,304)	(1,642)
Amount included in accumulated other comprehensive income (loss)	(38)	(4,019)	—	—

Net amount recognized at end of the period	$(5,969)	$(8,255)	$(10,790)	$(2,644)

Amounts recognized in the Consolidated Balance Sheet
Accrued pension and other postretirement benefits	$(5,319)	$(8,255)	$(10,790)	$(2,644)
Accrued pension benefits (part of Accrued Liabilities)	(650)	—	—	—

Net amount recognized at end of the period	$(5,969)	$(8,255)	$(10,790)	$(2,644)

Weighted average assumptions
Discount rate	6.00%	5.50%	6.00%	5.50%
Expected return on plan assets	8.00%	8.00%	—	—
Rate of compensation increase	3.50%	3.75%	—	—
Projected benefit obligation	65,076	66,454	NA	NA
Accumulated benefit obligation	61,222	61,463	NA	NA
Fair value of plan assets	55,253	53,208	—	—

Additional information
(Decrease) increase in minimum liability included in other comprehensive income (loss)	$(3,981)	$4,019	$—	$—

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The following represents the components of net periodic benefit costs and the sensitivity of retiree welfare results:

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Pension Benefits
Service cost	$2,178	$1,488	$644	$1,392	$571
Interest cost	3,596	3,314	1,351	2,144	990
Expected return on assets	(4,201)	(4,207)	(1,685)	(2,716)	(1,219)
Recognized net actuarial loss	122

Net periodic benefit cost	$1,695	$595	$310	$820	$342

Weighted average assumptions:
Discount rate	5.50%	5.75%	5.75%	6.00%	6.50%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase	3.63%	3.75%	3.75%	3.75%	3.75%

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Other postretirement benefits
Service cost	$837	$12	$4	$42	$411
Interest cost	398	65	28	63	245
Recognized net actuarial loss	—	5	3	91	232
Amortization of:
Unrecognized prior service credit	(338)	(338)	(141)	(355)	(966)
Curtailment	—	—	(1,142)	—	—

Net periodic benefit	897	(256)	(1,248)	(159)	(78)
Liability assumed in business acquisition	—	—	—	806	—

Total amount recognized	$897	$(256)	$(1,248)	$647	$(78)

Weighted average assumptions:
Discount rate	5.75%	5.75%	6.00%	6.00%	6.50%

The discount rate used to calculate the present value of the projected benefit obligation is set based on long-term high quality bonds that match the expected benefit payments. The projected return of plan assets assumption is based on projected long-term market returns for the various asset classes in which the plans are invested, weighted by the target asset allocations. The rate of compensation increase represents the long-term assumption for expected increases to salaries for pay-related plans.

The assumed health care trend rates used in determining other post-retirement benefits at December 31, 2006 are 9.0% gradually decreasing to 5.0%. The assumed health care trend rates used in determining other post-retirement benefits at December 25, 2005 are 9.0% gradually decreasing to 5.0%. The assumed health care trend rates used in determining other post-retirement benefits at December 26, 2004 are 10.0% gradually decreasing to 5.0%.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Other postretirement benefits
Sensitivity of retiree welfare results
Effect of a one percentage point increase in assumed health care cost trend
on total service and interest cost components	$118	$5	$6	$6	(a	)
on postretirement benefit obligation	$1,968	$99	$105	$100	(a	)
Effect of a one percentage point decrease in assumed health care cost trend
on total service and interest cost components	$(90)	$(4)	$(5)	$(5)	(a	)
on postretirement benefit obligation	$(1,506)	$(83)	$(88)	$(84)	(a	)

(a)	Medical cost sharing rates increased to 100% at May 23, 2004 for all eligible retirees, excluding the Aurora Retirees. Therefore, as of November 24, 2003, the information regarding sensitivity to a 1% change in trend rates was not applicable.

Plan Assets

The Company’s pension plan weighted-average asset allocations at December 31, 2006 and December 25, 2005, by asset category, are as follows:

	December 31, 2006	December 25, 2005
Asset category
Equity securities	61%	61%
Debt securities	34%	34%
Cash	5%	5%

Total	100%	100%

The Company’s investment policy is to invest approximately 60% of plan assets in equity securities, 35% in fixed income securities, and 5% in cash or cash equivalents. Periodically, the plan assets are rebalanced to maintain these allocation percentages and the investment policy is reviewed. Within each investment category, assets are allocated to various investment styles. Professional managers manage all assets and a consultant is engaged to assist in evaluating these activities. The expected long-term rate of return on assets was determined by assessing the rates of return on each targeted asset class, return premiums generated by portfolio management and by comparison of rates utilized by other companies.

Cash Flows

Contributions. The Company expects to contribute $650 to its pension plan and $77 to its other postretirement benefit plan during fiscal 2007.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Estimated Future Benefit Payments. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefits	Other Benefits
2007	3,536	$77
2008	3,361	74
2009	3,219	72
2010	3,060	82
2011	2,901	114
2012-2016	14,078	1,574

Savings Plans. Employees participate in a 401(k) plan. Pinnacle matches 50% of employee contributions up to five percent of compensation for union employees after one year of continuous service and six percent of compensation for salaried employees. Employer contributions made by the Company relating to this plan were $2,186 for fiscal 2006, $1,816 for fiscal 2005, $781 for the 21 weeks ended December 26, 2004, $1,024 for the 36 weeks ended July 31, 2004, and $291 for 16 weeks ended November 24, 2003.

11. Taxes on Earnings

The components of the provision (benefit) for income taxes are as follows:

PROVISION (BENEFIT) FOR INCOME TAXES

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Current
Federal	$339	$186	$56	$(743)	$(589)
State	120	(266)	152	294	69
Non-U.S.	674	285	(181)	234	—

	1,133	205	27	(215)	(520)
Deferred
Federal	20,359	(1,448)	8,014	(2,323)	(946)
State	4,606	897	1,384	(467)	(40)
Non-U.S.	—	(80)	—	(152)	—

	24,965	(631)	9,398	(2,942)	(986)

Provision (benefit) for income taxes	$26,098	$(426)	$9,425	$(3,157)	$(1,506)

Earnings (loss) before income taxes
United States	$58,419	$(44,006)	$(15,418)	$(87,014)	$(4,411)
Non-U.S.	1,603	404	137	(56)	(169)

Total	$60,022	$(43,602)	$(15,281)	$(87,070)	$(4,580)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The effective tax rate differs from the federal statutory income tax rate as explained below:

EFFECTIVE INCOME TAX RATE

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	4.1%	-0.9%	-6.5%	0.1%	-0.4%
Tax effect resulting from international activities	0.2%	-0.5%	1.3%	-0.1%	-0.4%
Change in deferred tax valuation allowance	0.8%	-92.8%	-86.4%	-24.4%	0.0%
Non-deductible expenses	1.6%	62.1%	-5.1%	-7.0%	-0.2%
Other	1.8%	-1.9%	0.0%	0.0%	-1.1%

Effective income tax rate	43.5%	1.0%	-61.7%	3.6%	32.9%

The components of deferred tax assets and liabilities are as follows:

DEFERRED TAX ASSETS AND LIABILITIES

	December 31, 2006	December 25, 2005
Current
Accrued liabilities	$17,116	$20,084
Inventories	3,184	4,847
Benefits and compensation	3,346	2,435
Restructuring accruals	92	209
Other	1,425	2,039
Valuation allowance	(23,325)	(28,197)

	1,838	1,417

Non Current
Postretirement benefits	$4,289	$1,080
Accrued liabilities	—	114
Benefits and compensation	1,859	3,385
Net operating loss carryforwards	348,552	331,683
Federal & state tax credits	2,289	2,539
Alternative minimum tax	2,023	2,023
Goodwill and other intangible assets	40,592	37,182
Indefinite-lived intangible assets	(235,935)	(211,862)
Plant assets	(28,079)	(22,879)
Other	1,378	1,222
Valuation allowance	(374,675)	(357,671)

	(237,707)	(213,184)

Net deferred tax asset (liability)	$(235,869)	$(211,767)

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEET

Current deferred tax assets	$1,838	$1,417
Non-current deferred tax liabilities	(237,707)	(213,184)

Net deferred tax asset (liability)	$(235,869)	$(211,767)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

As described in Note 1, PFHC became a wholly owned subsidiary of Crunch Holding Corp. on November 25, 2003. As described in Note 1 and Note 3, PFHC was merged with and into Aurora on March 19, 2004 with Aurora surviving the Merger. The surviving company was renamed Pinnacle Foods Group Inc. (“PFGI” or the “Company”).

SFAS No. 109 requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s performance, the market environment in which the company operates, the utilization of past tax credits, length of carryback and carryforward periods, existing contracts or sales backlog that will result in future profits.

SFAS No. 109 further states that where there is negative evidence such as cumulative losses in recent years, concluding that a valuation allowance is not required is problematical. Therefore, cumulative losses weigh heavily in the overall assessment. As a result of the Aurora Merger, management determined that it was no longer more likely than not that the Company would be able to realize the deferred tax assets of both the Predecessor and Aurora. This conclusion was reached due to cumulative losses recognized by Aurora in preceding years. Management intends to maintain a valuation allowance until sufficient positive evidence exists to support its reversal.

In accordance with SFAS No. 109, deferred assets and liabilities have been recognized for the differences between the assigned values and the tax bases of the assets and liabilities recognized in a purchase business combination. As of the March 19, 2004 business combination date, the Company established a deferred tax liability of $195.3 million, net of valuation allowance of $292.0 million. As a result of the Armour acquisition on March 1, 2006 the company established deferred tax assets subject to a valuation allowance of $10.6 million. Therefore, in accordance with SFAS No. 109, $302.6 million would be allocated as a reduction in goodwill upon subsequent recognition of the tax benefits associated with the deferred tax assets to which the valuation allowance applies. As of December 31, 2006, the remaining valuation allowance that would be allocated as a reduction in goodwill upon subsequent recognition is $293.8 million. The deferred tax liability relates to the book and tax basis differences for indefinite lived intangible assets consisting of primarily tradenames and goodwill.

The federal valuation allowance at December 31, 2006 is $340.3 million, and the state valuation allowance is $57.7 million. The Company may record a tax benefit to its provision in subsequent periods for the recognition of tax benefits for which deferred tax valuation allowance had been recorded subsequent to the aforementioned business combination. Approximately $14.7 million of the valuation allowance recorded subsequent to the business combination will not provide a future tax provision benefit but will be recorded as a reduction in goodwill. PFHC, the Predecessor, had a valuation allowance related to state net operating loss carryforwards and the realization of state deferred tax assets of $2.3 million as of July 31, 2003.

The Company is a loss corporation as defined in Internal Revenue Code Section 382. As of December 31, 2006 the Company had a federal Net Operating Loss Carryover of $816.3 million of which $554.9 million existed as of the business combination date and is subject to the Section 382 limitation. Section 382 places an annual limitation on a Company’s ability to utilize loss carryovers to reduce future taxable income. It is expected that the Company’s annual 382 limitation will approximate $13-15 million, which may increase or decrease pending resolution of certain tax matters. This annual limitation can affect the Company’s ability to utilize other tax attributes such as tax credit carryforwards.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

The Company’s federal net operating losses have expiration periods from 2017 through 2026. The Company also has state tax net operating loss carryforwards which are also limited and vary in amount by jurisdiction. State net operating losses are approximately $644.4 million with expiration periods through 2026.

Following are the changes in the deferred tax valuation allowance:

	Beginning Balance	Additions	Acquisitions	Deductions	Ending Balance
Successor
Fiscal year ended December 31, 2006	$385,868	$2,307	$10,592	$(767)	$398,000
Fiscal year ended December 25, 2005	338,361	55,544	—	(8,037)	385,868
21 weeks ended December 26, 2004	319,711	18,650	—	—	338,361
36 weeks ended July 31, 2004	2,738	27,703	289,270	—	319,711

Predecessor
16 weeks ended November 24, 2003	$2,251	$487	$—	$—	$2,738

12. Financial Instruments

We may utilize derivative financial instruments to enhance our ability to manage risks, including interest rate, certain commodities and foreign currency, which exist as part of ongoing business operations. We do not enter into contracts for speculative purposes, nor are we a party to any leveraged derivative instrument. We monitor the use of derivative financial instruments through regular communication with senior management and the utilization of written guidelines.

We rely primarily on bank borrowings to meet our funding requirements. We utilize interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. We will recognize the amounts that we pay or receive on hedges related to debt as an adjustment to interest expense.

The Company has entered into interest rate swap agreements with counterparties, including JP Morgan Chase Bank (a related party), to effectively change a portion of the floating rate payments on its senior secured credit facilities into fixed rate payments. As of December 31, 2006, two swap agreements remain outstanding. The two swap agreements terminate on January 2, 2007 and November 25, 2009 and have notional amounts of $250.0 million and $450.0 million, respectively. Interest payments determined under the swap agreement are based on the notional amounts. Floating interest rate payments to be received under each swap are based on U.S. Dollar LIBOR, which is substantially the same basis for determining the floating rate payments on the senior secured credit facilities.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

These swaps were not designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” As of December 31, 2006, the fair value of the interest rate swaps was a net loss of $847. This was recorded as a long term liability of $1,882 and a current asset of $1,035. As of December 25, 2005, the fair value of the interest rate swap contracts was a gain of $2,422, which was all recorded in other assets, net in the Consolidated Balance Sheet. Gains and losses on the interest rate swaps, which were recorded as an adjustment to interest expense in the Consolidated Statement of Operations, are detailed below.

	Successor				Predecessor
Interest rate swaps	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
Non-cash gain (loss)	$(3,269)	$(1,334)	$265	$3,492	$115
Gain (loss) realized in cash	2,382	6,023	—	3,515	—

Net gain (loss) on interest rate swaps	$(887)	$4,689	$265	$7,007	$115

We entered into various natural gas swap transactions with JP Morgan Chase Bank (a related party) to lower the Company’s exposure to the price of natural gas. As of December 31, 2006, the trades in effect mature from January through June 2006 and have various notional quantities of MMBTU’s per month. The Company will pay a fixed price ranging from $7.16 to $7.69 per MMBTU, with settlements monthly. These swaps were not designed as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

As of December 31, 2006 and December 25, 2005, the fair value of the natural gas swaps was a loss of $160 and a gain of $8, respectively. At December 31, 2006, the fair value of the gas swap is recorded in accrued liabilities. At December 25, 2005, the fair value of the gas swaps was recorded in other current assets. The related offset is recorded as a gain and was recognized as a reduction to cost of products sold. Gains and losses on the natural gas swaps, which were recorded as a component of cost of products sold in the Consolidated Statement of Operations, are detailed below.

	Successor
Natural gas swaps	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004
Non-cash gain (loss)	$(168)	$(86)	$95
Gain (loss) realized in cash	(1,207)	902	243

Net gain (loss) on natural gas swaps	$(1,375)	$816	$338

We entered into various foreign currency exchange transactions with JP Morgan Chase Bank (a related party) to lower the Company’s exposure to the exchange rate between the U.S. dollar and the Canadian dollar. Each agreement was based upon a notional amount in Canadian dollars, which is expected to approximate a portion of the amount of our Canadian subsidiary’s U.S. dollar denominated purchases for the month. This swap was not designed as a hedge pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

As of December 31, 2006, there were no outstanding foreign exchange currency contracts. As of December 25, 2005, the fair value of the remaining foreign exchange swaps was a loss of $280, which was recorded in accrued liabilities in the Consolidated Balance Sheet. Gains and losses on the foreign currency exchange contracts, which were recorded as a component of cost of products sold in the Consolidated Statement of Operations, are detailed below.

	Successor
Foreign Currency Exchange Swaps	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005
Non-cash gain (loss)	$280	$(280)
Gain (loss) realized in cash	(557)	(66)

Net gain (loss) on foreign currency exchange swaps	$(277)	$(346)

We utilize irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. The contract value of the outstanding standby letters of credit as of December 31, 2006 was $7,846, which approximates fair value. As of December 31, 2006, we also utilized letters of credit in connection with the purchase of raw materials in the amount of $1,376, which approximates fair value.

We are exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A” rated by Moody’s and Standard & Poor’s. Accordingly, we do not anticipate non-performance by the counterparties.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The estimated fair value of the senior secured credit facilities bank debt and the 8 1/4 % senior subordinated notes that are classified as long term debt on the Consolidated Balance Sheet at December 31, 2006, was approximately its carrying value.

13. Commitments and Contingencies

General

From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations, and proceedings, which are being handled and defended in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, the Company’s general counsel and management are of the opinion that the final outcome of these matters should not have a material effect on the Company’s financial condition, results of operations or cash flows.

Litigation

Employee Litigation—Indemnification of US Cold Storage

On March 21, 2002, an employee at the Omaha, NE facility, died as the result of an accident while operating a forklift at a Company-leased warehouse facility. OSHA conducted a full investigation and determined that the death was the result of an accident and found no violations by the Company. On March 18, 2004, the Estate of the deceased filed suit in District Court of Sarpy County, Nebraska, Case No: CI 04-391, against the Company, the owner of the forklift and the leased warehouse, the manufacturer of the forklift and the distributor of the forklift. The Company, having been the deceased’s employer, was named as a defendant for worker’s compensation subrogation purposes only.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

On May 18, 2004, the Company received notice from defendant, US Cold Storage, the owner of the leased warehouse, requesting the Company to accept the tender of defense for US Cold Storage in this case in accordance with the indemnification provision of the warehouse lease. The request has been submitted to the Company’s insurance carrier for evaluation and the Company has been advised that the indemnification provision is not applicable in this matter and that Company should have no liability under that provision. Therefore, the Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

R2 Appeal in Aurora Bankruptcy

Prior to its bankruptcy filing, Aurora entered into an agreement with its prepetition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during Aurora’s bankruptcy by filing an adversary proceeding in U.S. Bankruptcy Court, District of Delaware, and by objecting to confirmation. The Bankruptcy Court rejected the lender’s argument and confirmed Aurora’s plan of reorganization. The lender then appealed from those orders of the Bankruptcy Court. In December 2006, the US District Court for the District of Delaware filed its Memorandum and Order affirming both (a) the February 20, 2004 Order of the Bankruptcy Court confirming debtor’s First Amended Joint Reorganization Plan, and (b) the February 27, 2004 Order of the Bankruptcy Court granting debtor’s motion for summary judgment and dismissing the adversary proceeding. R2 Top Hat, Ltd. has recently filed its Notice of Appeal to the 3rd Circuit Court of Appeals and the matter is pending. It is too early to predict the outcome of the appeals. Included in the Company’s accrued liabilities in the Consolidated Balance Sheet is $20.1 million for this claim, which was assumed by us in the Aurora Merger.

State of Illinois v. City of St. Elmo and Aurora Foods Inc.

The Company is a defendant in an action filed by the State of Illinois regarding the Company’s St. Elmo facility. Prior to the Aurora Merger, the Illinois Attorney General filed a complaint in County Court, Fayette County, Illinois seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining the Company from discharging its industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and the Company’s alleged operation of its production facility without obtaining a state environmental operating permit. Management believes the remedial actions it has taken to date and is continuing to implement will minimize any fines and penalties associated with this matter.

On August 30, 2004, an Interim Consent Order signed by all parties was signed and entered by the judge in the case whereby, in addition to a number of actions required of the City, the Company agreed to provide monthly discharge monitoring reports to the Illinois Environmental Protection Agency for six months and was allowed to continue discharging effluent to the City of St. Elmo. In September 2004, the Company met with representatives from the State of Illinois Environmental Protection Agency and the State Attorney General’s Office and separately with the City of St. Elmo to inform them that the Company intended to install a pre-treatment system at our St. Elmo facility during the fourth quarter of 2004 and first quarter of 2005. The State issued the construction and operating permits to the Company and construction of the pre-treatment system has been completed. Testing has been completed and the system is fully operational.

The State Attorney General had originally proposed a penalty of $168 together with a consent decree. The Company responded listing the actions it had taken and related costs since merging with Aurora. The Company

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

contends that there should not be any fine or penalty. On February 24, 2006, the State Attorney General advised the Company that its office would be willing to accept $110 as penalty, together with a consent decree. A status conference with the party’s attorneys and the Judge was held on May 2, 2006. The parties are complying with the Joint Discovery Schedule required by the Judge. As the Company believes no penalty will ultimately be due, no liability has been accrued at December 31, 2006.

The Company continues to discharge its effluent to the City. By letter dated February 7, 2007, the City informed the Company that its sewage facility had been taken off of restricted status by the State. The Company will vigorously defend any future effort to prevent it from discharging its industrial wastewater to the City. Although the Company believes it will be able to resolve this matter favorably, an adverse resolution may have a material impact on the Company’s financial position, results of operations, or cash flows.

American Cold Storage—North America, L/P. v. P.F. Distribution, LLC and Pinnacle Foods Group Inc.

On June 26, 2005 the Company was served with a Summons and Complaint in the above matter, which was filed in the Circuit Court of Madison County, Tennessee. American Cold Storage (“ACS”) operates a frozen storage warehouse and distribution facility (the “Facility”) located in Madison County, Tennessee, near the Company’s Jackson, Tennessee plant. In approximately April 2004, the Company entered into discussions with ACS to utilize the Facility. Terms were discussed, but no contract was ever signed. Shortly after shipping product to the Facility, the Company discovered that the Facility was incapable of properly handling the discussed volume of product and began reducing its shipments to the Facility. The original complaint seeks damages not to exceed $1.5 million, together with associated costs. On May 3, 2006 our attorney received notice from counsel for ACS that it was increasing its damage claim in the suit from $1.5 million to $5.5 million. ACS will be required to provide specifics justifying the increase through ongoing discovery and the deposition of the President of ACS which was previously scheduled. It is too early to determine the likely outcome of this litigation. The discovery phase of the case has begun and the Company intends to vigorously defend against this claim. The Company has made an offer to settle the claim and has reserved the amount in the Consolidated Balance Sheet as of December 31, 2006. The Company believes that resolution of such matters will not have a material impact on its financial condition, results of operations or cash flows.

Gilster Mary Lee Corporation v. Pinnacle Foods

In September 2006, Gilster Mary Lee Corporation (“Gilster”) sued the Company alleging that monies were due to Gilster from the Company for a warehouse/handling fee under an existing contract. While certain of these fees are required by the contract, the calculation of the fees is the issue in dispute. Although the parties have initiated settlement discussions, it is uncertain, at this time, if any settlement is likely. The case is in the very early stages of discovery. The Company intends to vigorously defend against the warehouse/handling fee claim, but feels that it has adequately reserved for any potential claim that may ultimately become due under the contract. The Company believes that resolution of such matters will not have a material impact on its financial condition, results of operations or cash flows.

Other Matters

Operating Leases

Certain offices, distribution facilities and equipment are under operating leases expiring on various dates through 2012. Total rental expense charged to operations of the Predecessor was $952 in the 16 weeks ended November 24, 2003. Total rental expense charged to operations of the Successor was $6,077, $6,187, $1,497 and $2,539 in fiscal 2006, fiscal 2005, the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004,

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

respectively. The minimum future rental commitments under non-cancelable leases payable over the remaining lives of these leases approximate $5,307 in 2007, $4,929 in 2008, $4,906 in 2009, $2,852 in 2010 and $1,490 in 2011 and $623 thereafter. The largest operating leases are for the corporate offices in Cherry Hill and Mountain Lakes, New Jersey. Under the terms of these lease agreements, if the leases are terminated early, Pinnacle would be required to accelerate rental payments of approximately $9.8 million due during the remainder of the leases.

14. Related Party Transactions

Management fees

Predecessor The Predecessor incurred monitoring and oversight fees of $367 in the 16 weeks ended November 24, 2003, which was paid to an affiliate of HMTF, its then largest stockholder. The monitoring and oversight agreement with the affiliate of HMTF was terminated at the time of the Pinnacle Transaction.

Successor On November 25, 2003, the Successor entered into a Management Agreement with JPMorgan Partners, LLC (“JPMP”) and J.W. Childs Associates, L.P. (“JWC”) where JPMP and JWC provide management, advisory and other services. The agreement calls for quarterly payments of $125 to each JPMP and JWC for management fees. In connection with the September 2004 default on our senior credit agreement and the resulting amendment (see Note 9), the payment of the management fees was suspended during the amendment period, which ended on the second business day following the date on which the Company delivered to the Administrative Agent financial statements for the fiscal quarter ending March 2006. Therefore, for the fiscal year ended December 31, 2006, management fees expensed and paid to JPMP and JWC totaled $750. There were no management fees expensed or paid during the fiscal year ended December 25, 2005. Management fees to JPMP and JWC in total included in the Consolidated Statement of Operations for the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004 were $417 and $681, respectively. In addition, the Company reimbursed JPMP and JWC for out-of-pocket expenses totaling $61, $20, $0 and $33 during fiscal 2006, fiscal 2005, the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004, respectively. In connection with the Pinnacle Transaction, the Successor paid a transaction fee of $2,425 to each JPMP and JWC, in addition to $441 in fees and expenses. In connection with the Aurora Merger, transaction fees were paid to JPMP and JWC of $1 million each, plus $119 in fees and expenses. The Management Agreement also stipulates that in connection with any acquisition transaction subsequent to the Pinnacle Transaction and Aurora Merger, there will be a transaction fee of 1/2% of the aggregate purchase price payable to each of JPMP and JWC, plus fees and expenses. In connection with the acquisition of the Armour Business, JPMP and JWC were each paid a transaction fee of $915. JPMP was also reimbursed for out of pocket expenses totaling $4. These transaction fees are included in Acquisition costs in Notes 1 and 3.

Also on November 25, 2003, the Company entered into an agreement with CDM Capital LLC, an affiliate of CDM, whereby CDM Capital LLC will receive a transaction fee of 1/2% of the aggregate purchase price of future acquisitions (other than the Pinnacle Transaction or the Aurora Merger), plus fees and expenses. In connection with the acquisition of the Armour Business, CDM Capital LLC was paid a transaction fee of $915. This transaction fee was included in Acquisition costs in Notes 3.

Leases and Aircraft

The Company leases office space owned by a party related to the Chairman. One office was leased through January 15, 2004. A new office was leased beginning January 15, 2004. The new lease provides for the Company to make leasehold improvements approximating $318. The base rent for the new office is $87 annually compared to $245 annually scheduled in the old office. Rent expense for the Successor included $104, $101 and $39 in fiscal 2006, fiscal 2005 and the 21 weeks ended December 26, 2004 for the new office and $91 in the 36 weeks

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

ended July 31, 2004 of which $36 was for the old office and $55 for the new office. Rent expense of the Predecessor was $71 in the 16 weeks ended November 24, 2003.

The Company uses an aircraft owned by a company indirectly owned by the Chairman. In connection with the use of this aircraft, the Successor paid net operating expenses of $2,750 in fiscal 2006, $2,750 in fiscal 2005, $1,146 in the 21 weeks ended December 26, 2004, and $1,543 in the 36 weeks ended July 31, 2004. The Company also incurred direct costs of $277 in the fiscal year 2006 that was reimbursed by the company that owns the aircraft. Also, during the November 2003 financing “road show”, the Company paid an additional $84 for usage of the aircraft; such amount is included in deferred financing costs in other assets in the Consolidated Balance Sheet as of July 31, 2004.

Financial Instruments

The Company has entered into transactions for derivative financial instruments with JPMorgan Chase Bank to lower its exposure to interest rates, foreign currency, and natural gas prices. The total net cash paid by the Company for the settlement of foreign exchange swaps and natural gas swaps during fiscal 2006 was $1,764. The total net cash received by the Company for the settlement of interest rate swaps, foreign exchange swaps, and natural gas swaps totaled $6,859, $243 and $3,515 during fiscal 2005, the 21 weeks ended December 26, 2004, and the 36 weeks ended July 31, 2004, respectively. See Note 12.

Debt and Interest Expense

For fiscal 2006, fiscal 2005, the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004, fees and interest expense recognized in the Consolidated Statement of Operations for the debt to the related party, JPMorgan Chase Bank, amounted to $693, $295, $148 and $362, respectively. See Note 9.

Expenses of Major Shareholder

As part of the Aurora Merger, the Company agreed to pay certain fees of the Bondholders Trust (as defined below), which owns approximately 43% of LLC. The Bondholders Trust primarily consists of holders of Aurora’s senior subordinated notes, which elected to receive equity interests in LLC as consideration in the Aurora Merger. The Company recognized in the Consolidated Statement of Operations $394 and $380 in fees on behalf of the Bondholder Trust in fiscal years 2006 and 2005, respectively.

Consulting Agreement

During the first quarter of 2006, the Company entered into a consulting agreement with Mr. Evan Metropoulos, a former executive of PFGI and the brother of the Company’s Chairman, C. Dean Metropoulos. Mr. E. Metropoulos provided the Company consulting services related to the integration of the Armour Business, which was acquired on March 1, 2006. The work was completed during fiscal 2006 and payments made to Mr. E. Metropoulos under this agreement totaled $12. In addition, Mr. E. Metropoulos has the opportunity to earn an additional $50 based upon performance.

Broker Commissions

One of our significant shareholders, J.W. Childs Associates, L.P., is also a significant shareholder of Advantage Sales & Marketing (ASM), which is sales and marketing agency serving the consumer packaged goods industry. Upon the acquisition of the Armour business, PFGI assumed the contract to use ASM to distribute the Armour products. In fiscal year 2006, PFGI incurred and paid $915 for commission to ASM.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

15. Segment and Geographic Area Information

The Company’s products and operations are managed and reported in two operating segments. The frozen foods segment consists of the following reporting units: frozen dinners and entrees (Swanson, Hungry-Man), frozen seafood (Van de Kamp’s, Mrs. Paul’s), frozen breakfast (Aunt Jemima), bagels (Lenders), frozen pizza (Celeste) and Chef’s Choice. The dry foods segment consists of the following reporting units: condiments (Vlasic, Open Pit), baking (Duncan Hines), syrups (Mrs. Butterworth’s and Log Cabin) and canned meat (Armour). Segment performance is evaluated by the Company’s Chief Operating Decision Maker and is based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Cost of products sold in the dry foods segment for the fiscal year ended December 31, 2006 includes $4,760, representing the write-up of inventories to fair value at the date of the acquisition of the Armour Business. Cost of products sold for the thirty-six weeks ended July 31, 2004 includes the write-up of inventories to fair value to the amount of $39,489 ($9,879 frozen foods and $29,610 dry foods) related to the Pinnacle transaction and the Aurora merger. Fair value is also referred to as net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. All inventory items were sold subsequent to the acquisition dates. Corporate assets consist of deferred tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management, finance and legal functions, and stock-based compensation expense related to the ownership units of LLC issued to CDM.

	Successor				Predecessor
	Fiscal year ended December 31, 2006	Fiscal year ended December 25, 2005	21 weeks ended December 26, 2004	36 weeks ended July 31, 2004	16 weeks ended November 24, 2003
SEGMENT INFORMATION
Net sales
Frozen foods	$644,688	$670,700	$271,165	$319,936	$118,992
Dry foods	797,568	585,035	240,025	254,416	62,387

Total	$1,442,256	$1,255,735	$511,190	$574,352	$181,379

Earnings (loss) before interest and taxes
Frozen foods	$43,550	$(51,655)	$(22,649)	$(38,070)	$6,313
Dry foods	121,677	95,046	38,480	6,765	9,706
Unallocated corporate expenses	(19,837)	(16,473)	(4,972)	(29,845)	(11,432)

Total	$145,390	$26,918	$10,859	$(61,150)	$4,587

Depreciation and amortization
Frozen foods	$20,984	$25,125	$10,743	$16,414	$4,179
Dry foods	21,203	13,963	6,325	8,156	1,957

Total	$42,187	$39,088	$17,068	$24,570	$6,136

Capital expenditures
Frozen foods	$14,485	$25,730	$5,340	$6,533	$913
Dry foods	11,729	5,327	3,090	3,293	598

Total	$26,214	$31,057	$8,430	$9,826	$1,511

GEOGRAPHIC INFORMATION
Net sales
United States	$1,374,685	$1,200,797	$492,888	$552,655	$171,915
Canada	67,571	54,938	18,302	21,697	9,464

Total	$1,442,256	$1,255,735	$511,190	$574,352	$181,379

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

	December 31, 2006	December 25, 2005
SEGMENT INFORMATION:
Total Assets
Frozen foods	$530,948	$565,266
Dry foods	1,259,295	1,069,811
Corporate	1,838	1,417

Total	$1,792,081	$1,636,494

GEOGRAPHIC INFORMATION
Long-lived assets
United States	$253,357	$219,070
Canada	30	31

Total	$253,387	$219,101

Net sales to Wal-Mart Stores, Inc. were 22% in fiscal 2006, 21% in fiscal 2005, 18% in the 21 weeks ended December 26, 2004 and 18% in fiscal 2004 of consolidated net sales. No other single customer represents over 10% of consolidated net sales in any year.

16. Quarterly Results (unaudited)

	March 2005	June 2005	September 2005	December 2005	Fiscal 2005
Net sales	$307,837	$306,614	$294,257	$347,027	$1,255,735
Cost of products sold	261,767	246,220	225,862	263,349	997,198

Net (loss) earnings	(22,428)	(2,174)	4,713	(23,287)	(43,176)

	March 2006	June 2006	September 2006	December 2006	Fiscal 2006
Net sales	$313,885	$365,714	$345,289	$417,368	$1,442,256
Cost of products sold	253,893	292,723	262,774	313,256	1,122,646

Net (loss) earnings	(6,420)	1,105	8,925	30,314	33,924

Net earnings during fiscal 2005 and fiscal 2006 were affected by the following unusual charges:

	March 2005	June 2005	September 2005	December 2005
Other expense (income), net (See Note 6):
Impairment and restructuring charges(a)	$2,241	$363	$3,480	$21,194
Goodwill Impairment (See Note 8)(b)	$—	$—	$—	$54,757

	March 2006	June 2006	September 2006	December 2006
Cost of products sold (See Note 3):
Write-up of inventory to fair value	$2,028	$2,542	$190	$—
Other expense (income), net (See Note 6):
Impairment and restructuring charges(a)	$451	$544	$3,013	$2,779

(a)	Impairment and restructuring charges consist of the following:

•

First quarter 2005—$739 related to the announced closure of our Omaha frozen food facility; $640 related to the announced closure of our Erie frozen food facility; $862 non-cash impairment charge related to our announced shutdown of the Mattoon production line

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

•	Second quarter 2005—$328 related to the announced closure of our Omaha frozen food facility; $35 related to the announced closure of our Erie frozen food facility;

•	Third quarter 2005—$258 related to the announced closure of our Omaha frozen food facility; $3,222 related to the announced closure of our Erie frozen food facility;

•

Fourth quarter 2005—$59 credit related to the announced closure of our Omaha frozen food facility; $1,991 related to the announced closure of our Erie frozen food facility; and $19,262 related to the impairment of Mrs. Paul’s tradename ($10,437), Van de Kamp’s tradename ($7,707) and Lender’s tradename ($1,118)

•	First quarter 2006—$59 related to the announced closure of our Omaha frozen food facility; $392 related to the announced closure of our Erie frozen food facility;

•	Second quarter 2006—$51 related to the announced closure of our Omaha frozen food facility; $493 related to the announced closure of our Erie frozen food facility;

•	Third quarter 2006—$2,550 related to the announced closure of our Omaha frozen food facility; $463 related to the announced closure of our Erie frozen food facility;

•

Fourth quarter 2006—$32 related to the announced closure of our Omaha frozen food facility; $46 related to the announced closure of our Erie frozen food facility; and $2,700 related to the impairment of our Aunt Jemima tradename.

(b)	Goodwill impairment charges consist of the following:

•	Fourth quarter of 2005—$44,860 related to the Frozen Seafood reporting unit and $9,897 related to the Frozen Pizza reporting unit

17. Guarantor and Nonguarantor Financial Statements

In connection with the Pinnacle Transaction and Aurora Merger described in Notes 1 and 3 and as a part of the related financings, the Company issued $394 million of 8 1/4% senior subordinated notes ($200 million in November 2003 and $194 million in February 2004, collectively referred to as the “Notes”) in private placements pursuant to Rule 144A and Regulation S. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries.

The following consolidating financial information presents:

(1)	Consolidating (a) balance sheets as of December 31, 2006 and December 25, 2005 for the Successor and (b) the related statements of operations and cash flows for the year ended December 31, 2006, the year ended December 25, 2005, the 21 weeks ended December 26, 2004 and the 36 weeks ended July 31, 2004 for the Successor and the sixteen weeks ended November 24, 2003 for the Predecessor.

(2)	Elimination entries necessary to consolidate the Predecessor and Successor, with their respective guarantor subsidiaries and nonguarantor subsidiary.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries and nonguarantor subsidiary are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Balance Sheet

December 31, 2006

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$2	$12,335	$—	$—	$12,337
Accounts receivable, net	52,691	28,431	4,461	—	85,583
Intercompany accounts receivable	—	23,148	1,680	(24,828)	—
Inventories, net	94,920	79,678	3,702	—	178,300
Other current assets	2,748	1,716	247	(215)	4,496
Deferred tax assets	—	1,774	64	—	1,838

Total current assets	150,361	147,082	10,154	(25,043)	282,554
Plant assets, net	141,286	112,071	30	—	253,387
Investment in subsidiaries	369,935	2,534	—	(372,469)	—
Intercompany note receivable	24,986	—	—	(24,986)	—
Tradenames	691,426	106,156	—	—	797,582
Other assets, net	56,298	99	—	—	56,397
Goodwill	261,748	140,413	—	—	402,161

Total assets	$1,696,040	$508,355	$10,184	$(422,498)	$1,792,081

Current liabilities:
Current portion of long-term obligations	11	$112	$—	$—	$123
Notes payable	—	210	—	—	210
Accounts payable	15,795	38,270	3,477	1	57,543
Intercompany accounts payable	23,148	1,680	—	(24,828)	—
Accrued trade marketing expense	24,272	9,202	3,678	—	37,152
Accrued liabilities	51,797	28,958	495	(2)	81,248
Accrued income taxes	90	1,167	—	(215)	1,042

Total current liabilities	115,113	79,599	7,650	(25,044)	177,318
Long-term debt	920,549	81	—	—	920,630
Intercompany note payable	—	24,986	—	(24,986)	—
Pension and other postretirement benefits	9,804	6,304	—	1	16,109
Other long-term liabilities	1,962	—	—	—	1,962
Deferred tax liabilities	210,257	27,450	—	—	237,707

Total liabilities	1,257,685	138,420	7,650	(50,029)	1,353,726

Commitments and contingencies
Shareholder’s equity:
Pinnacle Common Stock, $.01 par value
Additional paid-in-capital	573,403	347,448	935	(348,383)	573,403
Accumulated other comprehensive income (loss)	161	161	198	(359)	161
Carryover of Predecessor basis of net assets	(17,338)	—	—	—	(17,338)
(Accumulated deficit) Retained earnings	(117,871)	22,326	1,401	(23,727)	(117,871)

Total shareholder’s equity	438,355	369,935	2,534	(372,469)	438,355

Total liabilities and shareholder’s equity	$1,696,040	$508,355	$10,184	$(422,498)	$1,792,081

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Balance Sheet

December 25, 2005

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$69	$450	$—	$—	$519
Accounts receivable, net	43,618	28,206	4,431	—	76,255
Intercompany accounts receivable	—	53,879	—	(53,879)	—
Inventories, net	63,373	103,492	3,756	—	170,621
Other current assets	715	2,164	65	—	2,944
Deferred tax assets	598	758	61	—	1,417

Total current assets	108,373	188,949	8,313	(53,879)	251,756
Plant assets, net	99,598	119,472	31	—	219,101
Investment in subsidiaries	344,383	(2,366)	—	(342,017)	—
Intercompany note receivable	111,684	—	—	(111,684)	—
Tradenames	655,126	106,156	—	—	761,282
Other assets, net	44,701	141	—	—	44,842
Goodwill	218,579	140,934	—	—	359,513

Total assets	1,582,444	$553,286	$8,344	$(507,580)	$1,636,494

Current liabilities:
Current portion of long-term obligations	$10	$143	$—	$—	$153
Notes payable	—	184	—	—	184
Accounts payable	24,698	32,151	4,916	—	61,765
Intercompany accounts payable	51,506	—	2,373	(53,879)	—
Accrued trade marketing expense	19,407	10,624	2,949	—	32,980
Accrued liabilities	51,560	19,571	328	—	71,459
Accrued income taxes	103	790	142	—	1,035

Total current liabilities	147,284	63,463	10,708	(53,879)	167,576
Long-term debt	888,126	185	—	—	888,311
Intercompany note payable	—	111,684	—	(111,684)	—
Pension and other postretirement benefits	851	10,048	—	—	10,899
Deferred tax liabilities	189,659	23,523	2	—	213,184

Total liabilities	1,225,920	208,903	10,710	(165,563)	1,279,970

Commitments and contingencies
Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	—	—	—	—	—
Additional paid-in-capital	529,425	347,448	935	(348,383)	529,425
Accumulated other comprehensive (loss) income	(3,768)	(3,768)	(3,768)	7,536	(3,768)
Carryover of Predecessor basis of net assets	(17,338)	—	—	—	(17,338)
(Accumulated deficit) Retained earnings	(151,795)	703	467	(1,170)	(151,795)

Total shareholder’s equity	356,524	344,383	(2,366)	(342,017)	356,524

Total liabilities and shareholder’s equity	$1,582,444	$553,286	$8,344	$(507,580)	$1,636,494

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations

For the fiscal year ended December 31, 2006

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$888,575	$523,892	$67,616	$(37,827)	$1,442,256
Costs and expenses
Cost of products sold	667,953	436,673	55,146	(37,126)	1,122,646
Marketing and selling expenses	57,787	37,379	8,384	—	103,550
Administrative expenses	34,158	16,452	1,837	—	52,447
Research and development expenses	2,651	1,386	—	—	4,037
Intercompany royalties	—	—	117	(117)	—
Intercompany technical service fees	—	—	584	(584)	—
Other expense (income), net	11,567	2,619	—	—	14,186
Equity in (earnings) loss of investees	(21,624)	(934)	—	22,558	—

Total costs and expenses	752,492	493,575	66,068	(15,269)	1,296,866

Earnings before interest and taxes	136,083	30,317	1,548	(22,558)	145,390
Intercompany interest (income) expense	(6,358)	6,358	—	—	—
Interest expense	86,561	49	5	—	86,615
Interest income	35	1,152	60	—	1,247

Earnings before income taxes	55,915	25,062	1,603	(22,558)	60,022
Provision for income taxes	21,991	3,437	670	—	26,098

Net earnings	$33,924	$21,625	$933	$(22,558)	$33,924

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations

For the fiscal year ended December 25, 2005

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$697,554	$533,662	$54,939	$(30,420)	$1,255,735
Costs and expenses
Cost of products sold	531,413	450,874	44,422	(29,511)	997,198
Marketing and selling expenses	55,927	37,283	7,949	—	101,159
Administrative expenses	21,994	16,969	1,279	—	40,242
Research and development expenses	2,221	1,404	—	—	3,625
Intercompany royalties	—	—	257	(257)	—
Intercompany technical service fees	—	—	652	(652)	—
Goodwill impairment charge	54,757	—	—	—	54,757
Other expense (income), net	30,791	1,045	—	—	31,836
Equity in (earnings) loss of investees	(8,590)	(267)	—	8,857	—

Total costs and expenses	688,513	507,308	54,559	(21,563)	1,228,817

Earnings (loss) before interest and taxes	9,041	26,354	380	(8,857)	26,918
Intercompany interest (income) expense	(13,013)	13,011	2	—	—
Interest expense	71,046	58	—	—	71,104
Interest income	—	557	27	—	584

(Loss) earnings before income taxes	(48,992)	13,842	405	(8,857)	(43,602)
Provision (benefit) for income taxes	(5,816)	5,252	138	—	(426)

Net (loss) earnings	$(43,176)	$8,590	$267	$(8,857)	$(43,176)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group LLC

Consolidated Statement of Operations

For the 21 weeks ended December 26, 2004

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$278,815	$223,801	$18,297	$(9,723)	$511,190
Costs and expenses
Cost of products sold	222,588	191,928	14,832	(9,268)	420,080
Marketing and selling expenses	33,643	17,569	2,376		53,588
Administrative expenses	8,897	5,826	493		15,216
Research and development expenses	866	593			1,459
Intercompany royalties	—	—	144	(144)
Intercompany technical service fees	—	—	311	(311)
Goodwill impairment charge	2,675	1,633			4,308
Other expense (income), net	1,840	3,840			5,680
Equity in loss (earnings) of investees	3,277	(338)		(2,939)

Total costs and expenses	273,786	221,051	18,156	(12,662)	500,331

Earnings before interest and taxes	5,029	2,750	141	2,939	10,859
Intercompany interest (income) expense	(5,064)	5,054	10
Interest expense	26,250	10			26,260
Interest income	—	114	6		120

(Loss) earnings before income taxes	(16,157)	(2,200)	137	2,939	(15,281)
Provision (benefit) for income taxes	8,549	1,077	(201)		9,425

Net (loss) earnings	$(24,706)	$(3,277)	$338	$2,939	$(24,706)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations

For the 36 weeks ended July 31, 2004

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$183,099	$379,223	$21,697	$(9,667)	$574,352

Costs and expenses
Cost of products sold	166,237	328,175	17,664	(9,109)	502,967
Marketing and selling expenses	16,450	38,680	2,780	—	57,910
Administrative expenses	8,347	23,168	743	—	32,258
Research and development expenses	552	1,884	—	—	2,436
Intercompany royalties	—	—	207	(207)	—
Intercompany technical service fees	—	—	351	(351)	—
Goodwill impairment charge	1,835	—	—	—	1,835
Other expense (income), net	24,910	13,186	—	—	38,096
Equity in loss (earnings) of investees	21,097	138	—	(21,235)	—

Total costs and expenses	239,428	405,231	21,745	(30,902)	635,502

(Loss) before interest and taxes	(56,329)	(26,008)	(48)	21,235	(61,150)
Intercompany interest (income) expense	(5,329)	5,311	18	—	—
Interest expense	26,240	—	—	—	26,240
Interest income	88	222	10	—	320

(Loss) before income taxes	(77,152)	(31,097)	(56)	21,235	(87,070)
Provision (benefit) for income taxes	6,761	(10,000)	82	—	(3,157)

Net (Loss)	$(83,913)	$(21,097)	$(138)	$21,235	$(83,913)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Statement of Operations

For the 16 weeks ended November 24, 2003

	Pinnacle Foods Holding Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net Sales	$—	$176,819	$9,464	$(4,904)	$181,379

Costs and expenses
Cost of products sold	—	130,954	7,862	(4,583)	134,233
Marketing and selling expenses	—	23,283	1,052	—	24,335
Administrative expenses	—	9,176	278	—	9,454
Research and development expenses	—	814	—	—	814
Intercompany royalties	—	—	97	(97)	—
Intercompany technical service fees	—	—	224	(224)	—
Other expense (income), net	—	7,838	118	—	7,956
Equity in loss (earnings) of investees	3,074	160	—	(3,234)	—

Total costs and expenses	3,074	172,225	9,631	(8,138)	176,792

Earnings (loss) before interest and taxes	(3,074)	4,594	(167)	3,234	4,587
Intercompany interest (income) expense	—	(8)	8	—	—
Interest expense	—	9,310	—	—	9,310
Interest income	—	137	6	—	143

(Loss) before income taxes	(3,074)	(4,571)	(169)	3,234	(4,580)
(Benefit) for income taxes	—	(1,497)	(9)	—	(1,506)

Net (loss)	$(3,074)	$(3,074)	$(160)	$3,234	$(3,074)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

Pinnacle Foods Group Inc.

Consolidating Statement of Cash Flows

For the twelve months ended December 31, 2006

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net earnings	$33,924	$21,625	$933	$(22,558)	$33,924

Non-cash charges (credits) to net earnings
Depreciation and amortization	25,661	16,520	6	—	42,187
Restructuring and impairment charges	2,980	2,500	—	—	5,480
Amortization of debt acquisition costs	7,424	—	—	—	7,424
Amortization of bond premium	(567)	—	—	—	(567)
Change in value of financial instruments	3,158	—	—	—	3,158
Stock-based compensation charges	3,315	—	—	—	3,315
Equity in (earnings) loss of investees	(21,625)	(933)	—	22,558	—
Postretirement healthcare benefits	1,234	(337)	—	—	897
Other long-term liabilities	80	—	—	—	80
Pension expense	508	1,187	—	—	1,695
Deferred income taxes	22,692	2,273	—	—	24,965

Changes in working capital, net of acquisition	—	—	—	—	—
Accounts receivable	(9,073)	(224)	(30)	—	(9,327)
Intercompany accounts receivable/payable	(33,879)	33,913	(34)	—	—
Inventories	9,984	23,814	54	—	33,852
Accrued trade marketing expense	4,865	(1,423)	729	—	4,171
Accounts payable	(3,099)	6,836	(2,184)	—	1,553
Accrued liabilities	(1,977)	9,171	(32)	—	7,162
Other current assets	(33)	1,809	(182)	—	1,594

Net cash provided by (used in) operating activities	45,572	116,731	(740)	—	161,563

Cash flows from investing activities
Payments for business acquisitions	(189,208)	—	—	—	(189,208)
Capital expenditures	(14,718)	(11,479)	(5)	—	(26,202)
Sale of plant assets	1,753	—	—	—	1,753

Net cash used in investing activities	(202,173)	(11,479)	(5)	—	(213,657)

Cash flows from financing activities
Change in bank overdrafts	—	(6,550)	745	—	(5,805)
Repayment of capital lease obligations	(10)	(145)	—	—	(155)
Equity contributions	40,663	—	—	—	40,663
Debt acquisition costs	(3,817)	—	—	—	(3,817)
Proceeds from bank term loan	143,000	—	—	—	143,000
Proceeds from notes payable borrowing	—	2,410	—	—	2,410
Repayments of notes payable	—	(2,384)	—	—	(2,384)
Repayments of intercompany loans	86,698	(86,698)	—	—	—
Repayments of long term obligations	(110,000)	—	—	—	(110,000)

Net cash provided by (used in) financing activities	156,534	(93,367)	745	—	63,912

Effect of exchange rate changes on cash	—	—	—	—	—
Net change in cash and cash equivalents	(67)	11,885	—	—	11,818
Cash and cash equivalents—beginning of period	69	450	—	—	519

Cash and cash equivalents—end of period	$2	$12,335	$—	$—	$12,337

Supplemental disclosures of cash flow information:
Interest paid	$75,692	$85	$—	$—	$75,777
Interest received	35	1,152	60	—	1,247
Income taxes refunded (paid)	53	(45)	(1,042)	—	(1,034)

Non-cash investing activity:
Capital leases	—	(12)	—	—	(12)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows

For the fiscal year ended December 25, 2005

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net (loss) earnings	$(43,176)	$8,590	$267	$(8,857)	$(43,176)
Non-cash charges (credits) to net (loss) earnings
Depreciation and amortization	23,310	15,765	13	—	39,088
Restructuring and impairment charge	75,521	—	—	—	75,521
Amortization of debt acquisition costs	6,334	—	—	—	6,334
Amortization of bond premium	(525)	—	—	—	(525)
Change in value of financial instruments	1,703	—	—	—	1,703
Equity in (earnings) loss of investees	(8,590)	(267)	—	8,857	—
Postretirement healthcare benefits	67	(323)	—	—	(256)
Pension expense	—	595	—	—	595
Deferred income taxes	(8,924)	8,346	(38)	—	(616)
Changes in working capital
Accounts receivable	(3,130)	1,103	420	—	(1,607)
Intercompany accounts receivable/payable	52,115	(52,959)	844	—	—
Inventories	7,070	28,297	(275)	—	35,092
Accrued trade marketing expense	(11,457)	(2,189)	468	—	(13,178)
Accounts payable	(27,117)	(7,524)	2,567	—	(32,074)
Other current assets and liabilities	(4,498)	6,449	(4,105)	—	(2,154)

Net cash provided by operating activities	58,703	5,883	161	—	64,747

Cash flows from investing activities
Capital expenditures	(16,746)	(14,169)	(16)	—	(30,931)
Pinnacle merger consideration	1,595	—	—	—	1,595
Sale of plant assets	—	561	—	—	561

Net cash used in investing activities	(15,151)	(13,608)	(16)	—	(28,775)

Cash flows from financing activities
Change in bank overdrafts	—	6,549	(145)	—	6,404
Repayment of capital lease obligations	(10)	(119)	—	—	(129)
Equity contribution to Successor	9,992	—	—	—	9,992
Successor’s debt acquisition costs	(51)	—	—	—	(51)
Proceeds from Successor’s notes payable borrowing	31,626	—	—	—	31,626
Repayments of Successor’s notes payable	(31,442)	—	—	—	(31,442)
Repayments of Successor’s long term obligations	(54,088)	—	—	—	(54,088)

Net cash (used in) provided by financing activities	(43,973)	6,430	(145)	—	(37,688)

Effect of exchange rate changes on cash	—	—	—	—	—
Net change in cash and cash equivalents	(421)	(1,295)	—	—	(1,716)
Cash and cash equivalents—beginning of period	490	1,745	—	—	2,235

Cash and cash equivalents—end of period	$69	$450	$—	$—	$519

Supplemental disclosures of cash flow information:
Interest paid	$65,832	$—	$—	$—	$65,832
Interest received	—	543	27	—	570
Income taxes refunded (paid)	—	582	(277)	—	305
Non-cash investing activity:
Capital leases	—	(126)	—	—	(126)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows

For the 21 weeks ended December 26, 2004

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net (loss) earnings	$(24,706)	$(3,277)	$338	$2,939	$(24,706)

Non-cash charges (credits) to net (loss) earnings
Depreciation and amortization	7,413	9,652	3		17,068
Restructuring and impairment charge	2,687	4,282			6,969
Amortization of debt acquisition costs	1,995	—			1,995
Amortization of bond premium	(201)	—			(201)
Change in value of financial instruments	(360)	—			(360)
Equity in loss (earnings) of investees	3,277	(338)		(2,939)
Postretirement healthcare benefits	11	(1,273)			(1,262)
Pension expense		310			310
Deferred income taxes	8,450	948			9,398

Changes in working capital
Accounts receivable	(1,123)	(4,657)	(1,954)		(7,734)
Intercompany accounts receivable/payable	(590)	(50)	640
Inventories	(1,220)	(20,712)	(1,078)		(23,010)
Accrued trade marketing expense	2,730	(557)	1,015		3,188
Accounts payable	13,498	4,641	543		18,682
Other current assets and liabilities	(682)	(1,837)	(306)		(2,825)

Net cash (used in) provided by operating activities	11,179	(12,868)	(799)	—	(2,488)

Cash flows from investing activities
Capital expenditures	(2,758)	(5,315)	—		(8,073)
Pinnacle merger consideration		(130)			(130)
Aurora merger costs	(2,333)	—			(2,333)
Acquisition of license	(1,919)				(1,919)

Net cash used in investing activities	(7,010)	(5,445)	—	—	(12,455)

Cash flows from financing activities
Change in bank overdrafts	—	(16,721)	308		(16,413)
Repayment of capital lease obligations	(4)	(37)			(41)
Successor’s debt acquisition costs	(2,822)	—			(2,822)
Proceeds from Successor’s notes payable borrowings	30,000	—			30,000
Repayments of Successor’s notes payable	(30,000)	—			(30,000)
Repayments of Successor’s long term obligations	(1,363)	—			(1,363)

Net cash (used in) provided by financing activities	(4,189)	(16,758)	308	—	(20,639)

Effect of exchange rate changes on cash	—	—	36	—	36
Net change in cash and cash equivalents	(20)	(35,071)	(455)	—	(35,546)
Cash and cash equivalents—beginning of period	510	36,816	455		37,781

Cash and cash equivalents—end of period	$490	$1,745	$—	$—	$2,235

Supplemental disclosures of cash flow information:
Interest paid	$23,547	$—	$—	$—	$23,547
Interest received	—	114	6	—	120
Income taxes refunded (paid)	—	627	—	—	627
Non-cash investing activity:
Capital leases	—	(357)	—	—	(357)

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows

For the 36 weeks ended July 31, 2004

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net loss	$(83,913)	$(21,097)	$(138)	$21,235	$(83,913)

Non-cash charges (credits) to net loss:
Depreciation and amortization	6,471	18,094	5		24,570
Restructuring and impairment charge	6,101	10,211			16,312
Amortization of debt acquisition costs	2,652	—			2,652
Amortization of bond premium	(323)	—			(323)
Change in value of financial instruments	(3,492)	—			(3,492)
Equity related compensation charge	18,400	—			18,400
Equity in loss (earnings) of investees	21,097	138		(21,235)	—
Postretirement healthcare benefits	9	(602)			(593)
Pension expense	—	820			820
Deferred income taxes	6,761	(9,551)	(152)		(2,942)

Changes in working capital
Accounts receivable	10,958	17,978	123		29,059
Intercompany accounts receivable/payable	51,860	(51,617)	(243)		—
Inventories	(5,635)	26,303	(185)		20,483
Accrued trade marketing expense	641	(271)	98		468
Accounts payable	22,508	1,791	79		24,378
Other current assets and liabilities	(26,023)	10,344	870		(14,809)

Net cash provided by operating activities	28,072	2,541	457	—	31,070

Cash flows from investing activities
Capital expenditures	(2,668)	(7,156)	(2)		(9,826)
Pinnacle merger consideration	(361,062)	—			(361,062)
Pinnacle merger costs	(7,154)	—			(7,154)
Aurora merger consideration	(663,759)	—			(663,759)
Aurora merger costs	(16,980)	—			(16,980)

Net cash used in investing activities	(1,051,623)	(7,156)	(2)	—	(1,058,781)

Cash flows from financing activities
Change in bank overdrafts	—	11,603			11,603
Repayment of capital lease obligations	(4)	—			(4)
Equity contribution to Successor	275,088	—			275,088
Successor’s debt acquisition costs	(37,766)	—			(37,766)
Proceeds from Successor’s bond offerings	400,976	—			400,976
Proceeds from Successor’s bank term loans	545,000	—			545,000
Proceeds from Successor’s notes payable borrowings	21,500	—			21,500
Repayments of Successor’s notes payable	(21,500)	—			(21,500)
Repayments of Predecessor’s long term obligations	—	(175,000)			(175,000)
Repayments of Successor’s long term obligations	(1,363)	—			(1,363)
Intercompany loans	(175,370)	175,370			—
Repayments of intercompany loans	17,500	(17,500)			—

Net cash provided by (used in) financing activities	1,024,061	(5,527)	—	—	1,018,534

Effect of exchange rate changes on cash	—	—	—	—	—
Net change in cash and cash equivalents	510	(10,142)	455	—	(9,177)
Cash and cash equivalents—beginning of period	—	46,958	—		46,958

Cash and cash equivalents—end of period	$510	$36,816	$455	$—	$37,781

Supplemental disclosures of cash flow information:
Interest paid	$28,776	$—	$—	$—	$28,776
Interest received	89	221	10	—	320
Income taxes paid	—	(37)	—	—	(37)
Non-cash investing activity:
Aurora merger consideration	(225,120)	—	—	—	(225,120)
Aurora merger costs	(4,628)	—	—	—	(4,628)
Non-cash financing activity:
Aurora merger equity contribution	225,120	—	—	—	225,120

PINNACLE FOODS GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands)

Pinnacle Foods Group Inc.

Consolidated Statement of Cash Flows

For the 16 weeks ended November 24, 2003

	Pinnacle Foods Holding Corporation	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net loss	$(3,074)	$(3,074)	$(160)	$3,234	$(3,074)
Non-cash charges (credits) to net loss
Depreciation and amortization	—	6,131	5	—	6,136
Restructuring and impairment charge	—	1,262	—	—	1,262
Amortization of debt acquisition costs	—	6,907	—	—	6,907
Equity related compensation charge	—	4,935	—	—	4,935
Equity in loss (earnings) of investees	3,074	160	—	(3,234)	—
Postretirement healthcare benefits	—	(527)	—	—	(527)
Pension expense	—	342	—	—	342
Deferred income taxes	—	(986)	—	—	(986)
Changes in working capital
Accounts receivable	—	(8,513)	(784)	—	(9,297)
Intercompany accounts receivable/payable	—	848	(848)	—	—
Inventories	—	(24,561)	(727)	—	(25,288)
Accrued trade marketing expense	—	(5,506)	691	—	(4,815)
Accounts payable	—	514	765	—	1,279
Other current assets and liabilities	—	(736)	423	—	(313)

Net cash used in operating activities	—	(22,804)	(635)	—	(23,439)

Cash flows from investing activities
Capital expenditures	—	(1,511)	—	—	(1,511)

Net cash used in investing activities	—	(1,511)	—	—	(1,511)

Cash flows from financing activities
Change in bank overdrafts	—	(262)	—	—	(262)
Intercompany advance	42,186	(42,186)	—	—	—

Net cash provided by (used in) financing activities	42,186	(42,448)	—	—	(262)

Effect of exchange rate changes on cash	—	—	42	—	42
Net change in cash and cash equivalents	42,186	(66,763)	(593)	—	(25,170)
Cash and cash equivalents—beginning of period	—	71,535	593	—	72,128

Cash and cash equivalents—end of period	$42,186	$4,772	$—	$—	$46,958

Supplemental disclosures of cash flow information:
Interest paid	$—	$2,517	$—	$—	$2,517
Interest received	—	143	—	—	143
Income taxes refunded (paid)	—	2,856	452	—	3,308

18. Subsequent Event

Acquisition of Crunch Holding Corp. by The Blackstone Group

On February 10, 2007, The Blackstone Group (“Blackstone”), through an affiliate, agreed to acquire 100% of the common stock of Crunch Holding Corp., the Company’s sole shareholder. The transaction is subject to satisfaction of customary conditions and is expected to close in the first half of 2007.

KPMG LLP

Suite 1100

One Arizona Center

400 East Ven Buren Street

Phoenix, AZ 85004

Independent Auditors’ Report

The Board of Directors

The Dial Corporation:

We have audited the accompanying statement of assets acquired and liabilities assumed as of December 31, 2005 and 2004 and the statement of direct revenues and direct operating expenses for the year ended December 31, 2005, the nine-month period ended December 31, 2004, the three-month period ended March 27, 2004 (Predecessor), and the year ended December 31, 2003 (Predecessor) (the “financial statements”) of the Armour Foods Business of The Dial Corporation (the “Company”). The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared to present the assets acquired and the liabilities assumed and the direct revenues and direct operating expenses of the Armour Foods Business, pursuant to the basis of presentation as described in Note 2, and are not intended to be a complete presentation of the Armour Foods Business’ financial position, results of operations, or cash flows.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed as of December 31, 2005 and 2004, and direct revenues and direct operating expenses for the year ended December 31, 2005, the nine-month period ended December 31, 2004, the three-month period ended March 27, 2004 (Predecessor), and the year ended December 31, 2003 (Predecessor) of the Armour Foods Business, as described in Note 2, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

April 29, 2006

KPMG LLP. a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.

ARMOUR FOODS PRODUCTS

(A BUSINESS UNIT OF THE DIAL CORPORATION)

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

(in thousands)

	As of December 31
	2005	2004
ASSETS ACQUIRED
Inventories	$32,340	$26,256
Property and equipment, net	27,512	29,595
License	62,500	62,500
Trademark	2,400	2,400

Total assets acquired	$124,752	$120,751

LIABILITIES ASSUMED
Post-retirement employee welfare benefits	7,256	5,932

Total liabilities assumed	$7,256	$5,932

See accompanying notes to financial statements.

ARMOUR FOODS PRODUCTS

(A BUSINESS UNIT OF THE DIAL CORPORATION)

STATEMENT OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

(in thousands)

	Successor		Predecessor
	Year Ended December 31, 2005	Nine Months Ended December 31, 2004	Three Months Ended March 27, 2004	Year Ended December 31, 2003
Direct revenues, net	$224,919	$187,065	$45,991	$204,764
Direct cost of revenues	(186,391)	(149,495)	(35,888)	(155,042)

Gross profit	38,528	37,570	10,103	49,722
Direct operating expenses	(8,377)	(6,617)	(2,087)	(8,101)

Excess of direct revenges over direct operating expenses	$30,151	$30,953	$8,016	$41,621

See accompanying notes to financial statements.

ARMOUR FOODS PRODUCTS

(A BUSINESS UNIT OF THE DIAL CORPORATION)

NOTES TO FINANCIAL STATEMENTS

Note 1. Description

General. The accompanying combined financial statements include the assets acquired and liabilities assumed by Pinnacle Foods Group Inc. (“PFGI”) and the statement of direct revenues and direct operating expenses for the shelf stable Armour foods business on a carve-out basis of The Armour Foods Products Business (“Armour”), a business unit of The Dial Corporation “Dial”.

Armour is a manufacturer, distributor and marketer of products in the canned meats category. The majority of sales (approximately 70%) are under the “Armour” brand name. The remainder of the business consists of private-label sales and certain co-pack arrangements. Armour offers products in eleven segments within the canned meat category and has significant market share nationwide in three of these segments—Vienna sausage, potted meat, and sliced dried beef. Armour’s products are distributed throughout the United States. The Armour foods business has one manufacturing facility in Fort Madison, Iowa as well as various co-pack manufacturing arrangements.

Dial sold the Armour foods business to Pinnacle Foods Group Inc. on March 1, 2006. PFGI acquired certain assets and assumed certain liabilities of the Armour business. The assets acquired include inventory, a production facility, machinery and equipment, contact rights and certain intangible assets including a trademark and license. The liability assumed relates to post-retirement medical benefits for a portion of the employees at the Fort Madison production facility. PFGI did not acquire cash, accounts receivable, prepaid assets, accounts payable or accrued liabilities from Dial.

Note 2. Basis of Presentation

The accompanying financial statements have been prepared from the books and records maintained by The Dial Corporation. Armour was a business unit of Dial and was not a separate legal entity or corporation. Armour did not maintain stand-alone accounts receivable, accounts payable, cash accounts, corporate treasury, legal, tax or other similar corporate support functions. All customer sales were invoiced in combination with the other Dial business units—laundry, personal care, and home care. All purchases of inventory, payroll, capital and other expenditures were funded through Dial’s corporate cash account and were not segregated by business unit. Accordingly, Armour has no cash, trade receivables or payables on a stand-alone basis. There is only limited discrete information available for Armour.

As a result, the Statement of Assets Acquired and Liabilities Assumed include only the specific assets and liabilities related to Armour that were sold to PFGI. The Statement of Direct Revenues and Direct Operating Expenses includes the net revenues and operating expenses directly attributable the production, marketing, distribution of the products, including selling and direct overhead and depreciation. The direct operating expenses exclude the cost of general corporate activities, corporate level overhead, interest expense and income taxes. Future results of operations and financial position could differ materially from the historical amounts presented herein. Complete financial statements were not prepared as the Business was not maintained as a separate reporting unit.

The Securities Exchange Commission staff granted PFGI relief from certain reporting requirements under Rule 3-05 of Regulation S-X and permission to instead file with the U.S. Securities and Exchange Commission, an audited Statement of Assets Acquired and Liabilities Assumed as of December 31, 2005 and 2004 and an audited Statement of Direct Revenues and Direct Operating Expenses of Armour for each of the three years ended December 31, 2005 with related footnotes.

On March 29, 2004, the Armour business unit was acquired by Henkel KGaA (“Henkel”) as part of Henkel’s acquisition of The Dial Corporation. As a result, the accompanying financial statements and related footnotes include predecessor and successor financial statements.

ARMOUR FOODS PRODUCTS

(A BUSINESS UNIT OF THE DIAL CORPORATION)

NOTES TO FINANCIAL STATEMENTS—(Continued)

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of Financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts reported in Armour’s financial statements and accompanying notes. Actual results could differ from these estimates.

Note 3. Significant Accounting Policies

Use of Estimates. The preparation of these financial statements required us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We routinely evaluate our estimates, including those related to post-retirement welfare benefits, long-lived assets and inventories. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Revenue Recognition. Sales are recorded at the later of the transfer of risk of loss and title to the product to the purchaser or shipment. Sales are recorded net of allowances for cash discounts, estimated sales returns, trade promotions and other sales incentives.

Direct Cost of Revenues. Direct cost of revenues includes all variable and fixed costs associated with manufacturing, including the cost of goods purchased from third parties, direct labor, indirect labor, packaging supplies, freight to warehouse transportation and fixed costs such as depreciation. Transportation and delivery expense represents the actual cost of shipping. In some cases the Armour foods business ships products from other Dial business units. When this occurs the costs are allocated based on the actual volume and weight of the products being shipped. Warehouse costs are allocated based on the actual usage of space within the warehouse or distribution center.

Direct Operating Expense. Direct operating expense primarily consists of marketing activities, salary, incentives, fringe benefits and other departmental expenses for all corporate staff that directly supported the Armour business. This includes members of marketing, finance, research and development and sales staff. Included in these costs is an allocation of fringe benefits that are accounted for at a total company corporate level. The allocation calculation was based on the total company fringe costs (including medical benefits, pension, post retirement benefits other than pension, and 401(k)) as compared to the total company salary cost. This percentage is applied to the salary costs for the foods business. Corporate overhead, including executive, accounting, human resources, legal and information technology and corporate facility costs have not been allocated to the Armour business. Management believes that the inclusion of these costs would not have been nor will be representative of the costs incurred by Armour if they had operated independently from Dial.

Inventories. Inventories are stated at the lower of cost (first in, first out and average cost methods) or market.

Long-Lived Assets. In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we evaluate the recoverability of property and equipment not held for sale by comparing the carrying amount of the asset or group of assets against the estimated undiscounted future cash flows expected to result from the use of the asset or group of assets and their eventual disposition. If the undiscounted cash flows are less than the carrying value of the asset or group of assets being evaluated, an impairment loss is recorded. The loss is measured as the difference between the estimated fair value and carrying value of the asset or group of assets being evaluated. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less

ARMOUR FOODS PRODUCTS

(A BUSINESS UNIT OF THE DIAL CORPORATION)

NOTES TO FINANCIAL STATEMENTS—(Continued)

cost to sell. The estimated fair value is based on the best information available under the circumstances, including prices for similar assets or the results of valuation techniques, including the present value of expected future cash flows using a discount rate commensurate with the risks involved.

Property and Equipment. Property and equipment are stated at the estimated fair value as of the date Henkel acquired The Dial Corporation, net of accumulated depreciation. Depreciation is provided principally by use of the straight-line method at annual rates as follows:

Buildings	2% to 5%
Machinery and other equipment	5% to 33%

Intangibles. Intangible assets with indefinite lives are analyzed for impairment, on at least an annual basis, as required by the SFAS No.142. In accordance with the provisions of SFAS 142, the intangible assets related to the Armour business were tested for impairment in the fourth quarter of 2005 and 2004. There was no impairment since the estimated fair value of the business exceeded the carrying value of the intangible assets.

Note 4. Inventories

Inventories consisted of the following at December 31, in thousands:

	2005	2004
Raw materials and supplies	$2,301	$2,725
Work in process	1,398	845
Finished goods	28,641	22,686

	$32,340	$26,256

Note 5. Property and Equipment

Property and equipment consisted of the following at December 31, in thousands:

	2005	2004
Land	$681	$681
Buildings	5,475	4,854
Machinery and other equipment	28,220	24,919
Construction in progress	1,136	2,591

	35,512	33,045
Less accumulated depreciation	(8,000)	(3,450)

	$27,512	$29,595

Note 6. Intangibles

There were no definite lived intangible assets related to the Armour foods business. Intangibles with indefinite lives, which are not subject to amortization, consisted of the following:

	2005	2004
License Agreement	$62,500	$62,500
Trademark	2,400	2,400

	$64,900	$64,900

ARMOUR FOODS PRODUCTS

(A BUSINESS UNIT OF THE DIAL CORPORATION)

NOTES TO FINANCIAL STATEMENTS—(Continued)

The license agreement represents a trademark license agreement between ConAgra, Inc. as the licensor and The Dial Corporation. This license grants the right to use the Armour brand domestically for shelf stable meat products. The perpetual license was assigned to Henkel in December 2004. The trademark represents the international Armour trademark for shelf stable meat. The trademark was held by The Dial Corporation as of December 31, 2005 and 2004.

Note 7. Significant Customers

The only significant customer representing 10% or more of sales is Wal-Mart/Sam’s Club. Their sales as a percentage of Armour foods business sales were 20.6%, 18.2% and 17.1% for 2005, 2004 and 2003, respectively.

Note 8. Post-Retirement Benefits Other Than Pensions

Post-Retirement Benefits Other Than Pensions. The Fort Madison plant labor employees participated in a defined benefit post-retirement plan that provide medical and life insurance for eligible employees, retirees and dependents. Dial is retaining the liabilities associated with employees who were eligible or will become eligible for post-retirement benefits other than pensions prior to September 30, 2007. Liabilities related to those who will become eligible for post-retirement benefits other than pensions after September 30, 2007 are being assumed by PFGI.

Post-retirement benefits other than pension are accrued during the years the eligible employees provide services. The following information provides the status of the portion of the defined benefit post-retirement plan that is being assumed by PFGI. The following information is as of December 31, in thousands:

	2005	2004
Change in Benefit Obligation:
Benefit obligation at beginning of year	$5,932	$6,274
Service cost	698	597
Interest cost	398	371
Plan participants’ contributions	—	—
Actuarial loss	231	(1,309)
Benefits paid	(3)	(1)

Benefit obligation at end of year	$7,256	$5,932

Change in Plan Assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	3	1
Plan participants’ contribution
Benefits paid	(3)	(1)

Fair value of plan assets at end of year	$—	$—

Funded status	$(7,256)	$(5,932)

Unrecognized net loss	—	—
Unrecognized prior service cost	—	—

Accrued benefit cost	$(7,256)	$(5,932)

Amounts Recognized in the Consolidated Balance Sheet	$(7,256)	$(5,932)

ARMOUR FOODS PRODUCTS

(A BUSINESS UNIT OF THE DIAL CORPORATION)

NOTES TO FINANCIAL STATEMENTS—(Continued)

We use a measurement date of December 31 for our post retirement benefit plans. Accordingly, the weighted average assumptions that were used to measure the benefit obligations are as follows.

	12/31/2005	12/31/2004
Assumptions:
Discount rate	5.75%	6.00%
Initial health care trend rate	10.00%	10.00%
Ultimate health care trend rate	5.00%	5.00%

The assumed health care cost trend rate used to measure the accumulated post-retirement benefit obligation for retirees both above and below the age of 65 for 2006 is 10.0%, gradually declining to an ultimate rate of 5.0% in 2011.

The benefits expected to be paid from the post-retirement welfare plans for the years 2006 to 2010 are in thousands, $1,257, $1,313, $1,323, $1,389 and $1,470, respectively. The total benefit payments expect to be paid from the post-retirement welfare plans for the years 2011 to 2015 are $8,116.

Components of the net periodic benefit cost related to the Armour business after being acquired by Henkel KGaA are summarized in the following table, in thousands:

	01/01/2005- 12/31/2005	03/29/2004- 12/31/2004
Calculation of Net Periodic Benefit Cost:
Service cost	$698	$458
Interest cost	398	273

Net periodic benefit cost	$1,096	$731

Components of the net periodic benefit cost related to the Armour business prior being acquired by Henkel KGaA are summarized in the following table, in thousands:

	01/01/2004- 03/28/2004	01/01/2003- 12/31/2003
Calculation of Net Periodic Benefit Cost:
Service cost	$139	$516
Interest cost	98	469
Amortization of:
Unrecognized prior service cost	(85)	—
Actuarial loss (gain)	12	(95)

Net periodic benefit cost	$164	$890

The weighted average assumptions listed below were used to measure the net periodic benefit cost for the periods ending:

	12/31/2005	12/31/2004	3/29/2004	12/31/2003
Assumptions:
Discount rate for obligation	6.00%	6.00%	6.25%	6.75%
Health care cost trend rate	10.00%	10.00%	10.00%	10.00%

ARMOUR FOODS PRODUCTS

(A BUSINESS UNIT OF THE DIAL CORPORATION)

NOTES TO FINANCIAL STATEMENTS—(Continued)

The assumed health care cost trend rate used to calculate the 2005 net periodic benefit cost was 10%, gradually declining to an ultimate rate of 5% in 2011.

	Increase	(Decrease)
Effect of one-percentage-point change in assumed health care cost trend rates:
Effect on the total of service and interest cost components	$187	$(151)
Effect on accumulated post-retirement benefit obligation	$779	$(644)

Note 9. Subsequent Events

Dial sold the Armour foods business to Pinnacle Foods Group Inc. on March 1, 2006. PFGI acquired certain assets and assumed certain liabilities of the Armour business. The assets acquired include inventory, a production facility, machinery and equipment, contact rights and certain intangible assets including a trademark and license. The liability assumed relates to post-retirement medical benefits for a portion of the employees at the Fort Madison production facility. PFGI did not acquire cash, accounts receivable, prepaid assets, accounts payable or accrued liabilities.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except share amounts and where noted in millions)

	Three months ended		Nine months ended
	Successor	Predecessor	Successor	Predecessor
	September 30, 2007	September 24, 2006	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 24, 2006
Net sales	$352,817	$345,289	$718,680	$376,587	$1,024,888

Costs and expenses
Cost of products sold	273,910	262,774	589,184	293,191	809,390
Marketing and selling expenses	26,001	23,853	59,556	34,975	74,278
Administrative expenses	12,006	12,688	26,121	17,714	39,090
Research and development expenses	970	967	1,922	1,437	2,887
Other expense (income), net	9,352	4,938	11,252	51,042	9,664

Total costs and expenses	322,239	305,220	688,035	398,359	935,309

Earnings (loss) before interest and taxes	30,578	40,069	30,645	(21,772)	89,579
Interest expense	40,200	25,313	84,531	39,079	66,705
Interest income	331	472	791	486	872

(Loss) earnings before income taxes	(9,291)	15,228	(53,095)	(60,365)	23,746
Provision for income taxes	12,237	6,303	16,751	6,284	20,136

Net (loss) earnings	$(21,528)	$8,925	$(69,846)	$(66,649)	$3,610

See accompanying Notes to Unaudited Consolidated Financial Statements

See explanatory note on page F-83 for a description of the periods presented.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share amounts and where noted in millions)

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$1,477	$12,337
Accounts receivable, net	101,550	85,583
Inventories, net	212,509	178,300
Other current assets	6,610	4,496
Deferred tax assets	9,830	1,838

Total current assets	331,976	282,554
Plant assets, net	272,575	253,387
Tradenames	1,084,517	797,582
Other assets, net	212,439	56,397
Goodwill	877,581	402,161

Total assets	$2,779,088	$1,792,081

Current liabilities:
Current portion of long-term obligations	$12,732	$123
Notes payable	3,035	210
Accounts payable	92,050	57,543
Accrued trade marketing expense	28,103	37,152
Accrued liabilities	100,268	81,248
Accrued income taxes	875	1,042

Total current liabilities	237,063	177,318
Long-term debt (includes $44,888 and $2,748 owed to related parties at September 30, 2007 and December 31, 2006, respectively)	1,810,254	920,630
Pension and other postretirement benefits	21,788	16,109
Other long-term liabilities	12,037	1,962
Deferred tax liabilities	349,851	237,707

Total liabilities	2,430,993	1,353,726
Commitments and contingencies

Shareholder’s equity:
Common stock: par value $.01 per share, 100 shares authorized, issued 100 shares	—	—
Additional paid-in-capital	424,688	573,403
Accumulated other comprehensive (loss) income, net of income taxes	(6,747)	161
Carryover of Predecessor basis of net assets	—	(17,338)
Accumulated deficit	(69,846)	(117,872)

Total shareholder’s equity	348,095	438,355

Total liabilities and shareholder’s equity	$2,779,088	$1,792,081

See accompanying Notes to Unaudited Consolidated Financial Statements

See explanatory note on page F-83 for a description of the periods presented.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands, except share amounts and where noted in millions)

	Nine months ended
	Successor	Predecessor
	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 24, 2006
Cash flows from operating activities
Net (loss) earnings from operations	$(69,846)	$(66,649)	$3,610
Non-cash charges (credits) to net (loss) earnings
Depreciation and amortization	29,930	10,163	31,647
Restructuring and impairment charges	—	—	2,780
Amortization of debt acquisition costs	6,575	26,049	5,224
Amortization of bond premium	—	(5,360)	(422)
Change in value of financial instruments	1,141	1,247	3,932
Stock-based compensation charges	403	8,778	2,635
Postretirement healthcare benefits	833	294	608
Pension expense	141	360	1,239
Other long-term liabilities	(146)	2,464	80
Deferred income taxes	15,210	6,299	18,507
Changes in working capital, net of acquisitions
Accounts receivable	3,154	(18,339)	(26,709)
Inventories	(13,322)	20,045	21,527
Accrued marketing expense	(12,313)	2,754	223
Accounts payable	7,611	14,286	6,824
Accrued liabilities	13,560	53,433	21,100
Other current assets	(15)	(140)	1,210

Net cash (used in) provided by operating activities	(17,084)	55,684	94,015

Cash flows from investing activities
Payment for business acquisitions, net of cash acquired	(1,319,280)	—	(186,979)
Capital expenditures	(12,544)	(5,027)	(15,633)
Sale of plant assets	2,200	—	—

Net cash used in investing activities	(1,329,624)	(5,207)	(202,612)

Cash flows from financing activities
Change in bank overdrafts	12,833	(908)	(6,713)
Repayment of capital lease obligations	(168)	(55)	(116)
Equity contributions	420,664	—	40,049
Reduction of equity contributions	(391)	—	—
Predecessor’s equity contributions	—	26	—
Debt acquisition costs	(39,752)	—	(3,817)
Proceeds from bank term loan	1,250,000	—	143,000
Proceeds from bond issuances	575,000	—	—
Proceeds from notes payable borrowing	14,602	—	2,410
Repayment of notes payable	(11,568)	—	(1,762)
Repayment of Predecessor’s notes payable	—	(210)	—
Repayments of Successor’s long term obligations	(3,125)	—	—
Repayments of Predecessor’s long-term obligations	(870,042)	(45,146)	(60,000)

Net cash provided by (used in) financing activities	1,348,053	(46,293)	113,051

Effect of exchange rate changes on cash	132	—	—
Net change in cash and cash equivalents	1,477	4,364	4,454
Cash and cash equivalents—beginning of period	—	12,337	519

Cash and cash equivalents—end of period	$1,477	$16,701	$4,973

Supplemental disclosures of cash flow information:
Interest paid	$52,274	$9,135	$50,183
Interest received	791	486	872
Income taxes paid	(31)	(103)	(676)
Non-cash investing activity:
Capital lease activity	—	(1,129)	(12)
Non-cash financing activity:
Equity contribution	4,013	—	—

See accompanying Notes to Unaudited Consolidated Financial Statements

See explanatory note on page F-83 for a description of the periods presented.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY (unaudited)

(in thousands, except share amounts and where noted in millions)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Carryover of Predecessor basis of net assets	Accumulated Other Comprehensive (Loss) income	Total Shareholder’s Equity
	Shares	Amount
Predecessor
Balance at December 25, 2005	100	$—	$529,425	$(151,795)	$(17,338)	$(3,768)	$356,524

Equity contributions:
Cash			40,049				40,049
Equity related compensation			2,635				2,635
Comprehensive income
Net loss				3,610			3,610
Foreign currency translation						61	61

Total comprehensive loss							3,671

Balance at September 24, 2006	100	$—	$572,109	$(148,185)	$(17,338)	$(3,707)	$402,879

Balance at December 31, 2006	100	$—	$573,403	$(117,871)	$(17,338)	$161	$438,335

Effect of initially applying FASB Interpretation No. 48				(260)			(260)
Equity contribution:
Cash			26				26
Equity related compensation			8,778				8,778
Comprehensive income
Net loss				(66,649)			(66,649)
Foreign currency translation						(4)	(4)

Total comprehensive earnings							(66,653)

Balance at April 2, 2007	100	$—	$582,207	$(184,780)	$(17,338)	$157	$380,246

Successor
Balance at April 2, 2007	100	$—	$422,192	$—		$—	$422,192

Equity contributions:
Cash			2,485				2,485
Reduction of equity contributions			(391)				(391)
Equity related compensation			402				402
Comprehensive income:
Net loss				(69,846)			(69,846)
Swap mark to market adjustment						(7,250)	(7,250)
Foreign currency translation						503	503

Total comprehensive earnings							(76,593)

Balance at September 30, 2007	100	$—	$424,688	$(69,846)	$—	$(6,747)	$348,095

See accompanying Notes to Unaudited Consolidated Financial Statements

See explanatory note on page F-83 for a description of the periods presented.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(in thousands, except share amounts and where noted in millions)

As discussed in Note 1 to the unaudited Consolidated Financial Statements, The Blackstone Group acquired the Company (as defined below) on April 2, 2007. Therefore, in accordance with Generally Accepted Accounting Principles and for purposes of identification and description, Pinnacle Foods Group Inc. (“PFGI”) is referred to as the “Predecessor” for the period prior to the acquisition occurring on April 2, 2007 and Pinnacle Foods Finance LLC (“PFF” or the “Company”) is referred to as the “Successor” for the period subsequent to the acquisition.

As a point of clarification, the following financial statements that are presented on the pages indicated cover the time periods described below:

Page F-79—Consolidated Statements of Operations

•	Successor’s three months ended September 30, 2007.

•	Successor’s six months ended September 30, 2007.

•	Predecessor’s activities from January 1, 2007 to April 2, 2007, immediately prior to the Blackstone Transaction.

•	Predecessor’s three months ending September 24, 2006.

•	Predecessor’s nine months ending September 24, 2006.

Page F-80—Consolidated Balance Sheets

•	As of September 30, 2007 for the Successor

•	As of December 31, 2006 for the Predecessor

Page F-81—Consolidated Statements of Cash Flows

•	Successor’s six months ended September 30, 2007.

•	Predecessor’s activities from January 1, 2007 to April 2, 2007, immediately prior to the Blackstone Transaction.

•	Predecessor’s nine months ending September 24, 2006.

Page F-82—Consolidated Statements of Shareholder’s Equity

•	Successor’s six months ended September 30, 2007.

•	Predecessor’s activities from January 1, 2007 to April 2, 2007, immediately prior to the Blackstone Transaction.

•	Predecessor’s nine months ending September 24, 2006.

1. Summary of Business Activities

Business Overview

Pinnacle Foods Finance LLC (hereafter referred to as the “Company” or “PFF”) is a leading producer, marketer and distributor of high quality, branded convenience food products, the products and operations of which are managed and reported in two operating segments: (i) dry foods and (ii) frozen foods. The Company’s dry foods segment consists primarily of Vlasic® pickles, peppers and relish products, Duncan Hines® baking

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

mixes and frostings, Mrs. Butterworth’s® and Log Cabin® syrups and pancake mixes, Open Pit® barbecue sauce and Armour® canned meats, as well as food service and private label products. The Company’s frozen foods segment consists primarily of Swanson® and Hungry-Man® frozen foods products, Van de Kamp’s® and Mrs. Paul’s® frozen seafood, Aunt Jemima® frozen breakfasts, Lender’s® bagels and Celeste® frozen pizza, as well as food service and private label products.

History and the Blackstone Transaction

On May 22, 2001, Pinnacle Foods Holding Corp. (“PFHC”) acquired certain assets and assumed certain liabilities of the North American business of Vlasic Foods International Inc. (“VFI”). The North American business consisted of the Swanson and Hungry-Man frozen food, Vlasic pickles, peppers and relish and Open Pit barbecue sauce businesses. PFHC was incorporated on March 29, 2001 but had no operations until the acquisition of the North American business of VFI.

Crunch Holding Corp. (“CHC”), a Delaware corporation indirectly owned by J.P. Morgan Partners, LLC, J.W. Childs Associates, L.P. and CDM Investor Group LLC, acquired PFHC on November 25, 2003 (the “Pinnacle Transaction”).

On November 25, 2003, Aurora Foods Inc. (“Aurora”) entered into a definitive agreement with Crunch Equity Holding, LLC, the parent of CHC. The definitive agreement provided for a comprehensive restructuring transaction in which PFHC was merged with and into Aurora, with Aurora surviving the merger, following the filing and confirmation of a pre-negotiated bankruptcy reorganization case with respect to Aurora under Chapter 11 of the U.S. Bankruptcy Code. On December 8, 2003, Aurora and its subsidiary, Sea Coast Foods, Inc., filed their petitions for reorganization with the Bankruptcy Court. On February 20, 2004, the First Amended Joint Reorganization Plan of Aurora Foods Inc. and Sea Coast Foods, Inc., as modified, dated February 17, 2004, were confirmed by order of the Bankruptcy Court. This restructuring transaction was completed on March 19, 2004, and the surviving company was renamed Pinnacle Foods Group Inc. (“PFGI”) (the “Aurora Merger”).

On March 1, 2006, PFGI acquired certain assets and assumed certain liabilities of the food products business (the “Armour Business”) of The Dial Corporation for $189.2 million in cash. The acquisition of the Armour Business complemented PFGI’s existing product lines that together provide growth opportunities and scale. The Armour Business is a leading manufacturer, distributor and marketer of products in the $1.0 billion canned meat category. For the year ended December 31, 2005, the Armour Business had net sales of approximately $225 million. The Armour Business offers products in twelve of the fifteen segments within the canned meat category and maintains the leading market position in the Vienna sausage, potted meat and sliced beef categories. The business also includes meat spreads, chili, luncheon meat, corned and roast beef hash and beef stew. The majority of the products are produced at the manufacturing facility located in Ft. Madison, Iowa, which was acquired in the transaction. Products are sold under the Armour brand name as well as private label and certain co-pack arrangements.

On February 10, 2007, CHC, PFGI’s parent company, entered into an Agreement and Plan of Merger with Peak Holdings LLC (“Peak Holdings”), a Delaware limited liability company controlled by affiliates of The Blackstone Group, Peak Acquisition Corp. (“Peak Acquisition”), a wholly owned subsidiary of Peak Holdings, and Peak Finance LLC (“Peak Finance”), an indirect wholly owned subsidiary of Peak Acquisition, providing for the acquisition of CHC. Under the terms of the Agreement and Plan of Merger, the purchase price for CHC was $2,162.5 million in cash less the amount of indebtedness (including capital lease obligations) of CHC and its subsidiaries outstanding immediately prior to the closing and certain transaction costs, subject to purchase price adjustments based on the balance of working capital and indebtedness as of the closing. Pursuant to the Agreement and Plan of Merger,

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

immediately prior to the closing, CHC contributed all of the outstanding shares of capital stock of its wholly owned subsidiary, Pinnacle Foods Group Inc. (“PFGI”), to a newly-formed Delaware limited liability company, PFF. At the closing, Peak Acquisition merged with and into CHC, with CHC as the surviving corporation, and Peak Finance merged with and into PFF, with PFF as the surviving entity. As a result of the Merger, CHC became a wholly-owned subsidiary of Peak Holdings. This transaction closed on April 2, 2007 (the “Blackstone Transaction”).

For purposes of identification and description, Pinnacle Foods Group Inc. (“PFGI”), is referred to as the “Predecessor” for the period prior to the Blackstone Transaction occurring on April 2, 2007, and Pinnacle Foods Finance LLC (“PFF” or the “Company”) is referred to as the “Successor” for the period subsequent to the Blackstone Transaction.

Each share of CHC’s issued and outstanding stock immediately prior to closing was converted into the right to receive the per share merger consideration (approximately $1.975 per share) in cash. The aggregate purchase price was approximately $2,162.5 million, including the repayment of outstanding debt under the Predecessor’s senior secured credit facilities and senior subordinated notes and the assumption of capital lease obligations. The purchase price adjustment was approximately $2.3 million, was finalized in August 2007 and is included in the amounts below.

In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets,” which establish accounting and reporting for business combinations. SFAS No. 141 requires all business combinations be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. The Successor has accounted for the Blackstone Transaction in accordance with these standards. The acquisition of CHC is being treated as a purchase with Peak Holdings (whose sole asset is its indirect investment in the common stock of PFF) as the accounting acquiror in accordance with SFAS No. 141, and is accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 88-16, “Basis in Leveraged Buyout Transactions.”

The cost of the Blackstone Transaction consists of:

Stated purchase price	$2,162,500
Working capital and other adjustments	(2,338)
Assumed debt	(1,278)

Subtotal—merger consideration	2,158,884
Transaction costs	70,879

Total cost of acquisition	$2,229,763

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

The purchase price allocation discussed below is preliminary and subject to finalization of appraisals and accounting for income taxes. Portions of the purchase price, including intangible assets, are being identified by independent appraisers utilizing proven valuation procedures and techniques. While the Company is awaiting receipt of the final valuation report supporting the valuation of inventories, fixed assets and intangible assets, the amounts listed below are based upon a preliminary analysis. The following table summarizes the preliminary allocation of the total cost of the Blackstone Transaction to the assets acquired and liabilities assumed:

Assets acquired:
Cash	$16,701
Accounts receivable	103,921
Inventories	198,459
Other current assets	6,557
Plant assets	280,800
Tradenames	1,084,517
Customer relationships	136,891
Other assets	53,680
Goodwill	879,024

Fair value of assets acquired	2,760,550
Accounts payable	70,927
Accrued liabilities	105,851
Pension and other postretirement benefits	20,164
Other long-term liabilities	7,590
Deferred tax liabilities	324,977
Capital leases	1,278

Purchase price	$2,229,763

Based upon the preliminary allocation, the value assigned to intangible assets totaled $2,154.1 million. Of the total intangible assets, $53.7 million has been assigned to recipes and formulas, with $23.9 million allocated to the dry foods segment and $29.8 million allocated to the frozen foods segment. The recipes and formulas are being amortized over 10 years. In addition, $136.9 million has been assigned to customer relationships, with $62.5 million allocated to the dry foods segment and $74.4 million allocated to the frozen segment. Customer relationships are being amortized over periods ranging from seven to forty years. The Company has also assigned $1,084.5 million to the value of the tradenames acquired, with $801.0 million allocated to the dry foods segment and $283.5 million allocated to the frozen foods segment. The values of the tradenames are not subject to amortization. Goodwill, which is also not subject to amortization, totaled $879.0 million, with $541.2 million allocated to the dry foods segment and $337.8 million allocated to the frozen foods segment. No new tax-deductible goodwill or intangible assets were created as a result of the Blackstone Transaction, but historical tax-deductible goodwill and intangible assets in the amount of $603.0 million do exist.

In accordance with the requirements of the purchase method of accounting for acquisitions, inventories as of April 2, 2007 are required to be valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products we estimated to be $40.2 million higher than the Predecessor’s historical manufacturing cost. The Successor’s cost of products sold for the three and six months ended September 30, 2007 includes pre-tax charges of $4.3 million and $40.2 million related to the finished products sold during the period from April 2, 2007 to September 30, 2007.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

The Blackstone Transaction was financed through borrowings of a $1,250 million term loan and a $10 million revolver drawing under the Successor’s Senior Secured Credit Facilities, $325 million of Senior Notes and $250 million of Senior Subordinated Notes, all issued on April 2, 2007, a $422.2 million equity contribution from the Blackstone Group and other investors and $12.3 million in existing cash, less deferred financing costs of $39.8 million.

Other Blackstone Transaction-Related Matters

Immediately prior to closing, pursuant to their original terms, all of the Predecessor’s outstanding stock options vested and the Predecessor exercised its purchase option to purchase at fair value all of the shares of common stock to be acquired by exercise of options held by employees pursuant to the Predecessor’s Stock Option Plan. As a result, compensation expense of approximately $8.4 million was recorded in the Consolidated Statement of Operations of the Predecessor immediately before the Blackstone Transaction related to the fair value of the options exercised.

On March 8, 2007, the Predecessor commenced a cash tender offer to purchase any and all of the outstanding 8.25% Senior Subordinated Notes due 2013 of the Predecessor (the “Predecessor Notes”), and a related consent solicitation to amend the indenture pursuant to which the Predecessor Notes were issued. The tender offer and consent solicitation were made in connection with the Blackstone Transaction. The tender offer and consent solicitation were made upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated March 8, 2007 and the related Consent and Letter of Transmittal. The total cost of the cash tender offer for the Predecessor Notes was $35.5 million and was recorded as a charge in the Consolidated Statement of Operations of the Predecessor immediately before the Blackstone Transaction.

Due to the cash tender offer for the Predecessor Notes and the repayment in full of the Predecessor’s senior secured credit facility, which were both done in connection with the Blackstone Transaction, the Predecessor recorded in the Consolidated Statement of Operations of the Predecessor immediately before the Blackstone Transaction a charge of $24.1 million for the unamortized portion of the deferred financing costs and a credit of $5.2 million for the unamortized portion of the original issue premium on the Predecessor Notes.

The closing of the transaction represented a change in control under certain Predecessor contracts, including the former Chairman’s employment agreement as well as contracts with affiliates of the former Chairman. As a result, the Predecessor was required to pay $12.9 million pursuant to these agreements and recorded a charge for such amount in the Consolidated Statement of Operations of the Predecessor immediately before the Blackstone Transaction.

The Management Agreement between the Predecessor and JPMorgan Partners, LLC and J.W. Childs Associates, L.P. was terminated at closing.

Pro forma Information

The following schedule includes consolidated statements of operations data for the unaudited pro forma results for the nine months ended September 30, 2007 and September 24, 2006 as if the Blackstone Transaction had occurred as of the beginning of each of the fiscal years shown below. The pro forma information includes the actual results with pro forma adjustments for the change in interest expense related to the new financing, purchase accounting adjustments related to fixed assets, intangible assets, pension and other post-employment benefit liabilities, the cancellation of certain contracts of the Predecessor and related adjustments to the provision for income taxes.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

The unaudited pro forma information is provided for illustrative purposes only. It does not purport to represent what the consolidated results of operations would have been had the Blackstone Transaction occurred on the date indicated above, nor does it purport to project the consolidated results of operations for any future period or as of any future date.

	Nine months ended September 30, 2007	Nine months ended September 26, 2006
Net sales	$1,095,267	$1,024,888
Earnings before interest and taxes	$6,045	$80,248
Net Loss	$(142,134)	$(65,947)

Pro forma depreciation and amortization expense included above was $44,190 for the nine months ended September 30, 2007 and $44,008 for the nine months ended September 24, 2006.

Included in earnings before interest and taxes in the pro forma information above for the nine months ended September 30, 2007 are the following material charges:

Nine months ended September 30, 2007
Flow through of fair value of the inventories over manufactured cost as of April 2, 2007	$40,179
Merger-related costs	49,129
Stock-based compensation related to the vesting of options due to the Blackstone Transaction	8,373

Impact on earnings before interest and taxes	$97,681

2. Interim Financial Statements

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the Company’s financial position as of September 30, 2007, and the results of operations and cash flows for the Predecessor for the period from January 1, 2007 to April 2, 2007 and for the Successor for the period from April 2, 2007 to September 30, 2007. The results of operations are not necessarily indicative of the results to be expected for the full year. The accompanying unaudited consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes of the Predecessor for the year ended December 31, 2006.

3. Acquisition

Acquisition of the Food Products Business of The Dial Corporation

On March 1, 2006, PFGI acquired certain assets and assumed certain liabilities of the food products business (the “Armour Business”) of The Dial Corporation for an initial purchase price of $183 million in cash. The assets acquired include inventory, a production facility, machinery and equipment, contract rights and certain intangible assets, including trademarks and licenses. The liabilities assumed include a post-retirement medical benefit for certain employees, vacation pay liabilities and severance liabilities. According to the purchase agreement, the

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

purchase price was to be increased dollar for dollar after the closing date if the value of inventory included with the Armour Business at closing exceeded a specified target or decreased dollar for dollar if the value of the inventory at closing was less than such target. Based upon the final value of the inventory, PFGI paid to The Dial Corporation $2,271 in December 2006, which was recorded as additional purchase consideration.

The acquisition of the Armour Business complemented PFGI’s existing product lines that together provide growth opportunities and scale. The Armour Business is a manufacturer, distributor and marketer of products in the canned meats category. Primarily all of the products are produced at the manufacturing facility located in Ft. Madison, Iowa, which was acquired in the transaction. Products are sold under the Armour brand name as well as private-label and certain co-pack arrangements. The Armour Business offers products in twelve of the fifteen segments within the canned meat category, including Vienna sausage, potted meat, and sliced dried beef.

The acquisition of the Armour Business was accounted for under the purchase method of accounting. Accordingly, the results of the Armour Business are included in the consolidated financial statements from the acquisition date. The Armour Business results of operations and assets are included in the dry foods segment.

The cost of the Armour Business consists of:

Purchase price	$185,271
Acquisition costs	3,937

Total cost of acquisition	$189,208

Portions of the purchase price, including intangible assets, were identified and valued by independent appraisers utilizing proven valuation procedures and techniques. The other current asset is the value PFGI ascribed to the services performed by Dial under a transition services agreement that expired on June 28, 2006. The value was based upon the estimated cost of providing such services and was expensed over the 120 days of the agreement (through June 28, 2006). The following table summarizes the final allocation of the total cost of the Armour acquisition to the assets acquired and liabilities assumed:

Assets acquired:
Plant assets	$47,376
Inventories	41,531
Other current asset	2,000
Tradenames	39,000
Recipes and formulas	5,000
Private label customer relationships	20,000
Goodwill	43,767

Fair value of assets acquired	198,674
Liabilities assumed
Other accrued liabilities	2,210
Postretirement benefit liability	7,256

Total cost of acquisition	$189,208

The value assigned to total intangible assets amounted to $107,767. Of the total intangible assets, $5,000 is assigned to recipes and formulas, which are being amortized over 5 years and $20,000 is assigned to private label

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

customer relationships, which are being amortized over seven years. In addition, $39,000 is assigned to tradenames that are not subject to amortization. Goodwill, which is not subject to amortization, amounted to $43,767. All of the intangible assets acquired in the transaction are recorded within the dry foods segment and will result in approximately $103 million of tax deductible goodwill and intangible assets.

In accordance with the requirements of the purchase method of accounting for acquisitions, inventories as of March 1, 2006 were valued at fair value (net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity) which in the case of finished products was $4,580 higher than Dial’s historical manufacturing cost and in the case of work-in-progress was $180 higher than Dial’s historical manufacturing cost. The Company’s cost of products sold for the three and nine months ended September 24, 2006 includes pre-tax charges of $190 and $4,760, respectively, related to the flow through of the increase in fair value.

Pro forma Information

The following schedule includes consolidated statements of operations data for the unaudited pro forma results for the nine months ended September 24, 2006 as if the Armour Business had been acquired as of the beginning of fiscal 2006. The pro forma information includes the actual results with pro forma adjustments for the change in interest expense related to the additional borrowings to fund the acquisition, purchase accounting adjustments resulting in changes to depreciation expense and related adjustments to the provision for income taxes.

The unaudited pro forma information is provided for illustrative purposes only. It does not purport to represent what the consolidated results of operations would have been had the Armour Business been acquired on the date indicated above, nor does it purport to project the consolidated results of operations for any future period or as of any future date.

Nine months ended September 24, 2006
Net sales	$1,054,682
Earnings before interest and taxes	$92,188
Net earnings	$4,065

Pro forma depreciation and amortization expense included above was $33,178.

Included in earnings before interest and taxes in the pro forma information above for the nine months ended September 24, 2006 are the following material charges:

Nine months ended September 24, 2006
Flow through of fair value of the Armour Business inventories over manufactured cost as of March 1, 2006	$4,760
Stock-based compensation expense	1,415

Impact on earnings before interest and taxes	$6,175

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

4. Restructuring and Impairment Charges

Predecessor

Frozen Food Segment

Omaha, Nebraska Production Facility

On April 7, 2004, PFGI made and announced its decision to permanently close its Omaha, Nebraska production facility, as part of the its plan of consolidating and streamlining production activities after the Aurora Merger. Production from the Omaha plant, which manufactured Swanson frozen entree retail products and frozen foodservice products, ceased in December 2004 and has been relocated to the Fayetteville, Arkansas and Jackson, Tennessee production facilities.

Activities related to the closure of the plant were completed in the first quarter of 2005 and resulted in the elimination of 411 positions. From the announcement in April 2004 through the second quarter of 2007, PFGI recorded restructuring charges totaling $19.6 million, pertaining to its decision to permanently close the Omaha, Nebraska production facility. The charges incurred have been included in Other expense (income), net line in the Consolidated Statement of Operations. All such charges are reported under the frozen foods business segment. During the second quarter of 2007, the plant and remaining assets were sold for $2.2 million.

Erie, Pennsylvania Production Facility

On April 29, 2005, PFGI’s board of directors approved a plan to permanently close its Erie, Pennsylvania production facility, as part of PFGI’s plan of consolidating and streamlining production activities after the Aurora Merger. Production from the Erie plant, which manufactured Van de Kamp’s and Mrs. Paul’s frozen seafood products and Aunt Jemima frozen breakfast products, has been relocated primarily to the Jackson, Tennessee production facility. Activities related to the closure of the plant were completed in 2006 and resulted in the elimination of approximately 290 positions. Employee termination activities commenced in July 2005 and were substantially completed by the end of the first quarter of 2006. From the date of the announcement, through the fourth quarter of 2006, PFGI incurred charges totaling $7.3 million related to the shutdown of the Erie, Pennsylvania production facility. These charges incurred have been included in the Other expense (income), net line in the Consolidated Statement of Operations. All such charges are reported under the frozen foods business segment. During the fourth quarter of 2006, the plant and any remaining equipment was sold for $1.8 million.

5. Stock-Based Compensation Expense

2007 Peak Holdings Equity Compensation Plan

Peak Holdings, the ultimate parent of the Company, has adopted an equity compensation plan providing for the issuance of up to 10,000 profits interest units in Peak Holdings. Pursuant to the equity plan, certain officers, employees, managers and directors are eligible to receive grants of the profits interest units. Except as otherwise provided by the plan administrator, 25% of the units shall time vest annually over five years from the effective date of the grant, which was April 2, 2007, and 50% of the units vest annually over five years on April 2, based upon annual and cumulative earnings performance, as defined. The remaining 25% of the units will vest upon the occurrence of a liquidity event, as defined, in which the original investors in the Blackstone Transaction receive a stipulated internal rate of return on their investment.

As of September 30, 2007, 8,049 of the profits interest units remain outstanding.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

2007 Crunch Holding Corp. Stock Incentive Plan

Crunch Holding Corp. (“CHC”), which indirectly owns all of the equity interest in the Company, has adopted a stock option plan (the “2007 Stock Incentive Plan”) providing for the issuance of up to 20,000 shares of CHC’s common stock. Pursuant to the option plan, certain officers, employees, managers, directors and other persons are eligible to receive grants of nonqualified stock options, as permitted by applicable law. Except as otherwise provided by the plan administrator, 25% of the options shall time vest annually over five years from the effective date of the grant which was April 2, 2007, and 50% of the options vest annually over five years on April 2, based upon annual and cumulative earnings performance, as defined. The remaining 25% of the options will vest upon the occurrence of a liquidity event, as defined, in which the original investors in the Blackstone Transaction receive a stipulated internal rate of return on their investment. Options under the plan have a termination date of 10 years from the date of issuance.

The following table summarizes the stock option transactions under the 2007 Stock Incentive Plan:

	Number of Shares	Weighted Average Exercise Price	Average Remaining Life	Aggregate Intrinsic Value (000’s)
Granted	6,060	$471.87
Exercised	—	—
Forfeitures	—	—

Outstanding—September 30, 2007	6,060	471.87	9.98	$2,859,532

Exercisable—September 30, 2007	—	$—	—	$—

The following table summarizes stock-based compensation expense related to 2007 Peak Holdings Equity Compensation Plan, the 2007 Crunch Holding Corp. Stock Incentive Plan and the Predecessor’s employee stock options and employee stock purchases under SFAS No. 123(R):

	Three months ended		Nine months ended
	Successor	Predecessor	Successor	Predecessor
	Three months ended September 30, 2007	Three months ended September 24, 2006	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 24, 2006
Cost of products sold	$4	$41	$8	$1,230	$123
Marketing and selling expenses	29	113	52	3,071	340
Administrative expenses	189	452	338	4,126	2,130
Research and development expenses	2	14	4	351	42

Pre-tax stock-based compensation expense	$224	$620	$402	$8,778	$2,635

Income tax-benefit	—	(2)	—	(2)	(6)

Net stock-based compensation expense	$224	$618	$402	$8,776	$2,629

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

6. Other Expense (Income), net

	Three months ended		Nine months ended
	Successor	Predecessor	Successor	Predecessor
	Three months ended September 30, 2007	Three months ended September 24, 2006	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 24, 2006
Other expense (income) consists of Restructuring and impairment charges		$3,013	$13	$14	$4,008
Amortization of intangibles/other assets	9,397	1,911	11,308	1,911	5,504
Merger-related costs	—	—	—	49,129	—
Royalty expense (income), net and other	(45)	14	(69)	(44)	152

Total other expense	$9,352	$4,938	$11,252	$51,042	$9,664

Restructuring charges. As described in Note 4, PFGI incurred costs and asset write-downs in connection with the planned shutdown of the Omaha, Nebraska and Erie, Pennsylvania facilities.

Merger-related costs. As discussed in Note 1, the Predecessor incurred certain costs immediately before the Blackstone Transaction. The costs included $35.5 million related to the cash tender offer for the 8.25% Senior Subordinated Notes, $12.9 million related to the termination of certain contracts, and $0.7 million related to payroll taxes for a total of $49.1 million.

7. Inventories

	Successor	Predecessor
	September 30, 2007	September 24, 2006
Raw materials, containers and supplies	$41,731	$34,829
Finished product	172,169	146,206

	213,900	181,035
Reserves	(1,391)	(2,735)

Total	$212,509	$178,300

Reserves represent amounts necessary to adjust the carrying value of inventories to the lower of cost or net realizable value, including any costs to sell or dispose.

The Company has various purchase commitments for raw materials, containers, supplies and certain finished products incident to the ordinary course of business. Such commitments are not at prices in excess of current market.

In the second quarter of 2007, in connection with the Blackstone Transaction, inventories were required to be valued at fair value, which the Company has preliminarily estimated at $40.2 million higher than the Predecessor’s historical manufacturing cost. As of September 30, 2007, the entire $40.2 million has been charged to cost of products sold.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

8. Goodwill and Other Assets

Goodwill

	Predecessor
	December 31, 2006	Adoption of FIN 48	Goodwill due to Blackstone Merger	April 2, 2007
Dry Foods	$334,494	$1,070	$(335,564)	$—
Frozen Foods	67,667	—	(67,667)	—

Total	$402,161	$1,070	$(403,231)	$—

	Successor
	April 2, 2007	Other Adjustment	September 30, 2007
Dry Foods	541,203	(882)	$540,321
Frozen Foods	337,821	(561)	337,260

Total	$879,024	$(1,443)	$877,581

Predecessor—As discussed in Note 16, the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: An Interpretation of Statement of Financial Accounting Standards (“SFAS”) Statement No. 109” (“FIN 48”), resulted in a $1,070 increase to goodwill acquired in the Pinnacle Transaction.

Successor—SFAS No. 142, “Goodwill and Other Intangible Assets,” establishes accounting and reporting for business combinations. It provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis or more often when events indicate. SFAS No. 141 “Business Combinations” requires all business combinations be accounted for using the purchase method of accounting. The Successor has accounted for the Blackstone Transaction in accordance with these standards. The preliminary purchase price allocation for the Blackstone Transaction resulted in $879.0 million in goodwill. The purchase price allocation by segment resulted in $541.2 million in Dry Foods and $337.8 million in Frozen Foods.

As discussed in Note 16, the application of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: An Interpretation of Statement of Financial Accounting Standards (“SFAS”) Statement No. 109” (“FIN 48”), and the expiration of certain statutes of limitation relating to certain tax returns for prior years during the six months ended September 30, 2007 resulted in a $1,443 decrease to goodwill.

Other Assets

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Amortizable intangibles, net of accumulated amortization of $11,308 and $15,683, respectively	$179,263	$30,348
Deferred financing costs, net of accumulated amortization of $6,575 and $18,405, respectively	33,176	26,049

Total	$212,439	$56,397

Predecessor—Amortizable intangible assets relate primarily to recipes acquired in the Aurora Merger, which have been assigned a five-year estimated useful life for amortization purposes, and recipes and private label customer relationships acquired with the acquisition of the Armour business, which have been assigned

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

five-year and seven-year estimated useful lives, respectively, for amortization purposes. Amortization expense during the period January 1, 2007 to April 2, 2007 was $1,911. Amortization expense during the three and nine months ended September 24, 2006 was $1,911 and $5,504, respectively.

Deferred financing costs relate to the Predecessor Senior Secured Credit Facilities (as defined below) and Predecessor Notes. Amortization expense during the period January 1, 2007 to April 2, 2007 was $1,977. Amortization expense during the three and nine months ended September 24, 2006 was $1,966 and $5,224, respectively. Deferred financing costs and the resulting accumulated amortization, net, of $24.1 million was written off by the Predecessor just prior to the Blackstone Transaction.

Successor—Based on the preliminary purchase price allocation related to the Blackstone Merger, we have assigned a value of $53,680 and $136,891 to recipes and customer relationships. Recipes have been assigned a ten-year estimated useful life for amortization purposes and are being amortized on a straight-line basis. Customer relationships have been assigned estimated useful lives ranging from seven to forty years and are being amortized on a double declining balance basis. Amortization during the three and six months ended September 30, 2007 was $9,397 and $11,308, respectively. Estimated amortization expense for each of the next five years is as follows: remainder of 2007—$5,654, 2008—$19,740, 2009—$16,686, 2010—$13,560, 2011—$13,358, thereafter—$110,265.

Deferred financing costs, which relate to the Senior Secured Credit Facility, Senior Notes and Senior Subordinated Notes entered into in connection with the Blackstone Transaction amounted to $39,752. Amortization during the three and six months ended September 30, 2007 was $1,188 and $6,575, respectively.

9. Debt and Interest Expense

	Successor	Predecessor
	September 30, 2007	December 31, 2006
Notes payable
Successor
—Revolving credit facility	$2,500
—Other	535
Predecessor
—Other		$210

Total notes payable	$3,035	$210

Long-term debt
Successor
—Senior secured credit facility—term loan	$1,246,875
—9 1/4% Senior notes	325,000
— 10 5/8% Senior subordinated notes	250,000
—Capital lease obligations	1,111
Predecessor
—Senior secured credit facility—term loan		$521,187
—8 1/4% Senior subordinated notes		394,000
—Plus: unamortized premium on senior subordinated notes		5,360
—Capital lease obligations		206

	1,822,986	920,753
Less: current portion of long-term obligations	12,732	123

Total long-term debt	$1,810,254	$920,630

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

	Three months ended
	Successor	Predecessor
Interest expense	Three months ended September 30, 2007	Three months ended September 24, 2006

Third party interest expense	$40,073	$21,117
Related party interest expense	1,119	482
Interest rate swap (gains) losses (Note 11)	(992)	3,714

	$40,200	$25,313

	Nine months ended
	Successor	Predecessor
	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 24, 2006

Third party interest expense	$84,993	$38,654	$63,751
Related party interest expense	1,432	9	572
Interest rate swap (gains) losses (Note 11)	(1,894)	416	2,382

	$84,531	$39,079	$66,705

Predecessor—In November 2003, the Predecessor entered into a $675.0 million Credit Agreement (“Predecessor Senior Secured Credit Facilities”) with JPMorgan Chase Bank (a related party of JPMorgan Partners, LLC as noted in Note 13) and other financial institutions as lenders, which provided for a $545.0 million seven-year term loan B facility, of which $120.0 million was made available on November 25, 2003 and $425.0 million was made available as a delayed draw term loan on the closing date of the Aurora Merger on March 19, 2004. Concurrently with the acquisition of the Armour Business but effective as of February 14, 2006, the Company entered into an Amendment No. 4 and Agreement to the Senior Secured Credit Facilities (“Amendment No. 4”). Among other things, Amendment No. 4 approved the Armour acquisition and provided for the making of $143.0 million of additional tack-on term loans to fund a portion of the acquisition. The Senior Secured Credit Facilities also provided for a six-year $130.0 million revolving credit facility, of which up to $65.0 million was made available on November 25, 2003, and the remaining $65.0 million was made available on the closing date of the Aurora Merger on March 19, 2004. There were no borrowings outstanding under the revolver as of December 31, 2006.

As of December 31, 2006, $2,748 of the term loan was owed to affiliates of JPMorgan Chase Bank.

A commitment fee of 0.50% per annum was applied to the unused portion of the revolving credit facility. There were no borrowings under the revolving credit facility during 2007 for the Predecessor. As of April 2, 2007, the Eurodollar interest rate on the term loan facility was 7.36% and the commitment fee on the undrawn revolving credit facility was 0.50%. For the three and nine months ended September 24, 2006, the weighted average interest rate on the term loan was 7.43% and 7.69%, respectively. For the nine months ended September 24, 2006, the weighted average interest rate on the revolving credit facility was 9.62%. There were no borrowings under the revolving credit facility during the three months ended September 24, 2006. As of September 24, 2006, the Eurodollar interest rate on the term loan facility was 7.47% and the commitment fee on the undrawn revolving credit facility was 0.50%.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

In connection with the Blackstone Transaction described in Note 1, the Predecessor Senior Secured Credit Facilities were paid in full.

PFGI paid a commission on the face amount of all outstanding letters of credit drawn under the Predecessor Senior Secured Credit Facilities at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar loans under the revolving credit loan facility minus the fronting fee (as defined). A fronting fee equal to 1/4% per annum on the face amount of each letter of credit is payable quarterly in arrears to the issuing lender for its own account. The Predecessor also paid a per annum fee equal to 1/2% on the undrawn portion of the commitments in respect of the revolving credit facility. Total letters of credit issuable under the facilities could not exceed $40,000. As of December 31, 2006 the Predecessor had utilized $9,222 of the revolving credit facility for letters of credit. Of the $130,000 revolving credit facility available, as of December 31, 2006, the Predecessor had an unused balance of $120,778, available for future borrowings and letters of credit, of which a maximum of $30,778 was available for letters of credit.

In November 2003 and February 2004, the Company issued $200.0 million and $194.0 million, respectively, 8.25% senior subordinated notes. The February 2004 notes resulted in gross proceeds of $201.0 million, including premium. The terms of the February 2004 notes were the same as the November 2003 notes and were issued under the same indenture.

On March 8, 2007, the Predecessor commenced a cash tender offer to purchase any and all of the outstanding 8.25% Senior Subordinated Notes due 2013 of the Predecessor (the “Predecessor Notes”), and a related consent solicitation to amend the indenture pursuant to which the Predecessor Notes were issued. The tender offer and consent solicitation were made in connection with the Blackstone Transaction. The tender offer and consent solicitation were made upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated March 8, 2007 and the related Consent and Letter of Transmittal. The total cost of the cash tender offer for the Predecessor Notes was $35.5 million and was recorded as a charge in the Other Expense (Income), net line of the Consolidated Statement of Operations of the Predecessor immediately before the Blackstone Transaction.

Successor—As part of the Blackstone Transaction as described in Note 1, Peak Finance LLC entered into a $1,375.0 million credit agreement (the “Credit Agreement”) in the form of (i) Term Loans in an initial aggregate amount of $1,250.0 million (“Senior Secured Credit Facility”) and (ii) Revolving Credit Commitments in the initial aggregate amount of $125.0 million (the “Revolving Credit Facility”). The term loan matures April 2, 2014. The first scheduled payment for the term loan was $3,125 in September 2007. The Revolving Credit Facility matures April 2, 2013. As of September 30, 2007, there were borrowings of $2,500 under the Revolving Credit Facility. Peak Finance LLC merged with and into PFF on April 2, 2007 at the closing of the Blackstone Transaction.

As of September 30, 2007, $44,888 of the term loan was owed to affiliates of the Blackstone Group.

The Company’s borrowings under the Senior Secured Credit Facility bear interest at a floating rate and are maintained as base rate loans or as Eurodollar loans. Base rate loans bear interest at the base rate plus the applicable base rate margin, as defined in the Senior Secured Credit Facility. The base rate is defined as the higher of (i) the prime rate and (ii) the Federal Reserve reported overnight funds rate plus 1/2 of 1%. Eurodollar loans bear interest at the adjusted Eurodollar rate, as described in the Senior Secured Credit Facility, plus the applicable Eurodollar rate margin.

The applicable margins with respect to our Revolving Credit Facility will vary from time to time in accordance with the terms thereof and agreed upon pricing grids based on the Company’s leverage ratio as

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

defined the Credit Agreement. The applicable rates with respect to the Senior Secured Credit Facility and the Revolving Credit Facility are currently:

Applicable Rate (per annum)

Eurocurrency Rate for Revolving Loans and Letter of Credit Fees	Base Rate for Revolving Loans	Commitment Fees Rate	Eurocurrency Rate for Term Loans	Base Rate for Term Loans
2.75%	1.75%	0.50%	2.75%	1.75%

The obligations under the Credit Agreement are unconditionally and irrevocably guaranteed by each of the Company’s direct or indirect domestic subsidiaries (collectively, the “Guarantors”). In addition, the Credit Agreement is collateralized by first priority or equivalent security interests in (i) all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and 65% of the capital stock of, or other equity interests in, each direct foreign subsidiary of the Company, or any of its domestic subsidiaries and (ii) certain tangible and intangible assets of the Company and the Guarantors (subject to certain exceptions and qualifications).

A commitment fee of 0.50% per annum is applied to the unused portion of the Revolving Credit Facility. For the three and six months ended September 30, 2007, the weighted average interest rate on the term loan was 8.11% and 8.10%, respectively. The company borrowed $10 million of the Revolving Credit Facility in April 2007 which was subsequently paid back during the second quarter. For the three and six months ended September 30, 2007, the weighted average interest rate on the Revolving Credit Facility was 9.50%. As of September 30, 2007, the Eurodollar interest rate on the term loan facility is 7.95%. As of September 30, 2007 the base rate interest rate on the revolving credit facility is 9.50%, and the commitment fee on the undrawn revolving credit facility is 0.50%.

The Company pays a fee for all outstanding letters of credit drawn against our Revolving Credit Facility at an annual rate equivalent to the Applicable Rate then in effect with respect to Eurodollar loans under the Revolving Credit Facility, less the fronting fee payable in respect of the applicable letter of credit. The fronting fee is equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. The fronting fees are computed on a quarterly basis in arrears. Total letters of credit issued under the Revolving Credit Facility agreement cannot exceed $25.0 million. As of September 30, 2007, the Company had utilized $11,995 of the Revolving Credit Facility for letters of credit. Of the $125,000 revolving credit facility available, the Company had an unused balance of $110.5 million available for future borrowing and letters of credit, of which $13.0 million can be used for letters of credit.

On April 2, 2007, as part of the Blackstone Transaction described in Note 1, the Company issued $325.0 million 9 1/4% Senior Notes (the “Senior Notes”) due 2015, and $250.0 million 10 5/8% Senior Subordinated Notes (the “Senior Subordinated Notes”) due 2017. The Senior Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior secured indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries. The Senior Subordinated Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries. See Note 17 for Guarantor and Nonguarantor Financial Statements.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

The Company may redeem some or all of the Senior Notes at any time prior to April 1, 2011, and some or all of the Senior Subordinated Notes at any time prior to April 1, 2012, in each case at a price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. The “Applicable Premium” is defined as the greater of (1) 1.0% of the principal amount of such note; and (2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Senior Note at April 1, 2011 or Senior Subordinated Note at April 1, 2012, plus (ii) all required interest payments due on such Senior Note through April 1, 2011 or Senior Subordinated Note through April 1, 2012 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of such note.

The Company may redeem the Senior Notes or the Senior Subordinated Notes at the redemption prices listed below, if redeemed during the twelve-month period beginning on April of each of the years indicated below:

Senior Notes

Year	Percentage
2011	104.625%
2012	102.313%
2013 and thereafter	100.000%

Senior Subordinated Notes

Year	Percentage
2012	105.313%
2013	103.542%
2014	101.771%
2015 and thereafter	100.000%

In addition, until April 1, 2010, the Company may redeem up to 35% of the aggregate principal amount of Senior Notes or Senior Subordinated Notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the Senior Notes or Senior Subordinated Notes, plus accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, subject to the right of Holders of Senior Notes or Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds received by us from one or more equity offerings; provided that (i) at least 50% of the aggregate principal amount of Senior Notes or Senior Subordinated Notes originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption; and (ii) each such redemption occurs within 90 days of the date of closing of each such equity offering.

The Company and its subsidiaries, affiliates or significant shareholders (including The Blackstone Group L.P. and its affiliates) may from time to time, in their sole discretion, purchase, repay, redeem or retire any of the Company’s outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer or otherwise.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

10. Pension and Retirement Plans

As of September 30, 2007, the Company maintains a noncontributory defined benefit pension plan that covers substantially all eligible union employees and provides benefits generally based on years of service and employees’ compensation. The Company’s pension plan is funded in conformity with the funding requirements of applicable government regulations. As disclosed in the Company’s Consolidated Financial Statements for the fiscal year ended December 31, 2006, the Company expected to make a contribution of $650 during the current fiscal year. This contribution was made in September of 2007.

The Company also maintains a postretirement benefits plan that provides health care and life insurance benefits to eligible retirees, covers most U.S. employees and their dependents and is self-funded. Employees who have 10 years of service after the age of 45 and retire are eligible to participate in the postretirement benefit plan. Upon amendments that became effective on May 23, 2004, the Company’s net out-of-pocket costs for postretirement health care benefits were substantially reduced as certain retired employees are now required to pay 100% of the monthly premium cost, as calculated by its insurance administrator.

The components of net periodic benefit cost, including the expense related to the employees of the Armour Business from the date of acquisition, included in the Consolidated Statements of Operations are as follows:

	Three months ended		Nine months ended
	Successor	Predecessor	Successor	Predecessor
Pension Benefits	Three months ended September 30, 2007	Three months ended September 24, 2006	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 24, 2006

Service cost	$496	$579	$992	$472	$1,598
Interest cost	980	904	1,960	980	2,692
Expected return on assets	(1,082)	(1,057)	(2,165)	(1,092)	(3,144)
Amortization of:
Loss	—	29	—	—	93

Net periodic benefit cost	$394	$455	$787	$360	$1,239

	Three months ended		Nine months ended
	Successor	Predecessor	Successor	Predecessor
Other Postretirement Benefits	Three months ended September 30, 2007	Three months ended September 24, 2006	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 24, 2006

Service cost	$299	$221	$545	$246	$518
Interest cost	156	140	288	132	338
Amortization of:
Loss	—	1	—	—	5
Unrecognized prior service cost (credit)	—	(84)	—	(84)	(253)

Net periodic benefit cost	$455	$278	$833	$294	$608

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. The Act expanded Medicare to include, for the first time, coverage for prescription

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

drugs and a federal subsidy to sponsors of certain retiree medical plans. The Company sponsors medical programs for certain of its U.S. retirees and expects that this legislation may eventually reduce the costs for some of these programs. However, due to the relatively small number of participants, the measure of the net periodic post retirement benefit costs does not reflect any amount associated with the subsidy. Therefore, this legislation has not had a material impact on the Company’s consolidated financial statements.

11. Financial Instruments

The Company may utilize derivative financial instruments to enhance its ability to manage risks, including interest rate, certain commodities and foreign currency, which exist as part of ongoing business operations. The Company does not enter into contracts for speculative purposes, nor is it a party to any leveraged derivative instrument. The Company monitors the use of derivative financial instruments through regular communication with senior management and third party consultants as well as the utilization of written guidelines.

Interest Rate Risk

The Company relies primarily on bank borrowings to meet its funding requirements. The Company utilizes interest rate swap agreements or other derivative instruments to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. The Company will recognize the amounts that it pays or receives on hedges related to debt as an adjustment to interest expense.

The Predecessor had entered into interest rate swap agreements with counterparties to effectively change a portion of the floating rate payments on its senior secured credit facilities into fixed rate payments. As of the date of the Blackstone Transaction, one swap agreement remained outstanding. The agreement was terminated as part of the Blackstone Transaction at a cost of $2,475. The difference between the mark-to-market adjustment at April 1, 2007 ($2,299) and the cash settlement was recorded as interest expense in the Consolidated Statement of Operations during the quarter ended July 1, 2007. As of December 31, 2006, the Predecessor had two interest rate swaps in place with a net fair value at the time of a loss of $847, which was recorded as a long term liability ($1,882) and other current asset ($1,035) in the Consolidated Balance Sheet.

After the Blackstone Transaction was completed, the Successor entered into a new interest rate swap agreement and an interest rate collar agreement.

In accordance with SFAS No. 133 (as amended), “Accounting for Derivative Instruments and Hedging Activities”, the Company has designated the interest rate swap as a cash flow hedge of the risk of changes attributable to interest rate risk in the Company’s first previously unhedged LIBOR-indexed interest payments made each quarter until the maturity date of the swap that, in the aggregate for each period, are interest payments on an amount of debt principal corresponding to the outstanding swap notional amount of the Company’s then-existing LIBOR-based floating rate debt that reprices on and then closest following the second day of each January, April, July, and October (the hedged transactions). The interest rate swap contains the following terms:

•	Notional amount: $976,250 amortizing to $63,651

•	Fixed rate: 4.958%

•	Index: 3 mo. USD-LIBOR-BBA

•	Effective Date: April 02, 2007

•	Maturity Date: April 02, 2012

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

In accordance with SFAS No. 133, the interest rate collar has also been designated as a cash flow hedge of the changes in the forecasted floating-rate interest payments attributable to changes in 3-month USD-LIBOR-BBA above 5.50% and below 4.39% (the “strike rates”) on the first previously unhedged 3-month USD-LIBOR-BBA interest payments on the Company’s then-existing 3-month USD-LIBOR-BBA-based debt having a principal amount corresponding to the outstanding notional amount of the collar that resets on the second day of each January, April, July, and October until the maturity date of the collar. The collar has an effective date of April 2, 2008 and a maturity date of April 2, 2012. Should 3-month USD-LIBOR-BBA fall below 4.39% on a rate reset date during the period from April 2, 2008 to April 2, 2012, the Company will pay the Counterparty the amount equal to the outstanding notional amount of the collar multiplied by a spread (equalling 4.39% minus 3-month USD-LIBOR-BBA) multiplied by the number of days in the period divided by 360. Should 3-month USD-LIBOR-BBA rise above 5.50% on a rate reset date during the period from April 2, 2008 to April 2, 2012, the Counterparty will pay the Company the amount equal to the outstanding notional amount on the collar multiplied by a spread (equalling 3-month USD-LIBOR-BBA minus 5.50%) multiplied by the number of days in the period divided by 360.

As of September 30, 2007, the fair value of the interest rate swap contract was a loss of $7,250, which is recorded in the Other long-term liabilities account on the Consolidated Balance Sheet. For the three and six months ending September 30, 2007, a loss of $16,376 and $7,250, respectively, was recorded in Accumulated Other Comprehensive Income ($13,045 and $7,250, net of income taxes).

Commodity Risk

The Predecessor had entered into various natural gas swap transactions with JP Morgan Chase Bank (a related party of the Predecessor) to lower the Company’s exposure to the price of natural gas. As of April 1, 2007, the trades in effect matured from April through June 2007 and had various notional quantities of MMBTU’s per month. The Company paid a fixed price ranging from $7.16 to $7.33 per MMBTU, with settlements monthly.

As of December 31, 2006 the fair value of the natural gas swaps was a loss of $160, and was recorded in accrued liabilities. The related offset was recorded as a loss and was recognized as an increase to cost of products sold.

After the Blackstone Transaction was completed, the Successor entered into new natural gas swap transactions to lower the Company’s exposure to the price of natural gas. As of September 30, 2007 the trades in effect mature in December 2007 and had various notional quantities of MMBTU’s per month. The Company paid a fixed price ranging from $7.11 to $8.42 per MMBTU, with settlements monthly.

As of September 30, 2007, the fair value of the natural gas swaps was a loss of $135, and is recorded in accrued liabilities. Losses for the three and six months ended September 30, 2007 recorded as a component of cost of products sold were $253 and $346, respectively.

Neither the Predecessor nor the Successor swap contracts were designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Gains and losses on the natural gas swaps, which were recorded as a component of cost of products sold in the Consolidated Statement of Operations, are detailed below.

	Three months ended
	Successor	Predecessor
Natural Gas Swaps	Three months ended September 30, 2007	Three months ended September 26, 2006
Non-cash (loss) gain	$(57)	$124
Loss realized in cash	(196)	(275)

Net loss on natural gas swaps	$(253)	$(151)

	Nine months ended
	Successor	Predecessor
	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 26, 2006
Non-cash (loss) gain	$(180)	$205	$(265)
Loss realized in cash	(166)	(84)	(945)

Net (loss) gain on natural gas swaps	$(346)	$121	$(1,210)

Foreign Exchange Risk

The Predecessor and Successor entered into various foreign currency exchange transactions to lower the Company’s exposure to the exchange rate between the U.S. dollar and the Canadian dollar. Each agreement is based upon a notional amount in Canadian dollars, which is expected to approximate a portion of the amount of the Company’s Canadian subsidiary’s U.S. dollar denominated purchases for the month. While the Predecessor had contracts outstanding during 2006, there were no outstanding contracts at December 31, 2006. The trades outstanding as of September 30, 2007 run through December 2008. The Company pays a fixed exchange rate of Canadian dollars per U.S. dollar, with settlements monthly. These swaps were not designated as hedges pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

As of September 30, the fair value of the foreign currency exchange contracts was a loss of $3,258 of which $2,525 is recorded in Accrued liabilities in the Consolidated Balance Sheet, and $733 is recorded in Other long-term liabilities. Gains and losses on the foreign currency exchange contracts, which were recorded as a component of cost of products sold in the Consolidated Statement of Operations, are detailed below.

Foreign currency exhange contracts	Three months ended
	Successor	Predecessor
	Three months ended September 30, 2007	Three months ended September 26, 2006
Non-cash (loss) gain	$(1,599)	$259
Loss realized in cash	(717)	(242)

Net loss (gain) on foreign currency exchange contracts	$(2,316)	$17

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

	Nine months ended
	Successor	Predecessor
	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 26, 2006
Non-cash loss	$(3,258)	$—	$(14)
Loss realized in cash	(970)	—	(467)

Net loss on foreign currency exchange contracts	$(4,228)	$—	$(481)

The Company utilizes irrevocable standby letters of credit with one-year renewable terms to satisfy workers’ compensation self-insurance security deposit requirements. Prior to the Blackstone Transaction, the Predecessor’s contract value of the outstanding standby letters of credit as of December 31, 2006 was $7,846, which approximated fair value. As of December 31, 2006, the Company also utilized letters of credit in connection with the purchase of raw materials in the amount of $1,376, which approximates fair value. After the Blackstone Transaction, the Successor’s contract value of the outstanding standby letters of credit to satisfy workers’ compensation self-insurance security deposits as of September 30, 2007 was $9,483, which approximates fair value. As of September 30, 2007, the Company also utilized letters of credit in connection with the purchase of raw materials in the amount of $2,512, which approximates fair value.

The Company is exposed to credit loss in the event of non-performance by the other parties to derivative financial instruments. All counterparties are at least “A-” rated or equivalent by Standard & Poor’s and Moody’s. Accordingly, the Company does not anticipate non-performance by the counterparties.

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate fair value. The estimated fair value of the Senior Secured Credit Facilities bank debt, the 9 1/4% Senior Notes, and the 10 5/8% Senior Subordinated Notes that are classified as long term debt on the Consolidated Balance Sheet at September 30, 2007, was approximately carrying value.

12. Commitments and Contingencies

General

From time to time, the Company and its operations are parties to, or targets of, lawsuits, claims, investigations, and proceedings, which are being handled and defended in the ordinary course of business. Although the outcome of such items cannot be determined with certainty, the Company’s general counsel and management are of the opinion that the final outcome of these matters should not have a material effect on the Company’s financial condition, results of operations or cash flows.

Litigation

Employee Litigation—Indemnification of US Cold Storage

On March 21, 2002, an employee at the Omaha, NE facility, died as the result of an accident while operating a forklift at a Company-leased warehouse facility. OSHA conducted a full investigation and determined that the death was the result of an accident and found no violations by the Company. On March 18, 2004, the Estate of the deceased filed suit in District Court of Sarpy County, Nebraska, Case No: CI 04-391, against the Company, the owner of the forklift and the leased warehouse, the manufacturer of the forklift and the distributor of the forklift. The Company, having been the deceased’s employer, was named as a defendant for workers’ compensation subrogation purposes only.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

On May 18, 2004, the Company received notice from defendant, US Cold Storage, the owner of the leased warehouse, requesting the Company to accept the tender of defense for US Cold Storage in this case in accordance with the indemnification provision of the warehouse lease. The request has been submitted to the Company’s insurance carrier for evaluation and the Company has been advised that the indemnification provision is not applicable in this matter and that Company should have no liability under that provision. Therefore, the Company believes that resolution of such matters will not result in a material impact on the Company’s financial condition, results of operations or cash flows.

R2 Appeal in Aurora Bankruptcy

Prior to its bankruptcy filing, Aurora entered into an agreement with its prepetition lending group compromising the amount of certain fees due under its senior bank facilities (the “October Amendment”). One of the members of the bank group (R2 Top Hat, Ltd.) challenged the enforceability of the October Amendment during Aurora’s bankruptcy by filing an adversary proceeding in U.S. Bankruptcy Court, District of Delaware, and by objecting to confirmation. The Bankruptcy Court rejected the lender’s argument and confirmed Aurora’s plan of reorganization. The lender then appealed from those orders of the Bankruptcy Court. In December 2006, the US District Court for the District of Delaware filed its Memorandum and Order affirming both (a) the February 20, 2004 Order of the Bankruptcy Court confirming debtor’s First Amended Joint Reorganization Plan, and (b) the February 27, 2004 Order of the Bankruptcy Court granting debtor’s motion for summary judgment and dismissing the adversary proceeding. R2 Top Hat, Ltd. has recently filed its Notice of Appeal to the 3rd Circuit Court of Appeals. On March 23, 2007, the Company and R2 Top Hat, Ltd. participated in court-ordered mediation. The settlement demand made by R2 Top Hat, Ltd. at the mediation was $7.5 million. The Company did not counter and no settlement was reached. The case will continue to proceed through the appeal process with the parties preparing briefs and record for the Court of Appeals. It is too early to predict the outcome of the appeals. Included in the Company’s accrued liabilities in the Consolidated Balance Sheet is $20.1 million for this claim, which was assumed by us in the Aurora Merger.

State of Illinois v. City of St. Elmo and Aurora Foods Inc.

The Company is a defendant in an action filed by the State of Illinois regarding the Company’s St. Elmo facility. Prior to the Aurora Merger, the Illinois Attorney General filed a complaint in County Court, Fayette County, Illinois seeking a restraining order prohibiting further discharges by the City of St. Elmo from its publicly owned wastewater treatment facility in violation of Illinois law and enjoining the Company from discharging its industrial waste into the City’s treatment facility. The complaint also asked for fines and penalties associated with the City’s discharge from its treatment facility and the Company’s alleged operation of its production facility without obtaining a state environmental operating permit. Management believes the remedial actions it has taken to date and is continuing to implement will minimize any fines and penalties associated with this matter.

On August 30, 2004, an Interim Consent Order signed by all parties was signed and entered by the judge in the case whereby, in addition to a number of actions required of the City, the Company agreed to provide monthly discharge monitoring reports to the Illinois Environmental Protection Agency for six months and was allowed to continue discharging effluent to the City of St. Elmo. In September 2004, the Company met with representatives from the State of Illinois Environmental Protection Agency and the State Attorney General’s Office and separately with the City of St. Elmo to inform them that the Company intended to install a pre-treatment system at our St. Elmo facility during the fourth quarter of 2004 and first quarter of 2005. The State issued the construction and operating permits to the Company and construction of the pre-treatment system has been completed. Testing has been completed and the system is fully operational.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

The State Attorney General had originally proposed a penalty of $168 together with a consent decree. The Company responded listing the actions it had taken and related costs since merging with Aurora. The Company contends that there should not be any fine or penalty. On February 24, 2006, the State Attorney General advised the Company that its office would be willing to accept $110 as penalty, together with a consent decree. A status conference with the party’s attorneys and the Judge was held on May 2, 2006. The parties are complying with the Joint Discovery Schedule required by the Judge. As the Company believes no penalty will ultimately be due, no liability has been accrued at September 30, 2007.

The Company continues to discharge its effluent to the City. By letter dated February 7, 2007, the City informed the Company that its sewage facility had been taken off of restricted status by the State. The Company will vigorously defend any future effort to prevent it from discharging its industrial wastewater to the City. Although the Company believes it will be able to resolve this matter favorably, an adverse resolution may have a material impact on the Company’s financial position, results of operations, or cash flows.

American Cold Storage—North America, L/P. v. P.F. Distribution, LLC and Pinnacle Foods Group Inc.

On June 26, 2005 the Company was served with a Summons and Complaint in the above matter, which was filed in the Circuit Court of Madison County, Tennessee. American Cold Storage (“ACS”) operates a frozen storage warehouse and distribution facility (the “Facility”) located in Madison County, Tennessee, near the Company’s Jackson, Tennessee plant. In approximately April 2004, the Company entered into discussions with ACS to utilize the Facility. Terms were discussed, but no contract was ever signed. Shortly after shipping product to the Facility, the Company discovered that the Facility was incapable of properly handling the discussed volume of product and began reducing its shipments to the Facility. The original complaint seeks damages not to exceed $1.5 million, together with associated costs. On May 3, 2006 our attorney received notice from counsel for ACS that it was increasing its damage claim in the suit from $1.5 million to $5.5 million. ACS will be required to provide specifics justifying the increase through ongoing discovery and the deposition of the President of ACS which was previously scheduled. It is too early to determine the likely outcome of this litigation. The discovery phase of the case has begun and the Company intends to vigorously defend against this claim. The Company has made an offer to settle the claim, which was subsequently rejected by ACS. The Company has reserved the offered amount in the Consolidated Balance Sheet as of September 30, 2007. The Company believes that resolution of such matters will not have a material impact on its financial condition, results of operations or cash flows.

Gilster Mary Lee Corporation v. Pinnacle Foods

In September 2006, Gilster Mary Lee Corporation (“Gilster”), the primary co-packer of our Duncan Hines products, filed suit against the Company alleging that monies were due to Gilster from the Company for a warehouse/handling fee under an existing contract. While certain of these fees are required by the contract, the calculation of the fees is the issue in dispute. Although the parties have initiated settlement discussions, it is uncertain, at this time, if any settlement is likely. The case is in the early stages of discovery. The Company intends to vigorously defend against the warehouse/handling fee claim, but feels that it has adequately reserved for any potential claim that may ultimately become due under the contract. The Company believes that resolution of such matters will not have a material impact on its financial condition, results of operations or cash flows. However, if the Company’s relationship with Gilster were to deteriorate, there could be a material impact on the Company’s business.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Fort Madison Labor Contract

On September 30, 2007, the collective bargaining agreement between the Company and the United Food & Commercial Workers Union (the “UFCW”) at the Ft. Madison, Iowa production facility was scheduled to expire. The Company and the UFCW agreed to extend the agreement to November 18, 2007 under certain modified provisions and are currently negotiating the final terms of a new collective bargaining agreement. The Company believes that the negotiated terms of a new agreement will not have a material impact on its financial condition, results of operations or cash flows. However, if the Company and the UFCW are not able to reach an agreement, there could be a material impact on the Company’s business.

13. Related Party Transactions

Predecessor

Management fees

On November 25, 2003, the Company entered into a Management Agreement with JPMorgan Partners, LLC (“JPMP”) and J.W. Childs Associates, L.P. (“JWC”) whereby JPMP and JWC provide management, advisory and other services. The agreement called for quarterly payments of $125 to each of JPMP and JWC for management fees. In connection with the September 2004 default on the Company’s senior credit agreement and the resulting amendment, the payment of the management fees was suspended during the amendment period, which ended on the second business day following the date on which the Company delivered to the Administrative Agent financial statements for the fiscal quarter ending March 2006. For the period January 1, 2007 to April 1, 2007, management fees expensed and paid to JPMP and JWC were $250. For the three and nine months ended September 24, 2006, management fees expensed and paid to JPMP and JWC were $250 and $500, respectively. The Company reimbursed JPMP and JWC for out-of-pocket expenses totaling $7 during the period January 1, 2007 to April 1, 2007. The Company reimbursed JPMP and JWC for out-of-pocket expenses totaling $23 and $50, respectively, during the three and nine months ended September 24, 2006. The Management Agreement also stipulated that in connection with any acquisition transaction subsequent to the Pinnacle Transaction and Aurora Merger, there would be a transaction fee of 1/2% of the aggregate purchase price payable to each of JPMP and JWC, plus fees and expenses. In connection with the acquisition of the Armour Business, each of JPMP and JWC were paid a transaction fee of $915. JPMP was also reimbursed for out of pocket expenses totaling $4. These transaction fees are included in Acquisition costs in Note 3. In connection with the Blackstone Transaction, JPMP and JWC were each paid $10.8 million. Also, in connection with the Blackstone Transaction, this agreement was cancelled, effective with the change in control.

Also on November 25, 2003, the Company entered into an agreement with CDM Capital LLC, an affiliate of CDM Investor Group LLC, whereby CDM Capital LLC will receive a transaction fee of 1/2% of the aggregate purchase price of future acquisitions (other than the Pinnacle Transaction or the Aurora Merger), plus fees and expenses. In connection with the acquisition of the Armour Business, CDM Capital LLC was paid a transaction fee of $915. This transaction fee is included in Acquisition costs in Note 3. In connection with the Blackstone Transaction, CDM Capital LLC was paid $10.8 million. Also, in connection with the Blackstone Transaction, this agreement was cancelled, effective with the change in control.

Certain ownership units of Crunch Equity Holding LLC were issued to CDM Investor Group LLC in connection with the acquisition of the Armour Business. The estimated fair value of the interests that was included in administrative expenses was $1,415 for the nine months ended September 24, 2006.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Leases and Aircraft

The Company leased office space owned by a party related to C. Dean Metropoulos, the Company’s former Chairman. The base rent for the office is $87 annually. Rent expense was $26 during the three months ended April 1, 2007, and $26 and $77, respectively, for the three and nine months ended September 24, 2006.

Beginning November 25, 2003, the Company began using an aircraft owned by a company indirectly owned by the former Chairman. In connection with the usage of the aircraft, the Company incurred net operating expenses of $688 during the period January 1, 2007 to April 2, 2007. The Company incurred net operating expenses for the usage of aircraft of $688 and $2,063 during the three and nine months ended September 24, 2006, respectively. The Company also incurred direct costs totaling $78 during the period January 1, 2007 to April 2, 2007, and $75 and $210, respectively, during the three and nine months ended September 24, 2006, that were reimbursed to PFGI by the company that owns the aircraft.

Effective with the occurrence of the Blackstone Transaction, the contracts to lease the office space and aircraft were terminated. The Predecessor recorded a charge of $6.3 million related to these contract terminations. The charge was recorded in the Consolidated Statement of Operations of the Predecessor immediately prior to the Blackstone Transaction.

Debt and Interest Expense

For the period January 1, 2007 to April 2, 2007, fees and interest expense recognized in the Consolidated Statement of Operations for the debt to the related party, JPMorgan Chase Bank, amounted to $9. For the three and nine months ended September 24, 2006, fees and interest expense recognized in the Consolidated Statement of Operations for the debt to the related party, JPMorgan Chase Bank, amounted to $482 and $572, respectively. See Note 9.

Financial Instruments

The Company had entered into transactions for derivative financial instruments with JPMorgan Chase Bank to lower its exposure to interest rates, foreign currency, and natural gas prices. During the period January 1, 2007 to April 2, 2007, the net cash paid by the Company for the settlement of financial instruments totaled $84. During the three months ended September 24, 2006, the net cash received by the Company for the settlement of financial instruments totaled $265. During the nine months ended September 24, 2006, the net cash paid by the Company for the settlement of financial instruments totaled $142. See Note 11.

Expenses of Major Shareholder

As part of the Aurora Merger, the Company agreed to pay certain fees of the Bondholders Trust (as explained below), which owns approximately 43% of Crunch Equity Holding (LLC) (the former ultimate parent). The Bondholders Trust primarily consists of holders of Aurora’s senior subordinated notes, which elected to receive equity interests in the LLC as consideration in the Aurora Merger. The Company recognized fees in the Consolidated Statement of Operations for the three and nine months ended September 24, 2006 of $0 and $100, respectively, on behalf of the Bondholders Trust.

Consulting Agreement

During the first quarter of 2006, the Company entered into a consulting agreement with Mr. Evan Metropoulos, a former executive of PFGI and the brother of the Company’s former Chairman, C. Dean

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Metropoulos. Mr. E. Metropoulos provided to the Company consulting services related to the integration of the Armour Business, which was acquired on March 1, 2006. As of the end of the second quarter of 2006, the work under the contract was substantially completed. There were no payments made to Mr. E. Metropoulos for the three months ended September 24, 2006. For the nine months ended September 24, 2006, payments made to Mr. E. Metropoulos under this agreement totaled $12.

Successor

Advisory Agreement

At the closing of the Blackstone Transaction, the Company entered into an advisory agreement with an affiliate of The Blackstone Group pursuant to which such entity or its affiliates will provide certain strategic and structuring advice and assistance to us. In addition, under this agreement, affiliates of The Blackstone Group provide certain monitoring, advisory and consulting services to the Company for an aggregate annual management fee equal to $2.5 million for the year ended December 2007, and the greater of $2.5 million or 1.0% of adjusted EBITDA (as defined in the credit agreement governing the Company’s new Senior Secured Credit Facilities) for each year thereafter. Affiliates of Blackstone received reimbursement for out-of-pocket expenses incurred by them in connection with the Blackstone Transaction prior to the closing date and in connection with the provision of services pursuant to the agreement of merger. Expenses relating to the management fee were $834 and $1,666 for the three and six months ended September 30, 2007, respectively. In addition, pursuant to the agreement of merger, an affiliate of Blackstone received transaction fees totaling $21.6 million for services provided by Blackstone and its affiliates related to the Blackstone Transaction.

Supplier Costs

Graham Packaging, which is owned by affiliates of the Blackstone Group, supplies packaging for some of the Company’s products. Purchases from Graham Packaging were $2,580 and $6,049 for the three and six months ended September 30, 2007, respectively.

Debt and Interest Expense

For the period April 2, 2007 to September 30, 2007, fees and interest expense recognized in the Consolidated Statement of Operations for debt to the related party Blackstone Advisors L.P. totaled $1,432.

14. Segments

The Company’s products and operations are managed and reported in two operating segments. The dry foods segment consists of the following reporting units: condiments (Vlasic®, Open Pit®), baking (Duncan Hines®), syrups (Mrs. Butterworth’s® and Log Cabin®) and canned meat (Armour®). The frozen foods segment consists of the following reporting units: frozen dinners and entrees (Swanson®, Hungry-Man®), frozen seafood (Van de Kamp’s®, Mrs. Paul’s® ), frozen breakfast (Aunt Jemima®), bagels (Lenders®), and frozen pizza (Celeste®). Segment performance is evaluated by the Company’s Chief Operating Decision Maker and is based on earnings before interest and taxes. Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Cost of products sold in the dry foods segment for the three and nine months ended September 26, 2006 includes $190 and $4,760, representing the write-up of inventories to fair value at the date of the acquisition of the Armour Business. Cost of products sold in the dry segment for the three and six months ended September 30, 2007 included $1,822 and $28,480, respectively, representing the write up

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

of inventories to the fair value at the date of the Blackstone Transaction. Cost of products sold in the frozen segment for the three and six months ended September 30, 2007 included $2,448 and $11,723, respectively, representing the write-up of inventories to the fair value at the date of the Blackstone Transaction. Fair value is also referred to as net realizable value, which is defined as estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. Corporate assets consist of prepaid and deferred tax assets. Unallocated corporate expenses consist of corporate overhead such as executive management, finance and legal functions, stock-based compensation expense related to the ownership units of Crunch Equity Holding LLC issued to CDM Investors Group LLC in 2006, and merger expenses related to the Blackstone Transaction in 2007.

	Three months ended		Nine months ended
	Successor	Predecessor	Successor	Predecessor
	September 30, 2007	September 26, 2006	Six months ended September 30, 2007	January 1, 2007 to April 2, 2007	Nine months ended September 26, 2006
SEGMENT INFORMATION
Net sales
Dry foods	$196,275	$194,399	$420,055	$193,606	$549,156
Frozen foods	156,542	150,890	298,625	182,981	475,732

Total	$352,817	$345,289	$718,680	$376,587	$1,024,888

Earnings (loss) before interest and taxes
Dry foods	$26,630	$32,151	$29,890	$32,337	$75,470
Frozen foods	7,818	12,405	9,550	675	28,179
Unallocated corporate expenses	(3,870)	(4,487)	(8,795)	(54,784)	(14,070)

Total	$30,578	$40,069	$30,645	$(21,772)	$89,579

Depreciation and amortization
Dry foods	$8,742	$5,598	$14,430	$5,683	$15,815
Frozen foods	11,496	5,202	15,500	4,480	15,832

Total	$20,238	$10,800	$29,930	$10,163	$31,647

Capital expenditures
Dry foods	$1,945	$3,770	$4,831	$3,611	$6,999
Frozen foods	4,058	2,930	7,713	2,545	8,646

Total	$6,003	$6,700	$12,544	$6,156	$15,645

GEOGRAPHIC INFORMATION
Net sales
United States	$331,275	$327,692	$679,618	$359,572	$979,528
Canada	21,542	17,597	39,062	17,015	45,360

Total	$352,817	$345,289	$718,680	$376,587	$1,024,888

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

	Successor	Predecessor
	September 30, 2007	December 31, 2006
SEGMENT INFORMATION:
Total assets
Dry foods	$1,795,301	$1,259,295
Frozen foods	973,799	530,948
Corporate	9,988	1,838

Total	$2,779,088	$1,792,081

GEOGRAPHIC INFORMATION
Long-lived assets
United States	$272,526	$253,357
Canada	49	30

Total	$272,575	$253,387

15. Recently Issued Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: An Interpretation of Statement of Financial Accounting Standards (“SFAS”) Statement No. 109” (“FIN 48”). This interpretation clarifies SFAS No. 109, “Accounting for Income Taxes”, to indicate a criterion that an individual tax position would have to meet for some or all of the benefit of that position to be recognized in an entity’s financial statements. See Note 16 for additional information.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is assessing what impact, if any, adoption of this statement would have on its financial position, results of operations and cash flows.

The FASB also issued in September 2006 Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)”, (“SFAS No. 158”). This Standard requires recognition of the funded status of a benefit plan in the statement of financial position. The Standard also requires recognition in accumulated other comprehensive income certain gains and losses that arise during the period but are deferred under pension accounting rules, as well as modifies the timing of reporting and adds certain disclosures. SFAS No. 158 provides recognition and disclosure elements to be effective for fiscal years ending after December 15, 2007 and measurement elements to be effective for fiscal years ending after December 15, 2008. Effective with the Blackstone Transaction, the Company adopted the recognition and disclosure elements of SFAS No. 158.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities” (“SFAS No. 159”). SFAS No. 159 provides companies with an option to report selected financial assets and liabilities at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new guidance is effective for fiscal years beginning after November 15, 2007. The Company is assessing what impact, if any, adoption of this statement would have on its financial position, results of operations and cash flows.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

16. Income Taxes

We adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes: An Interpretation of Statement of Financial Accounting Standards (“SFAS”) Statement No. 109”, on January 1, 2007. As a result of adoption, we recognized a charge of $260 to the January 1, 2007 retained earnings balance and $1,070 increase to goodwill related to the Pinnacle Transaction. As of January 1, 2007, after the implementation of FIN 48, the Company’s liability for unrecognized tax benefits was $2,280, excluding liabilities for interest and penalties. The amount, if recognized, that would impact the Predecessor’s effective tax rate was $261. The Company’s liability for unrecognized tax benefits as of September 30, 2007 is $1,376, reflecting a reduction of $902 resulting from the expiration of certain statutes of limitation. The amount, if recognized, that would impact the effective tax rate as of September 30, 2007 was $0. The entire amount of the liability for unrecognized tax benefits is classified as a long-term liability.

The Company recognizes interest and penalties associated with uncertain tax positions as a component of the Provision for Income Taxes. The Company accrued interest of $410 and $311 as of January 1, 2007 and September 30, 2007, respectively. The reduction in the accrued interest was the result of the expiration of certain statutes of limitation during the quarter ended July 1, 2007. No penalties were accrued.

Upon adoption, the Company also recorded a reduction of $102 million to its non-current federal and state deferred tax assets resulting from the excess of Aurora’s net operating loss carryover over its estimated limitation under Internal Revenue Code Section 382. As the Company maintains a full valuation allowance against this deferred tax asset, the adjustment resulted in no impact on the Consolidated Balance Sheet or Consolidated Statement of Operations of the Company.

The Company files income tax returns with the U.S. federal government and various state and international jurisdictions. With few exceptions, the Company’s 1999 and subsequent federal and state tax years remain open by statute, principally relating to net operating loss carryovers. International jurisdictions remain open for 2001 and subsequent periods. It is expected that statutes of limitation for examination for certain federal and state years would expire prior to year end and would not result in a material charge to the Company’s effective tax rate. The Company does not have any open examinations that would result in a material change to the Company’s liability for uncertain tax positions.

The Company maintains a full valuation allowance against net deferred tax assets excluding indefinite-lived intangible assets, and the difference between the statutory rate and the effective rate difference is primarily due to the change in the valuation allowance. Deferred tax liabilities are recognized for the differences between the book and tax bases of certain goodwill and indefinite lived intangible assets. Additionally, the income tax provision is calculated quarterly based upon a discrete methodology.

17. Guarantor and Nonguarantor Statements

In connection with the Blackstone Transaction described in Note 1 and as a part of the related financings, the Company issued $325 million of 9 1/4% Senior Notes and $250 million 10 5/8% Senior Subordinated Notes in private placements pursuant to Rule 144A and Regulation S.

The Senior Notes are general unsecured obligations of the Company, effectively subordinated in right of payment to all existing and future senior secured indebtedness of the Company and guaranteed on a full,

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries that guarantee other indebtedness of the Company.

The Senior Subordinated Notes are general unsecured obligations of the Company, effectively subordinated in right of payment to all existing and future senior indebtedness of the Company and guaranteed on a full, unconditional, joint and several basis by the Company’s wholly-owned domestic subsidiaries that guarantee other indebtedness of the Company.

The following consolidating financial information presents:

(1)   (a) Consolidating balance sheets as of September 30, 2007 for the Successor and December 31, 2006 for the Predecessor.

(b) The related consolidating statements of operations for the Company, all guarantor subsidiaries and the non- guarantor subsidiary for the following:

i. Successor’s three months ending September 30, 2007.

ii. Successor’s six months ending September 30, 2007.

iii. Predecessor’s activities from January 1, 2007 to April 2, 2007, immediately prior to the Blackstone Transaction.

iv. Predecessor’s three months ending September 24, 2006.

v. Predecessor’s nine months ending September 24, 2006.

(c) The related consolidating statements of cash flows for the Company, all guarantor subsidiaries and the nonguarantor subsidiary for the following:

i. Successor’s six months ending September 30, 2007.

ii. Predecessor’s activities from January 1, 2007 to April 2, 2007, immediately prior to the Blackstone Transaction.

iii. Predecessor’s nine months ending September 24, 2006.

(2) Elimination entries necessary to consolidate the Company with its guarantor subsidiaries and nonguarantor subsidiary.

Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC

Consolidating Balance Sheet

September 30, 2007

	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$—	$23	$1,454	$—	$1,477
Accounts receivable, net	981	91,071	9,498	—	101,550
Intercompany accounts receivable	—	11,742	—	(11,742)	—
Inventories, net	—	204,943	7,566	—	212,509
Other current assets	833	5,718	59	—	6,610
Deferred tax assets	—	9,830	—	—	9,830

Total current assets	1,814	323,327	18,577	(11,742)	331,976

Plant assets, net	—	272,526	49	—	272,575
Investment in subsidiaries	1,260,679	5,120	—	(1,265,799)	—
Intercompany note receivable	923,478	—	—	(923,478)	—
Tradenames	—	1,084,517	—	—	1,084,517
Other assets, net	33,176	179,263	—	—	212,439
Goodwill	—	877,581	—	—	877,581

Total assets	$2,219,147	$2,742,334	$18,626	$(2,201,019)	$2,779,088

Current liabilities:
Current portion of long-term obligations	$12,500	$232	$—	$—	$12,732
Notes payable	2,500	535	—	—	3,035
Accounts payable	—	89,237	2,813	—	92,050
Intercompany accounts payable	6,875	—	4,867	(11,742)	—
Accrued trade marketing expense	—	23,623	4,480	—	28,103
Accrued liabilities	31,819	67,918	531	—	100,268
Accrued income taxes	—	60	815	—	875

Total current liabilities	53,694	181,605	13,506	(11,742)	237,063

Long-term debt	1,809,375	879	—	—	1,810,254
Intercompany note payable	—	923,478	—	(923,478)	—
Pension and other postretirement benefits	—	21,788	—	—	21,788
Other long-term liabilities	7,983	4,054	—	—	12,037
Deferred tax liabilities	—	349,851	—	—	349,851

Total liabilities	1,871,052	1,481,655	13,506	(935,220)	2,430,993

Commitments and contingencies	—	—	—	—	—

Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	—	—	—	—	—
Additional paid-in-capital	424,688	1,280,967	2,324	(1,283,291)	424,688
Accumulated other comprehensive (loss) income	(6,747)	502	502	(1,004)	(6,747)
(Accumulated deficit) Retained earnings	(69,846)	(20,790)	2,294	18,496	(69,846)

Total shareholder’s equity	348,095	1,260,679	5,120	(1,265,799)	348,095

Total liabilities and shareholder’s equity	$2,219,147	$2,742,334	$18,626	$(2,201,019)	$2,779,088

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Group Inc.

Consolidating Balance Sheet

December 31, 2006

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Current assets:
Cash and cash equivalents	$2	$12,335	$—	$—	$12,337
Accounts receivable, net	52,691	28,431	4,461	—	85,583
Intercompany accounts receivable	—	23,148	1,680	(24,828)	—
Inventories, net	94,920	79,678	3,702	—	178,300
Other current assets	2,748	1,716	247	(215)	4,496
Deferred tax assets	—	1,774	64	—	1,838

Total current assets	150,361	147,082	10,154	(25,043)	282,554

Plant assets, net	141,286	112,071	30	—	253,387
Investment in subsidiaries	369,935	2,534	—	(372,469)	—
Intercompany note receivable	24,986	—	—	(24,986)	—
Tradenames	691,426	106,156	—	—	797,582
Other assets, net	56,298	99	—	—	56,397
Goodwill	261,748	140,413	—	—	402,161

Total assets	$1,696,040	$508,355	$10,184	$(422,498)	$1,792,081

Current liabilities:
Current portion of long-term obligations	$11	$112	$—	$—	$123
Notes payable	—	210	—	—	210
Accounts payable	15,795	38,270	3,477	1	57,543
Intercompany accounts payable	23,148	1,680	—	(24,828)	—
Accrued trade marketing expense	24,272	9,202	3,678	—	37,152
Accrued liabilities	51,797	28,958	495	(2)	81,248
Accrued income taxes	90	1,167	—	(215)	1,042

Total current liabilities	115,113	79,599	7,650	(25,044)	177,318

Long-term debt	920,549	81	—	—	920,630
Intercompany note payable	—	24,986	—	(24,986)	—
Pension and other postretirement benefits	9,804	6,304	—	1	16,109
Other long-term liabilities	1,962	—	—	—	1,962
Deferred tax liabilities	210,257	27,450	—	—	237,707

Total liabilities	1,257,685	138,420	7,650	(50,029)	1,353,726

Commitments and contingencies	—	—	—	—	—

Shareholder’s equity:
Pinnacle Common Stock, $.01 par value	—	—	—	—	—
Additional paid-in-capital	573,403	347,448	935	(348,383)	573,403
Accumulated other comprehensive income	161	161	198	(359)	161
Carryover of Predecessor basis of net assets	(17,338)	—	—	—	(17,338)
(Accumulated deficit) Retained earnings	(117,871)	22,326	1,401	(23,727)	(117,871)

Total shareholder’s equity	438,355	369,935	2,534	(372,469)	438,355

Total liabilities and shareholder’s equity	$1,696,040	$508,355	$10,184	$(422,498)	$1,792,081

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC

Consolidating Statement of Operations

For the three months ended September 30, 2007

	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$—	$344,448	$21,543	$(13,174)	$352,817

Costs and expenses
Cost of products sold	—	270,505	16,379	(12,974)	273,910
Marketing and selling expenses	—	24,363	1,638	—	26,001
Administrative expenses	833	10,646	527	—	12,006
Research and development expenses	—	970	—	—	970
Intercompany royalties	—	—	25	(25)	—
Intercompany technical service fees	—	—	175	(175)	—
Other expense (income), net	—	9,345	7	—	9,352
Equity in (earnings) loss of investees	(3,877)	(1,716)	—	5,593	—

Total costs and expenses	(3,044)	314,113	18,751	(7,581)	322,239

Earnings before interest and taxes	3,044	30,335	2,792	(5,593)	30,578

Intercompany interest (income) expense	(18,932)	18,932	—	—	—
Interest expense	40,173	27	—	—	40,200
Interest income	—	309	22	—	331

(Loss) earnings before income taxes	(18,197)	11,685	2,814	(5,593)	(9,291)
Provision for income taxes	3,331	7,808	1,098	—	12,237

Net (loss) earnings	$(21,528)	$3,877	$1,716	$(5,593)	$(21,528)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC

Consolidating Statement of Operations

For the six months ended September 30, 2007

	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$—	$702,228	$39,063	$(22,611)	$718,680

Costs and expenses
Cost of products sold	—	580,853	30,546	(22,215)	589,184
Marketing and selling expenses	—	56,226	3,330	—	59,556
Administrative expenses	1,666	23,393	1,062	—	26,121
Research and development expenses	—	1,922	—	—	1,922
Intercompany royalties	—	—	46	(46)	—
Intercompany technical service fees	—	—	350	(350)	—
Other expense (income), net	—	11,245	7	—	11,252
Equity in loss (earnings) of investees	20,790	(2,294)	—	(18,496)	—

Total costs and expenses	22,456	671,345	35,341	(41,107)	688,035

Earnings (loss) before interest and taxes	(22,456)	30,883	3,722	18,496	30,645
Intercompany interest (income) expense	(36,987)	36,987	—	—	—
Interest expense	84,377	154	—	—	84,531
Interest income	—	754	37	—	791

(Loss) earnings before income taxes	(69,846)	(5,504)	3,759	18,496	(53,095)
Provision for income taxes	—	15,286	1,465	—	16,751

Net (loss) earnings	$(69,846)	$(20,790)	$2,294	$18,496	$(69,846)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Group Inc.

Consolidating Statement of Operations

January 1, 2007 to April 2, 2007

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$233,444	$134,834	$17,015	$(8,706)	$376,587

Costs and expenses
Cost of products sold	171,438	116,165	14,062	(8,474)	293,191
Marketing and selling expenses	22,677	9,927	2,371	—	34,975
Administrative expenses	12,667	4,697	350	—	17,714
Research and development expenses	1,056	381	—	—	1,437
Intercompany royalties	—	—	57	(57)	—
Intercompany technical service fees	—	—	175	(175)	—
Other expense (income), net	41,833	8,797	412	—	51,042
Equity in loss (earnings) of investees	6,018	254	—	(6,272)	—

Total costs and expenses	255,689	140,221	17,427	(14,978)	398,359

Loss before interest and taxes	(22,245)	(5,387)	(412)	6,272	(21,772)
Intercompany interest (income) expense	(465)	465	—	—	—
Interest expense	39,067	12	—	—	39,079
Interest income	—	472	14	—	486

Loss before income taxes	(60,847)	(5,392)	(398)	6,272	(60,365)
Provision (benefit) for income taxes	5,802	626	(144)	—	6,284

Net loss	$(66,649)	$(6,018)	$(254)	$6,272	$(66,649)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Group Inc.

Consolidating Statement of Operations

For the three months ended September 24, 2006

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$217,469	$120,648	$17,642	$(10,470)	$345,289

Costs and expenses
Cost of products sold	159,528	99,912	13,650	(10,316)	262,774
Marketing and selling expenses	11,482	10,885	1,486	—	23,853
Administrative expenses	8,330	3,924	434	—	12,688
Research and development expenses	652	315	—	—	967
Intercompany royalties	—	—	20	(20)	—
Intercompany technical service fees	—	—	134	(134)	—
Other expense (income), net	2,430	2,508	—	—	4,938
Equity in (earnings) loss of investees	(2,563)	(1,118)	—	3,681	—

Total costs and expenses	179,859	116,426	15,724	(6,789)	305,220

Earnings before interest and taxes	37,610	4,222	1,918	(3,681)	40,069
Intercompany interest (income) expense	(1,262)	1,262	—	—	—
Interest expense	25,309	—	4	—	25,313
Interest income	34	421	17	—	472

Earnings before income taxes	13,597	3,381	1,931	(3,681)	15,228
Provision for income taxes	4,672	818	813	—	6,303

Net earnings	$8,925	$2,563	$1,118	$(3,681)	$8,925

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Group Inc.

Consolidating Statement of Operations

For the nine months ended September 24, 2006

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Net sales	$612,626	$391,760	$45,405	$(24,903)	$1,024,888

Costs and expenses
Cost of products sold	467,713	329,927	36,121	(24,371)	809,390
Marketing and selling expenses	40,701	28,392	5,185	—	74,278
Administrative expenses	24,688	13,182	1,220	—	39,090
Research and development expenses	1,835	1,052	—	—	2,887
Intercompany royalties	—	—	80	(80)	—
Intercompany technical service fees	—	—	452	(452)	—
Other expense (income), net	7,062	2,602	—	—	9,664
Equity in (earnings) loss of investees	(10,640)	(1,335)	—	11,975	—

Total costs and expenses	531,359	373,820	43,058	(12,928)	935,309

Earnings before interest and taxes	81,267	17,940	2,347	(11,975)	89,579
Intercompany interest (income) expense	(5,558)	5,558	—	—	—
Interest expense	66,668	33	4	—	66,705
Interest income	35	798	39	—	872

Earnings before income taxes	20,192	13,147	2,382	(11,975)	23,746
Provision for income taxes	16,582	2,507	1,047	—	20,136

Net earnings	$3,610	$10,640	$1,335	$(11,975)	$3,610

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Finance LLC

Consolidating Statement of Cash Flows

For the six months ended September 30, 2007

	Pinnacle Foods Finance LLC	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net (loss) earnings from operations	$(69,846)	$(20,790)	$2,294	$18,496	$(69,846)
Non-cash charges (credits) to net (loss) earnings
Depreciation and amortization	—	29,911	19	—	29,930
Amortization of debt acquisition costs	6,575	—	—	—	6,575
Change in value of financial instruments	—	1,141	—	—	1,141
Equity in loss (earnings) of investees	20,790	(2,294)	—	(18,496)	—
Stock-based compensation charges	—	403	—	—	403
Postretirement healthcare benefits	—	833	—	—	833
Pension expense	—	141	—	—	141
Other long-term liabilities	—	(146)	—	—	(146)
Deferred income taxes	—	15,210	—	—	15,210
Changes in working capital, net of acquisitions	—	—	—	—	—
Accounts receivable	(981)	8,052	(3,917)	—	3,154
Intercompany accounts receivable/payable	25,944	(29,994)	4,050	—	—
Inventories	—	(10,950)	(2,372)	—	(13,322)
Accrued trade marketing expense	—	(13,145)	832	—	(12,313)
Accounts payable	—	8,783	(1,172)	—	7,611
Accrued liabilities	28,426	(15,105)	239	—	13,560
Other current assets	(833)	268	550	—	(15)

Net cash (used in) provided by operating activities	10,075	(27,682)	523	—	(17,084)

Cash flows from investing activities
Payments for business acquisitions, net of cash acquired	(1,325,980)	5,887	813	—	(1,319,280)
Capital expenditures	—	(12,529)	(15)	—	(12,544)
Sale of plant assets	—	2,200	—	—	2,200

Net cash (used in) provided by investing activities	(1,325,980)	(4,442)	798	—	(1,329,624)

Cash flows from financing activities
Change in bank overdrafts	—	12,833	—	—	12,833
Repayment of capital lease obligations	—	(168)	—	—	(168)
Equity contributions	420,664	—	—	—	420,664
Reduction of equity contributions	(391)	—	—	—	(391)
Debt acquisition costs	(39,752)	—	—	—	(39,752)
Proceeds from bank term loan	1,250,000	—	—	—	1,250,000
Proceeds from bond issuances	575,000	—	—	—	575,000
Proceeds from notes payable borrowing	12,500	2,102	—	—	14,602
Repayments of notes payable	(10,000)	(1,568)	—	—	(11,568)
Intercompany loans	(888,991)	888,991	—	—	—
Repayments of Successor’s long term obligations	(3,125)	—	—	—	(3,125)
Repayments of Predecessor’s long term obligations	—	(870,042)	—	—	(870,042)

Net cash provided by financing activities	1,315,905	32,148	—	—	1,348,053

Effect of exchange rate changes on cash	—	—	132	—	132
Net change in cash and cash equivalents	—	24	1,453	—	1,477
Cash and cash equivalents—beginning of period	—	—	—	—	—

Cash and cash equivalents—end of period	$—	$24	$1,453	$—	$1,477

Supplemental disclosures of cash flow information:
Interest paid	$49,857	$2,417			$52,274
Interest received		754	37		791
Income taxes paid		(22)	(9)		(31)
Non-cash investing activity:
Capital lease activity					—
Non-cash financing activity:
Equity contribution	4,013				4,013

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Group Inc.

Consolidating Statement of Cash Flows

January 1, 2007 to April 2, 2007

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net loss	$(66,649)	$(6,018)	$(254)	$6,272	$(66,649)
Non-cash charges (credits) to net loss
Depreciation and amortization	6,401	3,749	13	—	10,163
Amortization of debt acquisition costs	26,049	—	—	—	26,049
Amortization of bond premium	(5,360)	—	—	—	(5,360)
Change in value of financial instruments	1,247	—	—	—	1,247
Stock-based compensation charges	8,778	—	—	—	8,778
Equity in loss of investees	6,018	254	—	(6,272)	—
Postretirement healthcare benefits	366	(72)	—	—	294
Pension expense	125	235	—	—	360
Other long-term liabilities	2,375	89	—	—	2,464
Deferred income taxes	5,573	726	—	—	6,299
Changes in working capital
Accounts receivable	(9,951)	(8,049)	(339)	—	(18,339)
Intercompany accounts receivable/payable	19,760	(22,723)	2,963	—	—
Inventories	7,237	13,573	(765)	—	20,045
Accrued trade marketing expense	(540)	3,835	(541)	—	2,754
Accounts payable	5,734	7,694	858	—	14,286
Accrued liabilities	42,880	10,475	78	—	53,433
Other current assets	759	(622)	(277)	—	(140)

Net cash provided by operating activities	50,802	3,146	1,736	—	55,684

Cash flows from investing activities
Capital expenditures	(2,846)	(2,165)	(16)	—	(5,027)

Net cash used in investing activities	(2,846)	(2,165)	(16)	—	(5,027)

Cash flows from financing activities
Change in bank overdrafts	—	—	(908)	—	(908)
Repayment of capital lease obligations	(10)	(45)	—	—	(55)
Equity contributions	26	—	—	—	26
Repayments of notes payable	—	(210)	—	—	(210)
Repayments of long term obligations	(45,146)	—	—	—	(45,146)

Net cash used in financing activities	(45,130)	(255)	(908)	—	(46,293)

Effect of exchange rate changes on cash	—	—	—	—	—
Net change in cash and cash equivalents	2,826	726	812	—	4,364
Cash and cash equivalents—beginning of period	2	12,335	—	—	12,337

Cash and cash equivalents—end of period	$2,828	$13,061	$812	$—	$16,701

Supplemental disclosures of cash flow information:
Interest paid	$9,123	$12	$—	$—	$9,135
Interest received	—	472	14	—	486
Income taxes refunded (paid)	—	119	(222)	—	(103)
Non-cash investing activity:
Capital leases	—	(1,129)	—	—	(1,129)

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(in thousands, except share amounts and where noted in millions)

Pinnacle Foods Group Inc.

Consolidating Statement of Cash Flows

For the nine months ended September 24, 2006

	Pinnacle Foods Group Inc.	Guarantor Subsidiaries	Nonguarantor Subsidiary	Eliminations	Consolidated Total
Cash flows from operating activities
Net earnings	$3,610	$10,640	$1,335	$(11,975)	$3,610
Non-cash charges (credits) to net earnings
Depreciation and amortization	20,107	11,535	5	—	31,647
Restructuring and impairment charges	280	2,500	—	—	2,780
Amortization of debt acquisition costs	5,224	—	—	—	5,224
Amortization of bond premium	(422)	—	—	—	(422)
Change in value of financial instruments	3,932	—	—	—	3,932
Stock-based compensation charges	2,635	—	—	—	2,635
Equity in loss (earnings) of investees	(10,640)	(1,335)	—	11,975	—
Postretirement healthcare benefits	815	(207)	—	—	608
Pension expense	363	876	—	—	1,239
Other long-term liabilities	80	—	—	—	80
Deferred income taxes	15,874	2,635	(2)	—	18,507
Changes in working capital, net of acquisition
Accounts receivable	(20,008)	(3,666)	(3,035)	—	(26,709)
Intercompany accounts receivable/payable	39,603	(40,061)	458	—	—
Inventories	515	21,067	(55)	—	21,527
Accrued trade marketing expense	897	(1,558)	884	—	223
Accounts payable	(4,575)	14,040	(2,641)	—	6,824
Accrued liabilities	16,369	4,252	479	—	21,100
Other current assets	696	(3,841)	4,355	—	1,210

Net cash provided by operating activities	75,355	16,877	1,783	—	94,015

Cash flows from investing activities
Payments for business acquisitions	(186,979)	—	—	—	(186,979)
Capital expenditures	(7,667)	(7,961)	(5)	—	(15,633)

Net cash used in investing activities	(194,646)	(7,961)	(5)	—	(202,612)

Cash flows from financing activities
Change in bank overdrafts	—	(6,550)	(163)	—	(6,713)
Repayment of capital lease obligations	(7)	(109)	—	—	(116)
Equity contributions	40,049	—	—	—	40,049
Debt acquisition costs	(3,817)	—	—	—	(3,817)
Proceeds from bank term loan	143,000	—	—	—	143,000
Proceeds from notes payable borrowings	—	2,410	—	—	2,410
Repayments of notes payable	—	(1,762)	—	—	(1,762)
Repayments of long term obligations	(60,000)	—	—	—	(60,000)

Net cash provided by (used in) financing activities	119,225	(6,011)	(163)	—	113,051

Effect of exchange rate changes on cash	—	—	—	—	—
Net change in cash and cash equivalents	(66)	2,905	1,615	—	4,454
Cash and cash equivalents—beginning of period	69	450	—	—	519

Cash and cash equivalents—end of period	$3	$3,355	$1,615	$—	$4,973

Supplemental disclosures of cash flow information:
Interest paid	$50,183	$—	$—	$—	$50,183
Interest received	35	798	39	—	872
Income taxes refunded (paid)	—	30	(706)	—	(676)
Non-cash investing activity:
Capital lease activity	—	(12)	—	—	(12)

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

Offers to Exchange

9 1/4% Senior Notes due 2015 and 10 5/8% Senior Subordinated Notes due 2017, each of which have been registered under the Securities Act of 1933, as amended, for any and all of their outstanding 9 1/4% Senior Notes due 2015 and 10 5/8% Senior Subordinated Notes due 2017, respectively.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions or otherwise.